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As filed with the Securities and Exchange Commission on July 19, 2005

Registration No. 333-123597

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1
To
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEACOR Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3542736 (I.R.S. employer identification number)

11200 Richmond Avenue, Suite 400 Houston, Texas 77082 (281) 899-4800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Randall Blank
Executive Vice President and
Chief Financial Officer
460 Park Avenue, 12th Floor
New York, New York 10022
(212) 307-6633
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David E. Zeltner, Esq.
Rod D. Miller, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

        Approximate date of commencement of proposed sale to the public:
        From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

           SEACOR Holdings Inc.

2.875% Convertible Senior Debentures due December 15, 2024

        We previously issued and sold $250,000,000 aggregate principal amount of 2.875% convertible senior debentures due 2024.

        The selling security holders identified herein may, from time to time, use this prospectus to resell the debentures and/or any shares of common stock acquired upon conversion of the debentures. We will not sell any securities under this prospectus or receive the proceeds of any securities sold under this prospectus.

        The debentures bear interest at the rate of 2.875% per year. Interest on the debentures is payable on June 15 and December 15 of each year, beginning June 15, 2005. The debentures will mature on December 15, 2024, unless earlier converted, redeemed, or repurchased.

        At any time on or after December 20, 2009, we may redeem for cash, in whole or in part, the debentures that have not been previously converted or purchased at the redemption prices set forth herein. Holders may require us to repurchase for cash all or part of their debentures on December 15, 2011, 2014, and 2019, or in the event of a fundamental change, at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of repurchase. We may also be required to pay a make-whole premium, based on our common stock price and the effective date of the change, on debentures converted in connection with the fundamental change.

        The debentures are our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the debentures. The debentures are effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing those obligations and all indebtedness and liabilities of our subsidiaries, including trade credit.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CKH."

        Investing in the notes involves risks. "Risk Factors" begins on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 19, 2005

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information different from what is contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our debentures and common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the debentures or common stock.

(ii)

SUMMARY

        This is a summary of material information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should carefully consider the information contained in this prospectus, including "Risk Factors" beginning on page 8 and the historical consolidated financial statements of SEACOR Holdings Inc. and Seabulk International, Inc., including the notes to those financial statements, contained in this prospectus. In this prospectus, the terms "we", "us", "our", "ours", "the Company" and "SEACOR" refer to SEACOR Holdings Inc. and its subsidiaries unless the context indicates otherwise.

Overview

        We are in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. We also provide emergency environmental response and related services. We operate a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide. We also operate a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. The environmental services segment provides oil spill response, handles environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

        We are a Delaware corporation whose principal executive offices are located at 11200 Richmond Avenue, Suite 400, Houston, Texas 77082. Our telephone number at that address is (713) 782-5990.

Recent Developments

  Seabulk Merger

        On July 1, 2005, we completed a merger with Seabulk International, Inc. ("Seabulk"). Under the terms of the merger agreement, Seabulk's stockholders received 0.2694 shares of our common stock plus cash of $4.00 for each share of Seabulk common stock. Based on SEACOR's closing price of $64.30 on June 30, 2005, Seabulk stockholders received approximately $21.32 in SEACOR stock and cash for each share of Seabulk. In this prospectus, we refer to the transaction as the "Seabulk merger."

  Tanker Business

        We continue to evaluate potential opportunities for diversifying our portfolio of businesses, which may include, among other things, the acquisition of additional U.S. Jones Act tankers. We are considering various strategic alternatives with respect to the tanker business that we acquired from Seabulk and any other tankers it may subsequently acquire, including, but not limited to, the formation of a master limited partnership to administer the tanker business and the possible sale to the public of limited partnership interests in such a master limited partnership.

  Era Aviation Acquisition

        On December 31, 2004, we acquired Era Aviation, Inc. from Rowan Companies, Inc. for $118.1 million, subject to post-closing working capital adjustments. Era provides contract and charter helicopter services. We intend to combine the existing helicopter operations of our wholly-owned subsidiary, Tex-Air Helicopters Inc., with those of Era. The two companies combined have a fleet of 127 helicopters and 17 operating bases supporting primarily offshore oil and gas industry activities. In December 2004 and February 2005, we placed orders with manufacturers for 32 helicopters to be delivered over a five-year period beginning in 2005.

        On May 27, 2005, we announced that we and Era had entered into a stock purchase agreement with Era Aviation Investment Group, LLC, the purchaser, pursuant to which the purchaser agreed to acquire all outstanding shares of capital stock of Era's fixed-wing aviation service and scheduled regional airline service, which operates in Alaska.

Summary Terms of the Notes

Issuer	SEACOR Holdings Inc.
Debentures Offered	$250,000,000 aggregate principal amount of 2.875% Convertible Senior Debentures due December 15, 2024.
Maturity Date	December 15, 2024, unless earlier converted, redeemed or repurchased.
Interest
2.875% per annum from December 17, 2004, payable semiannually, in arrears, on each June 15 and December 15, beginning June 15, 2005, to the holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Contingent Interest
We will pay contingent interest to the holders of debentures during any period from December 15 to June 14 and from June 15 to December 14, commencing with the period beginning December 15, 2011 if the average "market price" of a debenture for the five trading days ending on the third trading day immediately preceding the first day of the relevant period equals 120% or more of the principal amount of such debenture. The amount of contingent interest payable per debenture in respect of any such period will be equal to 0.35% per annum of such average debenture price.
Ranking
The debentures are our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the debentures. The debentures are effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing those obligations and all indebtedness and liabilities of our subsidiaries, including trade credit. As of March 31, 2005, SEACOR Holdings had no secured indebtedness outstanding and its subsidiaries had approximately $409.8 million of liabilities, including approximately $13.0 million of indebtedness outstanding. We and our subsidiaries are not prohibited from incurring senior indebtedness or other debt under the indenture. See "Description of the Debentures—"General."

Right to Convert
The debentures are convertible into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date, at an initial conversion rate of 13.6705 shares of our common stock per $1,000 principal amount of debentures (which represents a conversion price of approximately $73.15 per share of common stock) under the conditions and subject to such adjustments as described under "Description of the Debentures—Conversion of Debentures."

Upon conversion of the debentures, we may, in our discretion, in lieu of delivering shares of common stock, deliver cash or a combination of cash and shares of common stock. If we elect to pay cash in lieu of shares, the payment will be based on the volume weighted average price of our common stock over a 10-trading day measurement period beginning on the third trading day following the conversion date. See "Description of the Debentures—Conversion of Debentures."

Except as described in "Description of the Debentures—Conversion Rights," upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest, including contingent interest and additional interest, if any.

Conversion of the debentures is subject to restrictions on foreign ownership of our common stock. See "Risk Factors Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures," "Description of Debentures—Conversion of Debentures" and "—Limitations on Foreign Ownership of our Common Stock."

If holders convert their debentures in connection with a fundamental change, as described in this prospectus, that occurs prior to December 20, 2009, they may also receive a make-whole premium on the debentures that they convert. See "Description of the Debentures—Conversion of Debentures—Payment Upon Conversion—Payment Upon Conversion Upon Fundamental Change" and "Description of the Debentures—Determination of the Make-Whole Premium."

Optional Redemption
At any time on or after December 20, 2009, we may redeem for cash, in whole or in part, the debentures that have not been previously converted or purchased at the redemption prices set forth under "Description of the Debentures—Optional Redemption."
Repurchase of Debentures at the Option of Holders
Holders may require us to repurchase for cash all or part of their debentures on December 15, 2011, 2014, and 2019 at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of repurchase. See "Description of the Debentures—Repurchase of Debentures at the Option of Holders—Optional Put."
Fundamental Change
In the event of a fundamental change each holder may require us to purchase for cash all or a portion of such holder's debentures at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of purchase. See "Description of the Debentures—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change."
Make-Whole Premium Upon a Fundamental Change
In the event of a fundamental change prior to December 20, 2009, we may be required to pay a make-whole premium on debentures converted in connection with the fundamental change. The make-whole premium will be payable in shares of our common stock, or the consideration into which our common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the debentures after the fundamental change.

The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various common stock prices and fundamental change effective dates is set forth under "Description of the Debentures—Determination of the Make-Whole Premium."

Sinking Fund	None.
Registration Rights Agreement
We have agreed to file with the SEC within 100 days after the original issuance of the debentures, and to use our reasonable best efforts to cause to become effective within 180 days after the original issuance of debentures, a shelf registration statement with respect to the resale of the debentures and shares of common stock issuable upon conversion of the debentures.

If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will become payable on the debentures or, following conversion, additional amounts will become payable with respect to the shares of common stock issued upon conversion. See "Description of the Debentures—Registration Rights."
DTC Eligibility
The debentures were issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of the Debentures—Book-Entry, Delivery and Form."
Listing and Trading
The debentures are currently eligible for trading on the PORTAL system; however, the debentures sold by the selling securityholders under this prospectus are not expected to remain eligible for trading on the PORTAL system. We have not applied, and do not intend to apply, for listing of the debentures on any securities exchange or for inclusion of the debentures on any automated system. Our common stock is listed on the New York Stock Exchange under the symbol "CKH."
Risk Factors
An investment in the debentures and the common stock issuable upon conversion of the debentures involves risks. Prospective investors should carefully consider the information set forth under "Risk Factors" beginning on page 7 of this prospectus.

U.S. Federal Income Tax Considerations
The debentures and the common stock issuable upon conversion of the debentures will be subject to special and complex United States federal income tax rules applicable to contingent payment debt instruments. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the debentures and common stock issuable upon conversion of the debentures. See "Risk Factors—You should consider the U.S. federal income tax consequences of owning the debentures" and "Material U.S. Federal Income Tax Considerations."

RISK FACTORS

        You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to invest in the debentures or the shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

Risks Related to the Seabulk Merger

Our inability to effectively integrate the business and operations of Seabulk International with our own could disrupt our operations and force us to incur unanticipated costs.

        The Seabulk merger has significantly increased the size of our operations. Our ability to integrate Seabulk's operations with our own is important to the future success of the combined company. Successful integration is subject to numerous conditions beyond our control, including adverse general and regional economic conditions, general negative industry trends and competition. In connection with our integration of Seabulk's operations, we will be required to assess and make any necessary adjustments to Seabulk's internal controls and procedures in order to maintain the overall effectiveness of our internal controls and procedures, to ensure that we continue to deliver accurate and timely financial information and to ensure ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Our failure to accomplish this on a timely basis or at all could compromise our compliance with the Sarbanes Oxley Act of 2002 and the timeliness and accuracy of our financial reporting, which could reduce investor confidence in our publicly reported financial statements. The successful integration of the Seabulk business also requires us to, among other things, retain key employees from Seabulk. Our future performance depends, in part, on our ability to successfully integrate these new employees into our company. Our failure to retain and successfully integrate these new employees, or otherwise effectively integrate the Seabulk operations with our own, could disrupt our ongoing business, force us to incur unanticipated costs and adversely affect the trading price of our common stock. If we are unable to realize these anticipated benefits due to our inability to address the challenges of integrating the Seabulk business or for any other reason, it could have a material adverse effect on our business and financial and operating results and require significant additional time on the part of our senior management dedicated to resolving integration issues.

SEACOR and Seabulk may not achieve the expected benefits of the proposed transaction.

        SEACOR and Seabulk entered into the merger agreement with the expectation that the transaction will result in various benefits. Some of those benefits may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether the combined company will actually realize these anticipated benefits depends on future events and circumstances, some of which are beyond our control. For example, future growth in revenues, earnings and cash flow is partly dependent on future economic conditions and conditions in the oil and gas exploration and development industries. Also, the potential synergies that SEACOR and Seabulk anticipate may not be realized. In addition, other risk factors discussed below may prevent the achievement of the expected advantages of the proposed merger.

As a result of the Seabulk merger, we have significantly more debt than prior to the Seabulk merger, which could affect our credit rating or our business.

        In connection with the Seabulk merger, we assumed approximately $471 million of net debt obligations of Seabulk. In August of 2003, Seabulk issued $150.0 million 9.50% senior unsecured notes due 2013. As a result of the merger, we are required to make an offer to repurchase Seabulk's senior unsecured notes at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest. The ability of the combined company to repurchase Seabulk's senior unsecured notes and satisfy its other obligations will depend on its ongoing operating performance, and there can be no assurance that the combined company will possess the resources or be able to secure the resources to satisfy these obligations. Any failure on the part of the combined company to satisfy or refinance these obligations when due would have a material adverse effect on its ability to continue its business. In addition, we have been informed that, in connection with the Seabulk merger, our corporate credit rating is under review by the ratings agencies for a possible downgrade. If we were downgraded, our ability to raise capital could be impaired.

Limitations on foreign ownership of our common stock may restrict the ability of Seabulk stockholders who are not U.S. citizens to receive shares of our common stock in the proposed merger.

        We are subject to the Shipping Act, 1916, as amended, and the Merchant Marine Act of 1920, as amended, which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. These Acts require that vessels engaged in the U.S. coastwise trade be (i) owned by U.S. citizens and (ii) built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S., among other things, at least 75% of the interest in such corporation must be owned by U.S. "Citizens" (as defined in those Acts). To facilitate compliance with these Acts, we have adopted a dual stock certification system to help determine such ownership. Our certificate of incorporation limits ownership by foreigners to 22.9%. Should we fail to comply with the U.S. citizenship requirements of the Acts we would be prohibited from operating, our vessels in the U.S. coastwise trade during the period of such non-compliance.

        Our issuance of shares of common stock upon consummation of the transactions contemplated by the merger agreement is subject to certain limitations on foreign ownership, and as a condition to the receipt of shares of common stock, Seabulk stockholders will be required to certify as to, and under certain circumstances, provide additional proof of, citizenship.

Risks Related to Seabulk's Business

Revenue from Seabulk's tanker business and towing business could be adversely affected by a decline in demand for domestic refined petroleum products, crude oil or chemical products, or by a change in existing methods of delivery.

        A reduction in domestic consumption of refined petroleum products, crude oil or chemical products may adversely affect revenue from the tanker business and towing business and therefore the combined businesses' condition and results of operations following consummation of the Seabulk merger. Weather conditions also affect demand for Seabulk's tanker services and towing services. For example, a mild winter may reduce demand for heating oil in its areas of operation. Moreover, alternative methods of delivery of refined petroleum, natural gas or crude oil may develop, which could adversely affect demand for tanker services.

Construction of additional domestic Jones Act product tankers or towboats by competitors or additional refined petroleum product, natural gas or crude oil pipelines could have a material adverse effect on tanker and towing revenues.

        Long-haul transportation of refined petroleum products, crude oil and natural gas is generally less costly by pipeline than by tanker. Existing pipeline systems are either insufficient to meet demand in, or do not reach all of, the markets served by Seabulk's tankers. New pipeline segments are being planned and approved for the Florida market. Such activity could have an adverse effect on the volume of the tanker and towing businesses.

Seabulk could lose Jones Act protection, which would result in additional competition.

        A substantial portion of Seabulk's operations is conducted in the U.S. coastwise trade. Under the Jones Act, this trade is restricted to vessels built in the United States, owned and manned by U.S. citizens and registered under U.S. law. There have been attempts to repeal or amend the Jones Act, and these attempts are expected to continue in the future. Repeal of the Jones Act could result in additional competition from vessels built in lower-cost foreign shipyards and owned and manned by foreign nationals with promotional foreign tax incentives and with lower wages and benefits than U.S. citizens, which could have a material adverse effect on the business, results of operations and financial condition of the combined company.

Seabulk may have to phase-out some of its single hull tankers from petroleum product transportation service in U.S. and foreign waters.

        The Oil Pollution Act of 1990, commonly referred to as OPA 90, establishes a phase-out schedule, depending upon vessel size and age, for non-double-hull vessels carrying crude oil and petroleum products in U.S. coastwise transportation. The phase-out dates for Seabulk's non-double-hull tankers are as follows: Seabulk Magnachem—2007, Seabulk Power—2008, Seabulk Trader—2011, Seabulk Challenge—2011 and Seabulk America—2015. As a result of this requirement, these vessels will be prohibited from transporting crude oil and petroleum products in U.S. coastwise transportation after their phase-out dates unless they are modified to install double hulls. They would also be prohibited from transporting petroleum products in most foreign and international markets under a more accelerated IMO international phase-out schedule, were Seabulk to attempt to enter those markets.

Risks Related to our Business

If we do not restrict the amount of foreign ownership of our common stock, we could be prohibited from operating our offshore support vessels in parts of the U.S. and could be prohibited from operating our helicopters, which would adversely impact our business and operating results.

        We are subject to the Shipping Acts, which govern, among other things, the ownership and operation of offshore support vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the "U.S. coastwise trade" be owned by U.S. citizens and built in the U.S. We are also subject to regulations pursuant to the Federal Aviation Act of 1958, as amended, and other statutes, which we refer to as the Aviation Acts. Generally, under the Aviation Acts aircraft operating in the U.S. must be registered in the U.S. In order to register such aircraft under the Aviation Acts, we must be owned or controlled by U.S. citizens. Although our Restated Certificate of Incorporation and Amended and Restated By-laws contain provisions intended to assure compliance with these provisions of the Shipping Acts, we would be prohibited from operating our offshore support vessels in the U.S. coastwise trade and our helicopters in the U.S. during any period in which we did not comply with these regulations.

Offshore Marine Services and Helicopter Services are subject to cyclicality and a significant or prolonged decline in oil and gas prices would likely reduce the level of exploration and development of offshore areas and would reduce demand for our vessels and helicopters.

        The offshore oil and gas industry is highly cyclical. Activity in the offshore oil and gas exploration and production industry has a significant impact on Offshore Marine Services and Helicopter Services. The level of exploration and development of offshore areas is affected by both short-term and long-term trends in oil and gas prices. In recent years, oil and gas prices have been extremely volatile and, as a result, the level of offshore exploration and drilling activity has also been extremely volatile. Reductions in oil and gas prices generally result in decreased drilling and production and corresponding decreases in demand for our vessels, logistics services and helicopters.

        Historically, Offshore Marine Services customers' capital spending has tracked increases and decreases in oil and gas commodity prices, after giving effect to inventory levels and consumer demand. A decline in rig demand that began in early 2001 tracked oil and natural gas commodity prices until the second half of 2002, when prices reached and remained at historical high levels into 2003 but did not produce an increase in drilling activity in the Gulf of Mexico and North Sea, two of Offshore

Marine Services operating regions. High commodity prices continued throughout 2004 and Offshore Marine Services, as well as Helicopter Services, experienced a modest increase in demand in the second half of the year for marine and helicopter support services in the Gulf of Mexico and marine services in the North Sea.

Offshore Marine Services faces intense competition that could adversely affect its ability to increase its market share and revenues.

        Offshore Marine Services operates in a highly competitive environment. High levels of competition could reduce its operating revenues, increase expenses and reduce its profitability. In addition to price, service and reputation, important competitive factors for offshore fleets of vessels include customer flag preferences, local marine operating conditions and intended use of vessels. Other principal competitive factors include the ability to maintain logistical support given the complexity of a project and presence of equipment in the appropriate geographical locations.

Helicopter Services faces intense competition that could adversely affect its ability to increase its market share and revenues.

        Helicopter Services operates in a highly competitive environment. High levels of competition could reduce its operating revenues, increase expenses and reduce its profitability. In addition to price, service and reputation, important competitive factors for helicopter services include local operating conditions, safety record, reliability and availability of helicopters for specific requirements. In addition, many of Helicopter Services' customers operate their own helicopters which could limit rates.

Unstable political, military and economic conditions in foreign countries where a significant proportion of Offshore Marine Services' operations are conducted could adversely impact our business.

        During 2004, approximately 34% of our revenues principally resulted from Offshore Marine Services' foreign operations. These operations are subject to risks, including potential vessel seizure, terrorist attacks, nationalization of assets, currency restrictions, import-export quotas and other forms of public and governmental regulation, all of which are beyond our control. Economic sanctions or an oil embargo, for example, could have a significant negative impact on activity in the oil and gas industry and correspondingly on us should Offshore Marine Services operate vessels in a country subject to any sanctions or embargo, or in the surrounding region to the extent any sanctions or embargo disrupt our operations in the region. In addition, our vessel operations in Mexico are significantly affected by Mexican government policy. We cannot predict whether any such conditions or events might develop in the future.

Offshore Marine Services and Helicopter Services rely on several customers for a significant share of its revenues, the loss of which could adversely affect Offshore Marine Services' and Helicopter Services' businesses and operating results.

        Offshore Marine Services' and Helicopter Services' customers are primarily major oil companies, large independent oil and gas exploration and production companies. The portion of Offshore Marine Services' or Helicopter Services' revenues attributable to any single customer may change over time, depending on the level of relevant activity by such customer, Offshore Marine or Helicopter Services' ability to meet its customers' needs and other factors, many of which are beyond Offshore Marine or Helicopter Services' control.

We may be unable to maintain or replace our vessels as they age.

        As of December 31, 2004, the average age of offshore support vessels we owned, excluding our standby safety vessels, was approximately 9.6 years. We believe that after an offshore support vessel has been in service for approximately 20 years, the expense (which typically increases with age) necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that we will be able to maintain our fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement vessels.

An increase in the supply of offshore support vessels would likely have an adverse impact on the charter rates earned by our offshore support vessels.

        Expansion of the worldwide offshore support vessel fleet would increase competition in the markets where Offshore Marine Services operates. The refurbishment of vessels taken out of service, conversion of vessels from uses other than oil and gas exploration and production support and related activities or construction of new vessels could all add vessel capacity to current worldwide levels. A significant increase in vessel capacity would lower charter rates.

Failure to maintain an acceptable safety record may have an adverse impact on our ability to retain Offshore Marine Services and Helicopter Services customers.

        Offshore Marine Services and Helicopter Services customers consider safety and reliability a primary concern in selecting a service provider. Offshore Marine Services and Helicopter Services must maintain a record of safety and reliability that is acceptable to our customers. Should this not be achieved, the ability to retain current customers and attract new customers may be adversely affected.

The Outer Continental Shelf Lands Act, as amended, provides the federal government with broad discretion in regulating the leasing of offshore resources for the production of oil and gas.

        Because offshore marine operations rely on offshore oil and gas exploration and production, the government's exercise of authority under the Outer Continental Shelf Lands Act, as amended, or OCSLA, to restrict the availability of offshore oil and gas leases could have a material adverse effect on our financial condition and results of operations.

Vessel and helicopter related risks could disrupt Offshore Marine Services and Helicopter Services operations and expose us to liability.

        The operation of offshore support vessels and helicopters is subject to various risks, including catastrophic disaster, adverse weather, mechanical failure and collision. Risks with respect to vessels additionally include sea conditions, capsizing, grounding, oil and hazardous substance spills and navigation errors. These risks could endanger the safety of our personnel, equipment, cargo and other property, as well as the environment. If any of these events were to occur, we could be held liable for resulting damages. In addition, the affected vessels or helicopters could be removed from service and would become unavailable to generate revenues.

Helicopter Services may be subject to adverse weather conditions and seasonality.

        Weather-related and seasonal occurrences impact Helicopter Services including, tropical storm season in the Gulf of Mexico and other seasonal conditions in Alaska and the western U.S., as well as the number of hours of daylight. Poor visibility, high winds, and heavy precipitation can affect the operation of helicopters and result in reduced flight hours. In the Gulf of Mexico and Alaska, winter months have more days of adverse weather conditions than the other months of the year and June through November is tropical storm season in the Gulf of Mexico. During tropical storms, Helicopter Services is unable to operate in the area of the storm although flight activity may increase due to the evacuation of offshore workers. In addition, many of Helicopter Services' facilities are located along the U.S. Gulf of Mexico coast and tropical storms may cause damage to its property. The fall and winter months have fewer hours of daylight. Consequently, flight hours are generally lower at these times. A significant portion of our revenues from Helicopter Services is dependent on actual flight hours and prolonged periods of adverse weather and the effect of fewer hours of daylight can adversely impact Helicopter Services.

Spill response revenue is subject to significant volatility.

        Environmental Services' spill response revenues can vary greatly between comparable fiscal periods based on the number and magnitude of spill responses in any given fiscal period which may vary widely. As a result, Environmental Services' profitability may also vary greatly from year to year.

A relaxation of oil spill regulation or enforcement could reduce demand for Environmental Services' services.

        Environmental Services is dependent upon the enforcement of regulations promulgated under OPA 90, international conventions and, to a lesser extent, upon local regulations. Less stringent oil spill regulations or less aggressive enforcement of these regulations would decrease demand for Environmental Services' services. There can be no assurance that oil spill regulation will not be relaxed or enforcement of existing or future regulation will not become less stringent. If this happens, the demand for Environmental Services' oil spill response services could be reduced.

A change in, or revocation of, NRC's classification as an "Oil Spill Removal Organization" would result in a loss of business.

        NRC is classified by the Coast Guard as an Oil Spill Removal Organization, or OSRO. The Coast Guard classifies OSROs based on their overall ability to respond to various types and sizes of oil spills. Coast Guard classified OSROs have a competitive advantage over service providers without this classification because customers of classified OSROs are exempt from regulations that would otherwise require them to list their oil spill response resources in filings with the Coast Guard. A loss of NRC's ORSO classification or changes in the requirements for classification could eliminate or diminish NRC's ability to provide customers with this exemption. If this happens, Environmental Services could lose customers.

Environmental Services could incur liability in connection with providing spill response services.

        Although Environmental Services is generally exempt from liability under the federal Clean Water Act for its own actions and omissions in providing spill response services, this exemption would not apply if it was found to have been grossly negligent or to have engaged in willful misconduct, or if it fails to provide these services in compliance with the Clean Water Act. In addition, the exemption under the federal Clean Water Act would not protect Environmental Services against liability for personal injury or wrongful death, or against prosecution under other federal or state laws. While most of the U.S. states in which Environmental Services provides services have adopted similar exemptions, several states have not. If a court or other applicable authority determines that Environmental Services is not eligible for federal or state exemptions from liability in providing spill response services, Environmental Services could be liable together with the local contractor and the responsible party for any resulting damages, including damages caused by others.

Inland River Services is subject to variation in freight rates.

        Freight transportation rates may fluctuate from year to year as the amount of cargo transported on the inland waterways varies as a result of various factors, such as global economic conditions and business cycles, domestic and international agricultural production and demand and foreign currency exchange rates. Barge participation in the industry will also vary year to year and is dependent on the number of barges built and retired from service. Extended periods of high barge availability and low cargo demand could adversely impact Inland River Services.

Inland River Services' results of operations can be adversely by the decline in U.S. grain exports.

        Inland River Services' business is significantly affected by the level of grain export volume handled through Gulf of Mexico ports. Grain exports can vary due to causes that include crop harvest yield levels in the U.S. and abroad. A shortage of available grain overseas can increase demand for U.S. grain. Conversely, an abundance of grain overseas can decrease demand for U.S. grain. A decline in exports could result in excess barge capacity, which would likely lower freight rates earned by Inland River Services.

Inland River Services' results of operations can be adversely affected by international economic and political factors.

        The actions of foreign governments could affect the import and export of the dry-bulk commodities typically transported by Inland River Services. Foreign trade agreements and each country's adherence to the terms of such agreements can raise or lower demand for U.S. imports and exports of the dry-bulk commodities Inland River Services transports. National and international boycotts and embargoes of other countries' or U.S. imports and/or exports together with the raising or lowering of tariff rates will affect the demand for transportation of the cargoes Inland River Services transports. These actions or developments could have an adverse impact Inland River Services.

Inland River Services' results of operations are affected by seasonal activity.

        Inland River Services' business is seasonal, and its quarterly revenues and profits have historically been lower during the first and second quarters of the year (January through June) and higher during the third and fourth quarters (July through December) during the grain harvest.

Inland River Services' results of operations are affected by adverse weather and river conditions.

        Weather patterns can affect river levels and cause ice conditions that can hamper barge navigation during the winter months. Locks on river systems may be closed for maintenance or other causes, which may delay barge movements. These conditions could adversely impact Inland River Services.

Inland River Services faces intense competition and there are few barriers to entry.

        There can be no assurance that competition will not adversely impact Inland River Services.

Inland River Services' results of operations could be materially and adversely affected by fuel price fluctuations.

        Inland River Services purchases towboat and fleeting services and fuel from third party vendors. Increases in the prices of fuel or services will impact Inland River Services' costs, which could adversely affect its results of operations.

We may incur significant costs, liabilities and penalties in complying with government regulations.

        Government regulations, such as international conventions, federal, state and local laws and regulations in jurisdictions where we operate, have a significant impact on our business. These regulations relate to worker health and safety, the manning, construction and operation of vessels, oil spills and other aspects of our business. Risks of incurring substantial compliance costs and liabilities and penalties for non-compliance, particularly with respect to environmental laws and regulations, are inherent in our business. We cannot predict whether we will incur such costs or penalties in the future.

Our insurance coverage may be inadequate to protect us from the liabilities that could arise in our businesses.

        We maintain insurance coverage against the risks related to our businesses. There can be no assurance, however, that our existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, we could be exposed to substantial liability.

Our global operations are subject to currency exchange risks.

        In some of our foreign businesses, we collect revenues and pay expenses in local currency. If the value of foreign currencies (in particular the value of the Pound Sterling, the currency in the United Kingdom, where most of our currency exchange risk arises) decline against the U.S. dollar and we do not or are not able to minimize the effects of such fluctuations through currency hedging arrangements, our operating results may be adversely affected. There can be no assurance that we will not incur losses in the future as a result of currency exchange rate fluctuations.

Our failure to attract and retain qualified personnel could have an adverse effect on our business.

        The ability to attract and retain skilled personnel across all of our business segments is an important factor in our future success. The market for the personnel we employ is very competitive. We cannot be certain that we will be successful in this process in the future.

Risks Related to the Debentures and our Common Stock

        The debentures are unsecured and future secured indebtedness, as well as all indebtedness of our subsidiaries, will rank effectively senior to the debentures.

        The debentures are unsecured and will rank equally in right of payment with our existing and future unsecured senior indebtedness. The debentures effectively will be subordinated to our secured debt to the extent of the value of the assets that secure that indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the debentures, payment on the debentures could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding. As of March 31, 2005, we had no secured indebtedness outstanding to which the debentures effectively would be subordinated.

        The debentures are not guaranteed by any of our subsidiaries. Our right to receive any distribution of assets of any subsidiary upon that subsidiary's liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. As a result, the debentures are effectively subordinated to the claims of such creditors. As of March 31, 2005, our subsidiaries had approximately $409.8 million of aggregate liabilities, including approximately $13.0 million of indebtedness, to which the debentures effectively would be subordinated.

        The indenture governing the debentures does not prohibit or limit us or our subsidiaries from incurring additional indebtedness, including additional secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the debentures.

We may not be able to repay or repurchase the principal amount of the debentures when required.

        At maturity, the entire outstanding principal amount of the debentures will become due and payable. In addition, on December 15, 2011, 2014 and 2019, or in the event of a fundamental change (as described in "Description of the Debentures—Repurchase of Debentures at the Option of Holders"), holders of the debentures may require us to repurchase their debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the date of repurchase. It is possible that we will not have sufficient funds at the time of repurchase to make the required repurchases of the debentures or that restrictions in our other indebtedness may not allow these repurchases. Our failure to purchase the debentures would be a default under the indenture. We refer you to "Description of the Debentures—Repurchase of Debentures at the Option of Holders."

Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures.

        We are subject to the Shipping Act, 1916, as amended, and the Merchant Marine Act of 1920, as amended, which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. These Acts require that vessels engaged in the U.S. coastwise trade be (i) owned by U.S. citizens and (ii) built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S., among other things, at least 75% of the interest in such corporation must be owned by U.S. "Citizens" (as defined in those Acts). To facilitate compliance with these Acts, we have adopted a dual stock certification system to help determine such ownership. Our certificate of incorporation limits ownership by foreigners to 22.9%. Should we fail to comply with the U.S. citizenship requirements of the Acts, we would be prohibited from operating our vessels in the U.S. coastwise trade during the period of such non-compliance.

        Our issuance of shares of common stock upon conversion of the debentures is subject to certain limitations on foreign ownership, and as a condition to the receipt of shares of common stock upon conversion of the debenture, holders of the debentures will be required to certify as to, and under certain circumstances, provide additional proof of, citizenship. In addition, a foreign holder of the debentures may, by reason of such limitations, receive a lesser number of shares of common stock upon conversion of the debentures than it otherwise may be entitled to receive pursuant to the terms of the debentures and the indenture.

You should consider the U.S. federal income tax consequences of owning the debentures.

        Under the indenture governing the debentures, we have agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the Treasury Regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest income on the debentures will accrue at the rate of 6.75% per year, compounded semi-annually, which rate represents our determination of the yield at which we could issue a comparable non-contingent, non-convertible, fixed-rate debt instrument with terms and conditions otherwise similar to the debentures. A United States Holder (as that term is defined in "Material U.S. Federal Income Tax Considerations") will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

        A United States Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of a debenture, including the fair market value of our common stock received, and the United States Holder's adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a debenture generally will be ordinary interest income and any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the debentures are summarized in this prospectus under the heading "Material U.S. Federal Income Tax Considerations."

        Among other things, if we pay cash dividends on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-United States Holder (as defined in "Material U.S. Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Material U.S. Federal Income Tax Considerations."

We expect that the trading value of the debentures will be significantly affected by the price of our common stock and other factors.

        The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for non-convertible debt securities. In addition, the debentures have a number of features, including conditions to conversion, that could result in a holder receiving less than the value of our common stock into which a debenture would otherwise be convertible. These features could adversely affect the value and the trading price for the debentures.

The debentures are not protected by restrictive covenants.

        The indenture governing the debentures does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness or liens or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the debentures in the event of a fundamental change involving us, except to the extent described under "Description of the Debentures—Conversion of Debentures—Payment Upon Conversion—Payment Upon Conversion Upon a Fundamental Change," "Description of the Debentures—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change" and "Description of the Debentures—Consolidation, Merger and Sale of Assets."

Upon conversion of the debentures, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders of the debentures may receive no shares of our common stock or fewer shares than the number into which their debentures are convertible.

        We have the right to satisfy our conversion obligation to holders by issuing shares of common stock into which the debentures are convertible, the cash value of the common stock into which the debentures are convertible, or a combination thereof. Accordingly, upon conversion of a debenture, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the debenture. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of debentures.

An increase in trading activity caused by the increased number of shares of our common stock outstanding after the proposed merger could cause volatility in the market price of our common stock, and sales of our common stock following the proposed merger could result in a decline in the market price of our common stock.

        On May 20, 2005, 18,465,228 shares of our common stock were issued and outstanding. If the merger consideration is not required to be adjusted in accordance with the provisions of the merger agreement, we will issue to Seabulk stockholders up to approximately 6,801,251 shares of our common stock based on the number of Seabulk shares outstanding on March 31, 2005, the number of shares of Seabulk common stock that may be issued pursuant to options outstanding as of March 31, 2005, and the number of shares of our common stock that may be issued in the connection with the warrant purchase described in this document. All of our common stock issued to Seabulk stockholders in the proposed merger may be resold into the public market immediately after the proposed transaction, subject to limited exceptions. A substantial increase in trading activity could result in increased volatility in the market price of our common stock, and if large amounts of our common stock are sold after completion of the proposed merger, the market price of our common stock may decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain of the statements contained in this prospectus are "forward-looking" statements as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words "expect", "believe", "intend", "estimate", "anticipate", "project", "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address future operating performance, events or developments that we expect or anticipate will occur in the future, and statements expressing general optimism about future operating results, are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Factors exist that could cause our actual results to differ materially from the expected results described in or underlying our company's forward-looking statements. Some of such factors are described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statements" in this prospectus, and include:

  •
  the cyclical nature of the oil and gas industry,

  •
  adequacy of insurance coverage,

  •
  currency exchange fluctuations,

  •
  changes in foreign political, military and economic conditions,

  •
  the ongoing need to replace aging vessels,

  •
  dependence of our offshore marine services on several customers,

  •
  our ability to comply with governmental regulations, including environmental and safety regulations,

  •
  dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area, industry fleet capacity,

  •
  changes in foreign and domestic oil and gas exploration and production activity,

  •
  competition, vessel-related risks,

  •
  effects of adverse weather conditions and seasonality on our aviation services,

  •
  helicopter-related risks,

  •
  our ability to integrate effectively the operations of Seabulk International into our own;

  •
  effects of adverse weather and river conditions and seasonality on inland river operations,

  •
  the level of grain export volume,

  •
  the effect of fuel prices on barge towing costs,

  •
  variability in freight rates for inland river barges,

  •
  changes in the National Response Corporation's Oil Spill Removal Organization ("OSRO") classification,

  •
  liability in connection with providing spill response services,

  •
  a decline in demand for domestic refined petroleum products, crude oil or chemical products or a change in existing methods of delivery that affects Seabulk's tanker and towing operations,

  •
  construction of additional refined petroleum product, natural gas or crude oil pipelines,

  •
  Seabulk's ongoing protection under the Jones Act,

  •
  Seabulk being required to phase out some of its single hull tankers from petroleum product transportation service in U.S. waters,

  •
  restrictions imposed by the Shipping Acts on the amount of foreign ownership of our common stock, and

  •
  the effect of international economic and political factors on inland river operations and various other matters, many of which are beyond our control.

        Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved. All written and verbal forward-looking statements attributable to SEACOR Holdings Inc. or persons acting on our behalf are expressly qualified in their entirety by such factors.

USE OF PROCEEDS

        The debentures and shares of common stock covered by this prospectus are being offered by certain selling security holders and not by us. Consequently, we will not receive any proceeds from the sale of the debentures and shares.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below shows our ratio of earnings to fixed charges for each of the periods indicated. In computing the ratio of earnings to fixed charges, earnings is the result of adding "Income before Income Tax Expense, Minority Interest and Equity Earnings of 50% or Less Owned Companies", fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of those equity investees for which we have guaranteed certain of their obligations and subtracting interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges represent interest expensed and capitalized, amortized premiums and capitalized expenses related to indebtedness, and interest within rental expense.

					Three Months Ended
Year Ended December 31,
					March 31, 2005
2000	2001	2002	2003	2004
3.3x	5.5x	4.4x	2.3x	2.0x	4.6x

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock, $0.01 par value, is listed on the New York Stock Exchange or NYSE under the trading symbol "CKH." The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange.

Fiscal Quarter Ended	High	Low
2003
March 31	$44.84	$34.27
June 30	39.58	33.80
September 30	40.45	34.90
December 31	42.08	35.60
2004
March 31	$44.47	$39.22
June 30	44.35	37.35
September 30	47.04	40.55
December 31	56.37	44.51
2005
March 31	$67.09	$52.62
June 30	65.95	53.92
September 30 (through July 14, 2005)	65.85	63.00

        We have not paid any cash dividends in respect of our common stock since our inception in December 1989 and have no present intention to pay any dividends in the foreseeable future. Instead, we intend to retain earnings for working capital and to finance the expansion of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other factors, our earnings, financial condition, capital requirements, level of indebtedness and contractual restrictions, including the provisions of our revolving credit facility.

        The payment of future cash dividends, if any, would be made only from assets legally available and would also depend on our financial condition, results of operations, current and anticipated capital requirements, plans for expansion, restrictions under then existing indebtedness and other factors deemed relevant by our board of directors in its sole discretion.

        As of June 30, 2005, there were 127 holders of record of our common stock.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma condensed combined balance sheet as of March 31, 2005 and unaudited pro forma condensed combined statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 (collectively the "pro forma statements") are based on the historical financial statements of SEACOR and Seabulk after giving effect for the Seabulk merger using the purchase method of accounting and our preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the pro forma statements. The pro forma statements are presented for informational purposes only and have been derived from, and should be read in conjunction with, the historical consolidated financial statements of SEACOR and Seabulk, including the notes thereto. Certain reclassifications of information as presented in the historical financial statements of SEACOR and Seabulk included elsewhere herein have been made to conform to the presentation of the pro forma statements.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2005 gives effect to the Seabulk merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 have been prepared to illustrate the effects of the Seabulk merger as if it had occurred on January 1, 2005 and 2004, respectively. Preliminary estimates, assumptions and pro forma adjustments to state the assets and liabilities of Seabulk at fair value are as of March 31, 2005. Under the terms of the merger agreement, Seabulk's stockholders received 0.2694 of a share of SEACOR common stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. Based on SEACOR's closing price of $64.30 on June 30, 2005, Seabulk stockholders received approximately $21.32 in SEACOR stock and cash for each share of Seabulk.

        The pro forma adjustments, as described in the notes to the pro forma statements, are based on currently available information that we believe are reasonable. These adjustments are not necessarily indicative of SEACOR's future financial position or results of operations. Pro forma adjustments reflect an allocation of the purchase price, material charges, credits and related tax effects that are directly attributable to the Seabulk merger and to conform Seabulk's accounting policies with those of SEACOR. Certain pro forma adjustments were based on a preliminary assessment of the value of assets and liabilities acquired as part of the Seabulk merger. However, changes to adjustments included in the pro forma statements are expected as valuations of assets and liabilities are finalized and additional information becomes available. The final purchase price allocations for the Seabulk merger will be affected by formal valuation analysis of certain assets by outside appraisal firms and may result in material adjustments to the amounts presented in the pro forma statements. Furthermore, the impact of integration activities and the finalization of charges and credits directly attributable to the merger could also cause actual results to materially differ from the pro forma statements presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2005
(in thousands)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
ASSETS
Current Assets:
Cash and cash equivalents	$395,401	$31,310	$(108,072	)(a)	$318,639
Restricted cash	—	30,350	—		30,350
Available-for-sale securities	74,858	—	(13,225	)(h)	61,633
Accounts receivable, net	164,848	55,969	—		220,817
Inventories	20,194	8,081	(3,945	)(b)	24,330
Prepaid expenses and other	33,954	4,163	—		38,117

Total current assets	689,255	129,873	(125,242)		693,886
Investments, at Equity, and Receivables From 50% or Less Owned Companies	48,284	—	—		48,284
Property and Equipment, net	845,386	596,626	285,885	(c)	1,727,897
Construction Reserve Funds	144,894	—	—		144,894
Goodwill	28,755	—	134,691	(a)	163,446
Deferred Drydocking	—	29,713	(29,713	)(d)	—
Deferred Debt Issuance Costs	7,314	12,263	(12,263	)(e)	7,314
Other Assets	15,065	21,173	—		36,238

	$1,778,953	$789,648	$253,358		$2,821,959

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$49,621	$10,126	$—		$59,747
Current portion of long-term debt	12,983	16,429	—		29,412
Current obligations under capital leases	—	3,531	—		3,531
Other current liabilities	81,093	41,598	6,400	(f)	129,091

Total current liabilities	143,697	71,684	6,400		221,781
Long-Term Debt and Capital Lease Obligations	582,416	499,561	(15,725	)(g)	1,066,252
Deferred Income Taxes	208,862	—	43,215	(i)	252,077
Deferred Income and Other Liabilities	24,888	7,663	—		32,551
Minority Interest in Subsidiaries	7,158	—	—		7,158
Stockholders' Equity:
Common stock	248	236	(170	)(j)	314
Additional paid-in capital	421,150	261,746	169,135	(j)	852,031
Retained earnings (deficit)	569,864	(49,199)	49,199	(j)	569,864
Treasury shares	(203,065)	—	—		(203,065)
Unearned restricted stock	(5,566)	(2,074)	2,074	(k)	(5,566)
Accumulated other comprehensive income	29,301	31	(770	)(h)	28,562

Total stockholders' equity	811,932	210,740	219,468		1,242,140

	$1,778,953	$789,648	$253,358		$2,821,959

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2005

(a)
The preliminary estimated consideration is allocated as follows (in thousands, except share data):

Consideration to purchase all outstanding Seabulk stock, warrants and options
Cash consideration	$98,622
Estimated direct transaction fees and expenses	9,450

Total cash consideration	108,072
Premium over par paid by SEACOR for Seabulk long-term debt (see note h)	540
6,642,209 SEACOR shares issued at $64.88 per share (exchange ratio of 0.2694)	430,947

Total consideration	539,559
Preliminary allocation of consideration
Book value of Seabulk net assets	(212,783)
Adjustments to historical net book value:
Inventories policy change, net of $1,381 in tax (see note b)	2,564
Property and Equipment, net of $100,060 in tax (see note c)	(185,825)
Drydocking policy change, net of $10,400 in tax (see note d)	19,313
Write-off deferred debt issuance costs, net of $4,292 in tax (see note e)	7,971
Compensation reserves, net of $2,240 in tax (see note f)	4,160
Long-term debt, net of $1,479 in tax (see note g)	(2,746)
Reduction of deferred tax valuation allowance (see note i)	(39,596)
Unearned Seabulk restricted stock (see note k)	2,074

Adjustment to Goodwill	$134,691

(b)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies relating to its offshore marine vessel fleet to conform with SEACOR's accounting policy.

(c)
Represents preliminary purchase price adjustments to state Seabulk's acquired property and equipment at its estimated fair value of $882.5 million. Final purchase price adjustments based on the final valuation may materially differ from our preliminary estimates presented herein. Deferred tax liabilities associated with non-deductible fair market value adjustments were calculated using an income tax rate of 35% as the future depreciation of the fair market value adjustments will not be tax deductible.

(d)
Represents the elimination of Seabulk's deferred drydocking expense to conform with SEACOR's accounting policy.

(e)
Represents the elimination of Seabulk's deferred debt issuance costs as a result of stating its long-term debt at fair value (see note g).

(f)
Represents accrued payments related to various employment agreements among Seabulk and its senior officers triggered by the Seabulk merger and reserves for potential redundancies of personnel.

(g)
Represents the revaluation of Seabulk's remaining outstanding senior notes, after the elimination of $11.5 million par value of senior notes held by SEACOR (see note h), and Seabulk's Title XI debt to their estimated fair values. All other long-term debt and capital lease obligations of

  Seabulk are considered to approximate fair value in the pro forma statements. Final purchase price adjustments based on the final valuation of these Seabulk obligations may materially differ from our preliminary estimate presented herein.

(h)
Represents the elimination of SEACOR's investment in Seabulk's senior notes, stated at a fair value of $13.2 million, and the related unrealized gain of $0.8 million, net of $0.4 million in tax, against Seabulk's corresponding long-term debt of $11.5 million par value. The premium over par paid by SEACOR for its investment in Seabulk's senior notes of $0.5 million is included as additional consideration paid in the Seabulk merger.

(i)
Represents additional net deferred tax liabilities of $83.2 million recognized as a result of net of tax adjustments relating to the preliminary allocation of consideration (see note a), offset by reductions in Seabulk's valuation allowance of $39.6 million (see note a and as discussed below) and in SEACOR's deferred tax liability for unrealized gains on marketable securities of $0.4 million (see note h). As of March 31, 2005, Seabulk had estimated outstanding deferred tax assets of $187.0 million (primarily net operating loss carryforwards and foreign tax credits), deferred tax liabilities of $127.4 million (primarily property differences) and recognized a valuation allowance of $59.6 million to offset the entire net deferred asset. The utilization of Seabulk's net operating loss carryforwards by the combined group will be subject to significant limitations; however, we have assumed that its entire net deferred tax asset will be realized except for $20.0 million of foreign tax credits for purposes of the pro forma statements. The final determination of these limitations may materially differ from our preliminary estimate presented herein.

(j)
Represents the total increase in capital for the combined group, comprised of SEACOR stock consideration of $430.9 million issued as a result of the Seabulk merger, offset by the historical net book value of Seabulk of $212.8 million.

(k)
Represents the elimination of Seabulk unvested restricted stock as a result of accelerated vesting triggered by the Seabulk merger.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2005
(in thousands, except per share data)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
Operating Revenues	$165,185	$95,581	$—		$260,766

Cost and Expenses:
Operating expenses	115,601	54,544	(2,843	)(a)	167,302
Administrative and general	18,495	9,568	—		28,063
Depreciation and amortization	18,282	9,903	9,998	(b)	38,183

	152,378	74,015	7,155		233,548

Gain (Loss) on Asset Sales	13,516	(130)	—		13,386

Operating Income	26,323	21,436	(7,155)		40,604

Other Income (Expense):
Interest income	3,679	146	—		3,825
Interest expense	(7,591)	(9,426)	404	(c)	(16,613)
Other, net	4,295	(8)	—		4,287

	383	(9,288)	404		(8,501)

Income Before Income Tax Expense, Minority Interest Equity in Earnings of 50% or Less Owned Companies, and Discontinued Operations	26,706	12,148	(6,751)		32,103
Income Tax Expense	9,740	968	1,029	(d)	11,737

Income Before Minority Interest, Equity in Earnings of 50% or Less Owned Companies and Discontinued Operations	16,966	11,180	(7,780)		20,366
Minority Interest in Net Loss of Subsidiaries	34	—	—		34
Equity in Earnings of 50% or Less Owned Companies	1,617	—	—		1,617
Discontinued Operations	(26)	—	—		(26)

Net Income	$18,591	$11,180	$(7,780)		$21,991

Basic Earnings Per Common Share	$1.02	$0.48			$0.88

Diluted Earnings Per Common Share	$0.90	$0.46			$0.81

Weighted Average Common Shares Outstanding:
Basic	18,249	23,327			24,891
Diluted	21,908	24,273			28,550

Notes to Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2005

(a)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies amortization of $0.2 million and a $2.6 million reduction to restate Seabulk's drydock costs to an as incurred basis to conform with SEACOR's accounting policy.

(b)
Represents the restatement of Seabulk's depreciation expense to $19.9 million resulting from our preliminary valuation of its property and equipment of $882.5 million and to conform with SEACOR's accounting policies regarding depreciable useful lives and salvage values.

(c)
Represents the elimination of Seabulk's deferred debt issuance costs and premium amortization of $0.4 million.

(d)
Represents the restatement of Seabulk's Income Tax Expense to an effective tax rate of 37% as a result of the recognition of Seabulk's net operating carryforwards by the combined group.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2004
(in thousands, except per share data)

	SEACOR	Seabulk	Adjustments		Pro Forma Condensed Combined
Operating Revenues	$491,860	$352,328	$—		$844,188

Cost and Expenses:
Operating expenses	354,163	218,039	(3,242	)(a)	568,960
Administrative and general	61,425	37,526	—		98,951
Depreciation and amortization	57,834	40,537	39,063	(b)	137,434

	473,422	296,102	35,821		805,345

Gains on Asset Sales	10,234	4,116	—		14,350

Operating Income	28,672	60,342	(35,821)		53,193

Other Income (Expense):
Interest income	8,422	309	—		8,731
Interest expense	(22,485)	(33,888)	1,645	(c)	(54,728)
Other, net	9,677	4,624	—		14,301

	(4,386)	(28,955)	1,645		(31,696)

Income Before Income Tax Expense, Minority Interest and Equity in Earnings of 50% or Less Owned Companies	24,286	31,387	(34,176)		21,497
Income Tax Expense (Benefit)	8,573	5,189	(6,221	)(d)	7,541

Income Before Minority Interest and Equity in Earnings of 50% or Less Owned Companies	15,713	26,198	(27,955)		13,956
Minority Interest in Net Income of Subsidiaries	(483)	(264)	—		(747)
Equity in Earnings of 50% or Less Owned Companies	4,659	—	—		4,659

Net Income	$19,889	$25,934	$(27,955)		$17,868

Basic Earnings Per Common Share	$1.09	$1.11			$0.72

Diluted Earnings Per Common Share	$1.08	$1.09			$0.72

Weighted Average Common Shares Outstanding:
Basic	18,306	23,264			24,948
Diluted	18,609	23,761			25,252

Notes to Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2004

(a)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies amortization of $0.6 million and a $2.6 million reduction to restate Seabulk's drydock costs to an as incurred basis to conform with SEACOR's accounting policy.

(b)
Represents the restatement of Seabulk's depreciation expense to $79.6 million resulting from our preliminary valuation of its property and equipment of $882.5 million and to conform with SEACOR's accounting policies regarding depreciable useful lives and salvage values.

(c)
Represents the elimination of Seabulk's deferred debt issuance costs and premium amortization of $1.7 million offset by an expected net increase of $0.1 million resulting from the revaluation of Seabulk's senior notes and Title XI debt.

(d)
Represents the restatement of Seabulk's Income Tax Expense to an effective tax rate of 37% as a result of the recognition of Seabulk's net operating carryforwards by the combined group.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth, for the periods and at the dates indicated, selected historical and consolidated financial data for us, in thousands of dollars, except per share data. Such financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2004	2003	2002	2001	2000	2005	2004
Operating Revenues:
Offshore Marine Services	$286,721	$316,116	$367,969	$399,123	$276,931	$80,350	$66,016
Environmental Services	115,014	44,045	22,087	26,847	24,996	35,893	16,392
Inland Services(1)	66,568	27,859	12,607	9,598	1,092	25,530	8,576
Helicopter Services(2)	27,180	20,604	—	—	—	21,599	5,827
Drilling(3)	—	—	—	—	37,380	2,276	—
Elimination and Other	(3,623)	(2,415)	495	(778)	(458)	(463)	(837)

	$491,860	$406,209	$403,158	$434,790	$339,941	$165,185	$95,974

Operating Income (Loss)	$28,672	$23,251	$52,392	$100,965	$55,380	$26,323	$(4,455)

Other Income (Expenses):
Net interest expense	$(14,063)	$(11,782)	$(8,231)	$(8,452)	$(10,027)	(3,912)	(3,999)
Other income (expense)(4)	9,677	9,980	21,981	11,208	16,305	4,295	3,413

	$(4,386)	$(1,802)	$13,750	$2,756	$6,278	$383	$(586)

Net Income (Loss)	$19,889	$11,954	$46,587	$70,701	$34,120	$18,591	$(2,964)

Income Per Share:(5)
Basic	$1.09	$0.63	$2.33	$3.63	$2.02	$1.02	$(0.16)
Diluted	1.08	0.63	2.28	3.43	1.92	$0.90	$(0.16)
Statement of Cash Flows Data:
Cash provided by operating activities	$32,976	$44,996	$66,795	$111,420	$65,251	$42,816	$6,370
Cash provided by (used in) investing activities	(316,572)	(1,741)	6,167	(76,638)	(31,012)	143,130	(29,882)
Cash provided by (used in) financing activities	231,725	(127,525)	87,205	(77,455)	14,222	(3,370)	(3,725)
Balance Sheet Data (at period end):
Cash and cash equivalents, marketable securities and construction reserve funds	$495,387	$438,131	$525,931	$258,055	$347,159	$615,153	$495,387
Total assets	1,766,009	1,402,611	1,487,107	1,298,138	1,132,730	1,778,953	1,766,009
Long-term debt	582,367	332,179	402,118	256,675	377,955	582,416	582,367
Stockholders' equity	793,757	770,446	804,951	743,698	552,552	811,932	793,757
Capital Expenditures	$200,052	$161,842	$139,706	$107,445	$73,750	$34,307	18,818

Operating Data:
Offshore Marine Services:
Fleet Count, at period end(6)	212	235	301	325	305	207	228
Overall Fleet Utilization(7)	84.5%	76.7%	78.5%	81.1%	75.7%	83.5%	78.6%
Rates Per Day Worked by Vessel Type:(8)(9)
Anchor Handling Towing Supply	$12,223	$12,406	$13,067	$13,548	$11,410	$15,106	$10,865
Crew	3,463	3,225	3,216	3,313	2,645	3,996	3,297
Mini-Supply	2,974	3,029	2,854	3,071	2,041	3,111	2,976
Standby Safety	7,850	6,697	5,935	5,448	5,328	8,229	7,694
Supply and Towing Supply	8,197	7,554	7,985	7,771	5,251	9,068	7,265
Utility	—	1,773	1,755	1,895	1,609	—	—
Helicopter Count, at period end	127	41	36	N/A	N/A	120	43
Barge Count, at period end	1,092	784	535	338	262	1,124	792

(1)
Inland River Services commenced operations in the third quarter of 2000 with our acquisition of SCF.

(2)
Helicopter Services commenced operations in December 2002 with our acquisition of Tex-Air.

(3)
As a consequence of our majority ownership, we consolidated the reporting of financial information of Chiles until our ownership interest was reduced in September 2000, at which time we began using the equity method of accounting for our ownership interest until the Chiles Merger in August of 2002.

(4)
Other income (expense) principally includes gains and losses from the sale of marketable securities, derivative transactions, the sale of investments in 50% or less owned companies, foreign currency transactions and debt extinguishment. Other income in 2002 additionally included gains resulting from the Chiles Merger and 2000 also included a gain upon the sale of shares of Chiles.

(5)
Computations of basic and diluted income per common share give effect for SEACOR's June 15, 2000 three-for-two stock split.

(6)
Offshore Marine Services' fleet includes vessels owned, chartered-in, managed, pooled and joint ventured.

(7)
Utilization with respect to any period is the ratio of the aggregate number of days worked for all offshore vessels that are owned and bareboat chartered-in to total calendar days available during such period.

(8)
Rate per day worked with respect to any period is the ratio of total time charter revenues earned by offshore vessels that are owned and chartered-in to the aggregate number of days worked by offshore vessels during such period.

(9)
Revenues for certain vessels included in the calculation of rates per day worked are earned in foreign currencies, primarily Pounds Sterling, and have been converted to U.S. dollars at the weighted average exchange rate for the periods indicated.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        We own, operate, invest in, market and remarket equipment, primarily in the offshore oil and gas and marine transportation industries. We also provide emergency environmental response, remediation, and related services.

        We conduct our activities in four business segments: Offshore Marine Services is a worldwide provider of offshore energy marine support services with a fleet of 212 vessels; with 127 helicopters, Helicopter Services also primarily services the offshore energy markets with operations in the Gulf of Mexico and a small presence in Alaska. It also leases helicopters to third parties. Inland River Services operates over 1,000 dry cargo and 20 chemical tank barges throughout the U.S. inland waterways. Environmental Services is an international provider of oil spill response and preparedness services and also provides services to ships calling at U.S. ports, oil facilities, and installations.

        Offshore Marine Services, Helicopter Services and Inland River Services are highly capital-intensive businesses. To manage these businesses successfully over time, we believe it is often necessary to re-allocate capital among different classes of assets and across a variety of industries. In recent years, we have been pursuing a policy of diversifying our asset base by allocating capital into assets with differing cyclical profiles. To pursue this strategy, we manage our assets aggressively, responding quickly to opportunities to deploy or trade those assets. We believe that maintaining liquidity is important to provide the resources necessary to take advantage of opportunities.

        Our overall capital commitment to assets in the offshore oil and gas industry has remained fairly constant over the last three years. We believe that demand for both our marine and helicopter services in the offshore oil and gas industry will improve in the next year.

        The market for offshore oil and gas drilling has historically been cyclical. In 2002, activity in the offshore oil and gas industry markets worldwide began to decline and that downturn continued through the first half of 2004. Offshore drilling activity improved in the second half of 2004. Starting in the third quarter demand for support services began to improve. That improvement carried through to the fourth quarter. We expect offshore drilling activity to be sustained in 2005 and likely to continue into 2006. In the past, increased offshore drilling has been positive for marine support vessel operators as well as helicopter operators serving the offshore markets. We expect this historical link to lead to increased vessel and helicopter support activity.

        We continually assess our asset portfolio and are active in buying and selling second-hand equipment, as well as building and re-selling newly constructed equipment. In the last few years many older assets have been shed and the fleet mix has been adjusted.

        The acquisition of Era's helicopters has made the company's rotary wing fleet one of the largest serving the offshore energy business in the Gulf of Mexico. The acquisition will also diversify our service mix, adding firefighting capability and other services. While we will be providing "flight seeing" services in Alaska during the 2005 tourist season, it is not clear if we will continue this activity in the future.

        Our strategy envisions modernizing Helicopter Services' fleet eventually by reducing the number of different models operated and replacing older units with new equipment. We will also be looking to grow through acquisitions and joint ventures.

        In 2001, we began expanding Inland River Services' business. Approximately 50% of the existing dry cargo barge fleet and 60% of the liquid cargo tank barge fleet operating on the U.S. inland waterways are over 20 years old. Our fleet is one of the most modern in the industry. In fact, we believe that there have been more retirements of old equipment than deliveries of new equipment in the last few years: 30% greater retirements for dry cargo barges and 14% greater for liquid barges over the last five years. As there have not been a large number of new dry cargo barges delivered in the last twelve months we believe that improvements observed in the second half of 2004 will carry forward into 2005.

        Increasing investment in our Inland River Services has served to diversify our portfolio of marine assets and to reduce our exposure to the offshore energy industry's cycles. Demand for our barges is dependent on different global economic forces and while that demand can fluctuate, we believe that the inland barge business is one of the businesses that over time will provide an attractive opportunity for capital investment.

        In addition to adding 651 owned dry cargo and chemical tank barges since 2000, we have invested in six towboats. Inland River Services transports dry bulk commodities by barge on the U.S. inland waterways and it manages its own barges and those owned by others through a pooling arrangement allowing for greater efficiencies in competing for cargoes. The tank barges are entered in a pooling arrangement managed by a third party and the towboats are bareboat chartered out and operated by a third party.

        We have also pursued diversification by continuing our expansion of environmental services. In addition to oil spill response services, we have continued to grow in emergency response, planning and preparation, and remediation services both domestically and internationally. We intend to continue the growth of this segment by competing for contracts internationally, pursuing selective acquisitions and developing additional business with existing clients.

Critical Accounting Policies

        General.    Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles; whereas, in other circumstances, we are required to make estimates, judgments and assumptions that we believe are reasonable based upon information available and which have a significant impact on the results it reports. Some accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our more critical accounting estimates are included in the discussion that follows. We also have other policies that are considered key accounting policies, such as revenue recognition; however, these policies do not meet the definition of critical accounting estimates, because they do not generally require us to make estimates or judgments that are difficult or subjective.

        Reserves for Doubtful Accounts Receivable.    Our reserves for doubtful accounts are based on estimates of losses related to customers' receivable balances. In establishing reserves, we assess customer credit quality as well as other factors and trends, including the age of receivable balances. Individual credit assessments are performed regularly. Once we complete our assessment of receivable balances due from customers, a determination is made as to the probability of default. A reserve is established when we view loss is likely and the level of reserves can fluctuate depending upon all of the factors mentioned above. Because amounts due us from individual customers can be significant, future adjustments to our reserve could be material if one or more customers' receivables are considered uncollectible.

        Goodwill.    Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. As a result of recording various business combinations, our book carrying value of goodwill totaled $28.8 million, or 2% of total assets, at December 31, 2004. We perform an annual review of goodwill and would more frequently if indictors of potential impairment exist, to determine if the recorded goodwill is impaired. Our impairment review process compares the fair value of the reporting unit to its book carrying value, including the goodwill related to the reporting unit. To determine the fair value, our review process uses the income method and is based on a discounted future cash flow approach that uses estimates, including the following for the reporting units: revenue, based on assumed market segment growth rates and our assumed market segment share, estimated costs and appropriate discount rates based on the particular business' weighted average cost of capital. These various estimates are reviewed annually and many are developed as part of our routine business planning and forecasting process. The inputs and outcomes of our discounted cash flow analysis are compared to available and comparable market data. We believe our estimates and assumptions are reasonable; however, variations from those estimates could produce materially different results. We have completed our annual impairment test of goodwill based upon carrying values as of December 31, 2004 and have determined there was no goodwill impairment.

        Investments in Business Ventures.    We hold less than majority investments in, and have receivables from, strategically aligned companies that totaled $47.9 million at December 31, 2004. We employ the equity method of accounting for investments in business ventures when we have the ability to exercise significant influence over the operating and financial policies of the venture. Significant influence is generally deemed to exist if we have between 20% and 50% of the voting rights of an investee. We perform regular reviews of each investee's financial condition, the business outlook for its products and services and its present and projected results and cash flows. When an investee has experienced consistent declines in financial performance or difficulties in raising capital to continue operations, the investment is written down to a new cost basis when we expect the decline to be other-than-temporary. Actual results may vary from estimates due to the uncertainties regarding the projected financial performance of investees, the severity and expected duration of declines in value, and the available liquidity in the capital markets to support the continuing operations of the investees in which we have investments, all of which affect the application of this investment valuation policy.

        Impairment of Long-Lived Assets.    We assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of a business segment or an asset grouping contained therein in relation to expectations and significant negative industry or economic trends. Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying amount of the asset grouping to the related total future net cash flows. If an asset grouping's carrying value is not recoverable through the related cash flows, the asset grouping is considered to be impaired. The impairment is measured by the difference between the asset grouping's carrying amount and its fair value, based on the best information available, including market prices or discounted cash flow analysis.

        Our offshore support vessels and many of our helicopters service offshore oil and gas companies that operate in a cyclical industry. We are required to exercise considerable judgment in assessing this cyclicality at the same time other events or changes in circumstances might indicate that the carrying amount of assets many not be recoverable. Furthermore, were we to be required to perform a recoverability test, considerable judgment would be employed in projecting future cash flows and any variations in those assumptions could cause a change in the results of the test.

        Self-insurance Liabilities.    We maintain business insurance programs with respect to our offshore support vessels that contain significant self-insured retention. In addition, we maintain a self-insured health benefit plan for our participating employees. We limit our exposure to the business insurance programs and health benefit plans by maintaining stop-loss and aggregate liability coverage. We make estimates to record expenses related to these programs based upon historical experience. To the extent that estimated self-insurance losses differ from actual losses realized, our insurance reserves could differ significantly and may result in either higher or lower insurance expense in future periods.

        Income Taxes.    We record a valuation allowance to reduce our deferred tax assets if it is more likely than not that some portion or all of the deferred assets will not be realized. While we have considered future taxable income and ongoing prudent and feasible tax strategies in assessing the need for the valuation allowance, if these estimates and assumptions change in the future, we may be required to adjust our valuation allowance. This could result in a charge to, or an increase in, income in the period such determination is made. At December 31, 2004, we had deferred tax assets totaling $29.9 million resulting primarily from net operating loss carryforwards expiring in 2023 and 2024 and foreign tax credit carryforwards expiring from 2010 through 2015. We believe that we will be able to utilize the remaining net operating loss carryforwards and net foreign tax credit carryforwards through the turnaround of existing temporary differences, future earnings, tax strategies or a combination thereof.

General

  Offshore Marine Services

        Our fleet services oil and gas exploration and production facilities mainly in the Gulf of Mexico, the North Sea, Latin America and Mexico, West Africa and Asia. The number and type of vessels we operate and their rates per day worked and utilization levels are the key determinants of Offshore Marine Services' operating results and cash flows.

        The table below sets forth rates per day worked, utilization and available days data for our fleet during the periods indicated. The rate per day worked for any vessel with respect to any period is the ratio of total time charter revenue of such vessel to the aggregate number of days worked by such vessel for such period. Utilization with respect to any vessel during a given period is the ratio of aggregate number of days worked by such vessel to total calendar days available for work during such period. Available days represent the total calendar days during which owned and chartered-in vessels are operated by us.

				Three Months Ended March 31,
Fleet
	2004	2003	2002	2005	2004
Rates Per Day Worked:
Anchor handling towing supply—Domestic	$19,037	$19,028	$21,275	$20,226	$15,888
Anchor handling towing supply—Foreign	9,450	10,004	10,810	10,848	8,524
Crew—Domestic	3,257	2,993	3,072	3,842	3,040
Crew—Foreign	4,136	4,089	3,885	4,583	4,070
Geophysical, Freight and Other—Foreign	14,000	N/A	N/A	17,000	—

Mini-supply—Domestic	2,919	3,001	2,825	3,088	2,919
Mini-supply—Foreign	3,565	3,462	3,559	5,171	3,477
Standby safety—Foreign	7,850	6,697	5,935	8,229	7,694
Supply—Domestic	6,650	6,369	7,541	7,924	6,300
Supply—Foreign	11,022	9,207	9,506	13,786	9,067
Towing supply—Domestic	6,823	6,252	7,439	9,061	6,055
Towing supply—Foreign	6,800	7,022	7,146	6,959	6,586
Utility—Domestic	N/A	1,773	1,755	N/A	N/A
Utilization:
Anchor handling towing supply—Domestic	79.7%	64.2%	74.1%	91.3	68.2
Anchor handling towing supply—Foreign	74.7%	81.5%	79.4%	73.2	61.5
Crew—Domestic	88.0%	76.6%	78.7%	86.7	79.8
Crew—Foreign	93.5%	85.6%	88.9%	83.6	93.6
Geophysical, Freight and Other—Foreign	59.7%	N/A	N/A	33.3	N/A
Mini-supply—Domestic	87.4%	88.5%	86.9%	81.5	81.5
Mini-supply—Foreign	81.4%	89.7%	87.3%	16.1	82.8
Standby safety—Foreign	88.6%	87.8%	87.4%	90.2	87.0
Supply—Domestic	72.7%	61.3%	88.2%	74.5	71.7
Supply—Foreign	76.9%	90.9%	95.2%	68.8	73.4
Towing supply—Domestic	76.4%	97.3%	93.3%	83.9	56.7
Towing supply—Foreign	67.3%	82.1%	80.9%	90.5	67.4
Utility—Domestic	N/A	55.9%	60.6%	N/A	N/A
Overall Fleet Utilization	84.5%	76.7%	78.5%	83.5	78.6
Available Days:
Anchor handling towing supply—Domestic	1,129	1,825	1,766	470	304
Anchor handling towing supply—Foreign	2,960	3,961	5,992	704	724
Crew—Domestic	19,087	21,472	23,002	5,335	4,823
Crew—Foreign	5,492	5,045	4,411	1,448	1,365
Geophysical, Freight and Other—Domestic	91	365	600	90	91
Geophysical, Freight and Other—Foreign	142	N/A	N/A	N/A	N/A
Mini-supply—Domestic	9,676	10,300	8,864	2,330	2,457
Mini-supply—Foreign	957	650	365	134	273
Standby Safety—Foreign	7,686	7,349	7,647	1,890	1,911
Supply—Domestic	2,809	4,037	4,904	548	790
Supply—Foreign	3,386	4,091	4,234	620	910
Towing supply—Domestic	1,006	925	1,460	360	273
Towing supply—Foreign	3,347	4,676	5,304	810	1,026
Utility—Domestic	N/A	12,679	16,534	N/A	N/A
Overall Fleet Available Days	57,768	77,375	85,083	14,739	14,947

        Unless we decide to remove a vessel from operational service, there is little reduction in daily running costs such as crew cost, insurance and other support expenses. As a result, direct vessel operating costs as a percentage of revenues may vary substantially due to changes in rates per day worked and utilization. In some instances the cost of lay-up would necessitate paying "redundancy" expenses thereby making it more economical to keep a vessel in service, even if current utilization and rates do not cover daily operating expenses. We do not believe, however, in keeping equipment in service simply to avoid the cost of redundancy and does so only when we expect that conditions will improve soon enough to make it impractical to release personnel and re-hire them on a timely basis.

        The aggregate cost of our operations primarily depends on the size and asset mix of the fleet. Offshore Marine Services' operating expenses include "daily running expenses," and other fixed costs. Daily running costs are primarily comprised of wages paid marine personnel, maintenance and repairs and insurance, which vary depending on equipment type, location and activity. Two significant components of maintenance and repair expenses are drydock and main engine overhaul costs. Vessel drydockings are regularly performed in accordance with applicable regulations as are main engine overhauls in accordance with manufacturers' recommendations. Should we undertake a disproportionate number of drydockings and or main engine overhauls in a particular fiscal year, comparative operating expense results may be affected. Depreciation and charter-in expenses are Offshore Marine Services' principal fixed costs. Depreciation depends on the acquisition costs of vessels and their related useful life assumptions. When vessels are sold and leased back, (bareboat chartered), depreciation and finance charges become indirectly assimilated into operating expenses via a lease payment.

        A portion of our operating revenues and expenses, primarily related to our North Sea operations are received and paid in Pounds Sterling. For financial statement reporting purposes, these amounts are translated into U.S. dollar equivalents at the weighted average exchange rates in effect during the applicable periods.

        We believe our strong financial condition, diverse fleet and broad geographical distribution of vessels assist us in weathering the effects of industry downturns. Our financial position also enables us to capitalize on opportunities as they develop for purchasing, mobilizing, or upgrading vessels to meet changing market conditions and optimize the financial performance of the fleet.

  Environmental Services

        Environmental Services provides emergency oil spill and hazardous material response and industrial remediation services. Our customers are tank and non-tank vessel owner/operators, refiners and terminal operators, exploration and production facility operators, pipeline operators, power generating operators, airports and industrial companies. We assist our customers in complying with the requirements imposed on them by OPA 90, various state and municipal regulations and international marine conventions. We also offer consulting and planning services on a retainer and on an as-needed basis.

        Operating results and cash flows are very dependent on the number of spill responses in a given fiscal period and the magnitude of each spill. Consequently, spill response revenues and related income and cash flows can vary materially between comparable periods and the revenues from any one period is not indicative of a trend or of anticipated results in future periods. In 2003, Environmental Services had extensive operations in Iraq and in 2004, responded to a major oil spill on the Delaware River in the United States.

        Costs of oil spill response activities can include payments to sub-contractors for labor, equipment and materials and/or the direct charge of labor, equipment and materials provided by Environmental Services. Profits earned on equipment intensive responses tend to be better than the profits earned on labor-intensive responses. The cost of equipment is largely fixed in relation to the capital investment whereas the cost of labor is variable. Further, labor costs can increase significantly when overtime payments are required as is typically the case with emergency responses that occur outside of normal business hours. Profit margins can also vary based on the use of our own personnel and equipment resources versus the use of third party personnel and equipment.

        We charge a retainer fee for ensuring by contract the availability (at predetermined rates) of our response services and equipment. Retainer services include employing a staff to supervise response to an oil spill emergency and maintaining specialized equipment, including marine equipment, in a ready state for emergency and spill response as contemplated by response plans filed by our customers in accordance with OPA 90 and various state regulations. Environmental Services maintains relationships with numerous environmental sub-contractors to assist with response operations and equipment maintenance and provide trained personnel for deploying equipment in a spill response.

        Environmental Services charges fees for its consulting and industrial and remediation services on both a time and material basis and on a fixed fee bid basis. In both cases the total fees charged are dependent upon the scope of work to be accomplished and the labor and equipment to carry it out. The margins on time and material services are more predictable and for the most part are larger. As with emergency response work, the margins on equipment intensive jobs are higher than labor-intensive jobs.

        The principal components of Environmental Services' operating expenses are salaries and related benefits for operating personnel, payments to subcontractors, equipment maintenance and depreciation. These expenses are primarily a function of regulatory requirements and the level of retainer, spill, consulting and other environmental business activities.

  Inland River Services

        Inland River Services is primarily engaged in the operation of a fleet of dry cargo barges on the U.S. inland waterways in the U.S. and transports a range of dry-bulk commodities, such as grain, coal, aggregate, ore, steel, scrap steel and fertilizers.

        We embarked several years ago on a construction program to upgrade and modernize Inland River Services' fleet and intends to maintain a modern and productive fleet. At the end of 2004, the average age of the dry cargo barge fleet was less than 3 years which we believe is among the youngest fleets on the U.S. inland waterways system. We expect the younger fleet to enhance our customer service by improving availability and reliability due to reduced downtime for repairs. We also expect our younger fleet to reduce the amount of replacement capital expenditures needed in future years to maintain our fleet size and thus our revenue generating capacity.

        Generally, we believe the primary barriers to effective competitive entry into the U.S. inland waterways markets are the complexity of operations, consolidation of the towing industry and the difficulty in assembling a sufficiently large fleet to operate efficiently. A large fleet and experienced personnel are required for an operator to be efficient in the execution of voyages and its ability to spread risk. Competitive factors among established operators primarily include the price and availability of barges. In addition to reliability, barge operators must have equipment of a suitable type and in condition for a specific cargo.

        We generally charge a price per ton from a specific point of origin to a specific destination for the transportation of dry bulk commodities. Customers are permitted a specified number of days to load and discharge the cargo, and thereafter pay a per diem rate for extra time. From time to time, a small number of our dry cargo barges will be used for storage for a period prior to delivery.

        As of December 31, 2004, 318 of our dry cargo barges are chartered to, and operated by, other operators for various periods of time for a fixed rate per day. We seek to maintain a balance in northbound and southbound cargo commitments in order to optimize fleet utilization. We also seek to balance our book of business between spot market and long-term commitments in order to provide a more stable cash flow while maintaining the opportunity to participate in the higher day rates primarily experienced during the fall grain harvest season. If factors such as the access to discharge destinations are suitable, we believe that dry cargo barge transportation provides a cost advantage over alternative modes of inland transportation as it provides the lowest unit cost of delivery for high volume bulk products.

        The majority of dry cargo barges owned and those leased-in and certain others managed for third parties participate in pooling arrangements. Pursuant to these pooling arrangements, operating revenues and voyage expenses are pooled and the net results are allocated to participants based upon the number of days the barges participate in the pool.

        In order to mitigate our exposure to market fluctuations in the cost of towing, fleeting, cleaning and switching services which are essential to Inland River Services' operation, we have established several preferred vendor relationships for those services.

        In 2004, Inland River Services earned 79%, 11% and 10% of its operating revenues from the participation in dry cargo barge pools that it managed, charter-out of dry cargo barges and operation of inland towboats and other activities, respectively. The following table presents, for the years indicated, Inland River Services' interest in the tons hauled, percentage of tons moved and percentage of operating revenues derived from the movement of cargo and earned from its participation in dry cargo barge pools.

	2004			2003			2002
(in thousands)	Tons	Percent of Tons	Percent of Revenues	Tons	Percent of Tons	Percent of Revenues	Tons	Percent of Tons	Percent of Revenues
Grain	1,690	41%	43%	886	44%	49%	390	47%	42%
Non-Grain	2,387	59%	57%	1,107	56%	51%	442	53%	58%

	4,077	100%	100%	1,993	100%	100%	832	100%	100%

        Dry cargo barge operating expenses are typically differentiated between those directly related to voyages and all other dry cargo barge operating costs. Cargo voyage expenses primarily include towing, switching, fleeting and cleaning costs; non-voyage related operating expenses include such costs as repairs, insurance and depreciation. For barges chartered-out, related expense is limited to depreciation.

        We have also invested in twenty 10,000 barrel ("bbl") chemical tank barges which are managed by and participate in a chemical tank barge pool with a third party experienced in that segment of the industry. We expect to take delivery of another sixteen of such barges during the first half of 2005. We believe that the investment in 10,000 bbl chemical tank barges represents an opportunity to benefit from increasing demand for modern equipment as older equipment is retired.

  Helicopter Services

        Our helicopter services consist of the following distinct services, segregated by region or function: Gulf of Mexico Oil and Gas, Alaska Oil and Gas and Utility, Alaska Flightseeing, Firefighting, and Leasing.

        Helicopter Services' fleet principally provides transportation services to the offshore oil and gas exploration, development and production industry that operates in the Gulf of Mexico. The Era acquisition on December 31, 2004 approximately tripled the size of Helicopter Services' fleet to 127 helicopters and expanded the scope of its operations in the Gulf of Mexico. The Era acquisition has also allowed Helicopter Services to enter transportation services in the oil and gas industry and the flight-seeing tourist industry in Alaska and the forestry support industry in the western United States.

        Helicopter Services' operating revenue depends on the demand for its transportation services and the pricing and terms of its contracts. As with our offshore marine operations, drilling activity is a major factor influencing demand for our equipment. We measure the demand for our helicopter services in flight hours. In the Gulf of Mexico and Alaska seasonal weather conditions impact revenue. In the Gulf of Mexico most operations are conducted during daylight: longer summer days afford the opportunity for more flight hours and revenues. We are working to diversify flight services by leasing out surplus aircraft. Another key source of revenues is forest fire control services throughout the western United States and Alaska tourism.

        Transportation services provided offshore oil and gas production customers represent a significant portion of our operations. Our offshore oil and gas industry customers' exploration and development activities are influenced by actual and expected trends in commodity prices for oil and gas. Exploration and development activities generally use medium size and larger aircraft on which we typically earn higher margins. Production related activities are less sensitive to variances in commodity prices, and accordingly provide a more stable activity base for our flight operations. We estimate that a majority of our current oil and gas operating revenue in Helicopter Services is related to production related activities of our customers. Drilling related activities affect the demand for our crew change services.

        Most of our flight services are provided under short-term contractual arrangements or on an as-needed basis under master service agreements. Term contracts are only occasionally available, and then they are usually confined to flying for major oil and gas companies. Our oil and gas, forestry support and other contracts are generally based on a two-tier rate structure consisting of a daily or monthly fixed fee plus additional fees for each hour flown. We also perform "ad hoc" services where our charges can be based on an hourly rate.

        Maintenance and repair expenses, employee compensation, insurance costs and fuel expenses represent a significant portion of Helicopter Services overall operating expenses. We expense maintenance and repair cost, including major aircraft component overhaul costs, as incurred. Third party vendors maintain certain major aircraft components, primarily engines and transmissions, under contractual arrangements. The maintenance costs related to these contractual arrangements are recorded ratably as the components are used. In addition to these variable operating expenses, we incur fixed charges for depreciation of our helicopters and other property and equipment.

        For accounting purposes, we depreciate our helicopters on a straight-line basis over their estimated useful lives to an estimated residual value of 30% of their original cost. We generally estimate the life of a helicopter to be no more than 12 years from the date of build.

        Increased offshore activity should increase demand for our helicopter services. We believe that in order for us to participate effectively in an improving market, Helicopter Services' fleet should be modernized. Our emphasis in our fleet renovation program has been and continues to be to invest in new technology equipment with enhanced safety features and greater performance characteristics than existing equipment. We believe we have had opportunities to negotiate and place orders for modern equipment at attractive prices.

        In measuring and evaluating our performance, we look at flight hours flown. In 2004 we operated 46 aircraft with an aggregate of 26,348 flight hours and in 2003 we operated 40 aircraft with an aggregate of 21,502 flight hours. These hours are only reflective of historical performance before the completion of the Era acquisition and therefore are not indicative of management's expectations for future flight hours for the Helicopter Services' increased fleet size.

  Other Activities

        Our equity investee, Globe Wireless, has experienced negative cash flow. We presently expect Globe Wireless can achieve operating cash break-even without requiring additional equity funding from its shareholders. There can be no assurances that Globe Wireless' future operations will be successful. Should Globe Wireless be unable to meet its funding requirements, SEACOR would be required to commit additional funding or record an impairment charge with respect to its investment. As of December 31, 2004, our carrying value of our equity investment in Globe Wireless was $14.8 million.

Results of Operations

        The table below provides an analysis of our consolidated statements of income for each year indicated. See Note 14, "Major Customers and Segment Data" to our consolidated financial statements included in this prospectus for additional financial information about our business segments and geographical areas of operation. We commenced the separate reporting of our Inland River Services activities as a business segment in the first quarter of 2004 due to its increased significance from capital expansion and our Helicopter Services activities as a business segment in the fourth quarter of 2004 due to the expected increase in its significance following the acquisition of "Era" on December 31, 2004.

Consolidated Results

									For the Three Months Ended March 31,
													Percent Change
	2004		2003		2002		Percent Change		2005		2004
(in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent	04/03	03/02	Amount	Percent	Amount	Percent	05/04
Operating Revenues:
Offshore Marine Services	$286,721	58%	$316,116	78%	$367,969	91%	(9)%	(14)%	$80,350	49%	$66,016	69%	22%
Environmental Services	115,014	23%	44,045	11%	22,087	6%	161%	99%	35,893	22%	16,392	17%	119%
Inland River Services	66,568	14%	27,859	7%	12,607	3%	139%	121%	25,530	15%	8,576	9%	198%
Helicopter Services	27,180	6%	20,604	5%	—	0%	32%	100%	21,599	13%	5,827	6%	271%
Other	—	0%	136	0%	762	0%	(100)%	(82)%	2,276	1%	—	0%	100%
Eliminations	(3,623)	(1)%	(2,551)	(1)%	(267)	0%	42%	855%	(463)	—	(837)	(1)%	(45)%

	491,860	100%	406,209	100%	403,158	100%	21%	1%	$165,185	100%	$95,974	100%	72%

Operating Income(1)	28,672	6%	23,251	6%	52,392	13%	23%	(56)%	$26,323	16%	$(4,455)	(4)%	691%
Other Income (Expense), net	(4,386)	(1)%	(1,802)	(0)%	13,750	4%	143%	(113)%	383	0%	(586)	(1)%	165%

Income Before Taxes, Minority Interest and Equity Earnings	24,286	5%	21,449	6%	66,142	17%	13%	(68)%	26,706	16%	(5,041)	(5)%	630%
Income Taxes	8,573	2%	10,396	3%	23,034	6%	(18)%	(55)%	9,740	6%	(1,502)	1%	748%

Income Before Minority Interest and Equity Earnings	15,713	3%	11,053	3%	43,108	11%	42%	(74)%	16,966	10%	(3,539)	(4)%	579%
Minority Interest	(483)	0%	(517)	0%	(226)	0%	(7)%	129%	34	0%	5	0%	580%
Equity Earnings	4,659	1%	1,418	0%	3,705	1%	229%	(62)%	1,617	1%	570	1%	184%
Loss from Discontinued Operations	—	—	—	—	—	—	—	—	(26)	0%	—	0%	100%

Net Income	$19,889	4%	$11,954	3%	$46,587	12%	66%	(74)%	$18,591	11%	$(2,964)	(3)%	727%

(1)
Includes net gains on asset sales of $10,234 in 2004, $17,522 in 2003 and $8,635 in 2002 resulting principally from the sale of offshore support vessels.

        In the three months ended March 31, 2005 ("Current Year Quarter"), consolidated net income was $18.6 million as compared to a consolidated net loss of $3.0 million in the three months ended March 31, 2004 ("Prior Year Quarter"). Increased operating profits earned by Offshore Marine Services, Environmental Services and Inland River Services were partly offset by increased operating losses of Helicopter Services. The Company's equity interest in the earnings of 50% or less owned companies also improved in the Current Year Quarter due principally to increased Offshore Marine Services' joint venture profits.

        Consolidated net income improved in fiscal 2004 due principally to the after-tax effect of a (i) $3.5 million increase in operating income, in which improved Inland River Services' and Environmental Services' profits exceeded declines in earnings of Offshore Marine Services and increased losses in Helicopter Services, (ii) $1.9 million non-recurring provision for a foreign tax credit valuation allowance recognized in 2003, (iii) $1.5 million increase in net interest expense, and (iv) $3.2 million increase in equity earnings.

        Consolidated net income declined in fiscal 2003 due principally to the after-tax effect of a (i) $18.9 million decline in operating income, in which lower Offshore Marine Services' profits and Helicopter Services losses exceeded the improvement in earnings of Environmental Services' and Inland River Services', (ii) $12.8 million non-recurring gain recognized in 2002 in connection with the Chiles

Merger, (iii) $7.0 million increase in income from derivative transactions and the sale of marketable securities, (iv) $2.3 million increase in net interest expense, (v) $1.9 million provision for a foreign tax credit valuation allowance and (vi) $2.3 million decline in equity earnings.

Offshore Marine Services

									For the Three Months Ended March 31,
	2004		2003		2002		Percent Change		2005		2004
(in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent	04/03	03/02	Amount	Percent	Amount	Percent
Operating Revenues:
United States, primarily Gulf of Mexico	$127,152	44%	$145,378	46%	$178,929	49%	(13)%	(19)%	$40,640	51%	$28,342	43%
North Sea	73,120	26%	73,550	23%	89,060	24%	(1)%	(17)%	18,033	22%	16,935	26%
West Africa	46,521	16%	54,487	17%	57,589	16%	(15)%	(5)%	12,552	16%	12,488	19%
Latin America and Mexico	24,359	8%	20,644	7%	17,064	5%	18%	21%	5,360	7%	5,035	8%
Asia	14,009	5%	18,886	6%	23,493	6%	(26)%	(20)%	3,279	4%	2,858	4%
Other Foreign	1,560	1%	3,171	1%	1,834	0%	(51)%	73%	486	0%	358	0%

	$286,721	100%	$316,116	100%	$367,969	100%	(9)%	(14)%	$80,350	100%	$66,016	100%

Operating Income	$19,382	7%	$24,244	8%	$58,223	16%	(20)%	(58)%	$22,252	28%	$(1,525)	(2)%

        Operating Revenues.    Operating revenues increased significantly in the Current Year Quarter. Rates per day worked improved worldwide. Utilization improved for vessels in many of our operating regions. Operating revenues also improved as a result of fleet modernization, a net increase in the number of vessels entering time charter-out service upon concluding bareboat-out charter arrangements and a strengthening between years in the Pound Sterling currency relative to the U.S. dollar with respect to Offshore Marine Services' North Sea operations.

        Net vessel dispositions decreased operating revenues $27.4 million in fiscal 2004. Forty-three vessels were sold in the year, including 26 utility vessels "retired from service", and charters for 10 vessels were not renewed upon termination. Fleet dispositions were offset by the purchase of 16 vessels and the charter-in of 3 vessels. Declines in utilization and rates per day worked for our larger overseas vessels and Gulf of Mexico mini-supply vessels were partly offset by improved results from the operation of crew and standby safety vessels resulted in lowered operating revenues of approximately $4.6 million. Operating revenues also declined $5.0 million due primarily to a net increase in the number of vessels entering bareboat charter-out service upon concluding time charter-out arrangements. These declines were partly offset by an increase in reported operating revenues of $7.6 million that resulted from a strengthening between years in the Pound Sterling currency relative to the U.S. dollar with respect to Offshore Marine Services' North Sea operations.

        Reduced rates per day worked and utilization lowered operating revenues by $17.0 million and $15.4 million, respectively in fiscal 2003. Vessel demand was particularly weak in the Gulf of Mexico due to depressed rig utilization. Net fleet dispositions decreased operating revenues by $21.1 million. During 2003, 17 utility vessels were "retired from service" following our decision to divest ourselves of this vessel type. In addition, 57 vessels including 4 utility vessels that were previously classified as "retired from service" were sold and 10 chartered-in vessels were redelivered to owners upon charter termination. Fleet dispositions and those retired from service were offset by Offshore Marine Services' purchase of 9 vessels and charter-in of 6 vessels. Vessel additions reflected our strategy to modernize our fleet. Operating revenues also declined $3.3 million due principally to vessels entering bareboat charter-out service that previously operated under time charter-out arrangements. These declines were partly offset by an increase in reported operating revenues of $4.9 million that resulted from a strengthening between years in the Pound Sterling currency relative to the U.S. dollar with respect to Offshore Marine Services' North Sea operations.

        Operating Income (Loss).    Operating income improved due to those factors affecting operating revenues, a $9.5 million increase in gains on asset sales and a $0.9 million decline in administrative and general expenses that resulted from staff reductions. Improved operating income was partly offset by increased vessel operating expenses between years due principally to increased (i) seamen redundancy costs associated with workforce reductions, (ii) repair and maintenance expenses on towing and anchor handling towing supply vessels and (iii) fuel costs associated with our North Sea operations.

        Operating income was lower in fiscal 2004 due to decreases in utilization and rates per day worked as described above. Profits declined with reduced asset sale gains. Vessel operating expenses increased between years due principally to (i) the provisioning for loss contingencies with respect to insurance contract deductibles, (ii) higher seamen redundancy costs associated with workforce reductions, (iii) increased vessel importation fees in certain West African countries and (iv) a rise in compensation paid foreign seamen. These declines were partly offset by the replacement of underutilized older vessels with new, more profitable vessels. Declining fleet size resulted in administrative staff reductions and lower administrative costs.

        The decline in operating income in fiscal 2003 resulted from those factors affecting operating revenues, described above, and increased operating and administrative expenses. Additional vessel sale and leaseback transactions increased charter-in expenses. Reductions in the size of Offshore Marine Services fleet resulted in redundancy payments to both seamen and staff personnel. Vessel insurance premiums increased, as did compensation paid foreign seamen.

        Although there was an increase in reported operating revenue due to the strengthening in the Pound Sterling relative to the U.S. dollar, currency exchange rate fluctuations had no material effect on operating results, because Offshore Marine Services also pays its North Sea expenses in Pounds Sterling.

Environmental Services

									For the Three Months Ended March 31,
	2004		2003		2002		Percent Change		2005		2004
(in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent	04/03	03/02	Amount	Percent	Amount	Percent
Operating Revenues:
U.S.	$105,691	92%	$26,251	60%	$20,084	91%	303%	31%	$31,298	87%	$15,517	95%
Foreign	9,323	8%	17,794	40%	2,003	9%	(48)%	788%	4,595	13%	875	5%

	$115,014	100%	$44,045	100%	$22,087	100%	161%	99%	35,893	100%	16,392	100%

Operating Income	$11,985	10%	$9,128	21%	$1,026	5%	31%	790%	$4,564	13%	$954	6%

        Operating Revenues.    Results improved in the Current Year Quarter due largely to increased spill response activities, retainer fees and expanded services internationally. Environmental Services continued its response in the Current Year Quarter to a major oil spill on the Delaware River that began in December 2004. Activities connected with that spill declined from the fourth quarter of 2004 and are expected to continue at lower levels in the second quarter of 2005. Retainer fees that we charged for ensuring by contract the availability of Environmental Services' response services and equipment to customers were increased in the Current Year Quarter. Environmental Services now also provides oil spill response services in the Caspian region.

        The operating results of Environmental Services are very dependent on the number of spill responses in a given period and the magnitude of each spill. Consequently, spill response revenues and related income can vary materially between comparable periods, and the operating revenues earned in any one period are not indicative of a trend or of anticipated results in future periods. Spill response activities approximated 51% of Environmental Services operating revenues in the Current Year Quarter as compared to 27% in the Prior Year Quarter.

        Results improved significantly in fiscal 2004 for two reasons: a $25.6 million increase in spill response revenue largely associated with the response to a major oil spill on the Delaware River and $37.3 million due to the acquisition in the fourth quarter of the prior year of NRCES, formerly Foss Environmental Services, Inc. Results also improved as a result of increased consulting and project management activities. Spill response activities approximated 49% of Environmental Services operating revenues in 2004.

        Operating revenues increased in fiscal 2003 with the provisioning of spill response, spill management, containment, and remediation services in association with "Operation Iraqi Freedom" and the acquisition in the fourth quarter of 2003 of NRCES. Spill response activities approximated 41% of Environmental Services' operating revenues in 2003.

        Operating Income.    Operating income increased in the Current Year Quarter due to improved operating revenues and profitability on spill response and retainer activities.

        Although Environmental Services' operating income improved in 2004, profits as a percent of sales declined from the prior year. The Delaware River spill response required significant sub-contractor support that resulted in reduced profit margins.

        Operating income increased in 2003 due to those factors affecting operating revenues and a decline in depreciation expense. Profit margins earned on activities in Iraq were higher than those customarily earned on most spill response projects because of the associated level of risk and difficulty of logistical support. Depreciation expense declined as various assets reached the end of their depreciable lives.

Inland River Services

									For the Three Months Ended March 31,
	2004		2003		2002		Percent Change		2005		2004
(in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent	'04/'03	'03/'02	Amount	Percent	Amount	Percent
Operating Revenues (U.S. only)	$66,568	100%	$27,859	100%	$12,607	100%	139%	121%	$25,530	100%	$8,576	100%

Operating Income	$16,896	25%	$5,222	19%	$3,504	28%	224%	49%	$7,664	30%	$1,016	12%

        Operating Revenues.    Results improved in the Current Year Quarter due largely to fleet additions and improved freight rates. Inland River Services' owned and chartered-in barge fleet grew approximately 60% from 564 barges at March 31, 2004 to 901 barges at March 31, 2005. Inland River Services also acquired a majority interest in 3 towboats in July 2004. Freight rates improved as a result of increased demand for non-grain shipping capacity and a decline in barge availability within the industry caused by adverse river conditions.

        Barge and towboat fleet expansion, the hauling of greater freight volumes, higher freight rates and an increase in cargo stored aboard dry cargo barges improved results in fiscal 2004. The number of barges owned and chartered-in by Inland River Services increased 61% during the year to 876 barges at December 31, 2004. Freight volumes and rates increased due to the short supply of properly positioned dry cargo barges, increased non-grain loadings and improved harvest activity. Storage revenues also increased in fiscal 2004 due to higher levels of fertilizer imports and adverse river conditions during the winter months.

        Fleet expansion and the charter-in of additional barges improved operating revenues in fiscal 2003. The number of barges owned and chartered-in by Inland River Services increased 84% during the year to 543 barges at December 31, 2003.

        Operating Income.    Operating income increased in the Current Year Quarter due to barge fleet expansion and improved profitability that resulted from increased freight rates. These operating income improvements were partly offset by higher operating expenses. Towing expenses increased in the Current Year Quarter due primarily to higher fuel costs.

        Operating income increased in fiscal 2004 due to those factors affecting operating revenues. These improvements were partly offset by higher fuel costs and dry cargo barge lease costs for the charter-in of 182 barges that entered service in the second half of 2003. Operating income also improved as a percent of operating revenues due to increased freight rates.

        Operating income increased in fiscal 2003 due to those factors affecting operating revenues. "Start-up" and lease costs associated with the charter-in of 182 dry cargo barges in the second half of the year and increased dry cargo barge towing expenses, resulting from rising fuel costs, lowered Inland River Services operating income as a percent of operating revenues.

Helicopter Services

									For the Three Months Ended March 31,
	2004		2003		2002		Percent Change		2005		2004
(in thousands)
	Amount	Percent	Amount	Percent	Amount	Percent	'04/'03	'03/'02	Amount	Percent	Amount	Percent
Operating Revenues (U.S. only)	$27,180	100%	$20,604	100%	$—	—%	32%	N/A	$21,599	100%	$5,827	100%

Operating Loss	$(4,344)	16%	$(3,249)	16%	$—	—%	34%	N/A	$(4,395)	(20)%	$(1,893)	(32)%

        Operating Revenues.    Fleet expansion resulting primarily from the December 31, 2004 Era acquisition improved operating revenues in the Current Year Quarter. Era owned 81 helicopters at acquisition.

        Fleet expansion improved results in fiscal 2004. Seven helicopters, including two that were leased-in from Era, entered service in the year.

        We completed the acquisition of Tex-Air's fleet of helicopters on December 31, 2002 and commenced helicopter operations on January 1, 2003 with a fleet of 36 helicopters. There were five net helicopter additions to Helicopter Services' fleet during the year.

        Operating Loss.    Due to the seasonal nature of tourism in Alaska, 19 helicopters were idle for most of the Current Year Quarter. In addition, 10 helicopters customarily engaged in fire-fighting service during the summer months were idle for most of the Current Year Quarter. Helicopter Services also schedules maintenance during the off-season for these 29 helicopters and hence maintains its staff to prepare this equipment for spring and summer operations. Inventory is used in conjunction with this preparation and its cost is expensed during the period in which it is consumed. The Current Year Quarter includes approximately $0.7 million of nonrecurring charges, principally associated with the integration of Era.

        An increase in expenses resulting from the commencement of operation of additional helicopters, including costs for mandatory FAA proving flights and flight and maintenance training related to introducing a new type of medium-sized twin engine helicopter, and major repairs to restore to service existing helicopters whose status was non-operational exceeded increases in operating revenues in fiscal 2004.

Corporate Expenses and Other included in Operating Income

						For the Three Months Ended March 31,
	Amount			Percent Change		2005		2004
(in thousands)
	2004	2003	2002	'04/'03	'03/'02	Amount	Percent	Amount	Percent
Corporate Expenses	$15,330	$11,926	$11,165	29%	7%	$4,183	111%	$3,007	100%
Other	(83)	168	(804)	(149)%	121%	(421)	(11)%	—	0%

	$15,247	$12,094	$10,361	26%	17%	$3,762	100%	$3,007	100%

        Corporate expenses increased in the Current Year Quarter due to increased business development, public filing and incentive based compensation plan costs. Other operating income improved in the Current Year Quarter due to the acquisition of Era's Fixed Base Operation, which sells fuel and provides ground services to transient corporate aircraft at the Ted Stevens Anchorage International Airport.

        Expanded audit services necessary to comply with Section 404 of the Sarbanes-Oxley Act of 2002, higher performance based compensation payments and office facility costs and increased business development activities increased corporate administrative and general expenses in fiscal 2004.

Other Income (Expenses), net

				For the Three Months Ended March 31,
(in thousands)
	2004	2003	2002	2005	2004
Net Interest Expense	$(14,063)	$(11,782)	$(8,231)	$(3,912)	$(3,999)
Debt Extinguishment Expense	—	(2,091)	(2,338)	—	—
Gain Upon Sale of Shares of Chiles	—	—	19,719	—	—
Derivative Income (Loss), net	1,166	2,389	(5,043)	(1,590)	79
Foreign Currency Transaction Gains, net	1,537	3,739	6,281	(549)	466
Marketable Securities Sale Gains, net	6,435	6,595	3,218	6,234	2,749
Other, net	539	(652)	144	200	119

	$(4,386)	$(1,802)	$13,750	$383	$(586)

        Net interest expense remained steady in the Current Year Quarter. Increased interest income on temporary cash investments was offset by increased interest expense primarily resulting from our sale in December 2004 of $250.0 million of our 2.875% convertible senior debentures.

        Derivative transactions, primarily related to foreign currency contracts, resulted in losses in the Current Year Quarter as compared to income in the Prior Year Quarter.

        Net other expense increased in fiscal 2004. Net interest expense rose between years as a decline in vessel construction activity decreased capitalized interest and short-term borrowings increased between years. Prior year's results included non-recurring income associated with an expired derivative position that hedged our common stock investment in ENSCO. Foreign currency transaction gains were also lower in the year. These increases in expenses or decreases in income were partly offset by the non-recurrence of debt extinguishment expenses and losses associated with impairment in an investment that was accounted for using the cost method.

        We recognized net other expense in fiscal 2003 as compared to net other income in the prior year. An increase in interest expense resulting from our issuance in September 2002 of our 5 7/8% Senior Notes Due October 2012 (the "5 7/8% Notes") and declining interest income was partly offset by increased capitalized interest relating to vessel construction. 2002 included a non-recurring gain that resulted from the Chiles Merger. Foreign currency transaction gains declined between years. Results in 2003 included a $1.2 million impairment charge with respect to an investment that was accounted for using the cost method. These increases in expenses or decreases in income were partly offset by improved results from derivative positions that hedged our common stock investment in ENSCO and the non-recurrence of losses from U.S. Treasury rate locks. Equity security sale gains also improved between years.

        Net foreign currency exchange gains for all periods result primarily from the effect of currency exchange rate changes on intercompany loans (denominated in Pounds Sterling) and other transactions denominated in currencies other than the functional currency of various SEACOR subsidiaries. In recent years, the Pound Sterling currency strengthened against the U.S. dollar. Marketable securities sale gains in all reported periods include net gains from the sale of equity and fixed income marketable securities and short-sale positions. Our sale in December 2004 of our 2.875% Convertible Senior Debentures due December 15, 2024 (the "2.875% Notes") is expected to increase interest expense in 2005.

Income Taxes

        Our effective income tax rate of 48.5% in 2003 was due primarily to the provision of a $1.9 million valuation allowance for foreign tax credits that may expire before utilization and a $0.5 million tax consequence of non-deductible expenses.

        As a result of the American Jobs Creation Act of 2004, we believe we will be in the position to repatriate, for a limited time, accumulated foreign earnings at an effective federal tax rate of 5.25%, which would result in tax obligations significantly less than the deferred taxes previously provided for our unremitted earnings of foreign subsidiaries. We are exploring the full impact of the legislation and expects to finalize our repatriation plan during the second quarter of 2005; however, the income tax benefit of such repatriation plan cannot be reasonably estimated at this time. We will recognize the income tax benefit of this special "one-time dividends received deduction" during the period that we have decided on a plan for repatriation.

Equity Earnings

        Equity earnings increased in 2004. A provision in the prior year for U.S. income taxes payable on dividends received from a joint venture did not recur. An improvement in profits earned by our offshore marine joint venture in Mexico was partly offset by a loss recognized upon our sale of our equity interest in an offshore marine joint venture in Asia. Profits rose for the handy-max bulk carrier vessel in which our joint ventures with strengthening demand for dry-cargo shipping services. We recorded a $0.5 million impairment charge during the year with respect to an investment in an entity that develops and sells software to the ship brokerage and shipping industry.

        Results for 2003 declined due primarily to a $1.6 million charge for U.S. income taxes payable on a dividend received from Offshore Marine Services' joint venture in Mexico. Earnings were also reduced by $1.1 million as we ceased to report equity in the earnings of Chiles following the Chiles Merger in 2002 and as a result of lower profits earned by Offshore Marine Services' joint ventures operating in Trinidad, Singapore and the U.K. Weak demand lowered joint venture results in Trinidad. Two vessels operating in Asia were sold at a loss. Significant repairs were performed on a North Sea joint venture vessel. Declines were partly offset by improved results from Offshore Marine Services' joint venture results in Argentina, Chile and Brazil due to increased vessel utilization and fleet growth. The operating losses of Globe Wireless declined between years. Prior year results included an impairment charge relating to our investment in an entity that develops and sells software to the ship brokerage and shipping industry.

  Loss from Discontinued Operations

        On December 31, 2004, we acquired 16 fixed wing aircraft in the Era acquisition. On May 27, 2005, we announced that we had entered into an agreement to sell this fixed wing business. Its operating results, a slight loss during the Current Year Quarter, have been reported as "Discontinued Operations" in the Consolidated Results of Operations. At March 31, 2005, assets and related liabilities of the fixed wing business, amounting to $23.0 million and $6.5 million, respectively, and one acquired Era helicopter, valued at $2.1 million, were held for sale. Held for sale assets and related liabilities have been reported in "Prepaid expenses and other current assets" and "Other current liabilities", respectively, in the Condensed Consolidated Balance Sheets.

Liquidity and Capital Resources

  General

        Our ongoing liquidity requirements arise primarily from the funding of working capital needs, acquisition, construction or improvement of equipment, repayment of debt obligations, repurchase of common stock and purchase of other investments. Principal sources of liquidity are cash balances, marketable securities, construction reserve funds, cash flows from operations and borrowings under our revolving credit facility although, from time to time, we may issue debt, shares of Common Stock, preferred stock, or a combination thereof, or sell vessels and other assets to finance the acquisition of equipment and businesses or make improvements to existing equipment. Fleet size, rates of hire and utilization of our offshore support vessels, inland barges and helicopters and the number and severity of oil spills managed by Environmental Services primarily determine our levels of operating cash flows.

  Summary of Cash Flows

				For the Three Months Ended March 31,
(in thousands)
	2004	2003	2002	2005	2004
Cash Provided by or (used in):
Operating Activities	$32,976	$44,996	$66,795	$42,816	$6,370
Investing Activities	(316,572)	(1,741)	6,167	143,130	(29,882)
Financing Activities	231,725	(127,525)	87,205	(3,370)	(3,725)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3,125	5,359	1,485	(1,564)	1,461

Net Increase (Decrease) in Cash and Cash Equivalents	$(48,746)	$(78,911)	$161,652	$181,012	$(25,776)

  Operating Activities

        Cash flows from operating activities increased in the Current Year Quarter due primarily to improved operating results in Offshore Marine Services, Environmental Services and Inland River Services (see Consolidated Results of Operations discussion above), and the favorable effect of changes in working capital.

        Weak demand for vessels resulting from depressed drilling activities during the first half of 2004 and declines in the size of Offshore Marine Services' fleet lowered our cash flows provided by operating activities in 2004 and 2003. Declines were partly offset by improved operating cash flows of Inland River Services and Environmental Services. The size of our barge fleet increased significantly in 2004 and 2003 and major oil spill response activities occurred in those same years. Helicopter Services, which commenced operations January 1, 2003, approximated cash flow breakeven in 2004 and incurred a modest cash flow loss in 2003.

  Investing Activities

        Our capital expenditure activities in recent years reflect our strategy to diversify our asset base by allocating capital into assets of differing industries. In recent years, we have sold vessels to reduce our overall exposure to older assets in Offshore Marine Services and have acquired other vessels to adjust the mix of our fleet. We have also significantly expanded our investment in inland barging assets in recent years and are committed to acquiring newer, more capable helicopter equipment for servicing the offshore oil and gas industry.

        Cash flows from investing activities increased in the Current Year Quarter primarily from increased proceeds from equipment and marketable securities sales and decreased deposits in construction reserve funds for future purchase of vessels or barges. These additional cash flows were partially offset by an increase in equipment purchases. We sold 10 vessels and other equipment and acquired 25 new dry cargo covered hopper barges, 7 new chemical tank barges and 1 new offshore support vessel in the Current Year Quarter.

        In 2004, capital expenditures increased 24% to $200.1 million, and in 2003, capital expenditures increased 16% to $161.8 million. Sixteen vessels, 333 barges and 6 helicopters were acquired in 2004. Ten vessels, 91 barges and 12 helicopters were acquired in 2003. Cash flows from the sale of equipment, principally vessels, decreased 53% to $67.9 million in 2004 and 12% to $143.8 million in 2003. We sold 43 vessels in 2004 and 56 vessels in 2003. Vessels sold in 2004 and 2003 included 26 and 28 utility vessels, respectively. With continued weak demand and operating losses in Offshore Marine Services' utility vessel fleet, we decided in 2003 to divest of this vessel type. Subsequent to December 31, 2004, we sold 7 offshore support vessels for aggregate consideration of $95.1 million. An additional vessel is expected to be sold on or about March 21, 2005.

        For many years, we have maintained construction reserve funds with the U.S. Maritime Administration that were established pursuant to Section 511 of the Merchant Marine Act, 1936, as amended. In accordance with this statute, we have been permitted to deposit vessel sale proceeds into construction reserve fund accounts for purposes of acquiring new U.S.-flag vessels and thereby qualifying for temporary deferral of taxable gains realized from sale of vessels. We and the U.S. Maritime Administration control these accounts jointly. From date of deposit, withdrawals from the jointly controlled construction reserve fund accounts are subject to prior written approval of the U.S. Maritime Administration, and the funds on deposit must be committed for expenditure within three years or be released for our general use. In prior years, we have used these funds to acquire vessels and, in 2004, have also used some of the funds to acquire barges. Any such gains from vessel sales previously deferred would become immediately taxable upon release to us of sale proceeds that were deposited into jointly controlled construction reserve fund accounts. We set-aside cash in construction reserve fund accounts during both 2004 and 2003. At December 31, 2004 we held $144.0 million in construction reserve funds.

        Cash used in investing activities for corporate acquisition transactions increased $110.4 million in 2004 and $7.6 million in 2003. We acquired Era in 2004 and Foss Environmental Services Company in 2003. Investing activities with Offshore Marine Services' joint ventures provided cash flows of $10.1 million in 2004 and $5.5 million in 2003 resulting from the repayment of loans and distribution of dividends to us. The net results of marketable securities sale/purchase transactions and derivative transactions used cash flows of $50.0 million in 2004 and provided cash flows of $47.4 million in 2003.

        Our unfunded capital commitments as of March 31, 2005 for 4 new and 4 used offshore support vessels, 20 new dry cargo covered hopper barges, 9 new chemical tank barges, 32 new helicopters and other equipment totaled $356.5 million. Of these commitments, we have has the right to terminate our purchase obligation relating to 20 helicopters without liability other than the payment of liquidated damages. Deliveries of the offshore support vessels, dry cargo covered hopper barges, chemical tank barges and other equipment are expected throughout 2005. Deliveries of the 32 helicopters are expected from 2005 through 2009.

        In addition to the purchase commitments discussed above, we have placed refundable deposits on 13 additional new helicopters.

  Stock and Debt Repurchases

        In 2004, 2003 and 2002, we acquired 370,490, 1,518,116 and 459,700 shares of Common Stock for treasury, respectively, at an aggregate cost of $14.9 million, $56.5 million and $18.5 million, respectively. As of December 31, 2004, $43.3 million of repurchase authority granted by our board of directors remains available for the acquisition of additional shares of Common Stock and our 7.2% Notes and 5 7/8% Notes. Securities are acquired from time to time through open market purchases, privately negotiated transactions or otherwise, depending on market conditions.

        During the Current Year Quarter, we acquired a total of 84,647 shares of Common Stock for treasury at an aggregate cost of $5.6 million. As of March 31, 2005, $37.7 million of repurchase authority granted by our board of directors remains available for acquisition of additional shares of Common Stock and our 7.2% Notes and our 5 7/8% Notes.

Period	Total Number Of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Value of Shares that may Yet be Purchased under the Plans or Programs (in thousands)
10/01/04–10/31/04	—	N/A	—	$43,264
11/01/04–11/30/04	—	N/A	—	$43,264
12/01/04–12/31/04	—	N/A	—	$43,264
01/01/05–01/31/05	—	N/A	—	$43,264
02/01/05–02/28/05	7,687	$62.95	7,687	$42,781
03/01/05–03/31/05	76,960	$65.97	76,960	$37,704

Financial Position and Capital Resources

        Financial Position.    Our total assets were $1.8 billion as of March 31, 2005. Our combined cash, available-for-sale securities and construction reserve funds increased 24% to $615.2 million and represented 35% of total assets at quarter end. Net property and equipment decreased 9% to $845.4 million and represented 48% of total assets at quarter end. Net working capital increased 20% to $545.5 million. Our total assets increased 26% to $1.8 billion in 2004. Net property and equipment rose 25% to $926 million in 2004, representing 52% of total assets at year end and increased as a result of those factors discussed above in investing activities. Working capital increased 24% to $456.2 million due primarily to (i) our sale in December of our 2.875% Notes, (ii) cash provided from current operations, (iii) increased trade accounts receivable that resulted from the response to a major oil spill in December, the Era acquisition, barge fleet growth, and improved vessel activity in the second half of the year and (iv) the inclusion of Era's regional airline "held for sale" assets in prepaid and other assets. These increases were partly offset by (i) net cash used in capital asset investing activities, (ii) cash paid to acquire Era, (iii) cash set aside in construction reserve funds, (iv) purchases of Common Stock (v) an increase in current debt obligations related to a vessel purchase, (vi) an increase in accounts payable and accrued expenses resulting from those factors affecting trade accounts receivable discussed above and (vii) increases in accrued liabilities related to the short sale of securities.

        Financing.    We generally borrow on a long-term basis, and our long-term debt obligations at each of March 31, 2005 and December 31, 2004 totaled $582.4 million as compared to $332.2 million at December 31, 2003. Long-term debt increased in 2004 with SEACOR's completion in December of the sale of $250.0 million aggregate principal amount of our 2.875% Notes. In addition to its 2.875% Notes, SEACOR's outstanding long-term debt at December 31, 2004 primarily included $200.0 million owing under its 5 7/8% Notes and $134.5 million owing under its 7.2% Notes.

        In 2003, we reduced the amount of our debt obligations principally with repayment of amounts owing under our 5 3/8% Notes, 7.2% Notes and notes due former stockholders of an acquired company. Through the sale of our 5 7/8% notes and repayment of various other outstanding debts in 2002 and 2003, we increased the average life of our funded debt obligations, extending the dates on which principal repayment obligations fall due.

        On December 20, 2004, we took delivery of an offshore marine vessel and, under the terms of a lease then purchase arrangement, the builder has in substance provided us with $13.2 million of short-term financing with respect to the vessel's purchase price. We are required to make minimal monthly lease payments until June 2005, when we are obligated to purchase vessel at a fixed price.

        We have $196.2 million available for use under a five year, non-reducing, unsecured revolving credit facility that terminates in February 2007. Advances under this revolving credit facility are available for general corporate purposes. Interest on advances will be charged at a rate per annum of LIBOR plus an applicable margin of 65 to 150 basis points based upon our credit rating as determined by Standard and Poor's and Moody's. Adjustments to the applicable margin are the only consequence of a change in our credit rating. We are not required to maintain a credit rating under the terms of the facility agreement, and if we do not maintain a credit rating, the applicable margin would be determined by financial ratios. The revolving credit facility contains various restrictive covenants covering interest coverage, secured debt to total capitalization, funded debt to total capitalization ratios, the maintenance of a minimum level of consolidated net worth, as well as other customary covenants, representations and warranties, funding conditions and events of default. The revolving credit facility contains no repayment triggers. During 2004, we borrowed and repaid outstanding advances totaling $50.0 million. As of December 31, 2004, we had outstanding letters of credit of $3.8 million advanced under our revolving credit facility.

        We use major capital markets and bank financing to meet certain of our financing requirements. We have not historically experienced difficulty in obtaining financing or refinancing existing debt. We manage our debt portfolio in response to changes in interest rates by periodically retiring, redeeming and repurchasing debt.

        Short and Long-Term Liquidity Requirements.    We anticipate we will continue to generate positive cash flows from operations in the near term and these cash flows will be adequate to meet our working capital requirements and contribute toward defraying costs of our capital expenditures. As in the past and in further support of our acquisition and capital expenditure programs, we intend to sell vessels, enter into sale and leaseback transactions for vessels, utilize construction reserve funds, utilize borrowing capacity under our revolving credit facility, or a combination thereof. To the extent we rely on existing cash balances, proceeds from the sale of available-for-sale securities or construction reserve funds, our liquidity would be reduced.

        Our long-term liquidity is dependent upon our ability to generate operating profits sufficient to meet our requirements for working capital, capital expenditures and a reasonable return on shareholders' investment. We believe that earning such operating profits will permit us to maintain our access to favorably priced debt, equity and/or off-balance sheet financing arrangements. With the cyclical nature of the energy business and the recent adverse effect it has had on our results of operations and cash flows, we have adopted a strategy of reducing our overall dependency on this industry and reinvesting certain of our capital resources in Inland River Services.

Off-Balance Sheet Arrangements

        At December 31, 2004, we guaranteed up to $8.7 million with respect to amounts owing pursuant to a vessel charter agreement between our Mexican joint venture and the owner of the chartered vessels. Our guarantee declines over the life of the charter and terminates in 2009.

        At December 31, 2004, we guaranteed up to $4.1 million with respect to amounts owing pursuant to a vessel charter agreement between a U.S. joint venture entity in which we own a 50% interest and the owner of the chartered vessel. Our guarantee declines over the life of the charter and terminates in 2008.

        At December 31, 2004, we guaranteed up to $1.1 million with respect to amounts owing pursuant to a vessel charter agreement between our Chilean joint venture entity in which we own a 50% interest and the owner of the chartered vessel. Our guarantee declines over the life of the charter and terminates in 2008.

        At December 31, 2004, we guaranteed up to $1.5 million with respect to amounts owed by Singapore joint venture entity in which we own a 50% interest under a five-year banking facility to finance the construction of two new crew boats. The vessels are to be used to perform a five-year contract with a major oil company in Brunei.

        At December 31, 2004, we guaranteed up to $1.4 million as security for the performance of a contract between SESMEKE Ltd., a joint venture in which we have a 50% interest, with Botas International Limited for the provision of oil spill response and related services in Turkey to the Baku-Tblisis-Ceyhan Crude Oil Export Pipeline. Provision of this performance guaranty was a condition to the contract in Turkey.

Contractual Obligations and Commercial Commitments

        The following table summarizes our contractual obligations and other commercial commitments and their aggregate maturities as of December 31, 2004.

	Payments Due By Period
(in thousands)	Total	Less than 1 Year	1–3 Years	3–5 Years	After 5 Years
Contractual Obligations:
Long-term Debt(1)	$878,337	$42,027	$57,268	$188,919	$590,123
Capital Purchase Obligations(2)	270,593	62,825	108,611	99,157	—
Operating Leases(3)	79,602	22,932	31,814	16,279	8,577
Purchase Obligations(4)	4,798	4,798	—	—	—
Other(5)	5,112	—	1,645	681	2,786

	$1,238,442	$132,582	$199,338	$305,036	$601,486

Other Commercial Commitments:
Joint Venture Guarantees(6)	16,810	3,790	5,487	7,533	—
Letters of Credit	3,837	3,075	762	—	—

	20,647	6,865	6,249	7,533	—

	$1,259,089	$139,447	$205,587	$312,569	$601,486

(1)
Maturities of our borrowings and interest payments based on contractual terms.

(2)
Capital purchase obligations represent commitments for the purchase of property, plant and equipment. These commitments are not recorded as liabilities on our balance sheet at December 31, 2004 as we have not yet received the goods or taken title to the property. Subsequent to December 31, 2004, we committed to purchase one new and four used offshore marine vessels and twenty new dry cargo barges for $101.4 million.

(3)
Primarily leases of vessels, helicopters and barges.

(4)
Includes our purchase order commitments outstanding at December 31, 2004 with respect to goods and services to be acquired in the ordinary course of business. These orders are fulfilled by our vendors within short-time horizons.

(5)
Other primarily includes deferred compensation arrangements, refundable deposits and statutorily defined severance obligations.

(6)
Includes guarantees of amounts owing by entities in which we own 50% or less under charter arrangements with vessel owners, a loan agreement for the construction of two vessels and an oil spill response service contract. In the case of guarantees relating to the charter arrangements and loan agreement, obligations thereunder decline over time. The guarantees terminate at various dates through 2009.

Effects of Inflation

        Our operations expose us to the effects of inflation. Although we do not consider the effects of inflation to be material to our operating revenues or income from continuing operations, in the event that inflation becomes a significant factor in the world economy, inflationary pressures could result in increased operating and financing costs.

Related Party Transactions

        We manage barge pools as part of our Inland River Services segment. Pursuant to the pooling agreements, operating revenues and expenses of participating barges in a pool are combined and the net results are allocated to participating barge owners based upon the number of days any one participating owner's barges bear to the total number of days of all barges participating in a pool. Mr. Fabrikant, the Chief Executive Officer of SEACOR, companies controlled by Mr. Fabrikant and trusts for the benefit of Mr. Fabrikant's two children own barges that participated in the barge pools managed by us prior to our acquisition of SCF and since then, they have continued to participate in that barge pool. In 2004, 2003 and 2002, Mr. Fabrikant and his affiliates earned $0.6 million, $0.4 million and $0.4 million, respectively, of net barge pool results (after payment of $0.1 million, $0.1 million and $0.1 million, respectively, in management fees to us). As of December 31, 2004 and 2003, we owed Mr. Fabrikant and his affiliates $0.3 million and $0.2 million, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates participate in the barge pool on the same terms and conditions as other pool participants who are unrelated to us.

        During the second quarter of 2004 pursuant to a provision agreed in connection with our acquisition of Stirling Shipping Holdings Limited in May 2001, we entered into a revenue sharing pooling agreement with Harrisons (Offshore) Limited ("Harrisons"), a Scottish company in which Mr. James Cowderoy, a director of SEACOR, is a shareholder and managing director. Under the pooling agreement, the revenue from two supply vessels owned by us and two supply vessels owned by Harrisons operating in the North Sea was shared pursuant to an agreed allocation formula and Seacor was paid a fee for commercially managing the pool. During 2004, Harrisons earned approximately $0.3 million of additional revenues under the pooling agreement and we earned approximately $0.04 million of management fees. As of December 31, 2004, there was $0.2 million of unpaid pooling allocations due to Harrisons from us under the terms of the pooling agreement. There was no activity under the pooling agreement in 2003 and 2002. The pooling agreement was terminated in February 2005.

Contingencies

        In connection with an examination of our income tax returns for fiscal years 2000 and 2001, the Internal Revenue Service ("IRS") previously indicated that it was considering whether to propose a change in the manner in which vessel assets are classified for purposes of depreciation and asserted deficiencies with respect to the deduction of certain other expenses. Settlements have been reached with the IRS on all outstanding issues resulting in no material impact to our financial position or results of operations.

        In the normal course of our business, we become involved in various litigation matters including, among other things, claims by third parties for alleged property damages, personal injuries and other matters. While we believe we have meritorious defenses against these claims, management has used estimates in determining our potential exposure and has recorded reserves in our financial statements related thereto where appropriate. It is possible that a change in our estimates of that exposure could occur, but we do not expect such changes in estimated costs will have a material effect on our financial position or results of our operations.

New Accounting Pronouncement

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of the SFAS 123 disclosure of pro forma net income and earnings per share, as reported in "Note 1—Nature of Operations and Accounting Policies". We will adopt the provisions of Statement 123(R) on January 1, 2006 using the "modified prospective" approach, recognizing compensation expense for all unvested employee stock options as of that date and for all subsequent employee stock options granted thereafter.

Quantitative and Qualitative Disclosures about Market Risk

        We have foreign currency exchange risks primarily related to our vessel operations that are conducted from ports located in the United Kingdom where our functional currency is Pounds Sterling. Net consolidated assets of £86.5 million, are included in our consolidated balance sheet, after translation to U.S. dollars, at December 31, 2004. In addition, SEACOR has provided cash advances to these operations of $44.4 million, or £23.2 million, as of December 31, 2004. SEACOR considers these advances to be intercompany loans with payment expected in the foreseeable future. A 10% weakening in the exchange rate of the Pound Sterling against the U.S. dollar as of December 31, 2004 would reduce other comprehensive income by approximately $8.8 million, net of tax, due to translation and would reduce income by approximately $2.0 million, net of tax, due to foreign currency losses on the revaluing of intercompany advance transactions.

        At December 31, 2004, we held available-for-sale securities with a fair value of $137.0 million, including $55.5 million in fixed income investments and $81.5 million in equity securities. The fixed income investments were comprised of $39.9 million in United States Treasury notes maturing within two years and $15.6 million in corporate notes maturing within nine years. From time to time, we may increase our level of investment in fixed income securities that have included U.S. government bonds, U.K. government bonds, state and municipal bonds, and corporate notes with maturities ranging from a few months to many years. The fair value of such investments fluctuates based on the general level of interest rates and the creditworthiness of the issuers of the securities. When making substantial investments in fixed income securities, we manage our risk associated with these investments by maintaining a ladder of maturities and analyzing the creditworthiness of issuers. Our equity securities primarily include positions in energy, marine, and other related businesses, including a significant position in ENSCO. We monitor our investments in available-for-sale securities on a regular basis and dispose of investments when we judge the risk profile to be too high or when we believe that the investments have reached an attractive valuation. A 10% decline in the value of available-for-sale securities as of December 31, 2004 would reduce other comprehensive income by $8.9 million, net of tax.

        In order to partially hedge the fluctuation in market value for part of our common stock position in ENSCO that resulted from the Chiles Merger, we entered into various transactions (commonly known as "costless collars") during 2002 with a major financial institution on 1,000,000 shares of

ENSCO common stock. The costless collar transactions were terminated in the second quarter of 2003 with neither party having a payment obligation under these transactions.

        At December 31, 2004, we held positions in short sales of marketable equity securities with a fair value of $22.1 million. Our short sales of marketable equity securities primarily include positions in energy, marine, and other related businesses. A 10% increase in the value of equity securities underlying our short sale positions as of December 31, 2004 would reduce income and comprehensive income by $1.4 million, net of tax.

        Our debt is primarily in fixed interest rate instruments. While the fair value of these debt instruments will vary with changes in interest rates, we have fixed most of our cash flow requirements and operations are not significantly affected by interest rate fluctuations. Our only significant variable rate debt instrument is our revolving credit facility, under which we had no outstanding borrowings at December 31, 2004. While available for liquidity requirements, we have not historically utilized significant portions of the revolving credit facility for any extended period of time and thus has not been significantly impacted by fluctuations in interest rates.

        In order to reduce our cost of capital, we entered into swap agreements during the fourth quarter of 2001 and second quarter of 2002 with a major financial institution with respect to $41.0 million of our 7.2% Notes. Under each such agreement, the financial institution agreed to pay to us an amount equal to interest paid on the notional amount of the 7.2% Notes subject to such agreement, and we agreed to pay to such financial institution an amount equal to the London Interbank Offered rate plus a margin of 95 basis points on the agreed upon price of such notional amount of the 7.2% Notes as set forth in the applicable swap agreement. During the fourth quarter of 2003, we terminated the swap agreements and the financial institution paid us $3.5 million, representing the amount by which the fair market value of the notional amount of the 7.2% Notes subject to such swap agreements on such date exceeded the agreed upon price of such notional amount as set forth in such swap agreements.

        We have entered into forward exchange and futures contracts with respect to Norwegian Kroners, Pounds Sterling, Euros, Japanese Yen, Singapore Dollars and Hong Kong Dollars. The Norwegian Kroner contracts enabled us to buy Norwegian Kroners in the future at fixed exchange rates, which could have offset possible consequences of changes in foreign exchange had we conducted business in Norway. The Pound Sterling, Euro, Yen, Singapore Dollar and Hong Kong Dollar contracts enable us to buy Pounds Sterling, Euros, Yen, Singapore Dollars and Hong Kong Dollars in the future at fixed exchange rates, which could offset possible consequences of changes in foreign exchange rates with respect to our business conducted in Europe and the Far East. As of December 31, 2004, we had recognized but unrealized derivative income of $0.2 million with respect to our agreements to purchase within two months 86.0 million Singapore Dollars. Our positions relating to other currencies were not material at December 31, 2004.

        We have entered into and settled various positions in natural gas and crude oil via swaps, options and futures contracts pursuant to which, on each applicable settlement date, we receive or pay an amount, if any, by which a contract price for a swap, an option or a futures contract exceeds the settlement price quoted on the New York Mercantile Exchange ("NYMEX") or receive or pay the amount, if any, by which the settlement price quoted on the NYMEX exceeds the contract price. The general purpose of these hedge transactions is to provide value to us should the price of natural gas and crude oil decline, which over time, if sustained, would lead to a decline in our offshore assets' market values and cash flows. As of December 31, 2004, our positions relating to these commodities were not significant.

        We have entered into and settled various positions in U.S. treasury notes and bonds via futures or options futures and rate-lock agreements on U.S. treasury notes pursuant to which, on each applicable settlement date, we receive or pay an amount, if any, by which a contract price for an option or a futures contract exceeds the settlement price quoted on the Chicago Board of Trade ("CBOT") or receive or pay the amount, if any, by which the settlement price quoted on the CBOT exceeds the contract price. The general purpose of these hedge transactions is to provide value to us should the price of U.S. treasury notes and bonds decline, leading to generally higher interest rates which, if sustained over time, might lead to higher interest costs for us. As of December 31, 2004, our positions relating to these interest rate instruments were not significant.

BUSINESS

        We are in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. We also provide emergency environmental response and related services. We operate a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide. We also operate a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. The environmental services segment provides oil spill response, handles environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

Segment and Geographic Information

        Our operations are divided among the following four business segments: "Offshore Marine Services;" "Environmental Services;" "Inland River Services;" and "Helicopter Services." We also have additional activities which are referred to and described under "Other." "Other" primarily includes equity in earnings of 50% or less companies unrelated to our reportable segments and Era's regional airline business which is held for sale. Financial data for segment and geographic areas is reported in Note 14 to our consolidated financial statements included elsewhere in this prospectus

Offshore Marine Services

  Business

        Offshore Marine Services (58%, 78% and 91% of consolidated operating revenues in 2004, 2003 and 2002, respectively) operates a diversified fleet of offshore support vessels primarily servicing offshore oil and gas exploration, development and production facilities worldwide. Vessels in this service are employed to deliver cargo and personnel to offshore installations, handle anchors for drilling rigs and other marine equipment, support offshore construction and maintenance work and provide standby safety support and oil spill response services. From time to time, Offshore Marine Services provides specialist services supporting projects, such as well stimulation, seismic data gathering and freight hauling. Offshore Marine Services also offers logistics services in support of offshore oil and gas exploration, development and production operations of its customers, including shorebase, marine transport and other supply chain management services.

  Equipment and Services

        The following types of vessels comprise Offshore Marine Services' fleet as of December 31 in the indicated years. "Owned vessels" are those 100% owned by us, which were either constructed and delivered new from shipyards or purchased from competitors. "Joint ventured vessels" are those owned by entities in which we are not the sole owner. "Leased-in vessels" are generally those which have been sold to an institutional lessor and then leased back. "Pooled vessels" are owned and operated by entities not affiliated with Offshore Marine Services, but the revenues or profits of which are shared with the revenues and profits of certain vessels owned by Offshore Marine Services based upon an agreed formula. "Managed vessels" are also owned by entities not affiliated with us but are operated by Offshore Marine Services for a fee and no revenues or profits are shared with Offshore Marine Services. At the end of this section we provide a glossary of the types of vessels listed below and an explanation of the services they perform.

	Owned	Joint Ventured	Leased-in	Pooled or Managed	Total
2004:
Anchor handling towing supply	14	3	1	—	18
Crew	58	5	19	—	82

Geophysical, Freight and Other	1	1	—	—	2
Mini-supply	25	1	4	—	30
Standby safety	19	3	—	5	27
Supply	10	6	3	1	20
Towing supply	11	20	2	—	33
Utility	—	—	—	—	—

	138	39	29	6	212

2003:
Anchor handling towing supply	18	6	2	—	26
Crew	51	13	23	—	87
Geophysical, Freight and Other	2	2	—	—	4
Mini-supply	26	2	4	—	32
Standby safety	19	3	—	5	27
Supply	12	8	5	1	26
Towing supply	11	20	2	—	33
Utility	—	—	—	—	—

	139	54	36	6	235

2002:
Anchor handling towing supply	20	5	2	1	28
Crew	61	15	20	—	96
Geophysical, Freight and Other	1	1	—	—	2
Mini-supply	28	3	2	—	33
Standby safety	18	3	—	5	26
Supply	14	7	10	—	31
Towing supply	15	19	6	—	40
Utility	43	2	—	—	45

	200	55	40	6	301

        The following table sets forth the percent of our consolidated operating revenues earned by vessel type and certain other business activities of Offshore Marine Services for each year indicated:

Vessel Type	2004	2003	2002
Anchor handling towing supply	9%	15%	21%
Crew	16%	17%	18%
Geophysical, Freight and Other	—	—	—
Mini-supply	6%	7%	6%
Standby safety	11%	11%	10%
Supply	9%	13%	18%
Towing supply	5%	9%	11%
Utility	—	3%	4%
Other	2%	3%	3%

	58%	78%	91%

        As of December 31, 2004, the average age of Offshore Marine Services' owned fleet was 12.3 years. Excluding standby safety vessels, the fleet's average age was 9.6 years. We believe that after vessels have been in service for approximately 20 years the level of expenditures necessary to satisfy required marine certification standards escalate and, in some instances, may not be economically justifiable. Depending on developments in offshore drilling and marine technology the marketability of vessels may decline over time as well.

Glossary of Vessel Types

        Listed below is a description of each of the vessel types referred to above.

        Anchor handling towing supply ("AHTS") vessels are equipped with winches capable of carrying and handling chain, wire, and associated mooring equipment. They are used primarily for towing, positioning and mooring drilling rigs and other marine equipment by lifting and setting anchors on the sea bottom. These vessels also have the capability to deliver cargo, but are usually less efficient delivery "vehicles" than supply boats of comparable size. The defining characteristics of AHTS vessels are horsepower ("BHP") and size of winch in terms of "line pull" and wire storage capacity. Generally, only larger, more powerful AHTS vessels can service rigs in deep water of over 2,500 feet while smaller AHTS vessels can not work in deeper water. Four of Offshore Marine Services' AHTS vessels can work in water of over 4,000 feet in depth. Most modern AHTS vessels are equipped with dynamic positioning ("DP") systems that enable them to maintain a fixed position in close proximity to a rig without the use of tie-up lines.

        Crew boats move personnel to and from offshore installations. Historically, crew boats transported people and were also used to deliver "light" cargo such as personal effects, small machinery, and small quantities of fuel and water. These boats also served as field stand-by vessels, moving personnel between platforms and providing an emergency stand-by service under certain circumstances. Crew vessels built prior to 1990 are generally 100 to 130 feet in length and are capable of 20 knots in light condition and calm seas. Vessels built since 1998, also referred to as Fast Support Vessels ("FSV"), range from 130 to 200 feet in length and generally can develop a speed of 25 knots and may attain speeds of 35 knots. Modern FSVs have enhanced cargo carrying capacities, including in some instances, the capacity to support some phases of drilling operations. Vessels supporting drilling and working in deep water are usually equipped with DP capabilities.

        Geophysical, freight and other vessels generally have specialized features adapting them to their specific function, such as large deck space, high electrical generating capacity, high maneuverability and unique thrusters, extra berthing facilities and long-range cruising capabilities. Special project activities include well stimulation, seismic data gathering, freight hauling services and accommodation services.

        Mini-supply vessels range from 125 to 155 feet in length and typically carry deck cargo, liquid mud, methanol, diesel fuel and water. These vessels are well suited for production support, construction projects, maintenance work and certain drilling support activities.

        Standby safety vessels typically remain on location proximate to offshore rigs and production facilities to respond to emergencies. These vessels carry special equipment to rescue personnel and are equipped to provide first aid and shelter. In some cases, these vessels perform a dual role, functioning as supply vessels. Offshore Marine Services' standby safety vessels operate in the United Kingdom sector of the North Sea.

        Supply vessels range in length from 166 to 255 feet and are used to deliver cargo to rigs and platforms where drilling and work-over activity is underway or to support construction work delivering pipe to vessels performing underwater installations. Supply vessels are distinguished from other vessels by the total carrying capacity (deadweight: "dwt"), available square feet (meters) of clear deck space, below-deck capacity for storage of mud and cement used in the drilling process and tank storage for water and fuel oil. Speed is not generally a factor but the ability to hold station in open water and moderately rough seas is a key factor in differentiating supply vessels. To improve station keeping ability, certain supply vessels have DP capabilities.

        Towing supply vessels perform similar cargo delivery functions to those handled by supply vessels. They are, however, equipped with more powerful engines (4-8,000 horsepower) and deck mounted winches, giving them the added capability to perform general towing functions, buoy setting and limited anchor handling work. Offshore Marine Services' towing supply vessels are primarily used in international operations supporting jack-up drilling rigs.

        Utility vessels range in length from 96 to 125 feet in length and are used to service offshore production facilities and also support offshore maintenance and construction work. We no longer own or operate utility vessels since we disposed of all of the remaining vessels of this type during 2004.

  Markets

        The demand for vessels is affected by the level of offshore exploration and drilling activities, which, in turn, is influenced by a number of factors. Industry expectations as to future oil and gas commodities prices are an important determinative factor in exploration and drilling expenditures. Also important are our customers' assessments of offshore drilling prospects as compared with land-based opportunities. Assessment of costs, geological opportunity and political stability in host countries are all factors in our customers' decision-making. Thus, a variety of political and economic factors beyond our control, including worldwide demand for oil and natural gas, the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and pricing, the level of production of non-OPEC countries, the relative exchange rates for the U.S. dollar, the benchmark for worldwide oil pricing, and various governments' policies regarding exploration and development of their oil and natural gas reserves affect the demand for drilling services. All these factors ultimately impact demand for our vessel services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of current market conditions.

        Each of the markets in which Offshore Marine Services operates is highly competitive. The most important competitive factors are pricing and the availability of equipment to fit customer requirements at such time as the equipment is needed. Other factors considered important by customers include service and reputation, flag preference, local marine operating conditions, the ability to provide and maintain logistical support given the complexity of a project and the cost of moving equipment from one market to another.

        We operate vessels in five principal geographic regions. From time to time, vessels are relocated between these regions to meet customer demand for equipment. The table below sets forth vessel types by geographic market. In order to enter new markets, enhance our marketing capabilities and facilitate operations in certain foreign markets, we often participate in joint ventures in those markets. This allows for expansion of both our fleet and operations while diversifying risks and reducing capital outlays associated with such expansion.

Vessel Types by Geographic Market	2004	2003	2002
United States:
Anchor handling towing supply	4	6	5
Crew	58	53	63
Geophysical, Freight and Other	—	1	1
Mini-supply	26	27	29
Supply	8	9	14
Towing supply	4	2	4
Utility	—	—	42

Total United States Fleet	100	98	158

Latin America & Mexico:
Anchor handling towing supply	6	9	9
Crew	8	11	10
Geophysical, Freight and Other	—	2	—
Mini-supply	3	4	4
Supply	6	8	6
Towing supply	11	12	13
Utility	—	—	3

	34	46	45

North Sea:
Anchor handling towing supply	1	1	3
Standby safety	27	27	26
Supply	4	7	9
Towing supply	—	—	—

	32	35	38

West Africa:
Anchor handling towing supply	3	6	7
Crew	13	14	13
Mini-supply	1	1	—
Supply	2	2	2
Towing Supply	8	9	10

	27	32	32

Asia:
Anchor handling towing supply	3	3	3
Crew	2	9	10
Geophysical. Freight and Other	1	—	—
Supply	—	—	—
Towing supply	1	2	6

	7	14	19

Other Foreign:
Anchor handling towing supply	1	1	1
Crew	1	—	—
Geophysical, Freight and Other	1	1	1
Supply	—	—	—
Towing supply	9	8	7

	12	10	9

Total Foreign Fleet	112	137	143

Total Fleet	212	235	301

        United States.    At December 31, 2004, 100 vessels were operating in the U.S., including 67 owned, 28 leased-in, 4 joint ventured and 1 pooled. Offshore Marine Services' expertise in this market is deepwater anchor handling with a fleet of AHTS vessels and production support with a fleet of crew and mini-supply vessels. This is a highly volatile market because oil company programs tend to be of short-term duration and influenced by the near term price of natural gas. In addition, a large number of public and private offshore marine service companies are active in this market and they compete largely on price alone.

        Latin America & Mexico.    At December 31, 2004, 34 vessels were operating in Latin America and Mexico, including 13 owned, and 21 joint ventured. Mexico is our largest market in this area. Offshore Marine Services participates in this market through a joint venture, Maritima Mexicana, S.A., which operates one of the largest fleets in the area. The market is controlled by the Mexican national oil company, Petroleos Mexicanos ("Pemex"), and vessel services are provided either directly to Pemex or to its subcontractors. The level of activity is largely influenced by Mexican government policies and finances. In recent years there has been a great expansion in the level of activity, but activity is expected to moderate as the Mexican presidential elections approach in 2006.

        North Sea.    At December 31, 2004, 32 vessels were operating in the North Sea, including 24 owned, 3 joint ventured, and 5 managed-in. The North Sea fleet primarily provides standby safety services. Demand in the North Sea market for standby services developed in 1991 after the United Kingdom promulgated legislation requiring offshore operations to maintain higher specification standby safety vessels. The legislation requires a vessel to "stand by" to provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation. The North Sea is a highly regulated market. Until recently, offshore oil and gas operations in this region were concentrated in the super major oil companies thereby confining activity to a limited number of customers. Smaller oil companies are now taking over mature operating properties from those major oil companies. We expect activity to increase in this market as the smaller companies establish operations in this region and are encouraged to increase production due to high oil and gas prices.

        Offshore Marine Services entered into a contract to sell four platform supply vessels and one anchor handling towing supply vessel services operating in this market. As of March 11, 2005, four of the vessels had been sold and delivered to the buyer and the last is expected to be sold on or about March 21, 2005.

        West Africa.    At December 31, 2004, 27 vessels were operating in West Africa, including 26 owned, and 1 bareboat chartered-in. Our largest market in this area is Nigeria where we work in co-operation with a Nigerian company, West Africa Offshore ("WAO"). The Nigerian market is dominated primarily by the super major oil companies, ExxonMobil, Shell, and Total and is characterized by large scale, multi-year projects. There is also a significant political component behind investment decisions as the Nigerian national oil company, NNPC, is a participant in almost all offshore development. The remainder of our vessels located in this region operate from ports in the Republic of the Congo, Cameroon, Gabon and Equatorial Guinea. In addition to operations in West Africa, we have one vessel operating in South Africa.

        Asia.    At December 31, 2004, 7 vessels were operating in Asia, including 6 owned, and 1 joint ventured. Offshore Marine Services' vessels operating in this area generally support exploration programs and therefore follow the rigs to their locations in the region. To date, the largest market in this area has been Indonesia. In the last few years, we have invested in vessels capable of specialty operations such as supporting the operation of remote operated vehicles (ROV), telecommunications cable laying/repair and offshore accommodation. We compete against a large number of local and international companies in this market.

        Other Foreign.    At December 31, 2004, 12 vessels were operating in Other Foreign regions, including 2 owned, and 10 joint ventured. In addition to those referred to above, we have vessels owned by joint ventures that are serving the offshore oil and gas industry in Egypt and Greece.

  Competitive Conditions.

        Although there are many suppliers of offshore marine services, management believes only one company, Tidewater, Inc., operates in all of Offshore Marine Services' major geographic markets. Tidewater, Inc. has a substantially greater percentage of the offshore marine market share compared to that of Offshore Marine Services and its other competitors.

  Customers and Contractual Arrangements

        Offshore Marine Services' principal customers are major integrated oil companies, large independent oil and gas exploration and production companies and emerging independent companies. Consolidation of oil and gas companies through mergers and acquisitions over the past several years has further concentrated and generally limited Offshore Marine Services' customer base. Although there was no single customer responsible for 10% or more of Offshore Marine Services' operating revenues in 2004, our 10 largest customers accounted for approximately 50% of our operating revenues. The loss of any one or more of its most significant customers would have a material adverse effect on Offshore Marine Services. The percentage of operating revenues attributable to any individual customer varies from time to time, depending on the level of oil and gas exploration undertaken by a particular customer, and other factors, many of which are beyond Offshore Marine Services' control.

        The majority of the vessels in the fleet are chartered to customers under arrangements where the customer charters or leases a vessel at a daily rate of hire. Usually the customer pays for fuel and we are responsible for the actual operation of the vessel and all other vessel operating expenses. Alternatively, customers charter vessels under "bareboat" charter agreements. Pursuant to these agreements, we provide only the vessel to the customer, and the customer provides for the vessel's operating expenses and generally assumes all risk of operation. Therefore, the daily rate of hire under a bareboat charter agreement is lower than that under a time charter agreement. Charter periods may vary widely from several days to several years.

  Industry Hazards and Insurance

        Offshore marine vessel operations involve inherent risks associated with hazards, such as adverse weather conditions, collisions, fire, and mechanical failures, which may result in injury to personnel, damage to equipment, loss of operating revenues and increased costs. We maintain hull, liability, marine war risk, general liability, workers compensation and other insurance customary in the industry.

  Government Regulation

        Offshore Marine Services operations are subject to significant federal, state and local regulations, as well as international conventions. Its domestically registered vessels are subject to the jurisdiction of the U.S. Coast Guard (the "Coast Guard"), the National Transportation Safety Board, the U.S. Customs Service and the U.S. Maritime Administration, as well as to rules of private industry organizations such as the American Bureau of Shipping. These agencies and organizations establish safety standards and are authorized to investigate vessels and accidents and to recommend improved maritime safety standards. Moreover, to ensure compliance with applicable safety regulations, the Coast Guard is authorized to inspect vessels at will.

        Offshore Marine Services is also subject to the Shipping Act, 1916, as amended (the "1916 Act"), and the Merchant Marine Act of 1920, as amended (the "1920 Act," and together with the 1916 Act, the "Shipping Acts"), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Shipping Acts require that vessels engaged in the U.S. coastwise trade be owned by U.S. citizens and built in the U.S. For a corporation engaged in the U.S. coastwise trade to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the U.S. or of a state, territory or possession thereof, (ii) each of the president or other chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen, (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and (iv) at least 75% of the interest in such corporation must be owned by U.S. "citizens" (as defined in the Shipping Acts). Should we fail to comply with the U.S. citizenship requirements of the Shipping Acts, we would be prohibited from operating our vessels in the U.S. coastwise trade during the period of such non-compliance.

        To facilitate compliance with the Shipping Acts, our Restated Certificate of Incorporation: (i) limits the aggregate percentage ownership by non-U.S. citizens of any class of our capital stock (including the Common Stock) to 22.5% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25.0%) and authorizes the Board of Directors, under certain circumstances, to increase the foregoing percentage to 24.0%, (ii) requires institution of a dual stock certification system to help determine such ownership and (iii) permits the Board of Directors to make such determinations as reasonably may be necessary to ascertain such ownership and implement such limitations. In addition, our Amended and Restated By-Laws provide that the number of foreign directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any officer who is not a U.S. citizen from acting in the absence or disability of the Chairman of the Board of Directors and Chief Executive Officer and the President, all of whom must be U.S. citizens.

        Offshore Marine Services operates vessels registered in the following foreign jurisdictions: St. Vincent and the Grenadines, Vanuatu, the Cayman Islands, France, Chile, Egypt, Bahamas, Isle of Man, Greece, Panama, Argentina, Mexico, the United Kingdom, and the Marshall Islands. The vessels registered in these jurisdictions are subject to the laws of the applicable jurisdiction as to ownership, registration, manning and safety of vessels. In addition, the vessels are subject to the requirements of a number of international conventions that are applicable to vessels depending on their jurisdiction of registration. Among the more significant of these conventions are: (i) the 1978 Protocol Relating to the International Convention for the Prevention of Pollution from Ships, (ii) the International Convention on the Safety of Life at Sea, 1974 and 1978 Protocols, and (iii) the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978. We believe that our vessels registered in foreign jurisdictions are in compliance with all applicable material regulations and have all licenses necessary to conduct their business. In addition, vessels operated as standby safety vessels in the North Sea are subject to the requirements of the Department of Transport of the United Kingdom pursuant to the United Kingdom Safety Act.

  Environmental Compliance

        Vessels routinely transport diesel fuel to offshore rigs and platforms and carry diesel fuel for their own use, certain bulk chemical materials used in drilling activities, rig-generated wastes for delivery to waste disposal contractors onshore and liquid mud which contains oil and oil by-products. These operations are subject to a variety of federal and analogous state statutes concerning matters of environmental protection. Statutes and regulations that govern the discharge of oil and other pollutants onto navigable waters include the Oil Pollution Act of 1990, as amended ("OPA 90"), and the Clean Water Act of 1972, as amended (the "Clean Water Act"). The Clean Water Act imposes substantial potential liability for the costs of remediating releases of petroleum and other substances in reportable quantities. State laws analogous to the Clean Water Act also specifically address the accidental release of petroleum in reportable quantities.

        OPA 90, which amended the Clean Water Act, increased the limits on liability for oil discharges at sea, although such limits do not apply in certain listed circumstances. In addition, some states have enacted legislation providing for unlimited liability under state law for oil spills occurring within their boundaries. Other environmental statutes and regulations governing offshore marine operations include, among other things, the Resource Conservation and Recovery Act, as amended ("RCRA"), which regulates the generation, transportation, storage and disposal of on-shore hazardous and non-hazardous wastes; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which imposes strict and joint and several liability for the costs of remediating historical environmental contamination; and the Outer Continental Shelf Lands Act, as amended ("OCSLA"), which regulates oil and gas exploration and production activities on the Outer Continental Shelf.

        In addition to these federal and state laws, local laws and regulations and certain international treaties to which the U.S. is a signatory, such as MARPOL 73/78, Offshore Marine Services is subject to various requirements governing waste disposal and water and air pollution.

  Risks of Foreign Operations

        For the years ended December 31, 2004, 2003 and 2002 approximately 56%, 54% and 51%, respectively, of Offshore Marine Services' operating revenues were derived from foreign operations. Foreign operations are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, potential vessel seizure, nationalization of assets, terrorist attacks, fluctuating currency values, hard currency shortages, controls on currency exchange, the repatriation of income or capital, import-export quotas and other forms of public and governmental regulation, all of which are beyond our control. It is not possible to predict whether any of these conditions or events might develop in the future. The occurrence of any one or more of such conditions or events could have a material adverse effect on our financial condition and results of operations.

Environmental Services

  Business

        Until November 2003, Environmental Services (23%, 11% and 6% of consolidated operating revenues in 2004, 2003 and 2002, respectively) primarily provided contractual oil spill response and other professional emergency preparedness services to those who store, transport, produce or handle petroleum and certain non-petroleum oils as required by OPA 90, various state and municipal regulations and international maritime conventions. These services include training, consulting and supervision for emergency preparedness, response and crisis management. The business is conducted through our wholly owned subsidiaries, National Response Corporation ("NRC"), The O'Brien's Group, Inc. and SEACOR Environmental Services International Ltd. ("SESI").

        In November 2003, NRC acquired Foss Environmental Services Company and changed this company's name to NRC Environmental Services Inc. ("NRCES"). NRCES operates primarily on the west coast of the U.S. and, in addition to the above described emergency response services, provides industrial and marine cleaning services, petroleum storage tank removal and site remediation, transportation and disposal of hazardous waste, and environmental equipment and product sales.

  Equipment and Services

        Emergency Response Services.    Environmental Services employs trained personnel and maintains specialized equipment positioned in the U.S. and in certain international locations to respond to oil spills, emergencies and other projects as required by its customers. NRC maintains a fleet of 13 vessels and 6 barges outfitted with specialized equipment on the east, gulf, and west coasts of the U.S. as well as in the Caribbean and Hawaii. It also has established a network of approximately 175 independent oil spill response contractors that may assist it by providing equipment and personnel. Operating revenues earned from emergency response services approximated 12%, 4% and 0% of consolidated revenues for the years ended December 31, 2004, 2003, and 2002, respectively.

        Retainer Services.    Environmental Services offers retainer services to the maritime community, such as operators of tank and non-tank vessels, and chemical carriers, and to owners of facilities, such as refineries, pipelines, exploration and production platforms, power plants and storage tank terminals. Retainer services include access to professional management and specialized equipment necessary to respond to an oil or chemical spill emergency.

        Consulting Services.    Environmental Services has developed customized training programs for industrial companies to educate personnel on the prevention of and response to oil spills, handling of hazardous materials releases, fire fighting, security incidents and other crisis-related events as well as the associated risks. We plan and participate in customer oil and chemical spill response and other risk exercises and develop and maintain vessel and facility response and security plans. We also conduct and assist with vessel inspections, as well as security assessments of vessels and facilities. All of these services are offered throughout the U.S. and internationally, both on a stand-alone basis and as part of our base retainer services.

        Industrial and Remediation Services.    Through NRCES and its network of independent oil spill response contractors, Environmental Services provides hazardous waste management, industrial and marine cleaning services, salvage support, petroleum storage tank removal and site remediation services, primarily in the U.S. We also market and sell environmental equipment and products.

  Markets

        The market for contractual oil spill response and other related training and consulting services in the U.S. resulted from the enactment of OPA 90 legislation passed by the U.S. Congress after the Exxon Valdez oil spill in Alaska. OPA 90 requires that all tank vessels operating within the Exclusive Economic Zone of the United States and all facilities and pipelines handling oil that could have a spill affecting the navigable waters of the U.S. develop a plan to respond to a "worst case" oil spill and ensure by contract or other approved means the ability to respond to such a spill. Certain states have enacted similar oil spill laws and regulations, most notably California, Washington and Alaska. The United Nations' MARPOL 73/78 regulation also subjects companies to various requirements governing waste disposal and water and air pollution.

        The international market is characterized by two distinct operating environments—developed and developing nations. In developed nations, the environmental regulations generally are mature and governments usually respond to oil spills with public resources and then recover their costs from the responsible parties. In developing nations where global oil exploration and production exists, there is less oil spill response infrastructure and, accordingly, Environmental Services is seeking to develop opportunities to work with international oil and gas exploration and producing companies.

  Customers and Contractual Arrangements

        Environmental Services offers its services primarily to the domestic and international shipping community, major oil companies, independent exploration and production companies, power generating operators, industrial companies and airports. Services are provided pursuant to contracts generally ranging from one month to ten years. In addition to our retainer customers, we provide training, exercise and response services for oil spills, chemical releases, terrorist acts and natural disasters to others, including, under certain circumstances, local, state and federal agencies such as the U.S. Coast Guard.

        Environmental Services has more than 2,300 customers, and management does not believe that it is dependent on a single or few customers.

  Competitive Conditions

        The principal competitive factors in the environmental service business are price, customer service, reputation, experience, and operating capabilities. Management believes that the lack of uniform regulatory development and enforcement on a federal and state level in the U.S. has reduced demand for services provided by Environmental Services, thereby putting downward pressure on market rates. In the U.S., NRC faces competition primarily from the Marine Spill Response Corporation, a non-profit corporation funded by the major integrated oil companies, other non-profit industry cooperatives and also from smaller commercial contractors who target specific market niches. Our environmental consulting business faces competition from a number of relatively small privately-held spill management companies. Internationally, competition for both oil spill response and emergency preparedness and management comes from a few well-known private companies and regional oil industry cooperatives.

  Government Regulation

        NRC is "classified" by the U.S. Coast Guard as an Oil Spill Removal Organization ("OSRO") for every port in the continental U.S., Hawaii and the Caribbean. The OSRO classification process is strictly voluntary. Vessel owners and other customers subject to OPA 90 who utilize classified OSROs are exempt from the requirement to list their response resources in their plans. The classification process permits the Coast Guard and these customers to evaluate an OSRO's potential to respond to and recover oil spills of various types and sizes in different operating environments and geographic locations.

        In addition to the Coast Guard, the Environmental Protection Agency ("EPA"), the Office of Pipeline Safety, the Minerals Management Service division of the Department of Interior, and individual states regulate vessels, facilities, and pipelines in accordance with the requirements of OPA 90 or under analogous state law. There is currently little uniformity among the regulations issued by these agencies.

        When responding to third-party oil spills, Environmental Services enjoys immunity from liability under federal law and some state laws for any spills arising from its response efforts, except for deaths or personal injuries or in the event of gross negligence or willful misconduct. It also obtains contractual indemnity and liability release terms similar to the immunity provision discussed above from its customers. In addition, we maintain insurance coverage against such claims arising from our response operations. It considers the limits of liability adequate, although there can be no assurance that such coverage will be sufficient to cover future claims that may arise.

  Risks of Foreign Operations

        Environmental Services operates worldwide. Services include oil spill response, training, exercise support and special projects in assessing risk of spills, response preparedness, strategies and resource requirements to multinational oil companies, governments and industry. For the years ended December 31, 2004, 2003 and 2002 approximately 8%, 40% and 9%, respectively, of Environmental Services' operating revenues were derived from its foreign operations. A significant increase in operating revenues earned from foreign operations in 2003 resulted from spill response, spill management, containment, and remediation services provided in support of Operation Iraqi Freedom.

        Environmental Services' foreign operations are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, terrorist attacks, the repatriation of income or capital and other forms of public and governmental regulation, all of which are beyond our control. It is not possible to predict whether any of these conditions or events might develop in the future.

Inland River Services

  Business

        Inland River Services (14%, 7% and 3% of consolidated operating revenues in 2004, 2003 and 2002, respectively) is primarily engaged in the operation of a fleet of dry cargo barges principally on the Mississippi and Ohio Rivers and their tributaries, and the Gulf Intracoastal Waterways which parallel the U.S. Gulf of Mexico coast ("U.S. inland waterways") transporting a range of dry-bulk commodities such as grain, coal, aggregate, ore, steel, scrap and fertilizers. As of December 31, 2004, Inland River Services operated a fleet of 1,072 dry cargo barges, of which 674 are owned, 182 chartered-in, 210 managed and six joint ventured. Certain of Inland River Services' barging activities are supported by three wholly-owned towboats. These towboats are operated by a third party. Inland River Services also owns 20 10,000 barrel chemical and product tank barges that are operated by a third party in the transportation of liquid bulk cargoes, such as lube oils, solvents and glycols, on the U. S. inland waterways.

        Inland River Services commenced operations in the third quarter of 2000 with 43 owned, 11 joint ventured and 208 managed dry cargo barges when we acquired SCF Corporation ("SCF"), a company that owned, operated and managed dry cargo barges since 1983. Over the past four years, Inland River Services fleet has grown substantially.

  Equipment and Services

        Most of the dry cargo barges owned by us are pooled with other barges owned by third parties through a pooling arrangement that we manage. Under this arrangement, operating revenues and expenses are pooled except for insurance, maintenance and repair costs. Each barge owner is responsible for the capital and financing costs of its own equipment in the pool.

        The fleet of dry cargo barges consists of open and covered hopper barges. Open hopper barges are used to transport non-grain, non-water sensitive commodities such as coal, aggregate and scrap. Covered hopper barges are more versatile because they can also carry water sensitive products, such as grain, ores, alloys, cements and fertilizer. Each dry cargo barge in our fleet is capable of transporting on average approximately 1,500 to 2,000 (1,350 to 1,800 MT) tons of cargo. Carrying capacity of each barge at any particular time is determined by water depth and hull size of the barge.

        Dry cargo barges are unmanned and are moved on the U.S. inland waterways by vessels known in the trade as "towboats." The combination of a towboat and dry cargo barges is commonly referred to as a "tow." Tows range in size from fifteen barges to as many as forty barges. Tows pass through lock and dam systems on most river segments. The number of dry cargo barges included in a tow depends on a variety of factors, including the horsepower of the towboat, river width and navigational conditions, the direction of travel, and the mix of loaded and empty barges in the tow. We have ownership interests in towboats as shown below. They are operated by a third party on the U.S. inland waterways for others. Inland River Services contracts with third parties to move its dry cargo barges on a spot basis, meaning that the rates it pays for barge movements are market driven. Towing prices fluctuate with demand, rising with higher volumes and higher fuel costs.

        Typical dry cargo barge movements usually consist of shifting a clean, empty barge from a fleeting location to a loading facility to load a non-grain commodity or to a shallow draft port for loading with grain. It is then moved from the loading location to a tow and moved in that tow either northbound or southbound to its destination for unloading. After unloading it is shifted to a fleeting area for cleaning and repair if needed before being moved again for loading. Some barges are moved empty in a tow to loading ports some distance away from the port of discharge of its last cargo. Typically, grain cargos move southbound and non-grain cargos move northbound.

        The following table sets forth the number of dry cargo barges owned and/or operated by Inland River Services, towboats and tank barges.

	At December 31,
Fleet Structure
	2004	2003	2002
Dry Cargo Barges:
Owned:
Open	231	126	110
Covered	443	243	185
Total Owned	674	369	295
Managed(1)	210	235	229
Chartered-in	182	174	—
Joint Ventured(2)	6	6	11

Total Fleet	1,072	784	535

Chemical Tank Barges	20	—	—

Towboats(3)	6	3	—

(1)
See Management's Discussion and Analysis of Financial Condition and Results of Operations—Inland River Services" for a discussion of managed barges.

(2)
50% owned.

(3)
Three 6,250 horsepower towboats were acquired in December 2003 and are bareboat chartered-out. We and a minority partner jointly own three 6,250 horsepower towboats which were acquired in July 2004.

  Markets

        Dry cargo barges provide one of the nation's most cost effective methods for transporting cargoes for many bulk commodity shippers. Our primary dry cargo barge customers include major U.S. agricultural and industrial companies. Dry cargo commodities usually transported in barges on the U.S. inland waterways include coal, petroleum byproducts, grain and byproducts, fertilizers, both raw steel commodities and finished steel, nonferrous minerals and construction materials. Grains rank as the primary export, coal and petroleum products are predominately moved domestically, and fertilizer, steel, and construction materials are both imported and moved domestically within the U.S. inland waterways.

        The inland river barge business is cyclical with many variables affecting profitability. It is largely influenced by global trade, where demand for services can be affected by both U.S. supply and demand as well as international supply and demand for similar products. For example, reduced yields in grain production can affect the amount of cargo being moved and can affect its competitiveness in the world market which in turn can affect the amount being moved. In addition, the cost of ocean freight can also directly affect the movement of U.S. grain to some export markets. As the cost of ocean freight rises, rail shipments of grain destined for Asian markets to ports in the Pacific Northwest have a competitive advantage over the longer voyages out of the Gulf of Mexico. Foreign competition for world grain trade can affect U.S. exports. In times of high world grain stocks when foreign production is abundant, U.S. exports can be negatively affected, and in times of tight world stocks when foreign production may not be ample, U.S. exports can be brisk. In addition, freight rates for export grain transportation are affected by seasonality of shipments and overall export demand. The recent growth in worldwide demand for iron ore, steel, steel byproducts, coal, petroleum, and other bulk commodities has prompted a rise in demand for barge transportation in both the export and import trades. The exports of grain and other commodities can also be affected by the strength or weakness of the U.S. dollar, volatility of foreign economies, and changes in the level of foreign competition.

        Most of Inland River Services business activities are in the short-term and spot markets, and therefore, its earnings are subject to fluctuations in market rates. We occasionally seek to enter into long-term contracts to provide a level of stable cash flows and moderate the affect of market fluctuations.

  Seasonality

        The upper Mississippi River usually closes to barge traffic from mid-December to mid-March; ice hinders the navigation of barge traffic on the upper Mississippi River, the Illinois River and the upper Ohio River. Adverse river conditions due to high water resulting from excessive rainfall, or low water caused by drought, can also impact operations by limiting the speed at which tows travel the U.S. inland waterways, the number of barges included in tows, and the quantity of cargo that is loaded in the barges. The volume of grain transported from the Midwest to the Gulf of Mexico, primarily for export, is highest during the harvest season from mid-August through late November. The harvest season is particularly significant because pricing tends to peak during these months.

  Competitive Conditions

        The barge business has been consolidating for many years. We believe that there are five major domestic companies that operate over 1,000 barges each, with three of those, namely American Commercial Barge Lines, AEP- Memco and Ingram Barge Company, operating over 2,000 barges each. There are also four mid-sized barge companies that operate more than 500 but less than 1,000 barges. We estimate that the nine largest operators control approximately 80% of the total capacity in the barge industry.

        We compete on the basis of price and equipment availability. The inland barging business is very competitive. Primary competitors are other barge lines, railroads and trucks. Competition among barge lines intensifies as barge supply exceeds demand. Year to year changes in operating conditions, such as weather and lock delays and closures, can significantly affect barge availability by increasing or decreasing barge loading capacity. As discussed above, fluctuations in imports and exports also affect the demand for barges and competition in the domestic barge business.

  Customers and Contractual Arrangements

        The principal customers for Inland River Services are major agricultural companies and industrial companies. The ten largest customers accounted for approximately 60% of Inland River Services' revenues in 2004.

        Most of the barges in the fleet are employed under contracts of affreightment with customers. A contract of affreightment is an agreement to transport cargo from one point to another for a specified rate per ton. Contracts of affreightment can be for a short-term or longer-term duration, ranging anywhere from one voyage to several years. Under longer-term contracts, the undertaking can be an agreement to transport a minimum number of tons of cargo or to meet certain transportation needs for a particular customer. Some of the barges are bareboat chartered out to third parties for a fixed payment of hire per day for the duration of the charter. These contracts tend to be longer, ranging in term from one to five years.

  Government Regulation

        Inland River Services operations are subject to federal, state and local regulations. The tank barges that are managed by a third party are subject to inspection by the U.S. Coast Guard on a periodic basis and carry certificates of inspection. Inland River Services, like Offshore Marine Services, is also subject to the Shipping Acts which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Shipping Acts require that the barges engaged in the U.S. coastwise trade be owned by U.S. citizens and built in the U.S. For a further discussion of these requirements see "Business—Offshore Marine Services—Government Regulation."

Helicopter Services

  Business

        Helicopter Services (6%, 5% and 0% of consolidated operating revenues in 2004, 2003 and 2002, respectively) commenced operations in December 2002 with the acquisition of Houston based helicopter owner/operator Tex-Air. Before the acquisition of Era, Tex-Air operated 46 helicopters including one leased from Era primarily servicing the offshore oil and gas exploration, development and production industry from its bases in Texas and Louisiana. Following the acquisition of Era at the end of 2004, in addition to services to the offshore oil and gas industry from bases in Alabama, Louisiana, Texas and Alaska, we now provide agricultural and forestry support services and flight-seeing tour services from our newly acquired bases in Nevada and Alaska. We also lease aircraft to third parties for operation by those parties.

  Equipment and Services

        Following the Era acquisition on December 31, 2004, 81 aircraft were acquired by Helicopter Services for a total fleet of 127 helicopters. The helicopter operations of Tex-Air and Era will be merged and will operate under the name "Era Helicopters, LLC." At December 31, 2004, Helicopter Services' operations were based only in the United States.

        As a result of the Era acquisition, our helicopter fleet includes 10 aircraft operated in support of firefighting and other services provided to governmental agencies in the western United States and 14 aircraft that are used in flightseeing tour services. These services are managed from our base facilities located in Nevada and our bases in the Juneau and Denali Park areas in Alaska.

        Helicopter Services operates Federal Aviation Administration ("FAA") approved maintenance repair stations in Anchorage, Alaska and Lake Charles, Louisiana and is a factory approved service facility or center for Bell Helicopter Textron American Eurocopter and Turbomeca. Since 1987, Era has manufactured and marketed, from its Gulf Coast Division facility in Lake Charles, Louisiana, a composite external auxiliary fuel tank for use on several helicopter types, including the Bell 205, 212 and 412, the military "Huey" and the Eurocopter BK-117. The tank system provides enhanced flight range with nominal drag while increasing the passenger capacity. Sales to date have been to both civilian and military customers. Other aircraft accessories are also manufactured at the facility.

        The composition of Helicopter Services' fleet as of December 31, 2004 and some of the characteristics of the individual types of helicopters are as follows:

Manufacturer	Model	Number	Engine	Passenger Capacity
Light Helicopters:
Bell	206 B Series	10	Single	4
Eurocopter	EC120	9	Single	4
Eurocopter	AS 350 Types	38	Single	5–6
Agusta	A119	7	Single	7
Eurocopter	AS355 Types	3	Twin	5
Eurocopter	BO-105	22	Twin	4–5
Agusta	A109	1	Twin	7

		90
Medium Helicopters:
Sikorsky	S-76 Types	7	Twin	6–12
Eurocopter	EC155	2	Twin	12
Bell	Bell 212/412	23	Twin	13

		32
Heavy Helicopters:
Eurocopter	AS332L Super Puma	2	Twin	19
Sikorsky	S-61	3	Twin	19

		5

		127

        Helicopter Services owns 109 of the 127 helicopters listed above, it leases 17 helicopters under operating leases and it manages one helicopter for a third party's account.

        The flightseeing tourist services are provided on a contract basis or "block space basis" with cruise lines and via direct bookings with hotels, travel agents and individual passengers. These services are operated out of Juneau and from areas near Denali National Park. Other helicopter services to the oil and mining industries are provided on a contract or charter basis from bases in Valdez, Anchorage, the Kenai area and Deadhorse, Alaska. These services are somewhat seasonal in nature, peaking during the months of May through September when weather conditions are more conducive to operations.

        Operations in the U.S. Gulf of Mexico largely support the offshore oil and gas exploration, development and production industry. With the Era acquisition, services are provided from the corporate office in Lake Charles, Louisiana and from bases in the Louisiana cities of Morgan City, Cameron, Abbeville, Venice, Fourchon, Houma, Schriever and Johnson's Bayou, the Texas cities of Galveston and Sabine Pass and from Theodore, Alabama.

        Era's principal aircraft bases in Alaska are a fixed-wing air service center at Ted Stevens Anchorage International Airport, with two adjacent hangars housing its helicopter operations and training and accounting operations. Era also maintains smaller helicopter facilities in Alaska at Deadhorse and Valdez. Era also owns properties in Juneau and Denali Park, Alaska.

        We have contracts to purchase 32 helicopters estimated to cost $259 million over the next five years. We expect to accept delivery of four medium crew change helicopters and four single engine helicopters in 2005, six medium and three light twin engine helicopters in 2006 and fifteen medium crew change helicopters during 2007 through 2009. After giving effect to deposits and progress payments already made, our remaining commitments are $37 million for aircraft in 2005 and $208 million for aircraft in 2006 and later. Of these purchase commitments, Helicopter Services has the right to terminate the purchase agreement relating to twenty Bell/Agusta Aerospace AB139 medium twin-engine helicopters at any time with regard to undelivered aircraft without liability thereunder other than payment of liquidated damages. In addition to the purchase commitments discussed above, we have placed refundable deposits on 10 light twin engine and 3 heavy twin engine helicopters.

  Markets

        At this time, Helicopter Services' principal market for its transportation services is the oil and gas industry with offshore operations in the Gulf of Mexico. The customers and locations are similar to those serviced by Offshore Marine Services and the market and Helicopter Services opportunities there are subject to the same cycles and pressures as described above. See "Business—Offshore Marine Services—Market." In addition, Helicopter Services provides firefighting services to governmental agencies in the western United States, flightseeing operations in Alaska and utility and offshore services in Alaska.

  Seasonality

        A significant portion of Helicopter Services' oil and gas operating revenues and profits is dependent on actual flight hours. Prolonged periods of adverse weather and the effect of fewer hours of daylight can adversely impact our operating results. Several types of weather-related and seasonal occurrences impact Helicopter Services, including poor weather conditions, tropical storm season in the Gulf of Mexico, the number of hours of daylight and winter in Alaska. In general, the winter months of December through February in the Gulf of Mexico and October through April in Alaska have more days of adverse weather conditions than the other months of the year and, in the Gulf of Mexico, June through November is tropical storm season. During tropical storms, we are unable to operate in the area of the storm although flight activity may increase due to the evacuation to land of offshore workers. In addition, many of our base facilities are located along the Gulf of Mexico coast and tropical storms may cause damage to our property. The fall and winter months have fewer hours of daylight. Consequently, flight hours are generally lower at these times.

        Our firefighting and flightseeing operations are also seasonal operations. Firefighting activity generally commences late in the second quarter and may continue into the fourth quarter, depending on climactic conditions in any given year. Flightseeing activity is generally from late May until early September. Certain costs associated with these businesses are year round. Consequently, financial performance for these businesses is uneven.

  Competitive Conditions

        The helicopter transportation business is highly competitive. There are two major competitors, Petroleum Helicopters, Inc. and Offshore Logistics, Inc., and several smaller competitors operating in this market. In addition, several customers in the Gulf of Mexico operate their own helicopter fleets. We are the third largest independent helicopter company operating in the Gulf of Mexico, one of the largest operators of flightseeing helicopters in Alaska, and a significant operator of firefighting aircraft in the western United States. In most instances, an operator must have an acceptable safety record, demonstrated reliability, type and availability of equipment and quality of service to participate in bidding for work. Among operators who have met these criteria, customers typically make their final choice based on price.

  Customers and Contractual Arrangements

        Helicopter Services charters its helicopters to utility and oil and gas customers primarily through master service agreements, term contracts and day-to-day charter arrangements. Master service agreements require incremental payments above a fixed fee based upon flight hours flown, have fixed terms ranging from one month to five years and generally are cancelable upon 30-days notice. Term contracts and day-to-day charter arrangements are generally non-cancelable without cause and call for a combination of a monthly or daily fixed rental fee plus a charge based on flight hours flown. Day to day charter arrangements are generally based on either an hourly or daily rate. Our rate structure on utility and oil and gas contracts limits our exposure to increases in fuel costs over a pre-agreed level with our customers. Fuel costs in excess of these levels are passed through to our customers. With respect to flightseeing aircraft, we allocate block space to cruise lines and sell seats directly to customers. At December 31, 2004, Tex-Air had 46 helicopters operating under master service agreements or term contracts with customers. Our principal customers in the Gulf of Mexico are oil companies of varying sizes and production management companies. In Alaska, our principal customers are oil companies and cruise lines' passengers. The principal customer for our firefighting activities is the United States government.

        There are also other markets for our helicopter transportation services that include oil and gas industry support activities abroad, medical transportation, agricultural support and general aviation activities. Our activity in these markets is very limited. We have two aircraft providing air medical transportation and one operating abroad under lease to a third party. While we do not focus on these markets today, such markets do provide a source of aircraft during times of high demand in the oil and gas industry and are potential users of our excess aircraft during time of reduced demand for aircraft in our core markets.

  Industry Hazards and Insurance

        In general, helicopter operations are potentially hazardous and may result in incidents or accidents, the risks of which are inherent in the helicopter transportation industry. These hazards may result in injury to personnel or loss of equipment and operating revenues. We conduct training and safety programs to minimize these hazards. Helicopter Services maintains insurance coverage for liability to other parties, as well as for damage to its aircraft. There can be no assurance that our liability coverage will be adequate to cover all claims that may arise. There is also no assurance that we will be able to maintain its existing coverage or that operating revenues will not be adversely affected by these hazards in the future.

  Government Regulation

        Helicopter Services is subject to regulations pursuant to the Federal Aviation Act of 1958, as amended, and other statutes as it carries persons and properties in its helicopters pursuant to a FAR Part 135 Air Taxi Certificate granted by the FAA. The FAA regulates flight operations and, in this respect, has jurisdiction over Helicopter Services personnel, aircraft, ground facilities and certain technical aspects of its operations. In addition to the FAA, the National Transportation Safety Board is authorized to investigate aircraft accidents and to recommend improved safety standards and, because of the use of radio facilities in its operations, we are also subject to the Communications Act of 1934.

        Helicopter Services is subject to federal, state and local laws and regulations relating to the protection of the environment. The nature of the business of operating and maintaining helicopters requires that Helicopter Services use, store and dispose of materials that are subject to these laws and regulations. The environmental protection requirements have become more stringent in recent years; however, management believes these laws and regulations will not have a material adverse effect on Helicopter Services.

Other Activities

        Globe Wireless.    In 1998, we acquired an interest in the predecessor of Globe Wireless, L.L.C. ("Globe Wireless") and own beneficially approximately 38% of the voting equity of Globe Wireless. Globe Wireless operates a worldwide network of high frequency radio stations. The network of stations is a wireless data network initially targeted at the maritime industry that supports Internet messaging, telex and facsimile communications. Globe Wireless also provides satellite messaging and voice communication services to the maritime industry. We record Globe's results using the equity method of accounting.

        Other Joint Ventures.    Also in 1998, we entered into a joint venture with an established private ship-owning and ship-management company in which we own a 50% interest. The joint venture currently owns and operates a 52,000 dwt handy-max bulk carrier built in 2001. In 2003, we made a $6.0 million minority equity investment in a California-based company that designs and manufactures water treatment systems for sale or lease. We record the results of these joint ventures using the equity method of accounting.

        Regional Airline.    In addition to helicopter operations, Era operates a scheduled regional airline service in Alaska encompassing the transportation of passengers, mail and cargo. We intend to sell the regional airline service and are actively seeking purchasers. Era also operates the largest Fixed Base Operation at Ted Stevens Anchorage International Airport, selling fuel and providing ground services to transient corporate aircraft.

        Chiles.    Chiles Offshore Inc. ("Chiles") was formed in 1997 for the purpose of constructing, owning and operating ultra-premium jackup drilling rigs. We consolidated the reporting of financial information of Chiles from its inception until its initial public offering of common stock in September 2000 (the "Chiles IPO") and thereafter using the equity method. Consequently, our consolidated results for 1997 through the Chiles IPO in 2000 included in revenues, expenses and operating income, amounts reflecting its pro-rata share of ownership of Chiles during that period; thereafter, until Chiles merged with ENSCO International Incorporated ("ENSCO"), its net results were reflected in equity income.

        In the merger of Chiles with ENSCO on August 7, 2002 (the "Chiles Merger"), we received $5.25 cash and 0.6575 shares of ENSCO common stock for each share of Chiles' common stock we owned at the time of the merger. We received $25.4 million in cash and 3,176,646 shares of ENSCO's common stock, valued at $73.4 million on the date of merger, and recognized an after-tax gain of $12.9 million, or $0.61 per diluted share. Following the Chiles Merger, we began accounting for the ENSCO shares we own as available-for-sale securities and now record changes in their market value each period as adjustments to other comprehensive income.

Environmental Compliance

        Our operations are subject to federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. We make expenditures we believe to be necessary and seek to comply, in all material respects, with these laws to avoid liability for environmental damage. Compliance with existing environmental laws has not had a material adverse effect on our results of operations. However, future changes in environmental regulations with respect to the oil and gas industry could adversely affect us.

Employees

        As of December 31, 2004, we employed directly and indirectly through crewing or manning agreements approximately 3,900 individuals. All indirect employees support offshore marine vessel operations. In Nigeria, a joint venture company assists with vessel management and, at December 31, 2004, employed approximately 150 individuals. Also at December 31, 2004, our North Sea operations were provided approximately 400 seamen through various manning agencies.

        Unions represent seamen employed in the United Kingdom and West Africa, employees of an Offshore Marine Services' joint venture in Nigeria and certain individuals employed in Environmental Services. Furthermore, in recent years, maritime labor unions have attempted to organize seamen employed by Offshore Marine Services in its U.S. Gulf of Mexico operations. Although we are not aware of any current union-organizing activities for U.S. seamen employed by Offshore Marine Services, the unionization of our domestic seamen could arise in the future.

Legal Proceedings

        We are involved in various legal and other proceedings, which are ordinary routine litigation incidental to the conduct of our business. We believe that none of these proceedings, if adversely determined, would have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

        Our by-laws provide that directors are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal and our officers serve at the pleasure of the Board of Directors. The name, age and offices held by each of our directors and executive officers at December 31, 2004 were as follows:

Name	Age	Position
Charles Fabrikant	60	Chairman of the Board of Directors, President and Chief Executive Officer
Randall Blank	55	Executive Vice President and Chief Financial Officer
Dick Fagerstal	44	Senior Vice President, Corporate Development and Treasurer
Milton Rose	60	Vice President of the Company and President and Chief Operating Officer of Offshore Marine Services—Americas Division
Alice Gran	55	Senior Vice President and General Counsel
John Gellert	35	Senior Vice President
Andrew Strachan	57	Vice President
Lenny Dantin	52	Vice President and Chief Accounting Officer
Andrew R. Morse(1)(2)	59	Director
Michael E. Gellert	73	Director
Stephen Stamas(1)(2)	74	Director
Richard M. Fairbanks, III(2)(3)	64	Director
Pierre de Demandolx(2)	64	Director
John C. Hadjipateras(1)(2)	54	Director
Oivind Lorentzen(2)(3)	54	Director
James A. F. Cowderoy	45	Director
Steven J. Wisch(2)(3)	43	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Audit Committee.

        Charles Fabrikant is President, Chief Executive Officer and Chairman of the Board, and has been a director of SEACOR and several of its subsidiaries since 1989. Mr. Fabrikant is also a Director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation ("FIC"), a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of ours. Mr. Fabrikant is a licensed attorney admitted to practice in the State of New York and in the District of Columbia.

        Randall Blank has been Executive Vice President and Chief Financial Officer since December 1989 and has been the Secretary of SEACOR since October 1992. From December 1989 to

October 1992, Mr. Blank was Treasurer of SEACOR. In addition, Mr. Blank has been a director of certain of SEACOR's subsidiaries since January 1990 and, since October 1997, has been the Chief Executive Officer of its Environmental Services Division. Mr. Blank is a director of Globe Wireless, and prior to the Chiles Merger, Mr. Blank served as a director of Chiles.

        Dick Fagerstal has been Senior Vice President, Corporate Development and Treasurer since February 2003 and has served as Treasurer since May 2000. From August 1997 to February 2003, Mr. Fagerstal served as Vice President of Finance. Mr. Fagerstal has also served as a director of certain of SEACOR's subsidiaries since August 1997. Prior to the Chiles Merger, Mr. Fagerstal served as a director, Senior Vice President and Chief Financial Officer of Chiles.

        Milton Rose has been Vice President of SEACOR and President and Chief Operating Officer of Offshore Marine Services—Americas Division since January 1993. Mr. Rose also serves as a director of various SEACOR joint ventures.

        Alice Gran has been Senior Vice President and General Counsel. Ms. Gran is responsible for managing legal, insurance and certain risk management functions. Ms. Gran joined SEACOR in July 1998 and is a licensed attorney admitted to practice in the District of Columbia.

        John Gellert has been Senior Vice President since June 2004. Mr. Gellert's primary responsibility is running the domestic and international divisions of Offshore Marine Services. From 2000 to June 2004, Mr. Gellert served as Vice President in charge of worldwide chartering. Mr. Gellert has been an employee of SEACOR since 1992. Mr. Gellert's father, Michael Gellert, is a director of SEACOR.

        Andrew Strachan has been Vice President since April 1997 and a director and officer of certain SEACOR subsidiaries since December 1996.

        Lenny Dantin has been Vice President and Chief Accounting Officer since March 1991. From October 1992 to May 2000, Mr. Dantin was Treasurer of SEACOR. In addition, Mr. Dantin has been an officer and director of certain of SEACOR's subsidiaries since January 1990.

        Andrew R. Morse has been Senior Vice President—Investments at the Morse Group at UBS Financial Services Inc., a New York-based investment banking firm, since October 2001. Mr. Morse was Senior Vice President—Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards.

        Michael E. Gellert has been one of two general partners of Windcrest Partners, a New York-based investment partnership, for more than the past five years. Mr. Gellert is currently a director of the following public corporations: Six Flags, Inc.; Devon Energy Corp.; Humana Inc.; Smith Barney World Funds, Inc.; Travelers Series Fund, Inc.; and Dalet Technologies.

        Stephen Stamas is retired. He served as the Chairman of The American Assembly of Columbia University, a New York-based not-for-profit organization involved in the study of public affairs, from 1987 until March 2003. Mr. Stamas was the Chairman of the New York Philharmonic from 1989 until 1996 and Vice Chairman of The Rockefeller University from 1995 until November 1999. He is Chairman Emeritus and a director of the Greenwall Foundation. From 1973 to 1986, he served as Corporate Vice President of Exxon Corporation.

        Richard M. Fairbanks, III has been a Counselor at the Center for Strategic and International Studies, a Washington, D.C.-based research organization, since April 2000, where he served as Managing Director for Domestic and International Issues from 1994 until April 1999, and President and Chief Executive Officer from May 1999 to April 2000. Mr. Fairbanks was the Managing Partner of the Washington, D.C. office of Paul, Hastings, Janofsky & Walker LLP (a law partnership) from 1985 to 1992, when he became Senior Counsel, a position he held until 1994. Mr. Fairbanks is also a director of GATX Corporation and SPACEHAB, Inc. He formerly served as an Ambassador-at-Large for the United States from 1982 to 1985 and was International Chairman of the Pacific Economic Cooperation

Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court.

        Pierre de Demandolx has been a general partner of DPH Conseils, a Paris-based shipping and energy consulting company since October 2003. He had previously served as a general partner of the company from 1997 to 1999. From April 1999 until October 2003, Mr. de Demandolx was the Managing Director of Petroleum Development and Diversification, a London-based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation ("CNN"), a Paris-based public shipping company owned by Compagnie Maritime Belge. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris-based helicopter transportation company.

        John C. Hadjipateras founded Eagle Ocean Inc., a Stamford, Connecticut-based marine transportation agency concentrating in vessel sales and purchases, chartering, insurance and finance, and has served as its President since its inception in 1980. He is also Managing Director of Eagle Financial Partners, LLC, a venture capital management company founded in 1998, and was Managing Director of Peninsular Maritime Ltd. a shipbrokerage firm, from 1972 until 1993. From 1974 until 1999, Mr. Hadjipateras was a Council member of INTERTANKO, the International Association of Independent Tanker Owners. From 1985 until 1989 he was a Board Member of the Greek Shipping Co-operation Committee, and is currently a Director of KIDSCAPE LTD., and a Member of the Board of Advisors to the Faculty of Language and Linguistics of Georgetown University.

        Oivind Lorentzen has been the President of the Northern Navigation America Inc., a Greenwich Connecticut-based investment and ship owning company concentrating in specialized transportation and structured finance since 1990. From 1979 to 1990 Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and currently sits on its Board of Directors. Mr. Lorentzen is also a director of Blue Danube Inc.

        James A. F. Cowderoy has been the Chairman of Harrisons (Clyde) Ltd., a Glasgow-based ship owning and ship management company, since May 2002. Mr. Cowderoy served as Managing Director of SEACOR International Ltd., a subsidiary of ours, from May 2001 until April 2002. Mr. Cowderoy was Managing Director of Stirling Shipping Company Ltd., a private offshore shipping company based in Glasgow from 1995 until its acquisition by us in May 2001. Mr. Cowderoy is also a director of the North of England P&I Association Ltd. and Marine Shipping Mutual Insurance Company Ltd.

        Steven J. Wisch has been President of Related Investments, a New York-based private investment firm, since November 2003. From December 2001 through August 2002 Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York-based not-for-profit organization. In December 2001 Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank, where he was employed from 1983 through 1985 and from 1987 through December 2001.

Audit Committee

        The Board of Directors has established a standing Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including the selection of our outside auditors, the review of the financial reports and other financial information provided by us to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls and the annual independent audit of our financial statements.

        The current members of the Audit Committee are Messrs. Fairbanks, Lorentzen and Wisch. The Board has determined that all members of the Audit Committee are "independent" and "financially literate" under the rules of the New York Stock Exchange currently applicable to us and are "independent" under the independence criteria established by the Audit Committee members. The

Board has further determined that Mr. Lorentzen is an "Audit Committee Financial Expert" within the meaning of the regulations of the Securities and Exchange Commission, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated by the SEC under the Exchange Act.

Executive Compensation

Summary Compensation Table

        The following table sets forth certain compensation information regarding compensation awarded to, earned by and paid to our Chief Executive Officer and each other executive officer required under SEC rules to be included herein (the "Named Executive Officers") in respect of the fiscal year ended December 31, 2004.

	Annual Compensation			Long-Term Compensation
Position(s)	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	Number of Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
Charles Fabrikant(5) Chairman of the Board, President, and Chief Executive Officer	2004 2003 2002	525,000 525,000 525,000	1,250,000 125,000 1,250,000	986,100 344,400 1,459,500	30,000 30,000 30,000	6,150 6,000 5,500
Randall Blank(6) Chief Financial Officer, Executive Vice President, and Secretary	2004 2003 2002	335,000 335,000 335,000	200,000 100,000 350,000	276,108 137,760 216,840	10,000 10,000 7,500	6,150 6,000 5,500
Dick Fagerstal(7) Senior Vice President, Corporate Development and Treasurer	2004 2003 2002	280,000 280,000 250,000	150,000 62,500 265,000	197,220 107,625 271,050	10,000 5,000 10,000	6,150 6,000 5,500
John Gellert(8) Senior Vice President	2004 2003 2002	155,000 155,000 145,000	75,000 62,500 80,000	230,090 96,863 242,813	15,000 10,000 10,000	6,150 6,000 5,500
Alice Gran(9) Senior Vice President and General Counsel	2004 2003 2002	260,000 235,000 235,000	60,000 40,000 80,000	98,610 34,440 62,550	4,000 3,000 1,500	10,975 11,365 11,900

(1)
Sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, termination without "cause" of the employee, or the occurrence of a "change-in-control" of the Company.

(2)
The value indicated is based on the number of shares awarded and the stock price on the issuance date. We provided to the Named Executive Officers three types of Restricted Stock Awards. Each award of Three-Year Restricted Stock ("Three-Year Stock") vests in three equal annual installments, commencing approximately on the first anniversary of the date of award. Each award of One-Year Restricted Stock ("One-Year Stock") vests approximately one year from the date of the award. Each award of Five-Year Restricted Stock ("Five-Year Stock") vests in five equal annual installments commencing on the first anniversary of the date of the award. Each type of restricted stock vests immediately upon the death, disability, termination "without cause" of the employee, or the occurrence of a "change-in-control" of the Company. If cash dividends are paid by us, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.

(3)
Stock option grants include options granted (or which we have agreed to grant in installments during 2005) on March 11, 2005 as compensation for fiscal year 2004, all to be issued under the 2003 Share Incentive Plan.

(4)
"All Other Compensation" includes contributions made by us to match pre-tax elective deferral contributions (included under Salary) made by Messrs. Fabrikant, Blank, Fagerstal and Gellert and Ms. Gran under the SEACOR Savings Plan, a defined contribution plan established by us effective July 1, 1994 which meets the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(5)
Mr. Fabrikant was granted restricted stock awards as follows: for 2004, 10,000 shares of Five-Year Stock and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 3,000 shares of Five-Year Stock and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 30,000 shares of Five-Year Stock and 5,000 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Mr. Fabrikant held 38,000 shares of restricted stock having a value of $2,029,200 based upon a closing price of $53.40 per share of common stock on December 31, 2004.

(6)
Mr. Blank was granted restricted stock awards as follows: for 2004, 2,000 shares of Five-Year Stock and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 1,000 shares of Five-Year Stock and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 3,000 shares of Five-Year Stock and 2,200 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Mr. Blank held 6,600 shares of restricted stock having a value of $352,440 based upon a closing price of $53.40 per share of common stock on December 31, 2004.

(7)
Mr. Fagerstal was granted restricted stock awards as follows: for 2004, 1,500 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 1,000 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 5,000 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Mr. Fagerstal held 7,500 shares of restricted stock having a value of $400,500 based upon the closing price of $53.40 per share of common stock on December 31, 2004.

(8)
Mr. Gellert was granted restricted stock awards as follows: for 2004, 2,000 shares of Five-Year Stock and 1,500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005. At December 31, 2004, Mr. Gellert held 6,550 shares of restricted stock having a value of $349,770 based upon the closing price of $53.40 per share of common stock on December 31, 2004

(9)
Ms. Gran was granted restricted stock awards as follows: for 2004, 1,000 shares of Five-Year Stock and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated March 11, 2005; for 2003, 300 shares of Five-Year Stock and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated February 25, 2004; and for 2002, 1,000 shares of Five-Year Stock and 500 shares of One-Year Stock pursuant to a Restricted Stock Agreement dated January 15, 2003. At December 31, 2004, Ms. Gran held 1,766 shares of restricted stock having a value of $94,304 based upon a closing price of $53.40 per share of common stock on December 31, 2004.

Stock Options

        On April 18, 1996 and May 14, 2003, SEACOR's stockholders adopted the 1996 Share Incentive Plan and the 2003 Share Incentive Plan, respectively (collectively, the "Plans"). The Plans provide for the grant of options to purchase shares of common stock and for the grant of stock appreciation rights, restricted stock awards, performance awards and stock units to officers and key employees of ours. The Plans are administered by the Compensation Committee of the Board. Each option or share granted to an officer or employee must be evidenced by an agreement containing terms and provisions established by the Compensation Committee in accordance with the Plans.

Option Grants in 2004

        The following table shows all grants of options to acquire shares of common stock in 2004 to the Named Executive Officers.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)
		Percent of Total Options Granted to Employees in Fiscal Year(1)(%)	Exercise or Base Price ($/Sh)
Name				Expiration Date
					5%($)	10%($)
Charles Fabrikant	7,500	6.2	43.05	2/25/14	203,265	515,236
	7,500	6.2	40.04	2/25/14	183,008	460,509
	7,500	6.2	43.34	2/25/14	191,696	478,915
	7,500	6.2	53.58	2/25/14	229,181	568,477
Randall Blank	2,500	2.1	43.05	2/25/14	67,775	171,745
	2,500	2.1	40.04	2/25/14	61,003	153,503
	2,500	2.1	43.34	2/25/14	63,899	159,638
	2,500	2.1	53.58	2/25/14	76,394	189,492
Dick Fagerstal	1,250	1.0	43.05	2/25/14	33,878	85,873
	1,250	1.0	40.04	2/25/14	30,501	76,752
	1,250	1.0	43.34	2/25/14	31,949	79,819
	1,250	1.0	53.58	2/25/14	38,197	94,746
John Gellert	2,500	2.1	43.05	2/25/14	67,755	171,745
	2,500	2.1	40.04	2/25/14	61,003	153,503
	2,500	2.1	43.34	2/25/14	63,899	159,638
	2,500	2.1	53.58	2/25/14	76,394	189,492
Alice Gran	750	0.6	43.05	2/25/14	20,327	51,524
	750	0.6	40.04	2/25/14	18,301	46,051
	750	0.6	43.34	2/25/14	19,170	47,892
	750	0.6	53.58	2/25/14	22,918	56,848

(1)
The options were granted pursuant to our 2003 Share Incentive Plan to all of our directors at an exercise price equal to the fair market value of the shares of common stock on the date of grant. The grant date of the options is February 25, 2004 and they were issued and the exercise date was determined on various dates during 2004. These options become exercisable at the rate of 25% per year commencing March 4, 2005.

(2)
The potential realizable values represent future opportunity and have not been reduced to reflect the time value of money. The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission, and are not intended to forecast future appreciation of the shares of common stock and are not necessarily indicative of the values that may be realized by the named executive officer.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table(1)

        The following table sets forth certain information with respect to stock option exercises by Named Executive Officers during 2004, and the exercisable and unexercisable options they held at year-end.

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End($) Exercisable/ Unexercisable(2)
Charles Fabrikant	—	—	309,750/54,000	8,209,673/625,965
Randall Blank	—	—	54,500/16,000	1,311,306/177,598
Dick Fagerstal	—	—	43,550/13,000	941,440/166,443
John Gellert	—	—	11,500/18,000	220,478/207,735
Alice Gran	—	—	4,903/4,200	100,461/43,824

(1)
Based on a December 31, 2004 closing price of our common stock of $53.40 per share.

(2)
Excludes options issued in 2005 in respect of 2004 performance.

        We have no employment contracts or formal remuneration arrangements with any of the Named Executive Officers.

Compensation of Directors

        Directors who are officers of ours receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. Directors who are not officers of ours receive an annual retainer of $15,000 and $1,500 for every regular and special Board and Committee meeting, respectively, that they attend.

        The SEACOR 2003 Non-Employee Director Share Incentive Plan was approved by stockholders at the 2003 Annual Meeting and is administered by the Board of Directors or by a committee designated by the Board. Under the 2003 Non-Employee Director Share Incentive Plan, each member of the Board who is not an employee of SEACOR is granted options and common stock.

        On the date of each annual meeting of the stockholders of SEACOR through 2007, each non-employee Director is granted an option to purchase 3,000 shares of common stock, subject to adjustment. The exercise price of the options granted is the fair market value per share of common Stock on the date the options are granted. Options granted under the 2003 Non-Employee Director Share Incentive Plan will be exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of SEACOR's stockholders after, the date of grant, for a period of up to ten years from date of grant. Subject to the accelerated vesting of options upon a non-employee Director's death or disability or the change in control of SEACOR, if a non-employee Director's service as a director of SEACOR is terminated, his or her options that are not then exercisable will terminate. A non-employee Director's options that are vested but not exercised may, subject to certain exceptions, be exercised (i) within three months after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of SEACOR to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by SEACOR, or (ii) within one year in the case of termination of service as a director by reason of death or disability. On the date of each Annual Meeting of Stockholders of SEACOR, each non-employee Director in office immediately following such annual meeting is granted the right to receive 500 shares of common stock with such shares to be delivered in four equal installments of 125 shares on the date of such annual meeting and on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof, "Unvested Stock Award"). If a Non-Employee

Director's service as a director of SEACOR terminates for any reason, any and all Unvested Stock Awards shall terminate.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee's current members are Messrs. Hadjipateras, Morse and Stamas, and each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of ours or any subsidiary during 2004; (ii) was formerly an officer of SEACOR or any of its subsidiaries; (iii) served on the board of directors of any other company any of whose executive officers served on SEACOR's Compensation Committee or Board, or (iv) had any other relationship requiring disclosure by us under applicable SEC rules.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	772,815	$32.92	953,596
Equity compensation plans not approved by security holders	—	—	—

Total	772,815	$32.92	953,596

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of the Common Stock by: (i) all persons (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who were known by us to be the beneficial owners of more than 5% of the outstanding common stock, (ii) each director of ours, (iii) each executive officer of ours named in the Summary Compensation Table set forth below under "Executive Compensation," and (iv) all directors and executive officers of ours as a group (17 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of July 15, 2005.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Charles Fabrikant(3)	961,766	3.9%
Randall Blank(4)	91,269	*
Dick Fagerstal (5)	62,965	*
John Gellert(6)	53,111	*
Alice N. Gran(7)	17,278	*
Milton Rose(8)	17,327	*
James A. F. Cowderoy(9)	55,832	*
Pierre de Demandolx(10)	16,000	*
Richard M. Fairbanks, III(11)	33,000	*
Michael E. Gellert(12)	225,858	*
John C. Hadjipateras(13)	15,600	*
Oivind Lorentzen(14)	20,000	*
Andrew R. Morse(15)	40,031	*
Stephen Stamas(16)	17,500	*
Steven J. Wisch	13,600	*
Dimensional Fund Advisors Inc.(17) 1299 Ocean Avenue Santa Monica, California 90401	1,322,990	5.3%
Porter Felleman(18) 666 Fifth Avenue New York, New York 10103	2,072,200	8.4%
T. Rowe Price Associates, Inc.(19) 100 East Pratt Street Baltimore, Maryland 21202	1,239,600	5.0%
C/R Marine GP Corp. (20) c/o Riverstone Holdings LLC 712 Fifth Avenue, 19th Floor New York, New York 10019	1,479,535	6.0%
Nautilus Acquisition, L.P. (21) c/o Credit Suisse First Boston Private Equity, Inc. Eleven Madison Avenue New York, New York 10010	3,184,360	12.9%
All directors and executive officers as a group (17 persons)	1,661,933	6.7%

*
Less than 1.0%.

(1)
Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 11200 Richmond Avenue, Suite 400, Houston, Texas 77082.

(2)
The information contained in the table above reflects "beneficial ownership" of the common stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of common stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options exercisable within 60 days after the date of this prospectus.

(3)
Includes 503,221 shares of common stock which Mr. Fabrikant may be deemed to own through his interest in, and control of (i) Fabrikant International Corporation ("FIC"), of which he is President, the record owner of 372,727 shares of common stock, (ii) Fabrikant International Profit Sharing Trust, of which he is the trustee, the record owner of 19,680 shares of common stock, (iii) the E Trust, of which he is Trustee, the record owner of 3,789 shares of common stock, (iv) the H Trust, of which he is trustee, the record owner of 3,789 shares of common stock and (v) VSS Holding Corporation ("VSS Holdings"), of which he is President and sole stockholder, the record owner of 103,236 shares of common stock. Also includes 194,250 shares of common stock issuable upon the exercise of options exercisable within 60 days and 35,400 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(4)
Includes 43,000 shares of common stock issuable upon the exercise of options exercisable within 60 days and 6,800 shares of restricted stock over which Mr. Blank exercises sole voting power.

(5)
Includes 46,550 shares of common stock issuable upon the exercise of options exercisable within 60 days and 6,800 shares of restricted stock over which Mr. Fagerstal exercises sole voting power.

(6)
Includes 15,500 shares of common stock issuable upon the exercise of options exercisable within 60 days and 7,300 shares of restricted stock over which Mr. Gellert exercises sole voting power.

(7)
Includes 5,803 shares of common stock issuable upon the exercise of options exercisable within 60 days and 2,340 shares of restricted stock over which Ms. Gran exercises sole voting power.

(8)
Includes 3,900 shares of common stock issuable upon the exercise of options exercisable within 60 days and 960 shares of restricted stock over which Mr. Rose exercises sole voting power.

(9)
Includes 6,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(10)
Includes 15,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(11)
Includes 15,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(12)
Includes 120,000 shares of common stock owned by Windcrest Partners, of which Mr. Gellert is one of two general partners, and 15,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13)
Includes 2,000 shares of common stock which Mr. Hadjipateras may be deemed to own through a trust held for his children of which he is the trustee, and 600 shares of common stock owned by his daughter of which he is custodian until her 21st birthday. Also includes 12,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(14)
Includes 9,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(15)
Includes 15,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(16)
Includes 15,000 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(17)
According to a Schedule 13G filed on February 9, 2005, by Dimensional Fund Advisors Inc. ("Dimensional Fund Advisors"), Dimensional Fund Advisors has sole voting and/or dispositive power with respect to such shares, but disclaims beneficial ownership of such shares.

(18)
According to a Schedule 13G filed on February 14, 2005 jointly by a group consisting of A. Alex Porter, Paul Orlin, Geoffrey Hulme, Jonathan W. Friedland and CF Advisors, LLC, these reporting persons have shared voting and dispositive power as to the following number of shares: A. Alex Porter: 2,072,200; Paul Orlin: 2,072,200; Geoffrey Hulme: 2,026,300; Jonathan W. Friedland: 2,026,300 and CF Advisors, LLC: 1,165,600.

(19)
According to a Schedule 13G filed on February 11, 2005 by T. Rowe Price Associates, Inc. ("T. Rowe Price"), T. Rowe Price has sole voting power with respect to 186,300 shares and sole dispositive power with respect to 1,239,600 shares. According to such Schedule 13G, these securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote securities. T. Rowe Price expressly disclaims beneficial ownership of such securities.

(20)
According to a Schedule 13G filed on July 15, 2005 jointly by a group consisting of C/R Marine Domestic Partnership, L.P., C/R Marine Non-U.S. Partnership, L.P., C/R Marine Coinvestment, L.P., C/R Marine Coinvestment II, L.P. and C/R Marine GP Corp., these reporting persons have shared voting and dispositive power as to the following number of shares: C/R Marine Domestic Partnership, L.P.: 328,380; C/R Marine Non-U.S. Partnership, L.P.: 1,012,285; C/R Marine Coinvestment, L.P.: 138,173; and C/R Coinvestment II: 697. Each of the foregoing entities disclaims beneficial ownership of any shares of Common Stock owned by any other of the foregoing entities. As the sole general partner of each of the foregoing entities, C/R Marine GP Corp. is the beneficial owner of 1,479,535 shares of Common Stock and exercises investment discretion and control over the shares of Common Stock held by each of the foregoing entities, and may be deemed to have the power to dispose or direct the disposition of the shares of Common Stock that each of the foregoing entities holds and to vote or direct the vote of such shares of Common Stock. William E. Conway, Jr., Daniel A. D'Aniello, David M. Rubenstein, Pierre F. Lapeyre, Jr., David M. Leuschen and Jim H. Derryberry, as the sole stockholders of C/R Marine GP Corp., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the foregoing entities and C/R Marine GP Corp. Such persons disclaim any such beneficial ownership.

(21)
According to a Schedule 13G filed on July 15, 2005 jointly by a group consisting of Nautilus Acquisition, L.P. ("Nautilus"), Nautilus Intermediary, L.P. ("Nautilus Intermediary"), Nautilus AIV, L.P. ("Nautilus AIV"), Nautilus GP, LLC ("Nautilus Special GP"), Credit Suisse First Boston, Private Equity, Inc. ("CSFBPE" and, together with Nautilus, Nautilus Intermediary, Nautilus AIV and Nautilus Special GP, the "Nautilus Entities"), Merkur-Nautilus Holdings, LLC ("Merkur-Nautilus"), Turnham-Nautilus Holdings, LLC ("Turnham-Nautilus"), Martin Merkur ("Merkur"), Robert C. Turnham, Jr. ("Turnham"), W.M. Craig ("Craig") and Credit Suisse (the "Bank"), on behalf of itself and its subsidiaries, to the extent they constitute the Credit Suisse First Boston business unit, excluding Asset Management (the "CSFB Entities"), each of the Nautilus Entities has shared voting and dispositive power with respect to the shares of Common Stock held by Nautilus. However, the partnership agreements of each of Nautilus, Nautilus Intermediary, and Nautilus AIV grants, directly or indirectly, the ultimate voting and dispositive power with respect to the shares of Common Stock held by Nautilus to Nautilus Special GP. The CSFB Entities disclaim beneficial ownership of the Common Stock. Merkur-Nautilus, Turnham-Nautilus, Merkur, Turnham and Craig disclaim beneficial ownership of the shares of Common Stock held by Nautilus. The address of the principal business office of Nautilus Special GP, Turnham-Nautilus and Turnham is 808 Travis Street, Suite 1320 Houston, Texas 77002. The address of the principal business office of Merkur-Nautilus and Merkur is 2188 Clover Court East Meadow, New York 11554. The address of Craig is 1716 NW Farewell Drive Bend, Oregon. The address of the principal business office of the Bank is Uetilbergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        SCF Barge Pools.    SCF Marine Inc. ("SCF") manages and operates inland river barges for third parties under pooling arrangements, including certain inland river barges owned by Mr. Fabrikant, companies controlled by Mr. Fabrikant (FIC, FIC Barge Line Inc. and VSS Holdings), Mr. Fabrikant's mother, and trusts established for the benefit of Mr. Fabrikant's two children. In 2004, the income earned by Mr. Fabrikant and these affiliates totaled an aggregate of $704,360 ($70,885, $376,475, $51,4486, $178,593 and $16,048 to each of Mr. Fabrikant, FIC, FIC Barge Line Inc., VSS Holdings and Mr. Fabrikant's mother, respectively, and $5,455 to each of the trusts), net of management fees earned by SCF of $111,776.

        SCF Towboat III.    SCF Management Services Inc. manages certain barges owned by SCF Towboat III, LP, a limited partnership of which 14.25% is owned by FIC. In 2003, SCF Towboat III, LP paid to SCF Management Services Inc. management fees of $3,870.

        Bond Participation.    We participate in an investment of certain bonds that are held in the name of VSS Holdings. In connection with this arrangement, VSS Holdings paid to us $4,637 as its participatory share of interest paid under the bonds and $2,512 as its participatory share of principal repayments received during 2003.

        Employment of John Gellert.    John Gellert, son of Michael E. Gellert, a director of SEACOR, is a Senior Vice President of SEACOR and a Named Executive Officer. As compensation for his services as an executive of SEACOR during 2004, Mr. Gellert was paid salary of $155,000 and was awarded a cash bonus of $75,000. Mr. Gellert's salary in 2005 has been paid at a rate of $180,000 per annum. In 2004 Mr. Gellert was also granted 2,250 restricted shares of common stock and options to purchase 10,000 shares of common stock in recognition of his service in 2003. In 2005, Mr. Gellert was granted 3,500 shares of restricted common stock and options to purchase 15,000 shares of common stock in recognition of his service in 2004. All options and restricted common stock vest over time periods ranging from one year to five years.

        Harrisons (Offshore) Limited Revenue Sharing Agreement.    During the second quarter of 2004 pursuant to a provision agreed in connection with our acquisition of Stirling Shipping Holdings Limited in May 2001, we entered into a revenue sharing pooling agreement with Harrisons (Offshore) Limited ("Harrisons"), a Scottish company in which Mr. James Cowderoy, a director of SEACOR, is a shareholder and managing director. Under the pooling agreement, the revenue from two supply vessels owned by us and two supply vessels owned by Harrisons operating in the North Sea was shared pursuant to an agreed allocation formula and Seacor was paid a fee for commercially managing the pool. During 2004, Harrisons earned approximately $0.3 million of additional revenues under the pooling agreement and we earned approximately $0.04 million of management fees. As of December 31, 2004, there was $0.2 million of unpaid pooling allocations due to Harrisons from us under the terms of the pooling agreement. There was no activity under the pooling agreement in 2003 and 2002. The pooling agreement was terminated in February 2005.

DESCRIPTION OF THE DEBENTURES

        We issued the debentures under an indenture between us and U.S. Bank Trust National Association, as trustee. The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement relating to the debentures and shares of common stock into which the debentures are convertible. It does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the debentures. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under "Where You Can Find Other Information."

        For purposes of this section, references to "we," "us," "our," "ours," the Company and "SEACOR" refer solely to SEACOR Holdings Inc. and not to its subsidiaries.

General

The Debentures

        The debentures:

  •
  are limited to $250,000,000 aggregate principal amount;

  •
  mature on December 15, 2024, unless earlier converted by holders, redeemed at our option or purchased by us at the option of holders;

  •
  bear interest at a rate of 2.875% per annum, payable semi-annually, in arrears, on each June 15 and December 15, beginning on June 15, 2005, to the holders of record at the close of business on the preceding June 1 and December 1, respectively;

  •
  accrue contingent interest, which may be payable as set forth below under "—Contingent Interest";

  •
  will bear additional interest or in the case of common stock issued upon conversion of the debentures, additional amounts, if we fail to comply with certain obligations set forth below under "—Registration Rights";

  •
  are convertible into shares of our common stock at an initial conversion rate of 13.6705 shares of our common stock per $1,000 principal amount of debentures (which represents a conversion price of approximately $73.15 per share of common stock) under the conditions and subject to such adjustments as are described below under "—Conversion of Debentures";

  •
  are redeemable by us beginning on December 20, 2009 at any time as a whole or in part, at the redemption prices set forth below under "—Optional Redemption";

  •
  are subject to repurchase by us for cash at the option of the holders on December 15, 2011, 2014 and 2019 or upon the occurrence of a fundamental change (as defined below under "—Repurchase of Debentures at Option of Holders—Repurchase of Debentures at Option of Holders Upon a Fundamental Change"), at a repurchase price in cash equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date as described below under "—Repurchase of Debentures at the Option of Holders—Optional Put" and "—Repurchase of Debentures at the Option of Holders upon a Fundamental Change;" and

  •
  are represented by one or more registered securities in global form as described below under "—Book-Entry, Delivery and Form."

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture contains no covenants or other provisions to afford protection to holders of debentures in the event of highly leveraged transactions or a fundamental change of SEACOR, except to the extent described under "—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change" and "—Consolidation, Merger and Sale of Assets."

        The debentures will be our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the debentures. The debentures will be effectively subordinated to all of our senior secured indebtedness to the extent of the value of the collateral securing those obligations and all indebtedness and liabilities of our subsidiaries, including trade credit. As of March 31, 2005, SEACOR Holdings had no secured indebtedness outstanding and our subsidiaries had approximately $409.8 million of liabilities, including approximately $13.0 million of indebtedness, outstanding.

        No sinking fund is provided for the debentures. The debentures are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

        We will maintain an office where the debentures may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the debentures will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global securities. We may pay interest by check mailed to each holder at its address as it appears in the debenture register; provided, however, that holders with debentures in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer in immediately available funds; provided further, however, that payments to The Depository Trust Company, New York, New York, which we refer to as "DTC," will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of debentures. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

        Holders may not sell or otherwise transfer the debentures or the common stock issuable upon conversion of the debentures except in compliance with the provision set forth below under "—Registration Rights" and in this prospectus under "Transfer Restrictions."

        Each holder will agree in the indenture to treat the debentures, for United States federal income tax purposes, as "contingent payment debt instruments" and to be bound by our application of the Treasury Regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 6.75%, compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income upon a conversion of a debenture into our common stock equal to the amount, if any, by which the value of the common stock received on the conversion exceeds the sum of the original purchase price of the holder's debenture and accrued but unpaid interest. However, the proper United States federal income tax treatment of a holder of a debentures is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its debentures.

        HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

Interest

        The debentures will bear interest at a rate of 2.875% per annum from December 17, 2004. We will pay interest semi-annually, in arrears, on June 15 and December 15 of each year, beginning on June 15, 2005, subject to limited exceptions if the debentures are converted prior to the relevant interest payment date. Interest will be paid to the holders of record at the close of business on the June 1 and December 1, as the case may be, immediately preceding the relevant interest payment date; provided, however, that interest will be paid to a person other than the holder of record on the record date on the maturity date or, in connection with a redemption at our option or repurchase at the option of the holders, on the redemption date or repurchase date, as the case may be, if it is after a record date but on or before the corresponding interest payment date. In any such case, we will pay the accrued and unpaid interest only to the person to whom we pay the principal amount.

        Interest on the debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will also pay contingent interest on the debentures in the circumstances described below under "—Contingent Interest."

        Interest will cease to accrue on a debenture upon its maturity, conversion, repurchase by us at the option of a holder or redemption.

Contingent Interest

        Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of debentures during any period from December 15 to June 14 and from June 15 to December 14, commencing with the period beginning on December 15, 2011, if the average debenture price of a debenture for the five trading days ending on the third trading day immediately preceding the first day of the relevant period equals 120% or more of the principal amount of such debenture. The amount of contingent interest payable per debenture with respect to any such period will equal 0.35% per annum of such average debenture price (defined below) of such debenture.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest."

        The "debenture price" on any date of determination means the average of the secondary market bid quotations per $1,000 debenture obtained by the bid solicitation agent for $10.0 million principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

  •
  at least three such bids are not obtained by the bid solicitation agent, or

  •
  in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures,

then the debenture price will equal (a) the then-applicable conversion rate of the debentures multiplied by (b) the average closing sale price (as defined under "—Conversion Rights") of our common stock for the last five trading days ending on such determination date.

        A "trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation system ("Nasdaq") or, if our common stock is not quoted on Nasdaq, on the principal other market on which such common stock is then traded.

        The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but it will not be one of our affiliates. The bid solicitation agent will solicit bids from nationally recognized securities dealers that are believed by us to be willing to bid for the debentures.

        Upon determination that holders of debentures will be entitled to receive contingent interest that may become payable during a relevant period, on or prior to the start of such period, we will provide notice to all holders by disseminating a press release setting forth the amount of contingent interest per $1,000 principal amount of debentures and publishing such release on our website.

        Under the indenture governing the debentures, we agree and each holder of the debentures by its acceptance of a beneficial interest in the debentures shall be deemed to agree, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.

Conversion of Debentures

General

        A holder may convert its debentures, in whole or in part, into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date of the debentures, unless we have redeemed or purchased those debentures. Holders may only convert debentures with a principal amount of $1,000 or an integral multiple of $1,000. The conversion rate with respect to a debenture is initially 13.6705 shares of our common stock. The conversion rate of a debenture is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described below under "—Conversion Price Adjustments." Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for the debentures is $73.15 per share.

        No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our common stock on the tenth trading day following the conversion date. Conversion of the debentures will also be subject to restrictions on foreign ownership of our common stock. See "Risk Factors Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures" and "Description of the Debentures—Limitations on Foreign Ownership of our Common Stock."

        If a holder exercises its right to require us to repurchase its debentures as described below under "—Repurchase of Debentures at the Option of Holders—Optional Put" and "—Repurchase of Debentures at the Option of Holders upon a Fundamental Change," such holder may convert its debentures into shares of our common stock only if it withdraws its applicable repurchase notice in accordance with the indenture.

Payment Upon Conversion

        Optional Settlement Methods.    In lieu of delivery of shares of our common stock upon conversion notice of any debentures (for all or any portion of the debentures), we may, in our discretion, elect to deliver to holders surrendering debentures either cash or a combination of cash and shares of our common stock, subject to limitations on foreign ownership of our common stock. See "Risk Factors Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures" and "Description of Debentures—Limitations on Foreign Ownership of our Common Stock." To the extent we elect to deliver cash in lieu of shares of our common stock, we will pay holders surrendering debentures an amount in cash per debenture equal to the average of the applicable stock prices (defined below) of our common stock for the ten consecutive trading days beginning on the third trading day immediately following the conversion date, multiplied by (i) the then applicable conversion rate and (ii) the percentage of each such debenture with respect to which we elect to deliver cash. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under "—Optional Redemption." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of our common stock, will be made to holders surrendering debentures no later than the twentieth business day following the applicable conversion date.

        The "applicable stock price," with respect to a trading day, is equal to the volume-weighted average price per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on such trading day. The "volume-weighted average price," with respect to a trading day, means such price as displayed under the heading "Bloomberg VWAP" on Bloomberg (or any successor service) page CKH <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the "applicable stock price" means the market value per share of four common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

        Payment Upon Conversion Upon a Fundamental Change.    We must give notice to all record holders and to the trustee (a) at least ten trading days prior to the anticipated effective date of a fundamental change and (b) within 15 days after a fundamental change has become effective. If a holder converts its debentures at any time beginning on the date that we give notice of the anticipated effective date of a fundamental change (the "effective date notice") and ending at the close of business on the second trading day immediately preceding the related fundamental change repurchase date corresponding to such fundamental change, the holder will receive:

  (1)
  common stock, cash or a combination of cash and common stock, as described above under "—Payment Upon Conversion—Optional Settlement Methods;" plus

  (2)
  the make-whole premium, if any, which will be in an amount determined as set forth under "—Determination of the Make-Whole Premium" and which will be payable in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change (other than cash paid in lieu of fractional interests in any security or other property delivered in connection with such fundamental change) on the fundamental change repurchase date for the debentures after the fundamental change described under "—Repurchase of Debentures at Option of Holders Upon a Fundamental Change."

        Solely for purposes of valuing any non-cash consideration received by holders of our common stock in any fundamental change, to the extent any component of non-cash consideration is not listed on a U.S. national or regional securities exchange or reported on the NYSE, the value of the non-cash consideration will be determined by two nationally recognized investment banks or appraisal firms, as appropriate, selected by us with the consent of the trustee and, to the extent any component of non-cash consideration is listed on a U.S. national or regional securities exchange or reported on the NYSE, the value of the non-cash consideration will be determined by reference to its volume weighted average price.

        If holders of our common stock receive or have the right to receive more than one form of consideration in connection with a fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the different forms of consideration paid to our common stockholders in connection with the fundamental change.

Conversion Price Adjustments

        The conversion price will be adjusted:

  (1)
  upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  upon the subdivision or combination of our outstanding common stock;

  (3)
  upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the current market price per share on the record date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to the expiration;

  (4)
  upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

  •
  distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  upon the occurrence of any dividends or distributions (other than in connection with a liquidation, dissolution or winding up of us) consisting exclusively of cash to all or substantially all holders of our common stock, in which case the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash dividend or distribution by a fraction,

  (a)
  the numerator of which will be the current market price of a share of our common stock as of the day before the "ex" date (as defined below) with respect to the dividend or distribution, and

  (b)
  the denominator of which will be the current market price of a share of our common stock as of the day before the "ex" date with respect to the dividend or distribution less the amount per share of the cash dividend or distribution; and

  (6)
  upon the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the "expiration date," in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

  (a)
  the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held in our treasury) on the expiration date multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and

  (b)
  the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the "purchased shares," and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held in our treasury) at the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date.

        "Current market price" shall mean, with respect to any date of determination, the average of the sale prices of our common stock for the five consecutive trading days ending on the date of determination. For purposes hereof, the term "ex" date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving SEACOR; or

  •
  a sale or conveyance to another person of the property and assets of SEACOR as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of debentures will generally be entitled to convert their debentures, subject to the conditions described above, into the same type of consideration received by common stock holders immediately following one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Material U.S. Federal Income Tax Considerations" below for a relevant discussion.

        We are permitted to reduce the conversion price of the debentures by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the debentures for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Conversion Procedures

        The right of conversion attaching to any debenture may be exercised (a) if such debenture is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such debenture is represented by a certificated security, by delivery of such debenture at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the debenture and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

        No separate payment or adjustment will be made for accrued and unpaid interest on a converted debenture or for dividends or distributions on any of our common stock issued upon conversion of a debenture, except as provided in the indenture. By delivering to the holder the number of shares issuable or cash payable upon conversion together with a cash payment in lieu of any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, we will satisfy our obligation with respect to the conversion of the debentures. That is, accrued interest (including contingent interest and additional interest, if any) will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest, including contingent interest and additional interest, if any.

        If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those debentures, notwithstanding the conversion of debentures prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a debenture, that if the holder surrenders any debentures for conversion during such period, such holder must pay us at the time such holder surrenders its debenture for conversion an amount equal to the interest that has accrued and that will be paid on the debentures being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the debentures being converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), a holder of debentures who chooses to convert those debentures on a date that is after a record date but prior to the corresponding interest payment date will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

        Holders of debentures are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the debenture. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

        The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

        If we elect to settle in common stock only, a certificate for the number of full shares of common stock into which the debentures are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable after we issue our notification of our chosen method of settlement, which we must issue on the date that is three trading days following receipt of the conversion notice. If we elect to settle in cash or a combination of cash and common stock, the cash and, if applicable, a certificate for the number of full-shares of common stock into which the debentures are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder on the twentieth trading day following receipt of the conversion notice, unless the holder submits its conversion notice within 30 trading days prior to maturity, in which case such delivery will take place on the maturity date.

Determination of the Make-Whole Premium

        If a fundamental change occurs prior to December 20, 2009, we will pay a make-whole premium upon the conversion of the debentures as described above under "—Conversion of Debentures—Payment Upon Conversion Upon a Fundamental Change" in the case of a fundamental change. The make-whole premium will be equal to a percentage of the principal amount of the debentures. The make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of debentures upon conversion. The make-whole premium will be determined by reference to the tables below and is based on the date on which the fundamental change becomes effective, referred to as the "effective date," and the price, referred to as the "stock price,"

paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average sale price of our common stock for the ten trading days immediately preceding, but not including, the effective date.

        We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change; provided, however, that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change. The make-whole premium will be payable on the fundamental change purchase date after the fundamental change for debentures converted in connection with a fundamental change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to relative value, determined as described in the following paragraph, of the different forms of consideration paid to our common stockholders in connection with the fundamental change.

        The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the make-whole premium will be calculated as follows:

  (1)
  In the case of a fundamental change in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

  (a)
  securities that are traded on a U.S. national securities exchange or approved for quotation on the NYSE or any similar system of automated dissemination of quotations of securities prices will be valued at 98% of the average sale price for the 10 trading days immediately prior to but excluding the fundamental change purchase date,

  (b)
  other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the trustee, and

  (c)
  100% of any cash.

  (2)
  In all other cases, the value of our shares will equal 98% of the average of the sale price of our common stock for the ten trading days immediately prior to but excluding the fundamental change purchase date.

        Notwithstanding the foregoing, in no event shall the value of our common stock be less than 50% of the stock price used to determine the amount of the make-whole premium.

        The stock prices set forth in the first column of each table will be adjusted as of any date on which the conversation ratio of the debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following table sets forth the hypothetical stock price, effective date and payment (expressed as a percentage) upon a fundamental change for each $1,000 principal amount of the debentures:

	December 17, 2004	December 15, 2005	December 15, 2006	December 15, 2007	December 15, 2008	December 20, 2009
$ 52.25	28.6	28.6	28.6	28.6	28.6	28.6
$ 55.00	27.2	26.2	25.2	24.8	24.8	24.8
$ 60.00	24.8	23.5	22.0	20.3	18.1	18.0
$ 65.00	22.8	21.2	19.4	17.1	14.1	12.2
$ 70.00	21.2	19.3	17.2	14.5	10.9	4.5
$ 75.00	19.8	17.8	15.4	12.4	8.5	0.0
$ 80.00	18.7	16.5	13.9	10.8	6.6	0.0
$ 85.00	17.7	15.4	12.7	9.5	5.4	0.0
$ 90.00	16.9	14.5	11.8	8.5	4.5	0.0
$ 95.00	16.3	13.8	11.0	7.7	3.9	0.0
$100.00	15.6	13.2	10.4	7.1	3.5	0.0
$105.00	15.2	12.7	9.9	6.7	3.2	0.0
$110.00	14.8	12.3	9.5	6.4	3.0	0.0
$115.00	14.5	12.0	9.2	6.1	2.9	0.0
$120.00	14.2	11.7	8.9	6.0	2.9	0.0
$130.00	13.7	11.3	8.6	5.7	2.8	0.0
$140.00	13.4	11.0	8.4	5.6	2.8	0.0
$150.00	13.2	10.8	8.2	5.5	2.8	0.0

        The exact stock price and effective dates may not be set forth on the table, in which case:

  •
  if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year.

  •
  if the stock price is in excess of $150.00 per share (subject to adjustment in the same manner as the stock price) the payment corresponding to row $150.00 will be paid.

  •
  if the stock price is less than or equal to $52.25 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.

        No make-whole premium will be payable in connection with a fundamental change that occurs on or after December 20, 2009.

        Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Limitations on Foreign Ownership of our Common Stock

        We are subject to the Shipping Act, 1916, as amended (the "Shipping Act"), and the Merchant Marine Act of 1920, as amended (the "1920 Act," and together with the Shipping Act, the "Acts"), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the U.S. coastwise trade be (i) owned by U.S. citizens and (ii) built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the United States, (a) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof, (b) each of the president or other chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen, (c) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and (d) at least 75% of the interest in such corporation must be owned by U.S. "Citizens" (as defined in the Acts). Should we fail to comply with the U.S. citizenship requirement of the Acts, we would be prohibited from operating our vessels in the U.S. coastwise trade during the period of such non-compliance.

        To facilitate compliance with the Acts, our certificate of incorporation: (i) contains provisions limiting the aggregate percentage ownership by foreigners of any class of our capital stock (including the common stock) to 22.9% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25.0%), and authorizes the Board of Directors, under certain circumstances, to increase the foregoing percentage to 24.0%, (ii) requires institution of a dual stock certification system to help determine such ownership and (iii) permits the Board of Directors to make such determination as reasonably may be necessary to ascertain such ownership and implement such limitation. In addition, our bylaws provide that the number of foreign directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any officer who is not a U.S. citizen from acting in the absence or disability of the chairman of the Board of Directors, chief executive officer or the president, all of whom must be U.S. citizens. Based on information available to us from the transfer agent of our common stock and DTC, at December 8, 2004, approximately 1% of the outstanding shares of our common stock were owned by foreigners (without giving effect to the conversion of the debentures.

        Our issuance of shares of common stock upon conversion of the debentures or as payment of the purchase price in lieu of cash as described under "—Repurchase of Debentures at the Option of Holders" is subject to certain limitation on foreign ownership, and as a condition to the receipt of shares of common stock upon conversion of the debentures or payment of the purchase price in shares of common stock, holders of the debentures will be required to certify as to, and under certain circumstances, additional proof of, citizenship. In addition, a foreign holder of the debentures may, by reason of such limitations, receive a lesser number of shares of common stock upon conversion of the debentures than it otherwise may be entitled to receive pursuant to the terms of the debentures and the Indenture. See "Risk Factors Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures."

Optional Redemption

        Prior to December 20, 2009, the debentures will not be redeemable at our option. On or after December 20, 2009, during the periods commencing on the dates set forth below, we may redeem the debentures in cash at any time, in whole or in part, at the corresponding redemption prices expressed as a percentage of the principal amount of the debentures to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date:

Date	Price
December 20, 2009	100.82%
December 15, 2010	100.41
December 15, 2011 and thereafter	100.00

        We will give at least 30 days' but not more than 60 days' notice of redemption by mail to holders of debentures. Debentures or portions of debentures called for redemption are convertible by the holder until the close of business on the business day immediately preceding the redemption date.

        If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate or in accordance with the applicable procedures of DTC to the extent debentures are held in book-entry form. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's debentures is selected for partial redemption and the holder converts a portion of its debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

        If the paying agent holds cash sufficient to pay the redemption price of the debentures for which a redemption notice has been delivered on the redemption date in accordance with the terms of the indenture, then, immediately after the redemption date, the debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such debentures shall cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the redemption price upon delivery of the debentures.

Repurchase of Debentures at the Option of Holders

Optional Put

        On December 15, 2011, 2014 and 2019 a holder may require us to repurchase for cash any outstanding debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price in cash equal to 100% of the principal amount of those debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the relevant repurchase date.

        Unless we have elected to redeem all of the debentures on or before the repurchase date (to the extent permitted by the indenture), we are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below. The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

  •
  if certificated debentures are to be delivered, the certificate numbers of the holder's debentures to be delivered for repurchase;

  •
  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or a multiple thereof; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  if certificated debentures are to be withdrawn, the certificate numbers of the debentures being withdrawn;

  •
  the principal amount of debentures being withdrawn; and

  •
  the principal amount, if any, of the debentures that remain subject to the repurchase notice.

        If debentures are not in certificated form, the foregoing notices must comply with appropriate DTC procedures.

        In connection with any repurchase, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the debentures.

        Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

        If the paying agent holds cash sufficient to pay the repurchase price of the debentures for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debentures.

Repurchase of Debentures at the Option of Holders Upon a Fundamental Change

        In the event of a fundamental change (as defined below) each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase, in whole or in part, the holder's debentures in integral multiples of $1,000 principal amount, at a price in cash for each $1,000 principal amount of such debentures equal to 100% of the principal amount of such debentures tendered, plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. We will be required to repurchase the debentures on the date that is not less than 20 nor more than 45 business days after a fundamental change has become effective.

        Within 15 business days after a fundamental change has become effective, we must mail to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

  •
  the events causing a fundamental change;

  •
  the date of such fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the repurchase price;

  •
  the repurchase date;

  •
  the name and address of the paying and conversion agents;

  •
  the conversion rate, and any adjustments to the conversion rate that will result from the fundamental change;

  •
  that debentures with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

  •
  the certificate numbers of the debentures to be delivered by the holder, if applicable;

  •
  the portion of the principal amount of debentures to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

  •
  that such debentures are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

        A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

  •
  the certificate numbers of the debentures being withdrawn, if applicable;

  •
  the principal amount of debentures being withdrawn; and

  •
  the principal amount, if any, of the debentures that remain subject to a repurchase notice.

        If the debentures are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the debentures upon a fundamental change.

        Our obligation to pay the repurchase price for a debenture for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such debenture to be paid promptly following the later of the repurchase date or the time of delivery of such debenture.

        If the paying agent holds money sufficient to pay the repurchase price of a debenture for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debenture.

        A "fundamental change" will be deemed to have occurred upon the occurrence of any of the following:

  (1)
  any "person" or "group" (other than us, our subsidiaries or our respective employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or we otherwise become aware, that such person is or has become the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  (2)
  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned" directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

  (3)
  a majority of the members of our board of directors are not continuing directors (as defined below); or

  (4)
  our common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over the counter trading market in the United States.

        However, a fundamental change will not be deemed to have occurred if in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the debentures become convertible solely into such common stock.

        For purposes of this fundamental change definition:

  •
  "person" or "group" shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(l) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "board of directors" means the Board of Directors or other governing body charged with the ultimate management of any person;

  •
  "continuing director" means, as of any date of determination, any member of our board of directors who was a member of such board of directors on the date of the indenture; or was nominated for election or elected to such board of directors with the approval of: (A) a majority of the continuing directors who were members of such board at the time of such nomination or election or (B) a nominating committee, a majority of which committee were continuing directors at the time of such nomination or election.

  •
  "capital stock" means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or

    (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of "all or substantially all" of our assets.

        This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

        Our ability to repurchase debentures may be limited by restrictions on the ability of SEACOR to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See "Risk Factors—We may not be able to repay or repurchase the principal amount of the debentures when required."

Events of Default

        Each of the following constitutes an event of default with respect to the debentures:

  (1)
  default in the payment when due of any principal of any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

  (2)
  default in the payment of any interest, contingent interest, additional interest or any make-whole premium when due under the debentures, which default continues for 30 days;

  (3)
  default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right, other than as a result of limitations on foreign ownership of shares underlying such conversion;

  (4)
  default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

  (5)
  our failure to comply with any of our other agreements in the debentures or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the debentures, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

  (6)
  our failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or any of our subsidiaries in excess of $25.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of ten days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debentures; and

  (7)
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the principal amount of the debentures then outstanding plus any interest on the debentures accrued and unpaid (including contingent interest and additional interest, if any) through the date of such declaration to be immediately due and payable. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) will automatically become immediately due and payable.

        At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debentures then outstanding may, under certain circumstances, rescind and annul such acceleration.

        Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the debentures then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the debentures then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any debenture on or after the applicable due date or the right to convert the debenture in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding debentures may waive any default or event of default unless:

  •
  we fail to pay principal of or any interest (including contingent interest and additional interest, if any) on any debenture when due or the payment of any repurchase price;

  •
  we fail to convert any debenture into common stock and/or cash, other than as a result of limitations on foreign ownership of shares of our common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding debenture affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers' knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

  •
  we are the surviving person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state of the United States, or the District of Columbia and assumes our obligations on the debentures and under the indenture; and

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions we shall be discharged from all obligations under the debentures and the indenture. Although the indenture permits these transactions, some of the transactions described above could constitute a fundamental change of SEACOR and permit each holder to require us to repurchase the debentures of such holder as described above under "—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change."

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the debentures with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debentures. In addition, the holders of a majority in aggregate principal amount of the outstanding debentures may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver be made without the consent of the holder of each outstanding debenture if such amendment, supplement or wavier would:

  (1)
  change the stated maturity of the principal of or the payment date of any installment of interest, contingent interest or additional interest on or with respect to the debentures;

  (2)
  reduce the principal amount of, repurchase price or redemption price of, the make-whole premium or rate of interest, contingent interest or additional interest on any debenture;

  (3)
  reduce the amount of principal payable upon acceleration of the maturity of any debenture;

  (4)
  change the currency in which the principal of, repurchase price or redemption price or rate of interest with respect to the debentures is payable;

  (5)
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any debenture;

  (6)
  modify the provisions with respect to the repurchase rights of the holders upon the events described under "—Repurchase of Debentures at the Option of Holders—Optional Put" in a manner adverse to holders;

  (7)
  adversely affect the right of holders to convert debentures other than as provided in the indenture;

  (8)
  reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

  (9)
  alter the manner of calculation or rate of accrual of interest, contingent interest or additional interest, redemption price, repurchase price or the make-whole premium on any debenture or extend the time or payment of any such amount.

        We and the trustee may amend or supplement the indenture or the debentures without notice to, or the consent of the holders to, among other things:

  (1)
  to cure any ambiguity, defect, omission, mistake or inconsistency;

  (2)
  to provide for uncertificated debentures in addition to or in place of certificated debentures;

  (3)
  to provide for the assumption of our obligations to holders of debentures in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of debentures or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

  (5)
  to add a guarantor;

  (6)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (7)
  to secure the debentures;

  (8)
  to comply with the rules of any applicable securities depositary, including DTC;

  (9)
  to conform the text of the indenture or the notes to any provision of this Description of the Debentures to the extent that such provision was intended to be a recitation of the text of this Description of the Debentures; or

  (10)
  to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the paying agent or conversion agent, as the case may be, after the debentures have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of redemption or conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Debentures

        We or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the trading price of the debentures and sale price of our common stock and the projected payment schedule. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Governing Law

        The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        U.S. Bank National Association is the trustee under the indenture. The trustee will be the paying agent, conversion agent, registrar and bid solicitation agent for the debentures. The trustee can be contacted at the address set forth below regarding transfer or conversion of the debentures.

        If the trustee becomes a creditor of ours, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (it the indenture has been qualified under the Trust Indenture Act) or resign.

Book-Entry Delivery and Form

        We initially issued the debentures in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Debentures in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global security for all purposes under the indenture and the debentures. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, holders will not be entitled to have the debentures represented by the global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any debentures under the global security. We understand that, under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and any interest on the debentures represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or additional interest, if any, on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any debenture or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose account the DTC interests in the global security is credited, and only in respect of such portion of the aggregate principal amount of debentures as to which such participant or participants has or have given such direction. However, if

DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the debentures, DTC will exchange the global security for certificated securities, which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

        The following summary of the registration rights to be provided in the registration rights agreement and the debentures is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the debentures.

        We will agree to file a shelf registration statement under the Securities Act not later than 100 days after the first date of original issuance of the debentures to register resales of the debentures and the shares of common stock into which the debentures are convertible. The debentures and the common stock issuable upon conversion of the debentures are referred to collectively as registrable securities. We will use our reasonable best efforts to have this shelf registration statement declared effective as soon as practicable but not later than 180 days after the first date of original issuance of the debentures, and to keep it effective until the earliest of:

  (1)
  two years from the first date of original issuance of the debentures offered hereby;

  (2)
  the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  (3)
  the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        If we notify the holders in accordance with the registration rights agreement upon the occurrence of certain events, then the holders will suspend the use of the prospectus until the requisite changes have been made and the period of effectiveness of the shelf registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to and including the date when holders have received the amended or supplemented prospectus.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

        If:

  (1)
  the shelf registration statement has not been filed with the SEC by the 100th day after the first date of original issuance of the debentures;

  (2)
  the shelf registration statement has not been declared effective by the SEC by the 180th day after the first date of original issue of the debentures;

  (3)
  after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective, or the shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of debentures and the common stock issuable upon the conversion of the debentures, in accordance with and during the periods specified in the registration rights agreement because either (1) any event occurs as a result of which the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading or (2) it shall be necessary to amend such shelf registration statement or supplement the related prospectus, to comply with the Securities Act or Exchange Act or the respective rules thereunder; or

  (4)
  after the effectiveness of the shelf registration statement, we have failed to timely comply with any of our obligations with respect to filing any amendments or supplements to the shelf registration statement so that a holder that has returned a completed questionnaire (as defined below) may use the prospectus

(we refer to each such event described above in clauses (1) through (4) as a registration default), additional interest will accrue on the debentures, from and including the date on which the registration default shall occur to but excluding the date on which all such registration defaults have been cured, at the rate of 0.50% per year. Additional amounts shall accumulate on any common stock issued upon conversion of the debentures at an equivalent rate.

        Notwithstanding the foregoing, after the effectiveness of the shelf registration statement, we may suspend the availability of the shelf registration statement and the use of any prospectus by written notice to the holders for a period or periods not to exceed an aggregate of 45 calendar days in any 90-calendar day period, and not to exceed 90 calendar days in any twelve-month period (each such period, a "Deferral Period") without incurring such additional interest or additional amounts if:

  (i)
  an event has occurred and is continuing as a result of which the shelf registration statement would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

  (ii)
  we determine in good faith that the disclosure of such event at such time would have a material adverse effect on our company and its subsidiaries taken as a whole and is not otherwise then required by law to be disclosed;

provided, however, that in the event the disclosure relates to a proposed or pending material business transaction that is previously not disclosed publicly, the disclosure of which would, in our judgment, impede our ability to consummate such transaction, we may extend a Deferral Period from 45 calendar days to 60 calendar days in any 90-calendar day period without incurring such additional interest or additional amounts; provided, however, that any such extension of a Deferral Period shall be included in calculating the 90 calendar days referred to above.

        We will give notice, of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders of the debentures in the same manner as we would give notice to holders of debentures under the indenture. The filing notice will seek, among other things, a determination from each of such holders as to whether such holder elects to have its debentures and the common stock issuable upon conversion thereof registered for sale pursuant to the shelf registration statement.

        We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. Holders will need to complete the notice and questionnaire attached as Annex A to this prospectus prior to any intended distribution of their registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." Holders are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that they can be named as a selling securityholder in the prospectus. At the end of each fiscal quarter, as promptly as practicable after the filing of each Form 10-K or Form 10-Q that we file, we will file a supplement to the prospectus contained in the registration statement under Rule 424(b) of the Securities Act as promptly as practicable or, if required by applicable law, a post-effective amendment to the shelf registration statement or an additional shelf registration statement so that holders whose securities are not registered and who, during such fiscal quarter, shall have completed and delivered to us a questionnaire after the effectiveness of the shelf registration statement may use the prospectus, subject to our right to suspend use of the registration statement under certain circumstances.

        We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock is 40,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. At March 8, 2005, 18,380,811 shares of common stock and no shares of preferred stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our restated certificate of incorporation, as amended, and amended and restated bylaws, each of which we have filed with the SEC.

        Our certificate of incorporation restricts the amount of our equity securities that may be beneficially owned by foreign persons.

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a plurality of the shares of common stock entitled to vote in any election of directors may elect directors. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

        Certain provisions of our certificate of incorporation and bylaws, which we summarize in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Our certificate of incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares to approve any merger, consolidation or similar business combination transaction in which we are not the surviving corporation or in which our shares are exchanged for or changed into other securities, cash or other property, or any combination thereof.

        Our certificate of incorporation provides that stockholders may take action by written consent, but only if the holders of at least 66 2/3% of the voting power of our outstanding shares so consent. Special meetings of stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or at a special meeting of stockholders, must provide timely notice of their proposals to the secretary in writing. To be timely as to bringing business before an annual meeting of stockholders, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 calendar days prior to the anniversary of the previous year's annual meeting of stockholders (or, if there was no prior annual meeting, not less than 90 calendar days before the second Tuesday in May of the current year). If the date of the annual meeting of stockholders has been changed to be more than 20 days earlier than or 60 days after such anniversary, for notice by the stockholder to be timely, we must receive such notice not later than the later of:

  •
  90 days prior to such annual meeting of stockholders, or

  •
  the seventh day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first.

        To be timely as to nominating candidates for election as directors, a stockholder's notice must be delivered or mailed and received by our secretary not less than, with respect to an election at an annual meeting, 90 calendar days prior to the anniversary of the previous year's annual meeting, or, if there was no prior annual meeting not less than 90 calendar days prior to the third Tuesday in October of the current year. With respect to an election at a special meeting of stockholders, our secretary must receive the stockholder's notice not less than the close of business on the fifth calendar day following the date on which notice of the meeting is given to stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice both as to bringing business before an annual meeting of stockholders and as to nominating candidates for election as directors. These provisions could have the effect of delaying stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        Our certificate of incorporation and our bylaws require the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares to amend or adopt provisions inconsistent with several of the provisions described that may have an anti-takeover effect.

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

        The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Limitation of Liability and Indemnification Matters

        As permitted by applicable Delaware law, our restated certificate of incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to limited exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under a variety of circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have also obtained insurance in amounts commensurate with similar public companies covering our directors and officers from claims made in connection with their serving as our directors and officers. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

        At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted.

        Insofar as indemnification for liabilities arising under the Securities Act of may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material U.S. federal income tax considerations of the beneficial ownership and disposition of the debentures and our common stock into which the debentures may be converted. This discussion applies only to holders that hold the debentures and our common stock as capital assets (generally, for investment).

        This discussion does not describe all of the tax considerations that may be relevant to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers and certain traders in securities;

  •
  tax-exempt organizations;

  •
  persons holding the debentures or our common stock as part of a "straddle," "hedge," "conversion" or similar transaction;

  •
  United States Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  certain former citizens or residents of the United States;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes and the members thereof; and

  •
  persons subject to the alternative minimum tax.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any possible applicability of the U.S. federal gift or estate tax laws.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY POTENTIAL INVESTOR BASED UPON ITS SPECIFIC TAX POSITION. PERSONS CONSIDERING THE PURCHASE OF THE DEBENTURES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Classification of the Debentures

        Under the indenture governing the debentures, we have agreed, and by acceptance of a beneficial interest in a debenture, each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the "contingent payment debt regulations"). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the debentures, including our determination of the projected payment schedule (as described below) and the comparable yield (as described below), which is the rate at which interest is deemed to accrue on the debentures for U.S. federal income tax purposes.

        The Internal Revenue Service ("IRS") has issued a ruling addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the debentures, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the ruling is limited to its particular facts, and the proper application of the contingent payment debt regulations to the debentures is uncertain in a number of respects; therefore, no assurance can be given that the IRS will not assert that the debentures should be treated differently. A different treatment of the debentures upon a successful challenge by the IRS or a change in law could significantly affect the amount, timing and character of income, gain or loss with respect to an investment in the debentures. Specifically, a holder might be required to accrue interest at a lower rate, might not recognize income, gain or loss upon conversion of the debentures to common stock, and might recognize capital gain rather than ordinary income upon a taxable disposition of the debentures. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the debentures and the applicability of any proposed legislation (and the prospects of applicable future legislation), as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction and the possible effects of changes in such tax laws.

        The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent payment debt regulations as discussed above.

Tax Consequences to United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a debenture or our common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Interest Accruals on the Debentures

        Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the "comparable yield") that was determined at the time of issuance of the debentures. Accordingly, United States Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the regular interest payments on the debentures. The comparable yield for the debentures is based on the yield at which, at the time of issue, we could have issued a nonconvertible fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the debentures. We have determined the comparable yield to be 6.75%, compounded semi-annually.

        Solely for purposes of determining the amount of interest income that a United States Holder is required to accrue, we were required to construct a "projected payment schedule" in respect of the debentures representing a series of payments the amount and timing of which produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule includes the amount of each noncontingent payment and an estimate for each payment, taking into account the conversion feature. Holders that wish to obtain the projected payment schedule may do so by submitting a written request for such information to SEACOR Holdings Inc., INVESTOR RELATIONS, 460 Park Avenue, 12th Floor, New York, NY 10022.

        Neither the comparable yield nor the projected payment schedule constitutes a projection or representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted. Pursuant to the terms of the indenture, we and every United States Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

        It is possible that the IRS could challenge our determination of the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership, sale, exchange, conversion, redemption or retirement of a debenture could be increased or decreased.

        Based on the comparable yield and the issue price of the debentures, a United States Holder (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the debentures for each day in the taxable year on which the United States Holder holds the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debentures (as set forth below). The issue price of the debentures was the first price at which a substantial amount of the debentures was sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "issue price").

        The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture as of the beginning of the accrual period. The adjusted issue price of a debenture at the beginning of any accrual periods is (x) the sum of the issue price of such debenture and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any noncontingent payments and the amount of any projected payments on the debentures for previous accrual periods. Further, a United States Holder whose tax basis in a debenture differs from the adjusted issue price of such debenture at the time of acquisition must reasonably allocate the difference to (i) daily portions of interest or (ii) the projected payments over the remaining term of such debenture. An allocation to daily portions of interest should be reasonable to the extent that the difference is due to a change in the yield, at such acquisition date, at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. An allocation to the projected payments should be reasonable to the extent that the anticipated value of our common stock over the remaining term of the debenture, determined on the basis of the market conditions at the acquisition date, differs from the anticipated value of our common stock as such value was determined on the basis of the market conditions that prevailed at the time of original issuance.

        If a United States Holder's tax basis in a debenture is greater than the adjusted issue price of such debenture, the amount of the difference allocated to a daily portion of interest or a projected payment will be treated as a negative adjustment (the effect of which is discussed below) on the date on which the daily portion accrues or the payment is made. On the date of the adjustment, the United States

Holder's adjusted tax basis in such debenture will be reduced by the amount that the United States Holder treats as a negative adjustment. In contrast, if a United States Holder's tax basis in a debenture is less than the adjusted issue price of such debenture, the amount of the difference allocated to a daily portion of interest or to a projected payment will be treated as a positive adjustment (the effect of which is discussed below) on the date on which the daily portion accrues or the payment is made. On the date of the adjustment, the United States Holder's adjusted tax basis in such debenture will be increased by the amount that the United States Holder treats as a positive adjustment. A United States Holder that purchases debentures for an amount that is more or less than the adjusted issue price of such debentures should consult its tax advisor regarding the adjustments described above.

Adjustments to Interest Accruals on the Debentures

        In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "positive adjustment") in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year and also should include any additional interest received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States Holder will incur a "negative adjustment" equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that a United States Holder would otherwise be required to include in income in that taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the debenture over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the debenture in prior taxable years. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or, if there is a negative adjustment carryforward on the debenture in a taxable year in which the debenture is sold, converted, exchanged, redeemed or retired, to reduce the amount realized on a sale, conversion, exchange, redemption or retirement of the debentures. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

        Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

Sale, Conversion, Exchange, Redemption or Retirement of the Debentures

        Upon a sale, conversion, exchange, redemption or retirement of a debenture for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement (including the make whole premium, if any, and the fair market value of our common stock received, if any) and such United States Holder's adjusted tax basis in the debenture. A United States Holder's adjusted tax basis in a debenture will generally be equal to the United States Holder's purchase price for the debenture, increased by any interest income previously accrued by the United States Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the debentures to the United States Holder. A United States Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder that sells the debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

        A United States Holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

        If at any time we increase the conversion rate of the debentures, either at our discretion or pursuant to the conversion rate adjustment provisions contained in the debentures, the increase may be treated as a constructive distribution to United States Holders. Furthermore, in certain circumstances, the failure to provide for an adjustment to the conversion rate may also be treated as a constructive distribution. Any such constructive distribution would be treated as a taxable dividend to such holders to the extent of our current and/or accumulated earnings and profits. Therefore, United States Holders may recognize income in the event of a constructive distribution in the manner described under "—Tax Consequences to United States Holders—Taxation of Distributions on our Common Stock" below, even though they may not receive any cash or property. It is not clear whether a constructive dividend deemed paid to a United States Holder would be eligible for the preferential rates of U.S. federal income tax that are applicable to certain dividends received. It is also unclear whether corporate United States Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

        Adjustments to the conversion rate made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debentures generally will not be considered to result in a constructive distribution to the United States Holders. Certain of the possible adjustments under the conversion rate adjustment provisions contained in the debentures (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being made pursuant to a bona fide reasonable adjustment formula. However, adjustments to the conversion rates in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not be considered to result in a constructive distribution.

Taxation of Distributions on Common Stock

        Distributions paid on our common stock received upon conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by noncorporate United States Holders on common stock in tax years beginning on or before December 31, 2008 may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. United States Holders should consult their own tax advisors regarding the implications of these rules in their particular circumstances.

Sale or Other Disposition of Common Stock

        Gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-United States Holders

        As used herein, the term "Non-United States Holder" means a beneficial owner (other than a partnership) of a debenture or our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident alien for U.S. federal income tax purposes and who is not, by reason of being either a United States expatriate or a former long-term resident, taxable under Section 877 of the Code;

  •
  a foreign corporation; or

  •
  a foreign estate or foreign trust.

Payments on the Debentures

        All payments on the debentures made to a Non-United States Holder, including any additional interest and a payment in our common stock or cash (including any make whole premium) pursuant to a conversion, exchange, redemption or retirement and any gain realized on a sale of the debentures, will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

  •
  the Non-United States Holder provides, prior to payment, its name and address, and certifies, under penalties of perjury, that it is not a "United States person" (which certification may be made on an IRS Form W-8BEN (or successor form));

  •
  such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States and, if certain treaty provisions apply, are not attributable to a permanent establishment maintained by such holder in the United States;

  •
  the debentures and our common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code; and

  •
  in the case of gain realized on the sale, conversion, exchange, redemption or retirement of the debentures (which is treated as ordinary interest income), we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange, redemption or retirement and the period during which the Non-United States Holder held the debentures, a United States real property holding corporation. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

        However, if a Non-United States Holder were deemed to have received a constructive dividend (see "Tax Consequences to United States Holders—Constructive Dividends" above), the Non-United States Holder generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. It is possible that this tax would be withheld from amounts owed to you, including, but not limited to, interest, shares of our common stock or sales proceeds subsequently paid or credited to you. A Non-United States Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

        With respect to the second bullet point above, special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for Non-United States Holders.

        If a Non-United States Holder cannot satisfy the requirements described in the bullet points above, payments of interest (including original issue discount and a payment of stock or cash pursuant to a conversion, redemption or retirement which is taxable or interest or original issue discount) will be subject to the 30% U.S. withholding tax, unless a Non-United States Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the debentures is not subject to withholding tax because it is effectively connected with such Non-United States Holder's conduct of a trade or business in the United States.

        If a Non-United States Holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business (and, in the case of a holder that is subject to any tax treaty, are attributable to a permanent establishment maintained by such holder in the United States), the Non-United States Holder, although exempt from U.S. withholding tax (assuming the certification requirements described above, which include providing a properly executed Form W-8ECI, are met), will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). Such Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the debentures, including the possible imposition of a 30% branch profits tax, subject to reduction by an applicable treaty, on their effectively connected income.

Distributions on Common Stock

        Dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder that is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

        If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business (and, in the case of a holder that is subject to any tax treaty, are attributable to a permanent establishment maintained by such holder in the United States), the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), assuming that the Non-United States Holder satisfies the above-described certification requirements (which generally include providing a properly executed IRS Form W-8ECI), for an exemption from U.S. withholding tax. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a 30% branch profits tax, subject to reduction by an applicable treaty, on their effectively connected income.

Sale or Other Disposition of Common Stock

        A Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a debenture, unless:

  •
  the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States and, if certain treaty provisions apply, is attributable to a permanent establishment maintained by such holder in the United States;

  •
  in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

  •
  we are or have been a United States real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period during which the Non-United States Holder held the common stock.

        We believe that we are not, and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. If we are or become a United States real property holding corporation and our common stock is and continues to be regularly traded on an established securities market, only a Non-United States Holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

        If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). In order to claim an exemption from the U.S. withholding tax, the Non-United States Holder must comply with applicable certification requirements, which generally include furnishing a properly executed IRS Form W-8ECI (or any successor thereto) or a substitute form. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax, subject to reduction by an applicable treaty, on their effectively connected income.

Backup Withholding and Information Reporting

        Information returns may be filed with the IRS in connection with payments on the debentures, the common stock into which the debentures may be converted and the proceeds from a sale or other disposition of the debentures or the common stock. In addition, copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides. A United States Holder may be subject to U.S. backup withholding tax on these payments, currently at the rate of 28%, if it fails to provide its taxpayer identification number to the paying agent or to comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder generally will not be subject to U.S. backup withholding tax on these payments, provided that such holder certifies as to its foreign status or otherwise establishes an exemption and, in addition, we do not have actual knowledge or reason to know that such holder is a United States person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITY HOLDERS

        We originally issued the debentures covered by this prospectus in December 2004 in a private placement. The initial purchaser of the debentures was Credit Suisse First Boston LLC. We issued the debentures to the initial purchaser without registration under the Securities Act of 1933 (the "Act") in reliance on the exemption provided by Section 4(2) of the Act for transactions not involving a public offering. The initial purchaser subsequently resold the debentures without registration under the Act in reliance on (i) the exemption provided by Section 144A under the Act for sales to "qualified institutional buyers" as defined in such rule or (ii) the exemption provided by Regulation S under the Act for sales made outside of the United States. Persons or entities that acquired debentures from the initial purchaser and/or its transferees may, from time to time, have resold their debentures without registration under the Act in reliance on the foregoing exemptions. The selling security holders identified in this prospectus acquired their debentures from the initial purchaser of the debentures, or from one or more direct or indirect transferees of the initial purchaser.

        The term "selling security holder" includes (i) each person and entity that is identified in the table below (as such table may be supplemented or amended from time to time by means of a supplement to this prospectus or an amendment to the registration statement of which this prospectus forms a part, as applicable) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the debentures or shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

        The table below identifies each selling security holder and indicates the principal amount of debentures beneficially owned by such selling security holder. Each selling security holder may use this prospectus to sell the debentures owned by such selling security holder and/or any shares of common stock that are issued upon conversion of such debentures. The information with respect to each selling security holder is based on information provided by such selling security holder as of the date it completed a selling security holder questionnaire (dates ranging from January 26, 2005 to July 18, 2005), unless otherwise indicated. This information is based on information provided by or on behalf of the selling security holders, and we have not independently verified the accuracy of this information. The selling security holders may offer all, a portion or none of the securities offered hereby. Because the selling security holders may offer all or a portion of their securities, we cannot estimate the amount of securities that will be held by the selling security holders upon termination of any of these sales. A selling security holder may have sold, transferred or otherwise disposed of all or a portion of its debentures, in transactions exempt from the registration requirements of the Act, after the date on which it provided us with the information reflected in the table.

        The footnotes to the table identify each selling security holder that is a registered broker-dealer. According to information provided to us by such selling security holders, each such selling security holder acquired its debentures for investment purposes, and not as compensation for underwriting activities. Each of these selling security holders will be considered to be an underwriter, within the meaning of the Act, with respect to any securities that it sells pursuant to this prospectus. See "Plan of Distribution."

        The footnotes to the table also identify each selling security holder that is an affiliate of a registered broker-dealer. Each of these selling security holders (i) purchased its debentures in the ordinary course of business and (ii) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

        The table indicates that the selling security holders include "Additional selling security holders that may hereafter be identified." We do not currently know the identity of these additional selling security holders. An additional selling security holder may not use this prospectus to resell securities unless and until the table is updated to specifically identify such selling security holder. Any such updating will be effected through an amendment to the registration statement of which this prospectus forms a part and not by means of a prospectus supplement, unless otherwise permitted by the SEC.

        Except as indicated in the footnotes to the table, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us.

Selling Security Holder	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding(1)	Shares of Common Stock Being Offered Hereby(1)(2)	Percentage of Common Stock Outstanding(3)
Man Mac I Limited(4)	$8,000,000	3.20%	109,364	*
Fore Convertible Master Fund, Ltd.(5)	16,000,000	6.40	218,728	1.17%
Fore Multi Strategy Master Fund, Ltd.(5)	8,000,000	3.20	109,364	*
Fore ERISA Fund, Ltd.(5)	5,000,000	2.00	68,353	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.(6)	4,000,000	1.60	54,682	*
Silvercreek II Limited(7)	450,000	*	6,152	*
Pebble Limited Partnership(7)	1,500,000	*	20,506	*
Silvercreek Limited Partnership(7)	400,000	*	5,468	*
Newport Alternative Income Fund(7)	150,000	*	2,051	*
Advisory Convertible Arbitrage Fund (I) L.P.(8)	3,400,000	1.36	46,480	*
Sunrise Partners Limited Partnership(9)	2,100,000	*	28,708	*
Silverback Master Ltd(10)	18,000,000	7.20	246,069	1.32
Polaris Vega Fund L.P.(11)	6,700,000	2.68	91,592	*
UBS Securities LLC(12)	1,500,000	*	20,506	*
BNP Paribas Equity Strategies, SNC(13)	1,620,000	*	22,146	*
Lyxor/Convertible Arbitrage Fund Limited(14)	270,000	*	3,691	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(14)	594,000	*	8,120	*
Singlehedge US Convertible Arbitrage Fund(14)	237,000	*	3,240	*
Sturgeon Limited(14)	279,000	*	3,814	*
HFR CA Select Fund(15)	750,000	*	10,253	*
San Diego County Employees Retirement Association(15)	2,750,000	1.10	37,594	*
Zazove Convertible Arbitrage Fund, L.P.(15)	7,500,000	3.00	102,529	*
Zazove Hedged Convertible Fund, L.P.(15)	2,500,000	1.00	34,176	*
Institutional Benchmarks Master Fund Ltd(15)	1,500,000	*	20,506	*
Acuity Master Fund, Ltd.(16)	4,500,000	1.80	61,517	*

Credit Suisse First Boston LLC(17)	25,000	*	342	*
AmerUs Life Insurance Company(18)	2,875,000	1.15	39,303	*
Indianapolis Life Insurance Company(18)	10,750,000	4.30	146,958	*
Bankers Life Insurance Company of New York(18)	125,000	*	1,709	*
KBC Financial Products USA, Inc.(19)	1,000,000	*	13,671	*
JP Morgan Securities Inc.(20)	6,000,000	2.40	82,023	*
Microsoft Corporation	515,000	*	7,040	*
OCM Convertible Trust(21)	1,390,000	*	19,002	*
Delta Air Lines Master Trust—CV(21)	860,000	*	11,757	*
State Employees' Retirement Fund of the State of Delaware(21)	1,245,000	*	17,020	*
Partner Reinsurance Company Ltd.(21)	740,000	*	10,116	*
Chrysler Corporation Master Retirement Trust(21)	5,150,000	2.06	70,403	*
Delta Pilots Disability & Survivorship Trust—CV(21)	505,000	*	6,904	*
Qwest Occupational Health Trust(21)	155,000	*	2,119	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(21)	580,000	*	7,929	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(21)	560,000	*	7,655	*
International Truck & Engine Corporation Retiree Health Benefit Trust(21)	230,000	*	3,144	*
UnumProvident Corporation(21)	485,000	*	6,630	*
F.M. Kirby Foundation, Inc.(21)	750,000	*	10,253	*
Virginia Retirement System(21)	945,000	*	12,919	*
OCM Global Convertible Securities Fund(21)	220,000	*	3,008	*
Kamunting Street Master Fund, LTD(22)	5,000,000	2.00	68,353	*
Vicis Capital Master Fund(23)	3,500,000	1.40	47,847	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Limited(24)	25,000,000	10.00	341,763	1.82
Quattro Fund Ltd.(25)	12,600,000	5.04	172,248	*

Quattro Multistrategy Masterfund L.P.(25)	700,000	*	9,569	*
Institutional Benchmarks Management Fund c/o Quattro Fund(25)	700,000	*	9,569	*
Tenor Opportunity Master Fund Ltd.(26)	8,000,000	3.20	109,364	*
Grace Convertible Arbitrage Fund, Ltd.(27)	5,500,000	2.2	75,188	*
Waterstone Market Neutral Master Fund, Ltd.(28)	17,689,000	7.08	241,817	1.29
Waterstone Market Neutral MAC 51, Ltd.(28)	1,811,000	*	24,757	*
Plexus Fund Limited(29)	3,000,000	1.20	41,012	*
D.E. Shaw Valence Portfolios, L.L.C.(30)	4,783,000	1.91	65,386	*
D.E. Shaw Investment Group, L.L.C.(30)	532,000	*	7,273	*
Additional security holders that may hereafter be identified(31)	221,620,000	88.65	3,029,656	14.11
TOTAL	$250,000,000	100.00%	3,417,625	15.63	%(32)

*
Less than 1.0%

(1)
Percentages and totals may not sum due to rounding

(2)
Assumes conversion of all of the holder's debentures at a conversion rate of 13.6705 shares of common stock per $1,000 principal amount of debentures. This conversion rate is subject to adjustment as described under "Description of the Debentures—Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures, if any, may increase or decrease in the future.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 18,441,895 shares of common stock outstanding as of May 3, 2005. In calculating this amount for each holder, we treated as outstanding the maximum number of shares of our common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(4)
The selling security holder is a non-public entity. Man-Diversified Fund II Ltd. has been identified as the Controlling Entity of Man Mac I Ltd., the beneficial owner of the debentures. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(5)
The selling security holder is a non-public entity. David Egglishaw has investment and voting control over the securities beneficially owned by the selling security holder.

(6)
The selling security holder is a non-public entity and is an affiliate of a registered broker-dealer. The sole shareholder of Guggenheim Portfolio Company VIII (Cayman) Ltd. is Guggenheim Portfolio Company VIII, LLC. The limited liability company manager of Guggenheim Portfolio Company VIII, LLC is Guggenheim Advisors, LLC. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers. Matthew Li has dispositive control over the securities that the selling security holder beneficially owns.

(7)
The selling security holder is a non-public entity. Louise Horwick and Bryn Joynt, president and vice president, respectively, of Silvercreek Management Inc., have voting and investment control over the securities beneficially owned by the selling security holder.

(8)
The General Partner of the selling security holder is Advisory Convertible Arbitrage L.L.C., whose managing member is Advisory Capital Strategies Group, Inc., which is majority owned by American Express Asset Management Group, Inc., which is part of American Express Company, a reporting company under the Exchange Act. The General Partner of the selling security holder is an affiliate of American Express Financial Advisors, Inc., a registered broker-dealer.

(9)
The selling security holder is a non-public entity. S. Donald Sussman has investment and voting control over the securities beneficially owned by the selling security holder. The selling security holder is an affiliate of Paloma Securities LLC, a registered broker-dealer.

(10)
The selling security holder is a non-public entity. Elliot Bossen has investment and voting control over the securities beneficially owned by the selling security holder.

(11)
The selling security holder is a non-public entity. Gregory R. Levinson has investment and voting control over the securities beneficially owned by the selling security holder.

(12)
The selling security holder is a registered broker-dealer and a majority owned subsidiary of UBS AG, a reporting company.

(13)
The selling security holder is a non-public entity and is an affiliate of a registered broker-dealer, under common control with BNP Paribas Securities Corporation. CooperNeff Advisors, Inc. dispositive control over the securities that the selling security holder beneficially owns. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(14)
The selling security holder is a non-public entity. CooperNeff Advisor, Inc. has sole investment control and shared voting control over the securities beneficially owned by the selling security holder. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(15)
The selling security holder is a non-public entity. Gene T. Pretti has investment and voting control over the securities beneficially owned by the selling security holder.

(16)
The selling security holder is a non-public entity. Howard Needle and David J. Harris have investment and voting control over the securities beneficially owned by the selling security holder.

(17)
The selling security holder is a registered investment company under the Investment Company Act and a registered broker-dealer. Jeff Andrewski has investment and voting control over the securities beneficially owned by the selling security holder.

(18)
The selling security holder is a non-public entity. The selling security holder is an affiliate of AmerUs Group Co., a reporting company.

(19)
The selling security holder is a non-public entity and a registered broker-dealer. The selling security holder is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

(20)
The selling security holder is a non-public entity and a registered broker-dealer. The selling security holder is a wholly-owned subsidiary of JP Morgan Chase Bank, a reporting company. Charlotte Chui has investment and voting control over the securities beneficially owned by the selling security holder. In addition to the shares of our common stock listed on the table, the selling security holder beneficially owns 52 shares of our common stock.

(21)
The selling security holder is a non-public entity. Oaktree Capital Management LLC ("Oaktree") has voting and dispositive power over the securities beneficially owned by the selling security holder. Lawrence W. Keele is the principal of Oaktree and is the portfolio manager of the selling security holder. An affiliate of Oaktree, OCM Investments, LLC ("OCM"), is a registered broker-dealer. Oaktree is the majority owner of OCM.

(22)
The selling security holder is a non-public entity. Allan Teh has investment and voting control over the securities beneficially owned by the selling security holder.

(23)
The selling security holder is a non-public entity. Shad Stastney, John Succo and Sky Lucas have investment and voting control over the securities beneficially owned by the selling security holder.

(24)
The selling security holder is a non-public entity. UBS O'Connor, a wholly-owned subsidiary of UBS AG, a reporting company under the Exchange Act, has investment and voting control over the securities beneficially owned by the selling security holder.

(25)
The selling security holder is a non-public entity. Andrew Kaplan, Brian Swain and Louis Napoli have investment and voting control over the securities beneficially owned by the selling security holder.

(26)
The selling security holder is a non-public entity.

(27)
The selling security holder is a non-public entity. Bradford Whitmore and Michael Brailov have investment and voting control over the securities beneficially owned by the selling security holder.

(28)
The selling security holder is a non-public entity. Shawn Bergerson has investment and voting control over the securities beneficially owned by the selling security holder.

(29)
The selling security holder is a non-public entity. Dermot Keane has investment and voting control over the securities beneficially owned by the selling security holder.

(30)
The selling security holder is a non-public entity and is an affiliate of D.E. Shaw Investments, L.P., D.E. Shaw Valence, L.L.C., D.E. Shaw Securities, L.L.C. and Market Point Trading, L.L.C., each a registered broker-dealer. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise investment and voting control over the securities beneficially owned by the selling security holder on behalf of D.E. Shaw & Co. L.P., the managing member and investment adviser of the selling security holder.

(31)
Assumes that all holders of debentures, or any future transferees, pledgees, donees or successors of or from such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

(32)
Because we will not issue fractional shares of our common stock upon conversion of the debentures, the number of shares of common stock registered hereunder for all of the selling security holders may not total the amount shown above.

PLAN OF DISTRIBUTION

        This prospectus may be used to sell the debentures or any shares of common stock issued upon conversion of the debentures. We will not receive any of the proceeds of the sale of the debentures or the underlying common stock offered under this prospectus. The selling security holders may sell these securities, from time to time:

  •
  through any national securities exchange or quotation system on which such securities may be listed or quoted, in the over-the-counter market, in privately negotiated transactions, or otherwise;

  •
  directly to purchasers or through agents, brokers, dealers or underwriters; and

  •
  at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

        The selling security holders may also write options on such securities or pledge such securities.

        If a selling security holder sells debentures or shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

        Certain of the selling security holders are registered broker-dealers as indicated under "Selling Security Holders." Any selling security holder that is a broker-dealer will be considered to be an "underwriter," within the meaning of the Act, with respect to any securities that it sells pursuant to this prospectus. Each other selling security holder may be deemed to be an "underwriter" with respect to any securities that it sells pursuant to this prospectus.

        In connection with the initial sale of the debentures, we entered into a registration rights agreement with the initial purchasers of the debentures. Pursuant to the registration rights agreement, we will pay the fees and expenses related to the registration statement of which this prospectus forms a part.

        Pursuant to the registration rights agreement, (i) we are required to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, relating to the information included in this prospectus and the registration statement of which it forms a part and (ii) each selling security holder is obligated to indemnify us and each other selling security holder against any liability with respect to any information furnished by such holder for use in this prospectus.

        To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Seabulk International, Inc. at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report. We have included the financial statements of Seabulk International, Inc. in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters relating to the debentures and shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our SEC filings are available on our website at http://www.seacorholdings.com.

        We have agreed that if at any time the debentures or the shares of common stock issuable upon the conversion thereof are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the debentures and such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the debentures and such common stock.

        You may request a copy of these filings and of the form of the indenture, debentures and registration rights agreement at no cost, by writing or telephoning us at the following address:

SEACOR Holdings Inc.
INVESTOR RELATIONS
460 Park Avenue, 12th Floor
New York, NY 10022

Consolidated Financial Statements of Seabulk International, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of SEACOR Holdings Inc.

        We have audited the accompanying consolidated balance sheets of SEACOR Holdings Inc. (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SEACOR Holdings Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on criteria established in "Internal Control—Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
New Orleans, Louisiana March 14, 2005

SEACOR HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$214,389	$263,135
Available-for-sale securities	136,992	48,856
Receivables:
Trade, net of allowance for doubtful accounts of $3,357 and $2,800 in 2004 and 2003, respectively	162,986	81,491
Other	30,064	27,185
Deferred income taxes	1,747	—
Prepaid expenses and other	52,543	23,551

Total current assets	598,721	444,218

Investments, at Equity, and Receivables from 50% or Less Owned Companies	47,870	59,848
Property and Equipment:
Vessels and equipment	872,979	822,871
Barges	180,234	89,046
Helicopters	106,939	37,284
Construction in progress	30,458	47,134
Equipment, furniture, fixtures, vehicles and other	45,651	25,368

	1,236,261	1,021,703
Accumulated depreciation	(310,674)	(283,487)

	925,587	738,216

Construction Reserve Funds	144,006	126,140
Other Assets	49,825	34,189

	$1,766,009	$1,402,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$13,228	$93
Accounts payable and accrued expenses	63,461	30,333
Accrued wages and benefits	14,017	12,840
Accrued interest	6,041	5,759
Accrued income taxes	2,634	4,337
Deferred income taxes	—	4,092
Accrued liability-short sale of securities	22,070	3,680
Other current liabilities	21,035	16,381

Total current liabilities	142,486	77,515

Long-Term Debt	582,367	332,179
Deferred Income Taxes	211,542	190,704
Deferred Income and Other Liabilities	28,988	29,858
Minority Interest in Subsidiaries	6,869	1,909
Stockholders' Equity:
Common stock, $.01 par value, 40,000,000 shares authorized; 24,545,428 and 24,466,010 shares issued in 2004 and 2003, respectively	245	245
Additional paid-in capital	412,210	408,828
Retained earnings	551,273	531,384
Less 6,237,932 and 5,884,971 shares held in treasury in 2004 and 2003, respectively,at cost	(197,850)	(183,531)
Unamortized restricted stock	(2,423)	(2,998)
Accumulated other comprehensive income:
Cumulative translation adjustments	18,296	12,994
Unrealized gain on available-for-sale securities	12,006	3,524

Total stockholders' equity	793,757	770,446

	$1,766,009	$1,402,611

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)

	For the years ended December 31,
	2004	2003	2002
Operating Revenues	$491,860	$406,209	$403,158

Costs and Expenses:
Operating expenses	354,163	287,290	249,892
Administrative and general	61,425	57,684	53,265
Depreciation and amortization	57,834	55,506	56,244

	473,422	400,480	359,401

Gains on Asset Sales	10,234	17,522	8,635

Operating Income	28,672	23,251	52,392

Other Income (Expense):
Interest income	8,422	7,531	8,833
Interest expense	(22,485)	(19,313)	(17,064)
Debt extinguishments	—	(2,091)	(2,338)
Gain on sale of Chiles Offshore Inc. shares	—	—	19,719
Derivative income (loss), net	1,166	2,389	(5,043)
Foreign currency transaction gains, net	1,537	3,739	6,281
Marketable securities sale gains, net	6,435	6,595	3,218
Other, net	539	(652)	144

	(4,386)	(1,802)	13,750

Income Before Income Tax Expense, Minority Interest and Equity in Earnings of 50% or Less Owned Companies	24,286	21,449	66,142

Income Tax Expense:
Current	1,368	618	6,007
Deferred	7,205	9,778	17,027

	8,573	10,396	23,034

Income Before Minority Interest and Equity in Earnings of 50% or Less Owned Companies	15,713	11,053	43,108
Minority Interest in Net Income of Subsidiaries	(483)	(517)	(226)
Equity in Earnings of 50% or Less Owned Companies	4,659	1,418	3,705

Net Income	$19,889	$11,954	$46,587

Basic Earnings Per Common Share	$1.09	$0.63	$2.33

Diluted Earnings Per Common Share	$1.08	$0.63	$2.28

Weighted Average Common Shares
Basic	18,305,937	19,012,899	19,997,625
Diluted	18,609,373	19,279,568	21,057,877

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands, except share data)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unamortized Restricted Stock	Accumulated Other Comprehensive Income	Comprehensive Income
Balance, December 31, 2003	$245	$408,828	$531,384	$(183,531)	$(2,998)	$16,518
—Net income for fiscal year 2004	—	—	19,889	—	—	—	$19,889
—Issuance of common stock:
Tex-Air Helicopters, Inc. acquisition	—	268	—	—	—	—	—
Employee Stock Purchase Plan	—	—	—	674	—	—	—
Exercise of stock options	—	1,287	—	—	—	—	—
Director stock awards	—	189	—	—	—	—	—
Issuance of restricted stock	—	1,647	—	—	(1,648)	—	—
—Amortization of restricted stock	—	—	—	—	2,141	—	—
—Cancellation of restricted stock, 1,666 shares	—	(9)	—	(73)	82	—	—
—Net currency translation adjustments	—	—	—	—	—	5,302	5,302
—Change in unrealized gains on available-for-sale securities	—	—	—	—	—	8,482	8,482
—Purchase of treasury shares	—	—	—	(14,920)	—	—	—

Balance, December 31, 2004	$245	$412,210	$551,273	$(197,850)	$(2,423)	$30,302	$33,673

Balance, December 31, 2002	$243	$403,590	$519,430	$(127,587)	$(2,217)	$11,492
—Net income for fiscal year 2003	—	—	11,954	—	—	—	$11,954
—Issuance of common stock:
Employee Stock Purchase Plan	—	—	—	670	—	—	—
Exercise of stock options	1	1,543	—	—	—	—	—
Director stock awards	—	116	—	—	—	—	—
Issuance of restricted stock	1	3,585	—	—	(3,716)	—	—
—Amortization of restricted stock	—	—	—	—	2,855	—	—
—Cancellation of restricted stock, 1,857 shares	—	(8)	—	(72)	80	—	—
—Net currency translation adjustments	—	—	—	—	—	7,244	7,244
—Change in unrealized gains on available-for-sale securities	—	—	—	—	—	(2,218)	(2,218)
—Conversion of 5 3/8% Convertible Subordinated Notes due 2006	—	2	—	—	—	—	—
—Purchase of treasury shares	—	—	—	(56,542)	—	—	—

Balance, December 31, 2003	$245	$408,828	$531,384	$(183,531)	$(2,998)	$16,518	$16,980

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unamortized Restricted Stock	Accumulated Other Comprehensive Income	Comprehensive Income
Balance, December 31, 2001	$238	$384,857	$472,843	$(109,638)	$(1,985)	$(2,617)
—Net income for fiscal year 2002	—	—	46,587	—	—	—	$46,587
—Issuance of common stock:
Tex-Air Helicopters, Inc. acquisition	1	2,726	—	—	—	—	—
Employee Stock Purchase Plan	—	—	—	693	—	—	—
Exercise of stock options	1	3,380	—	—	—	—	—
Issuance of restricted stock	1	2,655	—	—	(2,675)	—	—
Settlement of equity forward transaction	2	9,998	—	—	—	—	—
—Amortization of restricted stock	—	—	—	—	2,309	—	—
—Cancellation of restricted stock, 2,850 shares	—	—	—	(134)	134	—	—
—Net currency translation adjustments	—	—	—	—	—	8,224	8,224
—Change in unrealized gains on available-for-sale securities	—	—	—	—	—	5,885	5,885
—Conversion of 5 3/8% Convertible Subordinated Notes due 2006	—	1	—	—	—	—	—
—Change in share of book value of investment in Chiles Offshore Inc.	—	(27)	—	—	—	—	—
—Purchase of treasury shares	—	—	—	(18,508)	—	—	—

Balance, December 31, 2002	$243	$403,590	$519,430	$(127,587)	$(2,217)	$11,492	$60,696

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$19,889	$11,954	$46,587
Depreciation and amortization	57,834	55,506	56,244
Restricted stock amortization	2,141	2,855	2,309
Director stock awards	189	116	—
Debt discount amortization, net	229	326	522
Bad debt expense	1,519	829	9
Deferred income taxes	7,205	9,778	17,027
Equity in net earnings of 50% or less owned companies	(4,659)	(1,418)	(3,705)
Extinguishment of debt	—	2,091	1,520
Derivative (income) loss	(1,166)	(2,389)	5,043
Foreign currency transaction gains, net	(1,537)	(3,739)	(6,281)
Gain from sale of available-for-sale securities, net	(6,435)	(6,595)	(3,218)
Impairment on other investments	—	1,254	—
Gain on sale of Chiles Offshore Inc. shares	—	—	(19,719)
Gain from equipment sales or retirements, net	(10,234)	(17,522)	(8,635)
Amortization of deferred income on sale and leaseback transactions	(6,525)	(6,342)	(7,396)
Minority interest in income of subsidiaries	483	517	226
Other, net	592	450	6,931
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(56,100)	3,559	(2,075)
(Increase) decrease in prepaid expenses and other assets	5,644	(4,433)	(13,600)
Increase (decrease)in accounts payable, accrued and other liabilities	23,907	(1,801)	(4,994)

Net cash provided by operations	32,976	44,996	66,795

Cash Flows from Investing Activities:
Purchases of property and equipment	(200,052)	(161,842)	(139,706)
Proceeds from the sale of marine vessels, other equipment and property	67,904	143,797	128,669
Investments in and advances to 50% or less owned companies	(575)	(7,992)	(22)
Principal payments on notes due from 50% or less owned companies	3,447	1,875	20,665
Dividends received from 50% or less owned companies	1,545	11,569	1,889
Proceeds from sale of investment in 50% or less owned companies	5,667	—	—
Investment in third party note receivable	(5,352)	—	—
Purchase of third party contracts	(2,893)	—	—
Net increase in construction reserve funds	(17,866)	(30,880)	(39,970)
Proceeds from sale of available-for-sale securities	157,267	84,255	63,519
Purchases of available-for-sale securities	(207,551)	(40,161)	(49,603)
Cash settlements of derivative transactions	257	3,330	(5,712)
Acquisitions, net of cash acquired	(118,113)	(7,756)	(113)
Cash proceeds from sale of Chiles Offshore Inc. shares	—	—	25,365
Other, net	(257)	2,064	1,186

Net cash provided by (used in) investing activities	(316,572)	(1,741)	6,167

Cash Flows from Financing Activities:
Payments on long-term debt	(50,124)	(71,557)	(93,801)
Premium paid with 5 3/8% Note extinguishment	—	(632)	—
Proceeds from issuance of long-term debt, net of offering costs	294,807	107	197,067
Common stock acquired for treasury	(14,920)	(56,542)	(18,508)
Stock options exercised	1,222	936	1,754
Other, net	740	163	693

Net cash provided by (used in) financing activities	231,725	(127,525)	87,205

Effects of Exchange Rate Changes on Cash and Cash Equivalents	3,125	5,359	1,485

Net Increase (Decrease) in Cash and Cash Equivalents	(48,746)	(78,911)	161,652
Cash and Cash Equivalents, beginning of period	263,135	342,046	180,394

Cash and Cash Equivalents, end of period	$214,389	$263,135	$342,046

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS AND ACCOUNTING POLICIES:

        Nature of Operations.    SEACOR Holdings Inc. ("SEACOR") and its subsidiaries (collectively referred to as the "Company") is in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. The Company also provides emergency environmental response and related services. The Company operates a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide. The Company also operates a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. The environmental services segment provides oil spill response, handles environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

        Basis of Consolidation.    The consolidated financial statements include the accounts of SEACOR and its majority-owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation.

        The Company employs the equity method of accounting for investments in business ventures when it has the ability to exercise significant influence over the operating and financial policies of the ventures. Significant influence is generally deemed to exist if the Company has between 20% and 50% of the voting rights of an investee. The Company reports its investments in and advances to equity investees in the Consolidated Balance Sheets as "Investments, at Equity, and Receivables from 50% or Less Owned Companies." The Company reports its share of earnings or losses of equity investees in the Consolidated Statements of Income as "Equity in Earnings of 50% or Less Owned Companies."

        The Company employs the cost method of accounting for investments in other business ventures that the Company does not have the ability to exercise significant influence. These investments are in private companies, carried at cost, and are adjusted only for other-than-temporary declines in fair value and capital distributions.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition.    The Company's offshore marine services segment earns and recognizes revenues primarily from the time charter-out and bareboat charter-out of vessels to customers based upon daily rates of hire. A time charter is a lease arrangement under which the Company provides a vessel to a customer and is responsible for all crewing, insurance and other operating expenses. In a bareboat charter, the Company provides only the vessel to the customer, and the customer assumes responsibility to provide for all of the vessel's operating expenses and generally assumes all risk of operation. Vessel charters may range from several days to several years.

        The Company's environmental services segment earns revenues primarily from retainer contracts, spill response activities, consulting fees and industrial and remediation services. Retainer fees are charged to customers for ensuring, by contract, the availability of oil spill response services and equipment at predetermined rates. Such retainer fees are generally recognized ratably over the terms of the contract. Retainer services include employing staff to supervise a response to an oil spill and maintaining specialized equipment. Retainer agreements with vessel owners generally range from one to three years while retainer arrangements with facility owners can be as long as ten years. Spill response revenues are recognized as contracted services are provided and are dependent on the magnitude and number of individual spill responses. Consequently, spill response revenues may vary greatly between comparable periods. Consulting fees are earned from the preparation of customized training programs, the planning of and participation in customer oil spill response drill programs, response exercises and other special projects and are recognized as the services are provided based on contract terms. Industrial and remediation services are provided on both a time and material basis and on a fixed fee bid basis and are recognized as the services are provided based on contract terms. For both time and material contracts and fixed fee contracts, the total fees charged are dependent upon the scope of work to be accomplished and the labor and equipment to carry it out.

        The Company's inland river services segment earns revenues primarily from voyage affreightment with customers being charged an established rate per ton for committed barge space to transport cargo from a point of origin to a point of destination during a specific time. Such revenues are generally recognized over the progress of the voyage. In addition, revenues are also earned from cargo stored aboard a barge and when a barge is chartered-out to a third party.

        The Company's helicopter services segment earns revenue primarily through master service agreements, term contracts and day-to-day charter arrangements. Master service agreements require customers to make incremental payments based on usage, have fixed terms ranging from one month to five years, and generally are cancelable upon notice by either party in 30 days. Term contracts and day-to-day charter arrangements are generally non-cancelable and call for a combination of a monthly or daily fixed rental fee plus a charge based on usage. Rental fee revenues are recognized ratably over the contract term and revenues for helicopter usage are recognized as the services are performed.

        Cash Equivalents.    Cash equivalents refer to securities with maturities of three months or less when purchased.

        Accounts Receivable.    Customers of offshore support vessel services and helicopter transportation services are primarily major and large independent oil and gas exploration and production companies. Oil spill, emergency response and remediation services are provided to tank vessel owner/operators, refiners, terminals, municipalities, exploration and production facilities and pipeline operators. Barge customers are primarily major agricultural and industrial companies based within the United States. All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its accounts receivable balances and makes provisions for probable doubtful accounts. Accounts receivable are deemed uncollectible and removed from accounts receivable and allowance for doubtful accounts when collection efforts have been exhausted.

        Derivatives.    All of the Company's derivative positions are stated at fair value. Gains and losses associated with changes in derivative fair value are reported on a current basis in the Consolidated Statements of Income as "Derivative income (loss), net".

        Concentrations of Credit Risk.    The Company is exposed to concentrations of credit risks relating to its accounts receivable due from customers in the industries described above. The Company does not generally require collateral or other security to support its outstanding receivables. The Company minimizes its credit risk relating to receivables by performing ongoing credit evaluations and, to date, credit losses have been within management's expectations. The Company is also exposed to concentrations of credit risks associated with its cash and cash equivalents, its available-for-sale securities, and its derivative instruments. The Company minimizes its credit risk relating to these positions by monitoring the financial condition of the financial institutions and counterparties involved.

        Property and Equipment.    Equipment, stated at cost, is depreciated over the estimated useful lives of the assets using the straight-line method. New equipment is depreciated over 20 years for offshore support vessels and related equipment, over 20 years for inland river dry cargo and chemical tank barges, generally over 12 years for helicopters and related equipment, and over 2 to 15 years for all other equipment.

Depreciable life of acquired used equipment is generally based on the life of new equipment described above less years already in service, except for standby vessels where a longer life is used. Depreciation expense totaled $57,544,000, $55,501,000 and $56,239,000 in 2004, 2003 and 2002, respectively.

        Effective January 1, 2003, the Company changed its estimated residual value for newly constructed supply vessels, towing and supply vessels, and anchor handling towing supply vessels from 10% to 5%. The effect on income of this change in accounting estimate was not material.

        Vessel, helicopter and barge maintenance and repair costs and the costs of routine drydock inspections performed on vessels are charged to operating expense as incurred. Expenditures that extend the useful life or improve the marketing and commercial characteristics of vessels and helicopters as well as major renewals or improvements to other properties are capitalized. Certain interest costs incurred during the construction of equipment was capitalized as part of the assets' carrying values and are being amortized to expense over such assets estimated useful lives. Capitalized interest totaled $645,000, $2,272,000 and $1,092,000 in 2004, 2003 and 2002, respectively.

        Impairment of Long-Lived Assets.    The Company tests its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of any asset or asset group may not be recoverable. As of December 31, 2004, the Company was not aware of any indicators of impairment.

        Business Combinations.    As discussed in Note 5, business combinations completed by the Company have been accounted for under the purchase method of accounting. The cost of each acquired operation is allocated to the assets acquired and liabilities assumed based on their estimated fair values. These estimates are revised during an allocation period as necessary when, and if, information becomes available to further define and quantify the value of the assets acquired and liabilities assumed. The allocation period does not exceed beyond one year from the date of the acquisition. Should information become available after the allocation period, those items are included in operating results. The cost of an enterprise acquired in a business combination includes the direct cost of the acquisition. The operating results of entities acquired are included in the Consolidated Statements of Income from the completion date of the applicable transaction.

        Goodwill.    Goodwill represents the excess of purchase price over fair value of net assets acquired in business combinations and is subjected to annual impairment testing. Based on its impairment test of each defined reporting unit as of December 31, 2004, the Company has determined that the carrying value of goodwill was not impaired.

        Deferred Financing Costs.    Deferred financing costs incurred in connection with the issuance of debt are amortized over the life of the related debt using the effective interest rate method. Deferred financing costs amortization expense totaled $483,000, $474,000 and $526,000 in 2004, 2003 and 2002, respectively, is included in the Consolidated Statements of Income as "Interest Expense."

        Self-insurance Liabilities.    The Company maintains business insurance programs with significant self-insured retention primarily relating to its offshore support vessels. In addition, the Company maintains self-insured health benefit plans for its participating employees. The Company limits its exposure to the business insurance programs and health benefit plans by maintaining stop-loss and aggregate liability coverage. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company's historical loss experience. To the extent that estimated self-insurance losses differ from actual losses realized, the Company's insurance reserves could differ significantly and may result in either higher or lower insurance expense in future periods.

        Income Taxes.    Deferred income tax assets and liabilities have been provided in recognition of the income tax effect attributable to the book and tax basis differences of assets and liabilities reported in the financial statements. Deferred tax assets or liabilities are provided using the enacted tax rates expected to apply to taxable income in the periods in which they are expected to be settled or realized, except for a special one-time dividends received deduction on the repatriation of certain foreign earnings expected to occur in 2005 as described below. The Company records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred assets will not be realized. Deferred taxes are not provided on undistributed earnings of certain non-U.S. subsidiaries and business ventures because the Company considers those earnings to be indefinitely reinvested abroad.

        As a result of the American Jobs Creation Act of 2004, the Company believes it will be in the position to repatriate, for a limited time, accumulated foreign earnings at an effective federal tax rate of 5.25%, which would result in tax obligations significantly less than the deferred taxes previously provided for its unremitted earnings of foreign subsidiaries. The Company is exploring the full impact of the legislation and expects to finalize its repatriation plan during the second quarter of 2005; however, the income tax benefit of such repatriation plan cannot be reasonably estimated at this time. In accordance with FASB Staff Position FAS 109-2, the Company will recognize the income tax benefit of this special one-time dividends received deduction during the period that the Company has decided on a plan for repatriation. As part of the repatriation plan, a portion of the earnings that are currently considered to be permanently invested abroad may be repatriated. At December 31, 2004, the Company had approximately $25.6 million of such earnings for which no U.S. income taxes had been provided.

        Deferred Income.    The Company has entered into vessel sale and leaseback transactions and has sold vessels to business ventures in which it holds an equity ownership interest. Certain of the gains realized from these transactions were not immediately recognized in income and have been reported in the Consolidated Balance Sheets as "Deferred Income and Other Liabilities." In sale and leaseback transactions, gains were deferred to the extent of the present value of minimum lease payments and are being amortized to income as reductions in rental expense over the applicable lease terms. In business venture sale transactions, gains were deferred to the extent of the Company's ownership interest with amortization to income over the applicable vessels' depreciable lives and to the extent of Company purchase financing with amortization to income on the installment method.

(in thousands)
Balance at December 31, 2003	$25,899
Deferred income from 2004 vessel sales	1,461
2004 amortization of deferred income	(7,284)
Currency translation and other	(18)

Balance at December 31, 2004	$20,058

        Foreign Currency Translation.    The assets, liabilities and results of operations of certain SEACOR subsidiaries are measured using the currency of the primary foreign economic environment within which they operate, their functional currency. Upon consolidating these subsidiaries with SEACOR, their assets and liabilities are translated to U.S. dollars at currency exchange rates as of the balance sheet date and their revenues and expenses at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating these subsidiaries' financial statements are reported in the Consolidated Balance Sheets as "Accumulated other comprehensive income."

        Foreign Currency Transactions.    Certain SEACOR subsidiaries enter into transactions denominated in currencies other than their functional currency. Changes in currency exchange rates between the functional currency and the currency in which a transaction is denominated are included in the Consolidated Statements of Income as "Foreign currency transaction gains, net" in the period in which the currency exchange rates change.

        Earnings Per Share.    Basic earnings per common share were computed based on the weighted-average number of common shares issued and outstanding for the relevant periods. Diluted earnings per common share were computed based on the weighted-average number of common shares issued and outstanding plus all potentially dilutive common shares that would have been outstanding in the relevant periods assuming the vesting of restricted stock grants and the issuance of common shares for stock options and convertible subordinated notes through the application of the treasury stock and if-converted methods. Certain options and share awards, 95,010, 364,805 and 69,300 in 2004, 2003 and 2002, respectively, were excluded from the computation of diluted earnings per share as the effect would have been antidilutive.

(in thousands, except share data)	Income	Shares	Per Share
FOR THE YEAR ENDED 2004
Basic Earnings Per Share:
Net income	$19,889	18,305,937	$1.09

Effect of Dilutive Securities:
Options and restricted stock	—	163,369
Convertible securities	189	140,067

Diluted Earnings Per Share:
Net income available to common stockholders plus assumed conversions	$20,078	18,609,373	$1.08

FOR THE YEAR ENDED 2003
Basic Earnings Per Share:
Net income	$11,954	19,012,899	$0.63

Effect of Dilutive Securities:
Options and restricted stock	—	163,308
Convertible securities	167	103,361

Diluted Earnings Per Share:
Net income available to common stockholders plus assumed conversions	$12,121	19,279,568	$0.63

FOR THE YEAR ENDED 2002
Basic Earnings Per Share:
Net income	$46,587	19,997,625	$2.33

Effect of Dilutive Securities:
Options and restricted stock	—	257,538
Convertible securities	1,463	802,714

Diluted Earnings Per Share:
Net income available to common stockholders plus assumed conversions	$48,050	21,057,877	$2.28

        Comprehensive Income.    Comprehensive income is defined as the total of net income and all other changes in equity of an enterprise that result from transactions and other economic events of a reporting period other than transactions with owners. The Company has chosen to disclose Comprehensive Income in the Consolidated Statements of Changes in Equity. The Company's other comprehensive income was comprised of net currency translation adjustments and unrealized holding gains and losses on available-for-sale securities. Income taxes allocated to each component of other comprehensive income during the years indicated are as follows:

(in thousands)	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
FOR THE YEAR ENDED 2004
Foreign currency translation adjustments	$8,157	$(2,855)	$5,302
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	22,268	(7,794)	14,474
Less—reclassification adjustment for gains included in net income	(9,218)	3,226	(5,992)

Other comprehensive income	$21,207	$(7,423)	$13,784

FOR THE YEAR ENDED 2003
Foreign currency translation adjustments	$11,145	$(3,901)	$7,244
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	3,117	(1,091)	2,026
Less—reclassification adjustment for gains included in net income	(6,529)	2,285	(4,244)

Other comprehensive income	$7,733	$(2,707)	$5,026

FOR THE YEAR ENDED 2002
Foreign currency translation adjustments	$12,652	$(4,428)	$8,224
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	12,272	(4,295)	7,977
Less—reclassification adjustment for gains included in net income	(3,218)	1,126	(2,092)

Other comprehensive income	$21,706	$(7,597)	$14,109

        Stock Compensation.    Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), companies could either adopt a "fair value method" of accounting for its stock based compensation plans or continue to use the "intrinsic value method" as prescribed by APB Opinion No. 25. The Company has elected to continue accounting for its stock compensation plans using the intrinsic value method. Had compensation costs for the plans been determined using a fair value method consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the following years ended December 31:

(in thousands, except share and option data)	2004	2003	2002
Net income, as reported	$19,889	$11,954	$46,587
Add: stock based compensation included in net income	1,515	1,931	1,501
Less: stock based compensation using fair value method	(2,353)	(3,163)	(3,498)

Net income, Pro forma	$19,051	$10,722	$44,590

Basic earnings per common share:
As reported	$1.09	$0.63	$2.33
Pro forma	1.04	0.56	2.23
Diluted earnings per share:
As reported	$1.08	$0.63	$2.28
Pro forma	1.03	0.56	2.19
Weighted average fair value of options granted	$13.86	$13.99	$20.03

Weighted average fair value of restricted stock granted	$43.20	$41.44	$43.53

Weighted average fair value of stock granted to non-employee directors	$43.37	$38.62	$—

        The effects of applying a fair value method consistent with SFAS 123 in this pro forma disclosure are not indicative of future events and the Company anticipates that it will award additional stock based compensation in future periods.

        The fair value of each option granted during the periods presented is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) no dividend yield, (b) weighted average expected volatility of 28.6%, 37.2% and 38.8% in the years 2004, 2003 and 2002, respectively, (c) weighted average discount rates of 3.56%, 2.93% and 3.76% in the years 2004, 2003 and 2002, respectively, and (d) expected lives of five years.

        New Accounting Pronouncement.    On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of the SFAS 123 disclosure of pro forma net income and earnings per share presented above. The Company will adopt the provisions of Statement 123 (R) on July 1, 2005 using the "modified prospective" approach, recognizing compensation expense for all unvested employee stock options as of that date and for all subsequent employee stock options granted thereafter.

        Reclassifications.    Certain reclassifications of prior year information have been made to conform to the presentation of current year information.

2.    FINANCIAL INSTRUMENTS:

	December 31, 2004		December 31, 2003
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
ASSETS:
Cash and cash equivalents	$214,389	$214,389	$263,135	$263,135
Available-for-sale securities	136,992	136,992	48,856	48,856
Collateral deposits and notes receivable	9,439	9,439	3,652	3,652
Notes receivable from business ventures	1,616	see below	2,568	see below
Construction reserve funds	144,006	144,006	126,140	126,140
Business ventures, carried at cost	1,000	see below	700	see below
Derivative instruments	568	568	338	338
LIABILITIES:
Long-term debt, including current portion	595,595	605,055	332,272	357,490
Short-sale of securities	22,070	22,070	3,680	3,680

        The carrying value of cash, cash equivalents and collateral cash deposits approximates fair value. The carrying value of construction reserve funds, primarily consisting of auction rate certificates, approximates fair value. The fair values of the Company's available-for-sale securities, notes receivable, derivative instruments, long-term debt, and short-sales of marketable securities were estimated based upon quoted market prices or by using discounted cash flow analyses based on estimated current rates for similar type of arrangements. It was not practicable to estimate the fair value of the Company's notes receivable with business ventures because the timing of settlement of these notes is not certain. It was not practicable to estimate the fair value of the Company's historical cost investments in business ventures because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. Considerable judgment was required in developing certain of the estimates of fair value and, accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

3.    DERIVATIVE INSTRUMENTS:

        The Company has entered into and settled various positions in forward exchange, option and future contracts that are considered speculative with respect to Norwegian Kroners, Pounds Sterling, Euros, Japanese Yen, Hong Kong Dollar and Singapore Dollar. The Norwegian Kroner contracts enabled the Company to buy Norwegian Kroners in the future at fixed exchange rates which could have offset possible consequences of changes in foreign exchange had the Company decided to conduct business in Norway. The Pound Sterling, Euro, Yen, Hong Kong Dollar and Singapore Dollar contracts enable the Company to buy Pounds Sterling, Euros, Yen, Hong Kong Dollars and Singapore Dollars in the future at fixed exchange rates which could offset possible consequences of changes in foreign exchange of the Company's business conducted in Europe and the Far East. Resulting gains or losses from these transactions are reported in the

Consolidated Statements of Income as "Derivative income (loss), net" as they do not meet the criteria for hedge accounting. For the years ended December 31, 2004, 2003 and 2002, the Company recognized net gains of $1,790,000, $1,343,000 and $674,000, respectively, from these forward exchange, option and future contracts. At December 31, 2004, the fair market value of the Company's speculative outstanding currency positions, consisting of Pound Sterling, Euro, Japanese Yen and Singapore Dollar contracts, was an unrealized gain of $554,000 included in the Consolidated Balance Sheets as "Other receivables."

        The Company has entered into and settled various positions in natural gas and crude oil via swaps, options and future contracts pursuant to which, on each applicable settlement date, the Company receives or pays an amount, if any, by which a contract price for a swap, an option or a futures contract exceeds the settlement price quoted on the New York Mercantile Exchange ("NYMEX") or receives or pays the amount, if any, by which the settlement price quoted on the NYMEX exceeds the contract price. The general purpose of these transactions is to provide value to the Company should the price of natural gas and crude oil decline which over time, if sustained, would lead to a decline in the Company's offshore assets' market values and cash flows. Resulting gains or losses from these transactions are reported in the Consolidated Statements of Income as "Derivative income (loss), net" as they do not meet the criteria for hedge accounting. For the years ended December 31, 2004, 2003 and 2002, the Company has recognized net losses of $241,000, net losses of $743,000 and net gains of $406,000, respectively, from these commodity transactions. At December 31, 2004, the fair market value of the Company's positions in commodity contracts was an unrealized gain of $50,000 included in the Consolidated Balance Sheets as "Other receivables."

        The Company has entered into and settled various positions in U.S. treasury notes and bonds via futures or options on futures and rate-lock agreements on U.S. treasury notes pursuant to which, on each applicable settlement date, the Company receives or pays an amount, if any, by which a contract price for an option or a futures contract exceeds the settlement price quoted on the Chicago Board of Trade ("CBOT") or receives or pays the amount, if any, by which the settlement price quoted on the CBOT exceeds the contract price. The general purpose of these transactions is to provide value to the Company should the price of U.S. treasury notes and bonds decline leading to generally higher interest rates which, if sustained over time, might lead to a higher interest cost for the Company. Resulting gains or losses from these transactions are reported in the Consolidated Statements of Income as "Derivative income (loss), net" as they do not meet the criteria for hedge accounting. For the years ended December 31, 2004, 2003 and 2002, the Company recognized net losses of $250,000, net gains of $52,000 and net losses of $8,312,000, respectively, with respect to derivative positions in U.S. treasury obligations. At December 31, 2004, the Company had no outstanding position for derivative positions in U.S. treasury obligations.

        During 2004, the Company entered into other speculative derivative positions, primarily options on publicly traded equity securities. For the year ended December 31, 2004, the Company has recognized net losses of $133,000 from these other transactions. At December 31, 2004, the fair market value of the Company's other speculative derivative positions was an unrealized loss of $36,000 included in the Consolidated Balance Sheets as "Other receivables."

        In order to reduce its cost of capital, the Company entered into swap agreements with a major financial institution with respect to $41,000,000 of its 7.2% Senior Notes due 2009 (the 7.2% Notes"). Pursuant to each such agreement and subsequent extensions, such financial institution agreed to pay to the Company an amount equal to interest paid on the notional amount of the 7.2% Notes subject to such agreement, and the Company agreed to pay to such financial institution an amount equal to an agreed upon reduced interest rate on the price of such notional amount of the 7.2% Notes, as set forth in the applicable swap agreements. Upon termination of each swap agreement, the financial institution agreed to pay to the Company the amount, if any, by which the fair market value of the notional amount of the 7.2% Notes subject to such swap agreements on such date exceeded the agreed upon price of such notional amount as set forth in such swap agreements, and the Company agreed to pay to such financial institution the amount, if any, by which the agreed upon price of such notional amount exceeded the fair market value of such notional amount on such date. All of the swap agreements have been terminated. For the years ended December 31, 2003 and 2002, the Company recorded gains of $49,000 and $3,877,000, respectively, with respect to these swap agreements in the Condensed Consolidated Statements of Income as "Derivative income (loss), net."

        In order to partially hedge the fluctuation in market value for part of the Company's common stock investment in ENSCO International Incorporated ("ENSCO") acquired in connection with the Chiles Merger (see discussion in Note 5), the Company entered into various transactions (commonly known as "costless collars") during 2002 with a major financial institution on 1,000,000 shares of ENSCO common stock. The effect of these transactions was that the Company would be guaranteed a minimum value of approximately $24.35 and a maximum value of approximately $29.80 per share of ENSCO, at expiration. These costless collars have expired and, as the share value of ENSCO's common stock was between $24.35 and $29.80 at expiration, neither party had a payment obligation under these transactions. For the years ended December 31, 2003 and 2002, the Company recorded a gain of $1,688,000 and a loss of $1,688,000, respectively, with respect to these costless collars in the Condensed Consolidated Statement of Income as "Derivative income (loss), net".

4.    MARKETABLE SECURITIES:

        Marketable equity securities with readily determinable fair values and debt securities are classified by the Company as investments in available-for-sale securities. Available-for-sale securities are current assets representing the investment of cash available for current operations. These investments are reported at their fair values with unrealized holding gains and losses included in the Consolidated Balance Sheets as "Accumulated other comprehensive income." The cost and fair value of marketable securities were as follows:

		Gross Unrealized Holding
Type of Securities	Amortized Cost			Fair Value
		Gains	Losses
	(in thousands)
December 31, 2004:
Corporate debt securities	$14,832	$793	$—	$15,625
Equity securities	103,690	17,950	(273)	121,367

	$118,522	$18,743	$(273)	$136,992

December 31, 2003:
Corporate debt securities	$1,793	$630	$(15)	$2,408
Equity securities	41,640	5,229	(421)	46,448

	$43,433	$5,859	$(436)	$48,856

        At December 31, 2004, the corporate debt securities have contractual maturities in 2012 and 2013.

        For the years ended December 31, 2004, 2003 and 2002, the sale of available-for-sale securities resulted in gross realized gains of $9,963,000, $6,845,000 and $4,342,000, respectively, and gross realized losses of $745,000, $316,000 and $1,903,000, respectively. The specific identification method was used to determine the cost of available-for-sale securities in computing realized gains and losses.

        Short sales of marketable equity securities are temporary trading positions held by the Company in anticipation of short-term market movements. The liabilities arising from these positions are reported at fair value with both realized and unrealized gains and losses included in the Consolidated Statement of Income as "Marketable securities sale gains, net." For the years ended December 31, 2004, 2003 and 2002, short sales of marketable securities resulted in gross realized and unrealized gains of $2,083,000, $772,000 and $1,026,000, respectively, and gross realized and unrealized losses of $4,866,000, $706,000 and $247,000, respectively.

5.    ACQUISITIONS AND DISPOSITIONS:

        Era Acquisition.    On December 31, 2004, the Company acquired all of the issued and outstanding shares of Era Aviation, Inc. ("Era") for $118,125,000, subject to working capital adjustments. As a result of this transaction, the Company acquired 81 helicopters and 16 fixed wing aircraft. The Company intends to combine Era's helicopter business within its existing helicopter services segment and has begun a process to sell Era's regional airline service consisting of its fixed wing aircraft. As the sale of the regional aircraft service is expected to occur in 2005, the preliminary purchase price allocation includes assets held for sale of $21,621,000 and related liabilities of $6,199,000 included in the Consolidated Balance Sheets as "Prepaid expenses and other" and "Other current liabilities", respectively.

        NRCES Acquisition.    On October 31, 2003, the Company acquired all of the issued and outstanding shares of NRC Environmental Services Inc. ("NRCES"—formerly Foss Environmental Services, Inc.) for $7,769,000. The selling stockholder of NRCES has the opportunity to receive additional consideration of up to $41,000,000 based upon certain performance standards over a period following the date of the acquisition through December 31, 2008. This additional consideration, if paid, will be allocated to fixed assets and goodwill. As of December 31, 2004, no additional consideration has been paid.

        Yarnell Acquisition.    On June 30, 2003, the Company acquired a controlling interest in Yarnell Marine, LLC ("Yarnell") for $248,000. Prior to this transaction, the Company had a 50% interest in this business venture and accounted for its investment using the equity method.

        Tex-Air Acquisition.    During 2002, the Company acquired 20% of the issued and outstanding shares of Tex-Air Helicopters, Inc. ("Tex-Air") through two separate cash transactions totaling $225,000. On December 31, 2002, the Company acquired the remaining 80% of the issued and outstanding shares of Tex-Air's in a stock-for-stock transaction whereby the Company issued 68,292 shares of SEACOR's common stock, par value $.01 per share, ("Common Stock") valued at $3,033,000. The Company repaid Tex-Air's acquired long-term debt of $6,662,000 in 2002 and 2003. During 2004, all contingent consideration associated with the acquisition was settled with minimal impact to the Company's initial purchase price allocation, including 6,097 escrow shares issued as security for the selling stockholder's obligations under the purchase agreement and additional consideration earned for operating performance. The additional consideration of $170,000 earned for operating performance will be paid with SEACOR's Common Stock in three equal yearly installments beginning in 2005.

        Unaudited Pro forma Information.    The following unaudited pro forma information has been prepared as if the acquisitions of Era, NRCES and Yarnell had occurred as of January 1, 2003. This pro forma information has been prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition taken place on the dates indicated, nor does it purport to be indicative of the future operating results of the Company.

	Year ended December 31,
(in thousands, except per share data, unaudited)
	2004	2003
Operating Revenues	$618,860	$560,348
Net income	14,289	11,575
Basic earnings per share	0.78	0.61
Diluted earnings per share	0.78	0.61

        Purchase Price Allocation.    The following table summarizes the allocation of the purchase price during the following periods related to all of the Company's acquisitions:

	Year ended December 31,
(in thousands)
	2004	2003	2002
Trade and other receivables	$18,425	$7,568	$3,540
Prepaid expenses and other	34,582	940	1,747
Investments in 50% or Less Owned Companies	—	(552)	—
Property and equipment	74,791	3,836	7,659
Goodwill	47	367	109
Other assets	533	54	385
Accounts payable and other current liabilities	(10,217)	(3,707)	(2,140)
Long-Term Debt	—	—	(6,662)
Deferred Income Taxes	390	(550)	(888)
Deferred Income and Other Liabilities	(170)	—	(910)
Minority Interest	—	(200)	—
Common stock	—	—	(1)
Paid in capital	(268)	—	(2,726)

Purchase price(a)	$118,113	$7,756	$113

(a)
The purchase price is net of cash acquired, totaling $1,106,000, $261,000 and $302,000 in 2004, 2003 and 2002, respectively, and includes acquisition costs, totaling $1,094,000, $92,000 and $190,000 in 2004, 2003 and 2002, respectively.

        Vessel Construction.    Since January 1, 2002, the Company completed the construction of 16 crew, 2 anchor handling towing supply, 1 mini-supply, 3 supply and 4 towing supply vessels at an approximate aggregate cost of $200,288,000.

        Vessel Dispositions.    The table below sets forth, during the fiscal years indicated, the number of vessels sold by type of service. At December 31, 2004, 29 vessels previously sold pursuant to sale and leaseback transactions remain chartered-in to the Company.

Type of Vessel	2004	2003	2002
Anchor handling towing supply	1	2	4
Crew	3	16	10
Mini-supply	1	2	—
Standby safety	—	1	3
Supply	4	1	2
Towing supply	6	6	6
Utility	27	28	5
Project	1	—	1

	43	56	31

        Subsequent to December 31, 2004, the Company sold 1 anchor handling towing supply, 5 supply, and 2 crew vessels for $94,721,000, resulting in gains of $11,072,000.

        Other Major Equipment Additions.    Since January 1, 2002, the Company has accepted delivery of 604 newly constructed barges, 6 used towboats, 8 new helicopters, and 5 used helicopters for an approximate aggregate cost of $207,580,000.

        Chiles Disposition.    On August 7, 2002, the stockholders of Chiles Offshore Inc. ("Chiles") approved a merger with ENSCO and the merger was completed. Pursuant to the terms of the merger agreement, Chiles' stockholders received $5.25 and 0.6575 shares of ENSCO common stock for each share of Chiles' common stock they owned at the time of the merger. Upon completion of this merger, the Company received $25,365,000 in cash and 3,176,646 shares of ENSCO's common stock, valued at $73,444,000 on date of close, and recognized an after-tax gain of $12,817,000, or $0.61 per diluted share.

        Prior to the merger, the Company accounted for its investment in Chiles common shares using the equity method. The Company received approximately $2,006,000 in 2002 for management and legal services provided to Chiles.

6.    INVESTMENTS, AT EQUITY, AND RECEIVABLES FROM 50% OR LESS OWNED COMPANIES:

        Investments, carried at equity, and advances to 50% or less owned companies were as follows:

		December 31,
50% or Less Owned Companies
	Ownership	2004	2003
		(in thousands)
TMM Joint Venture	40.0%	$7,146	$10,284
Globe Wireless, L.L.C.	37.6%	14,818	16,593
Pelican Offshore Services Pte Ltd	50.0%	—	8,540
Ultragas Joint Venture	50.0%	6,903	5,908
Other	29.6%–50.0%	19,003	18,523

		$47,870	$59,848

        Combined Condensed Financials.    Summarized unaudited financial information for the Company's investments, at equity, is as follows:

	December 31,
(in thousands, unaudited)
	2004	2003
Current assets	$94,367	$68,496
Noncurrent assets	95,142	94,334
Current liabilities	62,302	26,271
Noncurrent liabilities	24,843	29,870
	Year ended December 31,
	2004	2003	2002
Equity Investees, excluding Chiles:
Operating revenues	$149,321	$122,388	$112,725
Operating income	13,777	10,892	16,601
Net income	10,424	7,110	8,690
Chiles:
Operating revenues	—	—	58,405
Operating income	—	—	4,184
Net income	—	—	7,326

        At December 31, 2004, cumulative net undistributed losses of 50% or less owned companies accounted for by the equity method included in the Company's consolidated retained earnings was $12,077,000.

        TMM Joint Venture.    In 1994, the Company and Grupo TMM, S.A., a Mexican corporation, ("TMM") organized a joint venture to serve the Mexican offshore market. At December 31, 2004, the joint venture operated 26 vessels, 12 owned and 14 chartered-in, including 11 vessels provided by the Company and 3 vessels provided by other vessel owners. Since commencement of operations, the Company has sold 12 of its vessels to the joint venture.

        The Company guarantees up to 40% of obligations for nonpayment that may arise from the bareboat charter-in of three vessels by the TMM joint venture. At December 31, 2004, the Company's guarantee was limited to approximately $8,712,000 and terminates upon completion of the charters, expected in 2008 and 2009. A $750,000 promissory note previously issued the Company as partial payment by the TMM joint venture for the purchase of a vessel from the Company was repaid in 2003. Revenues earned by the Company from the charter of vessels and management services provided the TMM joint venture in 2004, 2003 and 2002 totaled $21,415,000, $11,264,000 and $7,041,000, respectively. Revenues earned by the TMM joint venture from management services provided to the Company in 2004, 2003 and 2002 totaled $2,732,000, $779,000 and $193,000, respectively. During 2003, the joint venture paid the Company an $8,000,000 dividend.

        Globe Wireless L.L.C.    Globe Wireless L.L.C. ("Globe Wireless") and its subsidiaries operate a worldwide network of high frequency radio stations. The network of stations is a wireless data network initially targeted at the maritime industry that supports Internet messaging, telex and facsimile communications. Globe Wireless also provides satellite messaging and voice communication services to the maritime industry. Globe Wireless has experienced negative cash flow; however, the Company presently expects Globe Wireless can achieve operating cash break-even without requiring additional equity funding from its shareholders. There can be no assurances that Globe Wireless' future operations will be successful. Should Globe Wireless be unable to meet its funding requirements, SEACOR would be required to commit additional funding or record an impairment charge with respect to its investment.

        Globe Wireless provides the Company's offshore marine business segment with a "ship-to-shore" communication network and has provisioned and installed certain computer hardware, software and electronic equipment aboard its vessels. In fiscal 2004, 2003 and 2002, the Company paid approximately $1,160,000, $1,525,000 and $1,904,000, respectively, to Globe Wireless for services and merchandise provided the Company.

        Pelican Offshore Services Pte Ltd.    In 2000, the Company and Penguin Boat International Limited, a Singapore corporation, ("Penguin") formed a joint venture, Pelican Offshore Services Pte Ltd, also a Singapore corporation ("Pelican"), with each party owning 50% of the venture. In 2004, the Company sold its interest in Pelican to Penguin for $4,751,000 and Pelican repaid its then outstanding advances to the Company of $2,269,000.

        Ultragas Joint Venture.    In 1996, the Company acquired an equity interest in Ultragas Smit Lloyd Ltda and certain other affiliated entities ("Ultragas") that own and operate vessels. Since 1996, the Company and Sociedad Naviera Ultragas Ltda, the Company's joint venture partner in Ultragas and its affiliated companies, formed additional corporations for purposes of owning and operating additional vessels. As of December 31, 2004, this joint venture operated 5 vessels in Chile, Argentina and Brazil, 4 owned and 1 chartered-in.

        The Company guarantees up to 50% of obligations for nonpayment that may arise from the bareboat charter-in of one vessel by the Ultragas joint venture. At December 31, 2004, the Company's guarantee was limited to approximately $1,133,000 and terminates upon completion of the charter in 2005.

        Other.    The Company's other business ventures include offshore marine businesses that own 12 vessels and charter-in an additional vessel, environmental services businesses, an entity that develops and sells software to the ship brokerage and shipping industry, and a corporation that owns a Handymax Dry-Bulk ship.

        At December 31, 2004, loans of $1,789,000 were payable to the Company from certain of these joint ventures. The Company is guarantor of up to $4,073,000 with respect to amounts owing pursuant to a vessel charter between a joint venture in which the Company owns a 50% interest and the vessel owner. The Company's guarantee declines over the life of the charter and terminates in 2008. The Company is also a guarantor of up to $1,530,000 with respect to amounts owed by a joint venture, in which the Company owns 50%, under a five-year banking facility and of up to $1,362,000 with respect to security for the contract performance by another joint venture in which the Company owns 50%. During 2004, 2003 and 2002, the Company received dividends totaling $1,545,000, $2,520,000 and $1,889,000, respectively, from its other business ventures.

7.    CONSTRUCTION RESERVE FUNDS:

        The Company has established, pursuant to Section 511 of the Merchant Marine Act, 1936, as amended, joint depository construction reserve fund accounts with the Maritime Administration. In accordance with this statute, the Company has been permitted to deposit proceeds from the sale of certain vessels into the joint depository construction reserve fund accounts for purposes of acquiring newly constructed U.S.-flag vessels and qualifying for the Company's temporary deferral of taxable gains realized from the sale of the vessels. From date of deposit, withdrawals from the joint depository construction reserve fund accounts are subject to prior written approval of the Maritime Administration, and the funds on deposit must be committed for expenditure within three years or be released for the Company's general use. Construction reserve funds are classified as non-current assets as the Company has the intent and ability to maintain the funds for more than one year and/or use the funds to acquire fixed assets. Income from vessel sales previously deferred would become immediately taxable upon release to the Company of sale proceeds that were deposited into joint depository construction reserve funds.

8.    INCOME TAXES:

        Income before income taxes, minority interest and equity in net earnings of 50% or less owned companies derived from the United States and foreign operations for the years ended December 31, are as follows:

(in thousands)	2004	2003	2002
United States	$16,310	$5,165	$25,629
Foreign	7,976	16,284	40,513

	$24,286	$21,449	$66,142

        The Company files a consolidated U.S. federal tax return. Income tax expense (benefit) consisted of the following components for the years ended December 31:

(in thousands)	2004	2003	2002
Current:
State	$930	$681	$991
Federal	(3,132)	(6,648)	2,106
Foreign	3,570	6,585	2,910
Deferred:
Federal	17,723	9,888	16,996
Foreign	(10,518)	(110)	31

	$8,573	$10,396	$23,034

        The following table reconciles the difference between the statutory federal income tax rate for the Company to the effective income tax rate:

	2004	2003	2002
Statutory rate	35.0%	35.0%	35.0%
Valuation allowance	(3.8)%	9.0%	—%
Non-deductible expenses	1.5%	2.1%	—%
State taxes	2.5%	2.1%	1.4%
Other	0.1%	0.3%	(1.6)%

	35.3%	48.5%	34.8%

        The components of the net deferred income tax liabilities for the years ended December 31 were as follows:

(in thousands)	2004	2003
Deferred tax liabilities:
Property and equipment	$187,039	$154,902
Unremitted earnings of foreign subsidiaries	33,132	34,624
Marketable securities	7,191	6,955
Currency translation	9,852	6,998
Other	2,455	3,860

Total deferred tax liabilities	239,669	207,339

Deferred tax assets:
Net operating loss carryforwards	$13,977	$5,151
Foreign tax credit carryforwards	7,421	6,607
Other	8,476	2,722

Total deferred tax assets	29,874	14,480
Valuation allowance	—	(1,937)

Net deferred tax assets	29,874	12,543

Net deferred tax liabilities	$209,795	$194,796

        As of December 31, 2004, the Company has not recognized a deferred tax liability on $25,629,000 of undistributed earnings for certain non-U.S. subsidiaries and business ventures because it considers those earnings to be indefinitely reinvested abroad. Due to the complexities involved, it was not practicable to estimate the deferred tax liability of these indefinitely reinvested earnings without incurring excessive costs. As of December 31, 2004, the Company has net operating loss carryforwards approximating $39,934,000 that expire in 2023 and 2024 and has alternative minimum tax credits of $1,209,000 that carryforward indefinitely.

        The Jobs Creation Act of 2004 extended the carryforward period for foreign tax credits from five to ten years and the Company's foreign tax credit carryforwards of $7,421,000 as of December 31, 2004 will now expire from 2010 through 2015. As a result, the valuation allowance previously provided on the foreign tax credits of $916,000 due to expire in 2005 was reversed in the Company's deferred tax provision for the year ended December 31, 2004.

        The Company believes it is more likely than not that the Company's net operating loss carryforwards and foreign tax credit carryforwards will be utilized through the turnaround of existing temporary differences, future earnings, tax strategies or a combination thereof.

        For employee stock options that are exercised, the Company receives an income tax benefit based on the difference between the option exercise price and the fair market value of the stock at the time the option is exercised. For employee restricted stock grants, the Company receives an income tax benefit or accrues additional taxes based on the difference between the fair market value of the stock at the time of grant and at the time of vesting. The combined benefit, which is recorded in stockholders' equity, was $65,000, $478,000 and $1,608,000 in 2004, 2003 and 2002, respectively.

9.    LONG-TERM DEBT:

        Long-term debt balances, maturities and interest rates are as follows as of December 31:

(in thousands)	2004	2003
7.2% Senior Notes due 2009, interest payable semi-annually	$134,500	$134,500
5 7/8% Senior Notes due 2012, interest payable semi-annually	200,000	200,000
2.875% Convertible Senior Debentures due 2024, interest payable semi-annually	250,000	—
Obligation due vessel builder due 2005, secured by equipment	13,186	—
Other obligations due various financial institutions, secured by equipment	66	158

	597,752	334,658
Less—Portion due within one year	(13,228)	(93)
—Debt discount, net	(2,157)	(2,386)

	$582,367	$332,179

        Maturities of long-term debt following December 31, 2004 are as follows:

(in thousands)	2005	2006	2007	2008	2009	Thereafter
Amount	$13,228	$24	$—	$—	$134,500	$450,000

        7.2% Senior Notes.    The Company's 7.2% Notes were issued under an indenture (the "1997 Indenture") between the Company and First Trust National Association, as trustee. Interest on the 7.2% Notes is payable semi-annually on March 15 and September 15 of each year. The 7.2% Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption plus a "make-whole" premium, if any, relating to the then prevailing Treasury Yield and the remaining life of the 7.2% Notes. The 1997 Indenture contains covenants including, among others, limitations on liens and sale and leasebacks of certain Principal Properties, as defined in the 1997 Indenture, and certain restrictions on the Company consolidating with or merging into any other Person, as defined in the 1997 Indenture.

        5 7/8% Senior Notes.    The Company's 5 7/8% Notes were issued under a supplemental indenture dated as of September 27, 2002 to the base indenture relating to SEACOR's senior debt securities, dated as of January 10, 2001, between SEACOR and U.S. Bank National Association, as trustee. Interest on the 5 7/8% Notes is payable semiannually on April 1 and October 1 of each year. The 5 7/8% Notes may be redeemed at any time, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption, plus a specified "make-whole" premium.

        2.875% Convertible Senior Debentures.    On December 17, 2004, the Company completed the sale of $250,000,000 aggregate principal amount of its 2.875% Convertible Debentures due December 15, 2024. Interest on the Debentures is payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2005. Beginning December 15, 2011, contingent interest is payable during any subsequent semi-annual interest period if the average market price of the Debentures is equal to or exceeds 120% of their principal amount. The amount of contingent interest payable for any such period will be equal to 0.35% per annum of such average market value of the Debentures. The Debentures are convertible into shares of the Company's common stock at any time at an initial conversion price of $73.15 per share of common stock. After December 20, 2009, the Debentures may be redeemed at any time, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. On December 15 of 2011, 2014 and 2019, the holders of the debentures may require the Company to purchase for cash all or part of their debentures at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase. The Company incurred $5,193,000 of net underwriting fees associated with this transaction.

        Obligation due vessel builder.    On December 20, 2004, the Company took delivery of an offshore marine vessel and, under the terms of a lease purchase arrangement, the builder has provided the Company with short-term financing of the vessel's purchase price. The Company is required to make minimal monthly lease payments that began in December 2004 and is obligated to purchase the vessel at a fixed price on June 18, 2005. As of December 31, 2004, the carrying value of the lease purchase vessel approximates the total obligations under the lease.

        Revolving Credit Facility.    The Company syndicated a $200,000,000, non-reducing, unsecured revolving credit facility maturing on February 5, 2007. Advances under this revolving credit facility are available for general corporate purposes. Interest on advances will be charged at a rate per annum of LIBOR plus an applicable margin of 65 to 150 basis points based upon the Company's credit rating as determined by Standard and Poor's and Moody's. Adjustments to the applicable margin are the only consequence of a change in the Company's credit rating. The Company is not required to maintain a credit rating under the terms of the facility agreement, and if the Company does not maintain a credit rating, the applicable margin would be determined by financial ratios. The revolving credit facility contains various restrictive covenants covering interest coverage, secured debt to total capitalization, funded debt to total capitalization ratios, the maintenance of a minimum level of consolidated net worth, as well as other customary covenants, representations and warranties, funding conditions and events of default. The revolving credit facility contains no repayment triggers. During 2004, the Company borrowed and repaid outstanding advances totaling $50,000,000. As of December 31, 2004 and 2003, the Company had outstanding letters of credit of $3,837,000 and $1,275,000, respectively, advanced under the revolving credit facility. As of December 31, 2004, the Company had $196,163,000 available for future borrowings under the revolving credit facility and was in compliance with all restrictive covenants.

10.    COMMON STOCK:

        In 2004, 2003 and 2002, the Company acquired 370,490, 1,518,116 and 459,700 shares of Common Stock for treasury, respectively, at an aggregate cost of $14,920,000, $56,542,000, and $18,508,000, respectively. As of December 31, 2004, $43,264,000 of repurchase authority granted by the Company's Board of Directors remains available for the acquisition of additional shares of Common Stock and the Company's 7.2% Notes and 5 7/8% Notes. Securities are acquired from time to time through open market purchases, privately negotiated transactions or otherwise, depending on market conditions.

11.    BENEFIT PLANS:

        SEACOR Savings Plan.    The Company provides a defined contribution plan to its employees. The Company's contribution is currently limited to 50% of the employee's first 6% of wages invested in such defined contribution plan and is subject to annual review by the Board of Directors. The Company's contributions to the plan were $1,144,000, $1,072,000 and $1,106,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

        Employee Stock Incentive Plans.    SEACOR's stockholders approved the 1992 Non-Qualified Stock Option Plan, the 1996 Share Incentive Plan, and the 2003 Share Incentive Plan (collectively, the "Plans") to provide for the grant of options to purchase shares of Common Stock, stock appreciation rights, restricted stock awards, performance awards and stock units to key officers and employees of the Company. The Compensation Committee of the Board of Directors administers the Plans. The exercise price per share of options granted cannot be less than 100% of the fair market value of Common Stock at the date of grant under the Plans. Options granted under the Plans expire no later than the tenth anniversary of the date of grant. A total of 2,500,000 shares of Common Stock have been reserved for issuance upon adoption of the Plans. Restricted stock and options to purchase shares of Common Stock totaling 132,175 and 183,955 shares were granted pursuant to the Plans during 2004 and 2003, respectively. As of December 31, 2004, there were 861,971 shares available for future grant under the Plans.

        On March 11, 2005, the Compensation Committee granted to certain officers and key employees of the Company 56,585 restricted shares of Common Stock with an aggregate market value of $3,720,000 on the grant date. Also on March 11, 2005, the Compensation Committee granted to certain officers and key employees of the Company, or conditionally agreed to grant in installments during 2005, options to purchase an aggregate of 107,900 shares of Common Stock. The exercise price of the options granted on March 11, 2005 was $65.74 per share of Common Stock. The options that the Compensation Committee agreed to conditionally grant in installments during 2005 will have an exercise price of the fair market value per share of Common Stock on the date of each installment.

        Employee Stock Purchase Plan.    SEACOR's stockholders approved the 2000 Employee Stock Purchase Plan (the "Stock Purchase Plan") that permits SEACOR to offer Common Stock for purchase by eligible employees at a price equal to 85% of the lesser of (i) the fair market value of Common Stock on the first day of the offering period or (ii) the fair market value of Common Stock on the last day of the offering period. Common Stock will be available for purchase under the Stock Purchase Plan for six-month offering periods. The Stock Purchase Plan is intended to comply with Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), but is not intended to be subject to Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974. The Board of Directors of SEACOR may amend or terminate the Stock Purchase Plan at any time; however, no increase in the number of shares of Common Stock reserved for issuance under the Stock Purchase Plan may be made without stockholder approval. A total of 300,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan during the ten years following its adoption. During 2004 and 2003, a total of 19,195 and 21,142 shares, respectively, of Common Stock were issued from treasury pursuant to the Stock Purchase Plan. As of December 31, 2004, there were 224,056 shares available for future issuance pursuant to the Stock Purchase Plan.

        Non-employee Director Stock Incentive Plan.    SEACOR's stockholders approved the 2003 Non-Employee Director Share Incentive Plan ("Non-Employee Share Incentive Plan") under which each member of the Board of Directors who is not an employee of SEACOR will be granted automatically a stock option to purchase 3,000 shares of Common Stock on the date of each annual meeting of the stockholders of SEACOR commencing with the 2003 Annual Meeting of Stockholders of SEACOR. The exercise price of the options granted under the Non-Employee Director Plan will be equal to 100% of the fair market value per share of Common Stock on the date the options are granted. Options granted under the Non-Employee Share Incentive Plan will be exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of SEACOR's stockholders after, the date of grant, for a period of up to ten years from date of grant. Subject to the accelerated vesting of options upon a non-employee Director's death or disability or the change in control of SEACOR, if a non-employee Director's service as a director of SEACOR is terminated, his or her options will terminate with respect to the shares of Common Stock as to which such options are not then exercisable. A non-employee Director's options that are vested but not exercised may, subject to certain exceptions, be exercised within three months after the date of termination of service as a director in the case of termination by reason of voluntary retirement, failure of SEACOR to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by SEACOR, or within one year in the case of termination of service as a director by reason of death or disability. Also on the date of each Annual Meeting of Stockholders of SEACOR, each Non-Employee Director in office immediately following such annual meeting shall be granted the right to receive 500 shares of Common Stock with such shares to be delivered to such Non-Employee Director in four equal installments as follows: 125 shares on the date of such annual meeting and 125 shares on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof, being referred to as an "Unvested Stock Award"); provided, however, if a Non-Employee Director's service as a director of SEACOR terminates for any reason, any and all Unvested Stock Awards shall terminate and become null and void. A total of 150,000 shares of Common Stock have been reserved under the Non-Employee Share Incentive Plan. During 2004 and 2003, options were granted for the purchase of 27,000 and 24,000 shares of Common Stock, respectively, and 4,375 and 3,000 shares of Common Stock were issued, respectively, under the Non-Employee Share Incentive Plan. As of December 31, 2004, there were 91,625 shares available for future issuance pursuant to the Non-Employee Share Incentive Plan.

        Share Award Transactions.    The following transactions have occurred in connection with the employee stock incentive plans and the non-employee director stock incentive plans during the years ended December 31:

	2004		2003		2002
	Number of Shares	Wt'ed Avg. Exercise/ Grant Price	Number of Shares	Wt'ed Avg. Exercise/ Grant Price	Number of Shares	Wt'ed Avg. Exercise/ Grant Price
Stock Option Activities—Outstanding, at beginning of year	706,619	$31.25	657,894	$28.27	807,752	$25.05
Granted	121,025	$43.49	118,300	$38.13	21,900	$48.69
Exercised	(36,894)	$33.13	(66,075)	$14.16	(150,458)	$11.66
Canceled	(17,935)	$37.75	(3,500)	$26.80	(21,300)	$44.38

Outstanding, at end of year	772,815	$32.92	706,619	$31.25	657,894	$28.27

Options exercisable at year end	581,033	$30.10	555,226	$28.42	530,062	$25.01

Restricted stock awards granted	38,150	$43.20	89,655	$41.44	61,460	$43.53

Director stock awards granted	4,375	$43.37	3,000	$38.62	—	$—

Shares available for future grant	953,596		1,097,542		243,140

        The following table summarizes certain information about the options outstanding at December 31, 2004 grouped into three exercise price ranges:

	Exercise Price Range
	$6.43—$12.50	$20.50—$30.71	$31.00—$53.58
Options outstanding at December 31, 2004	165,833	104,678	502,304
Weighted-average exercise price	$11.65	$29.64	$40.63
Weighted-average remaining contractual life (years)	0.27	3.25	8.42
Options exercisable at December 31, 2004	165,833	104,678	310,522
Weighted average exercise price of exercisable options	$11.65	$29.64	$40.11

        On date of issue, the market value of restricted shares issued to certain officers and key employees of the Company is recorded in Stockholders' Equity as Unamortized Restricted Stock and then amortized to expense over defined vesting periods using the straight-line method. During 2004, 2003 and 2002, compensation cost recognized in connection with restricted stock awards totaled $2,141,000, $2,855,000 and $2,309,000, respectively. At December 31, 2004, there were 96,450 shares of unvested restricted stock outstanding at a weighted average price of $42.45. Of the unvested shares outstanding, 47,091, 16,081, 14,866, 14,816 and 3,596 shares will vest in 2005, 2006, 2007, 2008 and 2009, respectively.

12.    RELATED PARTY TRANSACTIONS:

        The Company manages barge pools as part of its Inland River Services segment. Pursuant to the pooling agreements, operating revenues and expenses of participating barges in a pool are combined and the net results are allocated to participating barge owners based upon the number of days any one participating owner's barges bear to the total number of days of all barges participating in a pool. Mr. Fabrikant, the Chief Executive Officer of SEACOR, companies controlled by Mr. Fabrikant and trusts for the benefit of Mr. Fabrikant's two children own barges that participated in the barge pools managed by the Company prior to the Company's acquisition of SCF and since then, they have continued to participate in the barge pool. In 2004, 2003 and 2002, Mr. Fabrikant and his affiliates earned $593,000, $369,000 and $434,000, respectively, of net barge pool results (after payment of $112,000, $91,000 and $87,000, respectively, in management fees to the Company). As of December 31, 2004 and 2003, the Company owed Mr. Fabrikant and his affiliates $341,000 and $150,000, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates participate in the barge pool on the same terms and conditions as other pool participants who are unrelated to the Company.

        During the second quarter of 2004 pursuant to a provision agreed in connection with the Company's acquisition of Stirling Shipping Holdings Limited in May 2001, the Company entered into a revenue sharing pooling agreement with Harrisons (Offshore) Limited ("Harrisons"), a Scottish company in which Mr. James Cowderoy, a director of SEACOR, is a shareholder and managing director. Under the pooling agreement, the revenue from two supply vessels owned by the Company and two supply vessels owned by Harrisons operating in the North Sea was shared pursuant to an agreed allocation formula and Seacor was paid a fee for commercially managing the pool. During 2004, Harrisons earned $261,000 of additional revenues under the pooling agreement and the Company earned $39,000 of management fees. As of December 31, 2004, there was $187,000 of unpaid pooling allocations due to Harrisons from the Company under the terms of the pooling agreement and $7,000 of unpaid management fees due to the Company from Harrisons. There was no activity under the pooling agreement in 2003 and 2002. The pooling agreement was terminated in February 2005.

13.    COMMITMENTS AND CONTINGENCIES:

        Based upon the Company's commitments at December 31, 2004 to purchase 3 new offshore marine vessels, 25 new dry cargo barges, 16 new chemical tank barges, 32 new helicopters and other equipment, future capital expenditures will approximate $270,593,000. The Company has the right to terminate its commitments at any time with regard to undelivered helicopters without liability to seller other than payment of liquidated damages. Equipment is to be delivered over the next five years with anticipated expenditures of the following:

In the Years Ending December 31,	Minimum Payment
(in thousands)
2005	$62,825
2006	61,627
2007	46,984
2008	49,060
2009	50,097

        Subsequent to December 31, 2004, the Company committed to purchase one new and 4 used offshore marine vessels and 20 new dry cargo barges for $101,376,000.

        In the normal course of its business, the Company becomes involved in various litigation matters including, among other things, claims by third parties for alleged property damages, personal injuries and other matters. While the Company believes it has meritorious defenses against these claims, management has used estimates in determining the Company's potential exposure and has recorded reserves in its financial statements related thereto where appropriate. It is possible that a change in the Company's estimates of that exposure could occur, but the Company does not expect such changes in estimated costs will have a material effect on the Company's financial position, results of its operations or cash flows.

        As of December 31, 2004, the Company leases 29 offshore marine vessels, resulting primarily from sale-leaseback transactions, 17 helicopters, 182 barges and certain facilities and equipment. These leasing agreements have been classified as operating leases for financial reporting purposes and related rental fees are charged to expense over the lease term as they become payable. Vessel leases generally contain purchase and lease renewal options at fair market value or rights of first refusal with respect to the sale or lease of the vessels and range in duration from 1 to 6 years. Certain of the gains realized from various sale-leaseback transactions, totaling $1,285,000, $5,201,000 and $13,822,000 in 2004, 2003 and 2002, respectively, have been deferred in the Consolidated Balance Sheets and are being credited to income as reductions in rental expense over the lease terms. The total rental expense for the Company's operating leases in 2004, 2003 and 2002 totaled $24,195,000, $24,372,000 and $18,783,000 respectively. Future minimum payments under operating leases that have a remaining term in excess of one year at December 31, 2004:

In the Years Ending December 31,	Minimum Payment
(in thousands)
2005	$22,932
2006	19,529
2007	12,285
2008	10,259
2009	6,020
Years subsequent to 2009	8,577

14.    MAJOR CUSTOMERS AND SEGMENT DATA:

        Accounting standards require public business enterprises to report information about each of their operating business segments that exceed certain quantitative thresholds or meet certain other reporting requirements. Operating business segments have been defined as a component of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has identified the following reporting segments:

        Offshore Marine Services.    Offshore Marine Services operates a diversified fleet of offshore support vessels primarily servicing offshore oil and gas exploration, development and production facilities worldwide. Vessels in this service are employed to deliver cargo and personnel to offshore installations, handle anchors for drilling rigs and other marine equipment, support offshore construction and maintenance work and provide standby safety support and oil spill response services. From time to time, Offshore Marine Services provides specialist services supporting projects, such as well stimulation, seismic data gathering and freight hauling. Offshore Marine Services also offers logistics services in support of offshore oil and gas exploration, development and production operations of its customers, including shorebase, marine transport and other supply chain management services.

        Environmental Services.    Environmental Services provides contractual oil spill response and other professional emergency preparedness services to those who store, transport, produce or handle petroleum and certain non-petroleum oils as required by OPA 90, various state and municipal regulations and international maritime conventions. These services include training, consulting and supervision for emergency preparedness, response and crisis management. The business is conducted through its wholly owned subsidiaries, National Response Corporation ("NRC"), The O'Brien's Group, Inc. and Seacor Environmental Services International Ltd. ("SESI"), formerly International Response Corporation ("IRC"). Beginning with its acquisition in November 2003, NRCES operates primarily on the west coast of the U.S. and, in addition to the above described emergency response services, provides industrial and marine cleaning services, petroleum storage tank removal and site remediation, transportation and disposal of hazardous waste, and environmental equipment and product sales.

        Inland River Services.    Inland River Services is primarily engaged in the operation of a fleet of dry cargo barges principally on the Mississippi and Ohio Rivers and their tributaries, and the Gulf Intracoastal Waterways which parallel the U.S. Gulf of Mexico coast ("U.S. inland waterways") transporting a range of dry-bulk commodities such as grain, coal, aggregate, ore, steel, scrap and fertilizers. As of December 31, 2004, Inland River Services operated a fleet of 1,072 dry cargo barges, of which 674 are owned, 182 chartered-in, 210 managed and six joint ventured. Certain of Inland River Services' barging activities are supported by three wholly-owned towboats. These towboats are operated by a third party. Inland River Services also owns 20 10,000 barrel chemical and product tank barges that are operated by a third party in the transportation of liquid bulk cargoes, such as lube oils, solvents and glycols, on the U.S. inland waterways.

        Helicopter Services.    Helicopter Services commenced operations in December 2002 with the acquisition of Houston based helicopter owner/operator Tex-Air. Before the acquisition of Era, Tex-Air operated 46 helicopters including one leased from Era primarily servicing the offshore oil and gas exploration, development and production industry from its bases in Texas and Louisiana. Following the acquisition of Era at the end of 2004, in addition to services to the offshore oil and gas industry from bases in Alabama, Louisiana, Texas and Alaska, we now provide agricultural and forestry support services and flight-seeing tour services from our newly acquired bases in Nevada and Alaska. The Company also leases aircraft to third parties for operation by those parties.

        Other Activities.    Other business activities of the Company primarily include equity in earnings of 50% or less owned companies unrelated to the reporting segments identified above and Era's regional airline service (see Note 5).

        The Inland River Services segment and the Helicopter Services segment are separately reported below due to their increased significance resulting from capital expansion. Certain reclassifications of prior year information have been made to conform to the current year's reportable segment presentation. Reportable segment profit (loss), assets and capital expenditures are as follows:

For the Year Ended December 31, 2004 (in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other Activities	Total
Operating Revenues:
External customers	$286,219	$115,014	$66,568	$24,059	$—	$491,860
Intersegment	502	—	—	3,121	—	3,623

	286,721	115,014	66,568	27,180	—	495,483
Operating Expense	(201,465)	(89,625)	(40,711)	(25,985)	—	(357,786)
Administrative and general	(32,610)	(10,560)	(1,858)	(1,713)	(2)	(46,743)
Depreciation and amortization	(43,340)	(2,779)	(7,214)	(4,233)	—	(57,566)
Gain (loss) on Asset Sales	10,076	(65)	111	407	—	10,529
Other income (expense), primarily foreign currency	1,639	(41)	—	30	—	1,628
Equity in earnings (losses) of 50% or less owned companies	4,838	523	—	—	(702)	4,659

Reportable Segment Profit (Loss)	$25,859	$12,467	$16,896	$(4,314)	$(704)	50,204

Corporate						(15,330)
Other income (expense) not included above						(6,014)
Equity in earnings of 50% or less owned companies						(4,659)
Segment Eliminations						85

Income before Taxes, Minority Interest and Equity Earnings						$24,286

Assets:
Equity Investments	$23,753	$777	$—	$—	$23,340	$47,870
Goodwill	12,646	14,264	1,493	352	—	28,755
Other Segment Assets	695,516	78,483	206,238	170,580	21,621	1,172,438

	$731,915	$93,524	$207,731	$170,932	$44,961	1,249,063

Corporate						516,946

						$1,766,009

Capital Expenditures:
Segment	$72,555	$4,914	$94,616	$27,070	$—	199,155

Corporate						897

						$200,052

For the Year Ended December 31, 2003 (in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other Activities	Total
Operating Revenues:
External customers	$315,822	$44,045	$27,653	$18,553	$136	$406,209
Intersegment	294	—	206	2,051	—	2,551

	316,116	44,045	27,859	20,604	136	408,760
Operating Expense	(228,231)	(24,405)	(17,017)	(19,710)	(235)	(289,598)
Administrative and general	(35,082)	(8,086)	(1,434)	(1,671)	(69)	(46,342)
Depreciation and amortization	(46,425)	(2,509)	(3,875)	(2,372)	—	(55,181)
Gain (loss) on Asset Sales	17,866	83	(311)	(100)	—	17,538
Other income (expense), primarily foreign currency	5,055	(7)	(886)	(87)	(1,190)	2,885
Equity in earnings (losses) of 50% or less owned companies	2,306	(56)	—	—	(832)	1,418

Reportable Segment Profit (Loss)	$31,605	$9,065	$4,336	$(3,336)	$(2,190)	39,480

Corporate						(11,926)
Other income (expense) not included above						(4,687)
Equity in earnings of 50% or less owned companies						(1,418)
Segment Eliminations						—

Income before Taxes, Minority Interest and Equity Earnings						$21,449

Assets:
Equity Investments	$33,891	$(10)	$—	$—	$25,967	$59,848
Goodwill	12,646	14,264	1,493	305	—	28,708
Other Segment Assets	683,193	26,898	102,795	44,953	68	857,907

	$729,730	$41,152	$104,288	$45,258	$26,035	946,463

Corporate						456,148

						$1,402,611

Capital Expenditures:
Segment	$93,673	$2,086	$34,727	$30,799	$—	161,285

Corporate						557

						$161,842

For the Year Ended December 31, 2002 (in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other Activities	Total
Operating Revenues:
External customers	$367,914	$22,087	$12,395	$—	$762	$403,158
Intersegment	55	—	212	—	—	267

	367,969	22,087	12,607	—	762	403,425
Operating Expense	(233,486)	(10,387)	(6,074)	—	—	(249,947)
Administrative and general	(33,806)	(7,404)	(1,101)	—	—	(42,311)
Depreciation and amortization	(51,079)	(3,280)	(1,928)	—	42	(56,245)
Gain (loss) on Asset Sales	8,625	10	—	—	—	8,635
Other income (expense), primarily foreign currency	6,307	—	129	—	(11)	6,425
Equity in earnings (losses) of 50% or less owned companies	5,353	(37)	—	—	(1,611)	3,705

Reportable Segment Profit (Loss)	$69,883	$989	$3,633	$—	$(818)	73,687

Corporate						(11,165)
Other income (expense) not included above						7,325
Equity in earnings of 50% or less owned companies						(3,705)
Segment Eliminations						—

Income before Taxes, Minority Interest and Equity Earnings						$66,142

Assets:
Equity Investments	$39,155	$83	$—	$—	$22,121	$61,359
Goodwill	12,646	14,172	1,523	—	—	28,341
Other Segment Assets	859,010	12,386	74,956	13,328	—	959,680

	$910,811	$26,641	$76,479	$13,328	$22,121	1,049,380

Corporate						437,727

						$1,487,107

Capital Expenditures:
Segment	$94,037	$1,284	$43,989	$—	$—	139,310

Corporate						396

						$139,706

        In 2004, 2003 and 2002, the Company did not earn revenues from a single customer that was greater than or equal to 10% of total revenues. For the years ended December 31, 2004, 2003 and 2002, approximately 34%, 46% and 47%, respectively, of the Company's operating revenues were derived from its foreign operations. The Company's foreign operations, primarily contained in its offshore marine services and environmental services segments, are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, potential vessel seizure, nationalization of assets, terrorist attacks, currency restrictions and exchange rate fluctuations, import-export quotas and other forms of public and governmental regulations, all of which are beyond the control of the Company. Although historically the Company's operations have not been affected materially by such conditions or events, it is not possible to predict whether any such conditions or events might develop in the future. The occurrence of any one or more of such conditions or events could have a material adverse effect on the Company's financial condition and results of operations. Revenues attributed to geographic areas were based upon the country in which the Company provided its services to customers.

	For the year ended December 31,
(in thousands)
	2004	2003	2002
Revenues:
United States of America	$322,967	$217,677	$212,291
United Kingdom	73,232	71,996	83,033
Nigeria	27,953	26,329	36,130
Other	67,708	90,207	71,704

	$491,860	$406,209	$403,158

        The Company long-lived assets are primarily its property and equipment that are employed in various geographical regions of the world. Certain of the Company's long-lived vessel assets, primarily its offshore marine service fleet, may be redeployed among the Company's geographical areas of operation. The following represents the Company's property and equipment based upon the assets' physical location as of the end of each applicable period presented.

	As of December 31,
(in thousands)
	2004	2003	2002
Property and Equipment:
United States of America	$584,387	$387,948	$365,474
United Kingdom	111,993	131,508	182,741
Mexico	103,336	80,910	15,547
Nigeria	35,962	46,142	42,121
Other	89,909	91,708	132,085

	$925,587	$738,216	$737,968

15.    SUPPLEMENTAL INFORMATION FOR STATEMENTS OF CASH FLOWS:

	For the year ended December 31,
(in thousands)
	2004	2003	2002
Income taxes paid	$3,623	$5,341	$15,435
Income taxes refunded	8,109	10,000	—
Interest paid	22,135	22,421	16,194
Schedule of Non-Cash Investing and Financing Activities:
Obligation due builder of offshore marine vessel	13,218	—	—
Cancellation of sales-type lease	—	1,710	—
Exchange of assets with affiliate	—	170	—
Conversion of 5 3/8% Notes—Common Stock	—	2	1
Acquisition of Tex-Air with—Common Stock	268	—	2,727
—Assumption of debt	—	—	6,662

16.    OTHER ASSETS:

	December 31,
(in thousands)
	2004	2003
Goodwill	$28,755	$28,708
Deferred financing costs, net of amortization	7,338	2,627
Notes receivable	6,362	1,135
Intangible asset, net of amortization	4,566	—
Business venture investments, carried at cost	1,000	700
Refundable deposits	1,804	902
Other	—	117

Total other assets	$49,825	$34,189

17.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

        Selected financial information for interim periods are presented below. Earnings per share are computed independently for each of the quarters presented and the sum of the quarterly earnings per share may not necessarily equal the total for the year.

	Quarter Ended
(in thousands, except per share data)
	Dec. 31,	Sept. 30,	June 30,	March 31,
2004:
Operating Revenues	$181,997	$116,486	$97,403	$95,974
Operating income (loss)	23,398	7,981	1,748	(4,455)
Net income (loss)	19,316	3,364	173	(2,964)
Basic earnings (loss) per common share	$1.06	$0.18	$0.01	$(0.16)

Diluted earnings (loss) per common share	$1.03	$0.18	$0.01	$(0.16)

2003:
Operating Revenues	$100,956	$103,234	$105,159	$96,860
Operating income	1,775	6,232	9,052	6,192
Net income (loss)	(1,730)	2,897	6,443	4,344
Basic earnings (loss) per common share	$(0.09)	$0.16	$0.34	$0.22

Diluted earnings (loss) per common share	$(0.09)	$0.15	$0.33	$0.22

18.    SUBSEQUENT EVENT (UNAUDITED):

        On March 16, 2005, SEACOR announced that it had signed a definitive merger agreement with Seabulk International, Inc. ("Seabulk"). The Boards of Directors of both companies have unanimously approved the transaction. Under the terms of the merger agreement, Seabulk's stockholders will, subject to limited adjustments, receive 0.2694 of a share of our common stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of Seacor common stock, having a value on the closing date equal to the cash reduction, may be substituted therefor.

        The merger is expected to close by the end of the second quarter of 2005, subject to approval by Seabulk's stockholders of the merger and SEACOR's stockholders of the issuance of shares of common stock in the merger, the receipt of certain regulatory approvals and the satisfaction of customary closing conditions, in accordance with terms of the merger agreement.

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data, unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$395,401	$214,389
Available-for-sale securities	74,858	136,992
Trade and other receivables, net of allowance for doubtful accounts of $3,539 and $3,357, respectively	164,848	193,050
Prepaid expenses and other current assets	54,148	54,290

Total current assets	689,255	598,721

Investments, at Equity, and Receivables from 50% or Less Owned Companies	48,284	47,870
Property and Equipment	1,129,306	1,236,261
Less accumulated depreciation	(283,920)	(310,674)

Net property and equipment	845,386	925,587

Construction Reserve Funds	144,894	144,006
Other Assets	51,134	49,825

	$1,778,953	$1,766,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$12,983	$13,228
Accounts payable and accrued expenses	49,621	63,461
Other current liabilities	81,093	65,797

Total current liabilities	143,697	142,486

Long-Term Debt	582,416	582,367
Deferred Income Taxes	208,862	211,542
Deferred Income and Other Liabilities	24,888	28,988
Minority Interest in Subsidiaries	7,158	6,869
Stockholders' Equity:
Common stock, $.01 par value, 24,755,130 and 24,545,428 shares issued at March 31, 2005 and December 31, 2004	248	245
Additional paid-in capital	421,150	412,210
Retained earnings	569,864	551,273
Treasury stock, 6,313,235 and 6,237,932 shares at March 31, 2005 and December 31, 2004, at cost	(203,065)	(197,850)
Unamortized restricted stock compensation	(5,566)	(2,423)
Accumulated other comprehensive income—
Cumulative translation adjustments	16,629	18,296
Unrealized gain on available-for-sale securities	12,672	12,006

Total stockholders' equity	811,932	793,757

	$1,778,953	$1,766,009

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data, unaudited)

	Three Months Ended March 31,
	2005	2004
Operating Revenues	$165,185	$95,974

Costs and Expenses:
Operating expenses	115,601	75,030
Administrative and general	18,495	15,076
Depreciation and amortization	18,282	13,961

	152,378	104,067

Gains on Asset Sales	13,516	3,638

Operating Income (Loss)	26,323	(4,455)

Other Income (Expense):
Interest income	3,679	1,379
Interest expense	(7,591)	(5,378)
Derivative income (loss), net	(1,590)	79
Foreign currency transaction gains (losses), net	(549)	466
Marketable securities sale gains, net	6,234	2,749
Other, net	200	119

	383	(586)

Income (Loss) Before Income Tax Expense (Benefit), Minority Interest in Loss of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	26,706	(5,041)
Income Tax Expense (Benefit)	9,740	(1,502)

Income (Loss) Before Minority Interest in Loss of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	16,966	(3,539)
Minority Interest in Loss of Subsidiaries	34	5
Equity in Earnings of 50% or Less Owned Companies	1,617	570

Income (Loss) from Continuing Operations	18,617	(2,964)
Loss from Discontinued Operations, net of $14 in taxes	(26)	—

Net Income (Loss)	$18,591	$(2,964)

Basic Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	$1.02	$(0.16)
Loss from Discontinued Operations	—	—

Net Income (Loss)	$1.02	$(0.16)

Diluted Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	$0.90	$(0.16)
Loss from Discontinued Operations	—	—

Net Income (Loss)	$0.90	$(0.16)

Weighted Average Common Shares:
Basic	18,248,707	18,467,580
Diluted	21,908,283	18,467,580

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Three Months Ended March 31,
	2005	2004
Net Cash Provided by Operating Activities	$42,816	$6,370

Cash Flows from Investing Activities:
Purchase of property and equipment	(34,307)	(18,818)
Proceeds from equipment sales	104,569	7,037
Purchase of available-for-sale securities	(21,342)	(21,645)
Proceeds from sale of available-for-sale securities	93,880	22,717
Investments in and advances to 50% or less owned companies	(140)	(12)
Principal payments on notes due from 50% or less owned companies	80	523
Dividends received from 50% or less owned companies	1,150	123
Net increase in construction reserve funds	(888)	(19,736)
Cash settlements of derivative transactions	128	(71)

Net cash provided by (used in) investing activities	143,130	(29,882)

Cash Flows from Financing Activities:
Payments of long-term debt	(255)	(32)
Proceeds from share award plans	2,474	433
Common stock acquired for treasury	(5,561)	(4,085)
Dividends paid to minority interest holders	(28)	(41)

Net cash used in financing activities	(3,370)	(3,725)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,564)	1,461

Net Increase (Decrease) in Cash and Cash Equivalents	181,012	(25,776)
Cash and Cash Equivalents, Beginning of Period	214,389	263,135

Cash and Cash Equivalents, End of Period	$395,401	$237,359

The accompanying notes are an integral part of these financial statements and should be read in conjunction herewith.

SEACOR HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.     Basis of Presentation

        The condensed consolidated financial information for the three months ended March 31, 2005 and 2004 has been prepared by the Company and was not audited by its independent registered public accounting firm. The condensed consolidated financial statements include the accounts of SEACOR Holdings Inc. and its majority owned subsidiaries. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made to present fairly the Company's financial position as of March 31, 2005 and its results of operations and cash flows for the three months ended March 31, 2005 and 2004. Results of operations for the interim periods presented are not necessarily indicative of the operating results for the full year or any future periods.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        Unless the context otherwise indicates, any references in this Quarterly Report on Form 10-Q to the "Company" refer to SEACOR Holdings Inc. and its consolidated subsidiaries, and any references in this Quarterly Report on Form 10-Q to "SEACOR" refer to SEACOR Holdings Inc.

        Certain reclassifications of prior period information have been made to conform to the current period presentation.

2.     Seabulk Merger

        On March 16, 2005, SEACOR announced its signing of a definitive merger agreement with Seabulk International, Inc. ("Seabulk"). The Boards of Directors of both companies have unanimously approved the transaction. Under the terms of the merger agreement, Seabulk's stockholders will, subject to limited adjustments, receive 0.2694 of a share of SEACOR common stock, par value $0.01 per share ("Common Stock"), plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of Common Stock, having a value on the closing date equal to the cash reduction, may be substituted therefor.

        The aggregate equity value of the transaction is approximately $532.0 million, based on SEACOR issuing 6,641,270 shares of Common Stock at a closing share price of $65.28 on March 16, 2005 plus additional cash consideration of $98.6 million. In addition, approximately $471.0 million in net debt obligations will be assumed by SEACOR.

        The merger is expected to close in accordance with the terms of the merger agreement by the end of the second quarter of 2005 subject to the approval by Seabulk's stockholders of the merger, the approval of SEACOR's stockholders of the issuance of shares of Common Stock to effect the merger, and the satisfaction of customary closing conditions. On April 22, 2005, SEACOR was granted early termination of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act.

3.     Equipment Acquisitions and Dispositions

        Equipment delivered to the Company during the three months ended March 31, 2005 included 25 new dry cargo covered hopper barges, 7 new chemical tank barges and 1 new offshore support vessel for aggregate consideration of $17.9 million. The Company sold 10 vessels and other equipment during the three months ended March 31, 2005 for aggregate consideration of $104.6 million.

4.     Era Aviation, Inc. Acquisition

        On December 31, 2004, the Company acquired all of the issued and outstanding shares of Era Aviation, Inc. ("Era") for $118.1 million. As a result of this transaction, the Company acquired 81 helicopters and 16 fixed wing aircraft. The acquired fixed wing business is presently being marketed for sale. The final purchase price allocation has not been completed and is subject to, among other things, working capital adjustments and the fair value determination of the fixed wing business. The Company does not expect this transaction to result in the recognition of goodwill.

        The operating results of the fixed wing business, including $8.5 million of operating revenues earned in the three months ended March 31, 2005, have been reported as "Discontinued Operations" in the Company's "Statement of Operations." At March 31, 2005, assets and related liabilities of the fixed wing business, amounting to $23.0 million and $6.5 million, respectively, and one acquired Era helicopter, valued at $2.1 million, were held for sale by the Company. Held for sale assets and related liabilities have been reported in "Prepaid expenses and other current assets" and "Other current liabilities", respectively, in the Condensed Consolidated Balance Sheets.

5.     Commitments

        The Company's unfunded capital commitments as of March 31, 2005 for 4 new and 4 used offshore support vessels, 20 new dry cargo covered hopper barges, 9 new chemical tank barges, 32 new helicopters and other equipment totaled $356.5 million. Of these commitments, the Company has the right to terminate its purchase obligation relating to 20 helicopters without liability other than the payment of liquidated damages. Deliveries of the offshore support vessels, dry cargo covered hopper barges, chemical tank barges and other equipment are expected throughout 2005. Deliveries of the 32 helicopters are expected from 2005 through 2009.

        In addition to the purchase commitments discussed above, the Company has placed refundable deposits on 13 additional new helicopters.

        The Company has guaranteed the payment of amounts owed by certain of its joint ventures under vessel charter agreements that expire through 2009. In addition, the Company has guaranteed amounts owed by certain of its joint ventures for a banking facility and a performance guarantee. As of March 31, 2005, the total amount guaranteed by the Company was $15.7 million.

6.     Long-Term Debt

        As of March 31, 2005, the Company had $196.2 million available under its five year, non-reducing, unsecured $200.0 million revolving credit facility that terminates in February 2007.

7.     Deferred Income Taxes

        As a result of the American Jobs Creation Act of 2004, the Company believes it will be in the position to repatriate, for a limited time, accumulated foreign earnings at an effective federal tax rate of 5.25%, which would result in tax obligations significantly less than the deferred taxes previously provided for its unremitted earnings of foreign subsidiaries. The Company is exploring the full impact of the legislation and will finalize its repatriation plan during 2005. In accordance with FASB Staff Position FAS 109-2, the Company will recognize the income tax benefit of this special one-time dividends received deduction during the period that the Company has decided on a plan for repatriation.

8.     Stock and Debt Repurchases

        During the three months ended March 31, 2005, the Company acquired a total of 84,647 shares of Common Stock for treasury at an aggregate cost of $5.6 million. As of March 31, 2005, $37.7 million of repurchase authority granted by the Company's Board of Directors remains available for acquisition of additional shares of Common Stock, the Company's 7.2% Senior Notes Due 2009 ("7.2% Notes") and its 5 7/8% Senior Notes due 2012 ("5 7/8% Notes"). Securities are acquired from time to time through open market purchases, privately negotiated transactions or otherwise, depending on market conditions.

9.     Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share were computed based on the weighted average number of common shares issued and outstanding during the relevant periods. Diluted earnings (loss) per common share were computed based on the weighted average number of common shares issued and outstanding plus all potentially dilutive common shares that would have been outstanding in the relevant periods assuming the vesting of restricted stock grants and the issuance of common shares for stock options and convertible subordinated notes through the application of the treasury stock and if-converted methods. Diluted earnings (loss) per common share exclude certain options and share awards, totaling 83,560 and 327,454 in the three months ended March 31, 2005 and 2004, respectively, as the effect of their inclusion in the computation would have been antidilutive.

	Net income (loss)	Average O/S Shares	Per Share
For the Three Months Ended March 31, 2005:
Basic earnings per common share	$18,591,000	18,248,707	$1.02

Effect of dilutive securities—
Options and restricted stock	—	241,951
Convertible securities	1,210,000	3,417,625

Diluted earnings per common share	$19,801,000	21,908,283	$0.90

For the Three Months Ended March 31, 2004:
Basic loss per common share	$(2,964,000)	18,467,580	$(0.16)

Effect of dilutive securities—
Options and restricted stock	—	—

Diluted loss per common share	$(2,964,000)	18,467,580	$(0.16)

10.   Comprehensive Income

        For the three months ended March 31, 2005 and 2004, comprehensive income (loss) was $17.6 million and ($0.9 million), respectively. Other comprehensive income (loss) consisted of gains and losses from foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities.

11.   Stock Compensation

        Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), companies could either adopt a "fair value method" of accounting for its stock based compensation plans or continue to use the "intrinsic value method" as prescribed by APB Opinion No. 25. The Company has elected to continue accounting for its stock compensation plans using the intrinsic value method. Had compensation costs for the plans been determined using a fair value method consistent with SFAS 123, the Company's net income (loss) and earnings per share would have been reduced to the following pro forma amounts:

	For the Three Months Ended March 31,
(in thousands, except per share data)
	2005	2004
Net income (loss), as reported	$18,591	$(2,964)
Add: stock based compensation using intrinsic value method	419	416
Less: stock based compensation using fair value method	(565)	(643)

Net income (loss), pro forma	$18,445	$(3,191)

Basic earnings (loss) per common share:
As reported	$1.02	$(0.16)
Pro forma	1.01	(0.17)
Diluted earnings (loss) per common share:
As reported	$0.90	$(0.16)
Pro forma	0.90	(0.17)

        The effects of applying a fair value method consistent with SFAS 123 in this pro forma disclosure are not indicative of future events and the Company anticipates that it will award additional stock based compensation in future periods.

12.   New Accounting Pronouncement

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The impact of adopting Statement 123 (R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123 (R) in prior periods, the impact of that standard would have approximated the impact of the SFAS 123 disclosure of pro forma net income and earnings per share presented in Note 11. The Company will adopt the provisions of Statement 123 (R) on January 1, 2006 using the "modified prospective" approach, recognizing compensation expense for all unvested employee stock options as of that date and for all subsequent employee stock options granted thereafter.

13.   Segment Information

        Accounting standards require public business enterprises to report information about each of their operating business segments that exceed certain quantitative thresholds or meet certain other reporting requirements. Operating business segments have been defined as a component of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Certain reclassifications of prior period information have been made to conform to the current period's reportable segment presentation. The Company's basis of measurement of segment profit or loss has not changed from those previously described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(in thousands)	Offshore Marine Services	Environmental Services	Inland River Services	Helicopter Services	Other	Total
For the Three Months Ended March 31, 2005
Operating Revenues:
External customers	$80,324	$35,893	$25,530	$21,236	$2,202	$165,185
Intersegment	26	—	—	363	74	463

	80,350	35,893	25,530	21,599	2,276	165,648
Operating expenses	(52,850)	(26,655)	(14,772)	(20,333)	(1,454)	(116,064)
Administrative and general	(7,501)	(3,811)	(508)	(2,180)	(401)	(14,401)
Depreciation and amortization	(10,670)	(860)	(2,597)	(4,066)	—	(18,193)
Gains (losses) on asset sales	12,923	(3)	11	585	—	13,516
Other income (expense), primarily foreign currency	(540)	7	(65)	72	50	(476)
Equity in earnings of 50% or less owned companies	1,096	291	—	—	230	1,617

Reportable Segment Profit (Loss)	$22,808	$4,862	$7,599	$(4,323)	$701	31,647

Corporate						(4,188)
Other income (expense) not included above						859
Equity in earnings of 50% or less owned companies						(1,617)
Segment eliminations						5

Income before Minority Interest, Taxes and Equity Earnings						$26,706

For the Three Months Ended March 31, 2004
Operating Revenues:
External customers	$65,974	$16,392	$8,576	$5,032	$—	$95,974
Intersegment	42	—	—	795	—	837

	66,016	16,392	8,576	5,827	—	96,811
Operating expenses	(51,392)	(12,219)	(5,990)	(6,207)	—	(75,808)
Administrative and general	(8,498)	(2,669)	(408)	(635)	(2)	(12,212)
Depreciation and amortization	(11,071)	(547)	(1,235)	(1,026)	—	(13,879)
Gains (losses) on asset sales	3,420	(3)	73	148	—	3,638
Other income (expense), primarily foreign currency	556	(2)	—	—	—	554
Equity in earnings of 50% or less owned companies	1,336	—	—	—	(766)	570

Reportable Segment Profit (Loss)	$367	$952	$1,016	$(1,893)	$(768)	(326)

Corporate						(3,005)
Other income (expense) not included above						(1,140)
Equity in earnings of 50% or less owned companies						(570)

Loss before Minority Interest, Taxes and Equity Earnings						$(5,041)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Seabulk International, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Seabulk International, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity, for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seabulk International, Inc. and Subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        As described in Note 2, the Company restated the accompanying consolidated statements of cash flows for the years ended December 31, 2003 and 2002.

                      /s/ Ernst & Young LLP
                      Certified Public Accountants

Fort Lauderdale, Florida
February 25, 2005

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$18,949	$7,399
Restricted cash	35,681	28,458
Trade accounts receivable net of allowance for doubtful accounts of $5,649 in 2004 and $4,321 in 2003, respectively	55,209	49,599
Other receivables	3,784	10,730
Marine operating supplies	7,868	8,155
Prepaid expenses and other current assets	3,627	3,045

Total current assets	125,118	107,386
Vessels and equipment, net	598,793	527,026
Deferred costs, net	45,053	48,486
Other	17,824	11,542

Total assets	$786,788	$694,440

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,918	$18,805
Current maturities of long-term debt	16,653	11,037
Current obligations under capital leases	3,708	3,521
Accrued interest	4,875	5,812
Accrued liabilities and other	35,321	37,363

Total current liabilities	75,475	76,538
Long-term debt	325,965	258,217
Senior notes	152,906	151,472
Obligations under capital leases	28,568	32,246
Other liabilities	4,879	3,136

Total liabilities	587,793	521,609
Commitments and contingencies
Minority interest	—	476
Stockholders' equity:
Preferred stock, no par value—authorized 5,000; issued and outstanding, none	—	—
Common stock—$.01 par value, authorized 40,000 shares; 23,446 and 23,347 shares issued and outstanding in 2004 and 2003, respectively	234	233
Additional paid-in capital	259,843	259,134
Accumulated other comprehensive income	55	—
Unearned compensation	(758)	(699)
Accumulated deficit	(60,379)	(86,313)

Total stockholders' equity	198,995	172,355

Total liabilities and stockholders' equity	$786,788	$694,440

See notes to consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
Revenue	$352,328	$316,558	$323,997
Vessel and voyage expenses:
Crew payroll and benefits	88,893	86,409	88,473
Charter hire	13,848	9,575	7,607
Repairs and maintenance	26,560	27,282	30,345
Insurance	11,915	13,285	11,385
Fuel and consumables	30,316	25,405	28,365
Port charges and other	20,912	17,720	16,383

	192,444	179,676	182,558
General and administrative	37,526	38,043	38,657
Depreciation, amortization and drydocking	66,132	65,373	66,376
Write-down of assets held for sale	—	1,219	—
Gain on disposal of assets	(4,116)	(1,463)	(1,364)

Income from operations	60,342	33,710	37,770
Other income (expense):
Interest expense	(33,888)	(33,853)	(44,715)
Interest income	309	355	475
Minority interest in (gains) losses of subsidiaries	(419)	147	219
Loss on early extinguishment of debt	—	(1,567)	(27,823)
Other, net	4,624	481	(154)

Total other income (expense), net	(29,374)	(34,437)	(71,998)

Income (loss) before provision for income taxes	30,968	(727)	(34,228)
Provision for income taxes	5,034	4,238	4,642

Net income (loss)	$25,934	$(4,965)	$(38,870)

Net income (loss) per common share:
Net income (loss) per common share—basic	$1.11	$(0.21)	$(2.72)

Net income (loss) per common share—diluted	$1.09	$(0.21)	$(2.72)

Weighted average common shares outstanding—basic	23,264	23,176	14,277

Weighted average common shares outstanding—diluted	23,761	23,176	14,277

See notes to consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	As of December 31,
	2004	2003	2002
		(as restated, see Note 2)
Operating activities:
Net income (loss)	$25,934	$(4,965)	$(38,870)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of vessels and equipment	40,537	42,330	43,711
Expenditures for drydocking	(22,931)	(31,539)	(23,441)
Amortization of drydocking costs	25,595	23,043	22,665
Amortization of discount on long-term debt and deferred financing costs	1,701	1,531	4,249
Amortization of unearned compensation	255	238	99
Provision for (recovery of) bad debts	1,774	(79)	(93)
Gain on disposal of assets	(4,116)	(1,463)	(1,364)
Loss on early extinguishment of debt	—	1,567	27,823
Minority interest in gains (losses) of subsidiaries	419	(147)	(219)
Write-down of assets held for sale	—	1,219	—
Senior and notes payable issued for payment of interest and fees	—	—	626
Other non-cash items	60	—	551
Changes in operating assets and liabilities:
Trade accounts and other receivables	(438)	(8,404)	12,043
Other current and long-term assets	(3,517)	1,099	(4,129)
Accounts payable and other liabilities	(6,128)	13,893	(6,039)

Net cash provided by operating activities	59,145	38,323	37,612
Investing activities:
Purchases of vessels and equipment	(112,740)	(30,683)	(3,753)
Proceeds from disposals of assets	6,363	9,425	12,675
Investment in joint venture	(300)	(400)	—
Acquisition of minority interest	(2,410)	—	—

Net cash (used in) provided by investing activities	(109,087)	(21,658)	8,922

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
	(as restated, see Note 2)
Financing activities:
Net payments of revolving credit facility	—	—	(9,000)
Payments of prior credit facility	—	(148,179)	(125)
Proceeds from prior credit facility	—	—	178,800
Payments of prior Senior notes	—	—	(101,499)
Proceeds from 2003 Senior Notes	—	150,000	—
Proceeds of Private placement, net of issuance costs	—	—	90,901
Payments on Amended Credit Facility	(1,483)	—	—
Proceeds from Amended Credit Facility	20,000	—	—
Payments of long-term debt	(7,856)	(7,408)	(165,817)
Proceeds from long-term debt	69,851	8,622	—
Payments of Title XI bonds	(7,148)	(7,378)	(7,166)
Retirement of Title XI bonds	—	(11,181)	—
Payments of deferred financing costs under prior credit facility	—	(88)	(4,128)
Payments of deferred financing costs under Senior notes and amended credit facility	(285)	(5,458)	—
Payments of other deferred financing costs	(1,269)	(226)	—
Net proceeds from sale leaseback	—	13,274	—
Payments of obligations under capital leases	(3,491)	(9,422)	(2,986)
Proceeds from exercise of stock options	396	307	42
Proceeds from exercise of warrants	—	2	1
Increase in restricted cash	(7,223)	(9,675)	(12,435)

Net cash provided by (used in) financing activities	61,492	(26,810)	(33,412)

Change in cash and cash equivalents	11,550	(10,145)	13,122
Cash and cash equivalents at beginning of period	$7,399	$17,544	$4,422

Cash and cash equivalents at end of period	$18,949	$7,399	$17,544

Supplemental schedule of non-cash investing and financing activities:
Obligation for fair market value of interest rate swap	$1,434	$1,472	$—

Vessels exchanged for drydock expenditures	$—	$—	$900

Senior and notes payable issued for payment of accrued interest and fees	$—	$—	$626

Issuance of restricted common stock	$314	$838	$—

Supplemental disclosures:
Interest paid	$33,315	$27,780	$40,085

Income taxes paid	$3,646	$4,169	$4,537

See notes to consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock
			Additional Paid-In Capital
	Shares	Amount
Balance at December 31, 2001	10,506	$105	$167,259
Comprehensive loss:
Net loss	—	—	—
Translation adjustment	—	—	—
Total comprehensive loss	—	—	—
Common stock issued upon Private Placement, net of issuance costs of $9,160	12,500	125	90,715
Common stock issued upon exercise of warrants	112	1	—
Common stock issued upon exercise of options	6	—	42
Amortization of unearned compensation	—	—	—

Balance at December 31, 2002	23,124	$231	$258,016

Comprehensive loss:
Net loss	—	—	—
Translation adjustment	—	—	—
Total comprehensive loss	—	—	—
Issuance costs related to Private Placement	—	—	(27)
Common stock issued upon exercise of warrants	51	—	2
Common stock issued upon exercise of options	57	1	306
Restricted common stock issued to officers	115	1	837
Amortization of unearned compensation	—	—	—

Balance at December 31, 2003	23,347	$233	$259,134

Comprehensive income:
Net income:	—	—	—
Foreign currency item	—	—	—
Total comprehensive income:	—	—	—
Common stock issued upon exercise of warrants	1	—	—
Common stock issued upon exercise of options	67	1	395
Restricted common stock issued to officers	31	—	314
Amortization of unearned compensation	—	—	—
Other comprehensive income	—	—	—

Balance at December 31, 2004	23,446	$234	$259,843

See notes to consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands)

	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	(Accumulated Deficit)	Total
Balance at December 31, 2001	$(1)	$(198)	$(42,478)	$124,687

Comprehensive loss:
Net loss	—	—	(38,870)	(38,870)
Translation adjustment	1	—	—	1

Total comprehensive loss	—	—	—	(38,869)
Common Stock issued upon Private Placement, net of issuance costs of $9,160	—	—	—	90,840
Common stock issued upon exercise of warrants	—	—	—	1
Common stock issued upon exercise of options	—	—	—	42
Amortization of unearned compensation	—	99	—	99

Balance at December 31, 2002	$—	$(99)	$(81,348)	$176,800

Comprehensive loss:
Net loss	—	—	(4,965)	(4,965)
Translation adjustment	—	—	—	—
Total comprehensive loss	—	—	—	(4,965)
Issuance costs related to Private Placement	—	—	—	(27)
Common stock issued upon exercise of warrants	—	—	—	2
Common stock issued upon exercise of options	—	—	—	307
Restricted common stock issued to officers	—	(838)	—	—
Amortization of unearned compensation	—	238	—	238

Balance at December 31, 2003	$—	$(699)	$(86,313)	$172,355

Comprehensive income:
Net income:	—	—	25,934	25,934
Foreign currency item	55	—	—	55

Total comprehensive income:	—	—	—	25,989
Common stock issued upon exercise of warrants	—	—	—	—
Common stock issued upon exercise of options	—	—	—	396
Restricted common stock issued to officers	—	(314)	—	—
Amortization of unearned compensation	—	255	—	255

Balance at December 31, 2004	$55	$(758)	$(60,379)	$198,995

See notes to consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

        Seabulk International, Inc. and subsidiaries (collectively, the "Company") provide marine support, tanker and towing services, serving primarily the energy and chemical industries. The Company operates offshore energy support vessels, principally in the U.S. Gulf of Mexico, the Arabian Gulf, offshore West Africa, Southeast Asia, and South America. The Company's fleet of tankers transports petroleum products, specialty chemicals and crude oil primarily in the U.S. domestic trade, with two foreign-flag product tankers in foreign trade. The Company also provides commercial tug services in several ports primarily in the southeastern U.S.

        The Company derives substantial revenue from international operations, primarily under U.S. dollar-denominated contracts with major international oil companies. Risks associated with operating in international markets include vessel seizure, foreign exchange restrictions, foreign taxation, political instability, nationalization, civil disturbances, and other risks that may limit or disrupt markets.

        The accompanying consolidated financial statements include the accounts of Seabulk International, Inc. and its subsidiaries, both majority and wholly-owned. All intercompany transactions and balances have been eliminated in the consolidated financial statements.

2. Summary of Significant Accounting Policies

        Restatement.    The Company recently reviewed its financial statement presentation and disclosure in response to comments received from the staff of the Securities and Exchange Commission (the "SEC") in a normal periodic review of the Company's filings. As a result, the Company is restating the accompanying 2003 and 2002 consolidated statements of cash flows to classify expenditures for drydocking, $31.5 million and $23.4 million, respectively, as an operating activity rather than an investing activity.

        Revenue.    Revenue is generally recorded when services are rendered, the Company has a signed charter agreement or other evidence of an arrangement, pricing is fixed or determinable and collection is reasonably assured. For the majority of the offshore energy and towing segments, revenues are recorded on a daily basis as services are rendered. For the tankers segment, revenue is earned under time charters, bareboat charters, consecutive voyage charters or affreightment/voyage contracts. Revenue from time charters and bareboat charters is earned and recognized on a daily basis. Certain time charters contain performance provisions, which provide for decreased fees based upon actual performance against established targets such as speed and fuel consumption. Recorded revenue is based on actual performance. Affreightment/voyage contracts are contracts for cargoes that are committed on a 12 to 30 month basis, with minimum and maximum cargo tonnages specified over the period at fixed or escalating rates per ton. Revenue and voyage expenses for the affreightment contracts and consecutive voyage charters are recognized based upon the percentage of voyage completion. The percentage of voyage completion is based on the number of voyage days worked at the balance sheet date divided by the total number of days expected on the voyage.

        Cash and Cash Equivalents.    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market instruments and overnight investments. The credit risk associated with cash and cash equivalents is considered low due to the high credit quality of the financial institutions.

        Restricted Cash.    At December 31, 2004 and 2003, restricted cash consisted of cash generated from the operations of our five U.S.-flag double-hull tankers (see Note 3) and fixed deposits required in our foreign locations that allow our banks to issue short-term tender bonds. The bonds are issued during the process of securing contracts and have expiration dates ranging from three months to one year. Upon expiration of the bonds, the funds are returned to the Company. The Company reclassified approximately $27.0 million from cash and cash equivalents to restricted cash in the consolidated balance sheet as of December 31, 2003, related to the five U.S.-flag double-hull tankers, to conform to the 2004 presentation. Additionally, the Company has a certificate of deposit in the amount of $2.2 million as of December 31, 2004 and 2003, which was required in the financing of a Brazilian vessel acquired in October 2004 (see Note 6). The certificate of deposit is classified as long-term restricted cash and is included in other assets in the accompanying consolidated balance sheets. The Company reclassified $2.2 million related to the certificate of deposit from restricted cash to other assets in the consolidated balance sheet as of December 31, 2003 to conform to the 2004 presentation.

        Accounts Receivable.    Substantially all of the Company's accounts receivable are due from international oil companies and their subcontractors in the drilling industry. The Company performs ongoing credit evaluations of its trade customers and generally does not require collateral. Expected credit losses are provided for in the consolidated financial statements Two customers each accounted for 7% of the Company's total revenue for the years ended December 31, 2004 and 2003. During the years ended December 31, 2004, 2003 and 2002, the Company wrote off accounts receivable of approximately $0.4 million, $2.4 million and $0.6 million, respectively.

        Insurance Claims Receivable.    Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects it is probable it will be reimbursed by the insurance carriers, subject to applicable deductibles. Deductible amounts related to covered incidents are generally expensed in the period of occurrence of the incident. Expenses incurred for insurable incidents in excess of deductibles are recorded as receivables pending the completion of all repair work and the administrative claims process. The credit risk associated with insurance claims receivable is considered low due to the high credit quality and funded status of the insurance clubs in which the Company participates. Insurance claims receivable, included in other receivables in the accompanying consolidated balance sheets, approximated $1.2 million and $4.0 million at December 31, 2004 and 2003, respectively.

        Marine Operating Supplies.    Such amounts consist of fuel and supplies that are recorded at cost less a reserve for obsolescence and are charged to operating expenses as consumed.

        Impairment of Long-Lived Assets.    The Company accounts for the impairment of long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying value. If the carrying value of the assets will not be recoverable, as determined by the estimated undiscounted cash flows, the carrying value of the assets is reduced to fair value. Generally, fair value will be determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. The Company did not recognize an impairment loss in 2004 and 2002 related to assets held for use or sale. An impairment loss of $1.2 million was recognized in 2003 related to assets held for sale.

        Assets Held for Sale.    It is Company policy to make available for sale vessels and equipment considered by management as excess and no longer necessary for the operations of the Company. In accordance with SFAS 144, these assets are valued at the lower of carrying value or fair value less costs to sell. Also, depreciation expense for these assets is discontinued at the time of the reclassification. Total assets held for sale (primarily assets in the offshore energy segment) were approximately $0.3 million and $0.4 million at December 31, 2004 and 2003, respectively, and are included in other assets in the accompanying consolidated balance sheets.

        Vessels and Equipment.    Vessels and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. At the time property is disposed of, the assets and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded in operating income. Major renewals and betterments that extend the life of the vessels and equipment are capitalized. Interest incurred on debt related to newbuild vessels is capitalized. Maintenance and repairs are expensed as incurred except for drydocking expenditures.

        Vessels under capital leases are amortized over the lesser of the lease term or their estimated useful lives. Included in vessels and equipment at December 31, 2004 and 2003 are vessels under capital leases of approximately $48.1 million and $55.4 million, net of accumulated amortization of approximately $5.7 million and $6.4 million, respectively.

        Listed below are the estimated useful lives of vessels and equipment at December 31, 2004:

Useful Lives
(in years)
Supply boats	6-25
Crewboats	6-25
Anchor handling tug/supply vessels	5-25
Other	6-25
Tankers(1)	7-30
Tugboats	7-40
Furniture and equipment	5-10

(1)
Range in years is determined by the Oil Pollution Act of 1990 and other factors.

        Deferred Costs.    Deferred costs primarily represent drydocking and financing costs. Substantially all of the Company's vessels must be periodically drydocked and pass inspections to maintain their operating classification, as mandated by maritime regulations. Costs incurred to drydock the vessels are deferred and amortized over the period to the next drydocking, generally 24 to 36 months. Drydocking costs are comprised of painting the vessel hull and sides, recoating cargo and fuel tanks, and performing other engine and equipment maintenance activities to bring the vessels into compliance with classification standards. Deferred financing costs are amortized over the term of the related borrowings using the effective interest method. At December 31, 2004 and 2003, deferred costs included unamortized drydocking costs of approximately $32.4 million and $35.2 million, respectively, and net deferred financing costs of $12.7 million and $13.2 million, respectively.

        Accrued Liabilities and Other.    Accrued liabilities included in current liabilities at December 31 consist of the following (in thousands):

	2004	2003
Voyage operating expenses	$8,135	$7,756
Foreign taxes	9,661	8,541
Payroll and benefits	7,796	6,803
Deferred voyage revenue	1,499	1,990
Professional services	374	552
Litigation, claims and settlements	263	608
Insurance	4,012	6,101
Other	3,581	5,012

Total	$35,321	$37,363

        Stock-Based Compensation.    As permitted by SFAS No. 123, Accounting for Stock-Based Compensation("SFAS 123"), the Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock-based transactions. Under APB 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise price of the option and the fair market value of the Company's common stock at the date of grant recognized over the vesting period.

        Had compensation expense for stock option grants been determined based on the fair value at the grant date for awards consistent with the methods of SFAS 123, the Company's net income (loss) would have decreased/(increased) to the pro forma amounts presented below for 2004, 2003 and 2002:

	Year Ended December 31,
	2004	2003	2002
Net income (loss):
As reported	$25,934	$(4,965)	$(38,870)
Compensation expense	(1,437)	(1,106)	(1,147)

Pro forma	$24,497	$(6,071)	$(40,017)

Net income (loss) per common share:
As reported—basic	$1.11	$(0.21)	$(2.72)
As reported—diluted	$1.09	$(0.21)	$(2.72)
Pro forma—basic	$1.05	$(0.26)	$(2.80)
Pro forma—diluted	$1.03	$(0.26)	$(2.80)

        Income Taxes.    The Company files a consolidated tax return with substantially all corporate subsidiaries. In addition, subsidiaries doing business in foreign countries file separate income tax returns in foreign jurisdictions, where applicable. Each subsidiary organized as a partnership files a separate tax return. Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Income Tax Contingencies.    Our future effective tax rate is based on estimates of expected income, statutory tax rates and tax planning strategies. Significant judgment is required in determining our effective tax rate and the ultimate resolution of our tax return positions. Despite our belief that our tax return positions are correct, our policy is to establish accruals for tax contingencies that may arise in future years as a result of examination by tax authorities. Our tax accruals are analyzed periodically and adjustments are made as events occur to warrant such adjustment.

        Net Income (Loss) Per Share.    Net income (loss) per common share is computed in accordance with SFAS No. 128, Earnings Per Share ("SFAS 128"), which requires the reporting of both net income (loss) per common share and diluted net income (loss) per common share. The calculation of net income (loss) per common share is based on the weighted average number of common shares outstanding and therefore excludes any dilutive effect of stock options and warrants while diluted net income (loss) per common share includes the dilutive effect of all applicable stock options and warrants.

        Foreign Currency Translation.    In accordance with SFAS No. 52, Foreign Currency Translation ("SFAS 52"), assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate of exchange at the balance sheet date, while revenue and expenses are translated at the weighted average rates prevailing during the respective years. Components of stockholders' equity are translated at historical rates. Substantially all of the Company's foreign subsidiaries use the U.S. dollar as their functional currency and substantially all external transactions are denominated in U.S. dollars. For 2002 translation adjustments were deferred in accumulated other comprehensive loss, which is a separate component of stockholders' equity. Transaction gains and losses resulting from changes in exchange rates for 2004, 2003 and 2002 were insignificant and are included in other, net in the accompanying consolidated statements of operations.

        Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the periods. Significant estimates have been made by management, including the allowance for doubtful accounts, useful lives and valuation of vessels and equipment, realizability of deferred tax assets and certain accrued liabilities. Actual results may differ from those estimates.

        Comprehensive Income (Loss).    SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"), establishes standards for the reporting and display of comprehensive income (loss), which is defined as the change in equity arising from non-owner sources. Comprehensive income (loss) is reflected in the consolidated statement of changes in stockholders' equity. In addition to net income (loss), total comprehensive income (loss) includes a gain on a foreign currency forward contract of approximately

$55,000 in 2004 (see Note 6) and a foreign currency translation adjustment of approximately $1,000 in 2002.

        Reclassifications.    Certain previously reported amounts have been reclassified to conform to the 2004 presentation.

        Derivative Instruments.    The Company follows the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, ("SFAS 133") which establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires that derivative instruments be measured at fair value and recognized as either assets or liabilities on the balance sheet (see Note 14).

        Fair Value of Financial Instruments.    The estimated fair values of financial instruments recognized in the accompanying consolidated balance sheets or disclosed within these notes to the consolidated financial statements have been determined using available market information, information from unrelated third party financial institutions and appropriate valuation methodologies, primarily discounted projected cash flows. However, considerable judgment is required when interpreting market information and other data to develop estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

        Recent Pronouncements.    In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, a revised Share-Based Payment ("SFAS 123R"), a revision effective for the Company's third quarter of fiscal 2005. SFAS 123R requires companies to expense in their consolidated statement of operations the estimated fair value of employee stock options and similar awards. The Company currently uses the intrinsic value method to value stock options, and accordingly, no compensation expense has been recognized for stock options since the Company grants stock options with exercise prices equal to or greater than the Company's common stock market price on the date of the grant. The Company will adopt the provisions of SFAS 123R using a modified prospective application. Under the modified prospective application, Statement 123R will apply to new awards and to awards that are outstanding on the effective date and are subsequently modified or cancelled. Compensation expense for unvested stock-based awards will be recognized over the remaining vesting period. Depending on the model used to calculate stock-based compensation expense in the future, the implementation of certain other requirements of SFAS 123R and additional option grants expected to be made in the future, the pro forma disclosure discussed previously may not be indicative of the stock-based compensation expense that will be recognized in the Company's future consolidated financial statements. The Company is in the process of determining the impact adopting SFAS 123R will have on its consolidated financial position and consolidated results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets ("SFAS 153"), an amendment of APB Opinion No. 29, Accounting for NonMonetary Transactions ("APB 29"). APB 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged, however certain exceptions apply. SFAS 153 amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS 153 is not expected to have a material impact on the Company's consolidated financial position and consolidated results of operations.

        In June 2001, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued an exposure draft of a proposed Statement of Position ("SOP") entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. Under the proposed SOP, the Company would expense major maintenance costs as incurred and be prohibited from deferring cost of a planned maintenance activity. Currently, the costs incurred to drydock the Company's vessels are deferred and amortized on a straight-line basis over the period of the next drydocking, generally 24 to 36 months. At its April 14, 2004 meeting, the FASB voted not to clear the AcSEC's proposed SOP. In February 2005, the FASB asked its staff to further research the issue, specifically with regard to how the project's scope could be limited.

3. Long-Term Debt

        Long-term debt at December 31 consists of the following (in thousands):

	2004	2003
Senior notes, including related interest rate swap	$152,906	$151,472
Amended credit facility	48,517	30,000
Title XI debt	208,969	216,117
Notes payable	85,132	23,137

	495,524	420,726
Less: current maturities	(16,653)	(11,037)

Long-term debt, including senior notes	$478,871	$409,689

        On August 5, 2003, the Company completed the offering of $150.0 million of Senior Notes (the "2003 Senior Notes") due 2013 through a private placement to institutional investors eligible for resale under Rule 144A and Regulation S. The net proceeds of the offering were used to repay a portion of the Company's indebtedness under a prior $180.0 million credit facility. Interest on the 2003 Senior Notes is payable semi-annually in arrears. The 2003 Senior Notes are senior unsecured obligations guaranteed by certain of the Company's U.S. subsidiaries. The 2003 Senior Notes are subject to certain covenants, including, among other things, limiting the Parent's and certain U.S. subsidiaries' ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, and make investments or sell assets under certain conditions. On October 31, 2003, the Company filed a registration statement with the SEC to register substantially identical senior notes to be exchanged for the 2003 Senior Notes pursuant to a registration rights agreement, so that the 2003 Senior Notes may be eligible for trading in the public markets. On November 13, 2003, the registration statement was declared effective and the Company completed the exchange offer on December 16, 2003. In October 2003, the Company entered into an interest rate swap agreement related to the 2003 Senior Notes (see Note 14). As of December 31, 2004 and 2003, the market value of the interest rate swap was approximately $2.9 million and $1.5 million, respectively, and is included in other assets in the accompanying consolidated balance sheets.

        In connection with the 2003 Senior Notes offering, the Company amended and restated its $180.0 million credit facility. The amended credit facility consists of a revolving credit facility with an original amount available of $80.0 million and has a five-year maturity (the "Amended Credit Faciltiy"). The Amended Credit Facility is subject to semi-annual reductions commencing February 5, 2004. The principal reductions on the Amended Credit Facility are as follows: $4.0 million each February and August from 2004 through 2007, and $48.0 million in 2008. As of December 31, 2004 and 2003 the outstanding borrowings on the Amended Credit Facility were $70.9 million and $33.9 million, respectively, including outstanding letters of credit of $22.4 million and $3.9 million, respectively. Available borrowings under the Amended Credit Facility were approximately $1.1 million as of December 31, 2004. Interest on the Amended Credit Facility is payable monthly, with a variable interest rate. The rate is either LIBOR or a base rate plus a margin based upon certain financial ratios of the Company (6.21% at December 31, 2004). It is secured by first liens on certain of the Company's vessels (excluding vessels financed with Title XI financing and some of its other vessels), second liens on two vessels, and stock of certain subsidiaries and is guaranteed by certain subsidiaries (see Note 17). The Amended Credit Facility is subject to various financial covenants, including minimum ratios of adjusted EBITDA to adjusted interest expense and a minimum ratio of adjusted funded debt to adjusted EBITDA, minimum adjusted tangible net worth, and minimum fair market value of the Company's vessels.

Early Extinguishment of Debt

        In connection with amending and restating its prior $180.0 million credit facility in 2003, the Company wrote off approximately 45% of the unamortized financing costs of the prior credit facility. The total amount written off was approximately $1.1 million. In connection with the 2003 Senior Notes offering, the Company paid $11.2 million to retire the debt of certain towing vessels financed with Title XI financing. As a result of this early retirement, the Company wrote off $400,000 of unamortized financing costs and paid an early retirement premium of $226,000. The Company recorded a gain on extinguishment of debt of $125,000 related to the refinancing of two offshore vessels in December 2003.

Title XI Financing Bonds

        The Company's five double-hull product and chemical tankers are financed through Title XI Government Guaranteed Ship Financing Bonds. There are a total of seven bonds with interest rates ranging from 6.50% to 7.54% that require principal amortization through June 2024. The aggregate outstanding principal balance of the bonds was $206.0 million and $211.0 million at December 31, 2004 and 2003, respectively. Principal payments during 2004, 2003 and 2002 were $5.0 million, $4.7 million and $4.4 million, respectively, and interest payments were $14.5 million, $14.8 million and $15.1 million, respectively.

        Covenants under the Title XI Bond agreements contain financial tests which, if not met by the five double-hull tanker companies, among other things (1) restrict the withdrawal of capital; (2) restrict certain payments, including dividends, increases in employee compensation and payments of other indebtedness; (3) limit the incurrence of additional indebtedness; and (4) prohibit the five double-hull tanker companies from making certain investments or acquiring additional fixed assets. The five double-hull vessels have a net book value of $208.7 million as of December 31, 2004. In the event of default, all of the vessels, in addition to the assignment of earnings on one vessel, serve as collateral on the United States Government guarantee of the Title XI Bonds.

        The five double-hull vessel companies are required to make deposits to a Title XI reserve fund based on a percentage of net income attributable to the operations of the five double-hull tankers, as defined by the Title XI financial agreement. Cash held in a Title XI reserve fund is invested by the trustee of the fund, and any income earned thereon is either paid to the double-hull companies or retained in the reserve fund. Withdrawals from the Title XI reserve fund may be made for limited purposes, subject to prior approval from MARAD. In the second quarter of 2003, the first deposits to the reserve fund were made in the amount of $3.8 million and, in the first quarter of 2004, the second deposits to the reserve fund were made in the amount of $4.7 million. These deposits are included in other assets in the accompanying balance sheets. According to the Title XI financial agreement, the Company is restricted from distributing excess cash from the five double-hull tankers until certain working capital levels have been reached and maintained. Accordingly, at December 31, 2004 and 2003, the Company had approximately $32.9 million and $27.0 million in restricted cash, which is restricted for use for the operations of the five double-hull tankers and cannot be used to fund the Company's general working capital requirements. In 2004, the five double-hull tankers distributed approximately $3.9 million to the Company for general working capital purposes. The Company expects to receive $10.0 million during the first quarter of 2005 from the double-hull tankers for working capital purposes.

        As of December 31, 2004 and 2003, other Title XI debt of approximately $3.0 million and $5.1 million, respectively, was collateralized by first preferred mortgages on two non-double-hull product tankers and bears interest at rates ranging from 5.9% to 10.1%. The debt is due in semi-annual principal and interest payments through December 2006. Under the terms of this other Title XI debt, the Company is required to maintain a minimum level of working capital, as defined, and comply with certain other financial covenants. During 2004, 2003 and 2002, $2.2 million, $13.7 million and $2.8 million, respectively, in principal and $0.4 million, $1.4 million and $1.7 million, respectively, in interest were paid on this debt. The debt on one of the vessels will be completely paid off in March 2005.

Notes Payable

        The Company has one promissory note relating to the purchase of equity interests in the double-hull product tankers. The note bears interest at 8.5%. Quarterly principal and interest payments are due through January 2006. The promissory note is collateralized by securities of certain subsidiaries. The outstanding balance of the promissory note was $2.6 million and $4.7 million as of December 31, 2004 and 2003, respectively.

        In March 2004, the Company obtained two notes payable in the amount of $24.8 million each, the proceeds of which were used to purchase two four-year old, foreign-flagged, double-hulled product tankers. Each note payable is divided into two tranches. Tranche A, in the principal amount of $21.7 million, bears interest at LIBOR, which is reset monthly, plus 1.75% (4.0% at December 31, 2004) and requires quarterly principal and interest payments through March 2011. Tranche B, in the principal amount of $3.1 million, bears interest at LIBOR, which is reset monthly, plus 4.0% (6.2% at December 31, 2004) and requires quarterly principal and interest payments through March 2007. The notes payable are collateralized by first mortgages on the tankers. The notes payable contain certain restrictive financial covenants that, among other things, require minimum levels of EBITDA and tangible net worth, as defined in the notes payable agreements. As of December 31, 2004, the Company was in compliance with such covenants. The outstanding balance of the notes payable was approximately $45.5 million as of December 31, 2004. During 2004, approximately $4.1 million in principal and approximately $1.3 million in interest were paid on the notes payable.

        In July 2004, the Company entered into a loan agreement for the Singapore dollar equivalent of $10.8 million with an unrelated financial services company to finance the construction of the Seabulk Angola (see Note 6). During the construction of the vessel the Company is required to make monthly interest payments based on the one month LIBOR rate plus 4.0% (6.6% as of December 31, 2004). At the time of vessel completion and acceptance, the construction loan will convert to a permanent loan whereby the Company will be required to make monthly interest and principal payments in 120 installments. The permanent loan bears interest at the one month LIBOR rate plus 3.68%. As of December 31, 2004, the outstanding balance under the loan agreement was approximately $4.3 million.

        In October 2004, the Company entered into a loan agreement for $14.3 million with an unrelated financial services company to finance the construction of the Seabulk Luanda (see Note 6). During the construction of the vessel the Company is required to make monthly interest payments based on the one month LIBOR rate plus 4.0% (6.6% as of December 31, 2004). At the time of vessel completion and acceptance, the construction loan will convert to a permanent loan whereby the Company will be required to make monthly interest and principal payments in 120 installments. The permanent loan bears interest at the one month LIBOR rate plus 3.68%. As of December 31, 2004, the outstanding balance under the loan agreement was approximately $3.0 million.

        In July 2004, the Company entered into a loan agreement with Banco Nacional de Desenvolvimento Economico e Social ("BNDES") of Brazil, a government-owned company, to finance the construction of the Seabulk Brasil and Seabulk Angra (see Note 6). The loan in the principal amount of $29.9 million is divided into two Subcredits, "A" and "B", in the amounts of $15.0 million and $14.9 million, respectively. Progress payments for Subcredits A and B are demandable at various dates monthly for sixteen year terms with final installments due May 2021 and August 2021, respectively. The loan bears interest at the rate of 4.0% per annum and as of December 31, 2004 the outstanding balance under the loan agreement was $13.0 million.

        The Company has various promissory notes relating to the previous acquisition and construction of various vessels. The promissory notes are collateralized by mortgages on certain vessels and bear interest at rates ranging from 4.0% to 8.1%. The debt is due in monthly installments of principal and interest through December 2018. The outstanding balance of the notes was $16.7 million and $18.4 million as of December 31, 2004 and 2003, respectively.

        The Company has letters of credit outstanding in the amount of approximately $22.4 million and $3.9 million as of December 31, 2004 and 2003, respectively, which expire on various dates through December 2025.

        The aggregate annual future principal payments due on the long-term debt are as follows (in thousands):

Years ending December 31:
2005	$16,653
2006	15,578
2007	12,667
2008	68,204
2009	11,531
Thereafter	370,891

$495,524

4. Capital Leases

        The Company operates certain vessels and other equipment under leases that are classified as capital leases. The future minimum lease payments under capital leases, including obligations under sale-leaseback transactions, together with the present value of the net minimum lease payments are as follows (in thousands):

Years ending December 31:
2005	$5,948
2006	4,991
2007	4,991
2008	6,296
2009	6,063
Thereafter	18,966

Total minimum lease payments	47,255
Less: amount representing interest	(14,979)

Present value of minimum lease payments (including current portion of $3,708)	$32,276

5. Commitments and Contingencies

Lease Commitments

        The Company leases its office facilities and certain vessels under operating lease agreements, which expire at various dates through 2013. Certain leases include escalation clauses for adjusting rentals to reflect changes in price indicies. Rent expense was approximately $9.0 million, $6.3 million and $4.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. The aggregate annual future payments due under non-cancelable operating leases with remaining terms in excess of one year are as follows (in thousands):

Years ending December 31:
2005	$9,103
2006	8,866
2007	7,521
2008	4,850
2009	1,365
Thereafter	745

$32,450

Sublease

        The Company subleases certain office space in Tampa, Florida. The sublease in Tampa is expected to terminate in December 2006. There are no renewal or escalation clauses relating to the sublease.

        The future minimum receipts under the sublease are as follows (in thousands):

Years ending December 31:
2005	$98
2006	98

$196

Contingencies

        Under United States law, "United States persons" are prohibited from business activities and contracts in certain countries, including Sudan and Iran. Relating to the prohibitions, the Company has filed three reports with and submitted documents to the Office of Foreign Asset Control ("OFAC") of the U.S. Department of Treasury. One of the reports was also filed with the Bureau of Export Administration of the U.S. Department of Commerce. The reports and documents related to certain limited charters with third parties involving three of the Company's vessels which called in the Sudan for several months in 1999 and January 2000, and charters with third parties involving several of the Company's vessels which called in Iran in 1998. In March 2003, the Company received notification from OFAC that the case had been referred to its Civil Penalties Division. Should OFAC determine that these activities constituted violations of laws or regulations, civil penalties, including fines, could be assessed against the Company and/or certain individuals who knowingly participated in such activities. The Company cannot predict the extent of such penalties; however, management does not believe the outcome of these matters will have a material impact on the Company's consolidated balance sheets or consolidated results of operations.

        The Company was sued by Maritime Transport Development Corporation ("MTDC") in January 2002 in Florida state court in Broward County alleging broker commissions due since 1998 from charters on three of its vessels, the Seabulk Magnachem, Seabulk Challenge and Seabulk Pride, under an alleged broker commission agreement. MTDC was controlled by the founders of our predecessor company. The claim allegedly continues to accrue. The amount alleged to be due is over $800,000, but is subject to offset claims and defenses by the Company. The Company is vigorously defending such charges, but the Company cannot predict the ultimate outcome.

        As of February 20, 2004, the Company switched its mutual protection and indemnity ("P&I") marine insurance policies from Steamship Mutual ("Steamship") to West of England Association ("West of England"). Under the Company's P&I policies, the Company could be liable for additional premiums to cover any investment losses and reserve shortfalls experienced by its marine insurance clubs; however, additional premiums can only be assessed for open policy years. Steamship and West of England close a policy year three years after the policy year has ended. Completed policy years 2002 and 2003 are still open for Steamship, and policy year 2004 is open for West of England. There have been no additional premiums assessed for these policy years, and the Company believes it is unlikely that additional premiums for those policy years will be assesed. The Company will record a liability for any such additional premiums if and when they are assessed and the amount can be reasonably estimated.

        In order to cover potential future additional insurance calls made by Steamship for 2002 and 2003, the Company was required to post a letter of credit in the amount of $1.9 million to support such potential additional calls as a condition to its departure from Steamship. The letter of credit will be returned if no additional insurance calls are made. Potential claims liabilities are recorded as insurance expense reserves when they become probable and can be reasonably estimated.

        P&I insurance premiums were approximately $7.5 million, $9.3 million and $7.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company's hull and machinery insurance renewed in October 2004. The Company maintains high levels of self-insurance for P&I and hull and machinery risks through the use of substantial deductibles and self-insured retentions.

        From time to time the Company is also party to personal injury and property damage claims litigation arising in the ordinary course of our business. Protection and indemnity marine liability insurance covers large claims in excess of the substantial deductibles and, for 2002 and 2003, substantial self-insured retentions.

        At December 31, 2004 and 2003, approximately 20% and 19%, respectively, of the Company's employees were members of national maritime labor unions or are subject to collective bargaining agreements. Management considers relations with employees to be satisfactory; however, the deterioration of these relations could have an adverse effect on the Company's operating results.

        In March 2004, the Company received $400,000 from the settlement of litigation over a previous joint venture partner and $4.5 million from the settlement of litigation against two of its suppliers. The settlement against its suppliers represents reimbursement for certain direct expenses and economic losses that adversely affected operating results. The $4.5 million in proceeds is recorded in other, net in the accompanying consolidated statement of operations.

6. Vessels and Equipment

        Vessels and equipment are summarized below (in thousands):

	December 31,
	2004	2003
Vessels and improvements	$800,986	$697,358
Furniture and equipment	10,065	9,848

	811,051	707,206
Less: accumulated depreciation and amortization	(212,258)	(180,180)

Vessels and equipment, net	$598,793	$527,026

        During 2004, the Company sold 11 offshore energy support vessels, including one which had been held-for-sale, for an aggregate total of $6.4 million and a gain of approximately $4.1 million. The Company sold 18 offshore energy support vessels and three tugs during 2003 for an aggregate total of $9.0 million and a gain of approximately $1.5 million. During 2002, the Company sold 17 vessels for a total of $6.8 million and a gain of approximately $55,000.

        During 2004, the Company incurred interest cost of $34.9 million, of which approximately $1.0 million was capitalized. During 2003, the Company incurred interest cost of $33.9 million, of which approximately $90,000 was capitalized.

Vessel Acquisitions

        In January 2004, the Company entered into a contract with Labroy Shipbuilding and Engineering Pte. Ltd. of Singapore for the construction of a terminal support tug to be named Seabulk Angola for delivery in March 2005 for the Singapore dollar equivalent of U.S. $10.8 million. The Company also entered into a forward exchange contract intended to fully hedge its foreign currency commitment (see Note 2). Under the forward contract, the Company will purchase Singapore dollars at various rates from February 2004 through March 2005 in conjunction with the progress payment dates as required by the construction agreement. In July 2004, the Company entered into a loan agreement to finance the construction of the vessel (see Note 3). The vessel will be employed on a long-term contract in Angola.

        In March 2004, the Company completed the purchase of two four-year-old, foreign-flag, double-hull product tankers from World-Wide Shipping of Singapore for a total purchase price of approximately $62.0 million. The purchase price was funded by a combination of bank borrowings and available cash (see Note 3). The tankers are modern double-hull vessels suitable for worldwide trading. The Company took delivery of the two vessels in March and April 2004. Both vessels have been placed in an international product tanker pool.

        In May 2004, the Company entered into a contract with Labroy Shipbuilding and Engineering Pte. Ltd. for the construction of an anchor handling tug supply vessel to be named Seabulk Luanda for delivery in mid-2005. In October 2004, the Company entered into a loan agreement to finance the construction of the anchor handling tug supply vessel (see Note 3). The vessel will be employed on a long-term contract in Angola.

        In May 2004, the Company entered into a contract with Jaya Shipbuilding and Engineering Pte. Ltd. of Singapore for the construction of a multi-purpose offshore supply vessel with a four-point mooring system. The vessel, named Seabulk Advantage, was delivered in December 2004. The vessel cost was $8.6 million. The purchase price was paid with available cash.

        In July 2004, the Company entered into a loan agreement with Banco Nacional de Desenvolvimento Economico e Social ("BNDES") of Brazil, a government-owned company, to finance the construction of two offshore supply vessels (see Note 3). The vessels were constructed by Estaleiro Promar I Reparos Navais Ltda ("Promar") and are on charter with Petrobas in Brazil. The Company took delivery of the Seabulk Brasil in October 2004 and the Seabulk Angra in January 2005.

        In October 2004, the Company entered into a contract with Labroy Shipbuilding and Engineering Pte. Ltd. of Singapore for the construction of four anchor handling tug supply vessels with an option for four additional vessels. The four vessels are to be built at a combined cost of approximately $43.7 million with delivery scheduled in 2006. The vessels are expected to work under long-term contracts in West Africa and Southeast Asia.

        In October 2004, the Company entered into a contract with Centurion Marine Offshore, L.L.C. to exchange four of the Company's offshore vessels for one offshore energy support vessel. The transaction is a like-kind exchange of assets of equal value and is a tax-free transaction to the Company. The Company delivered the four vessels, at a combined market value of approximately $4.4 million and simultaneously took delivery of the Seabulk Carmen in January 2005.

        In December 2004, the Company purchased the minority interest in a partnership that owns the Seabulk America, a chemical product carrier. The Company owned a 67% equity interest and purchased the 33% interest owned by Stolt Tankers (U.S.A.), Inc. for $2.4 million. The minority interest acquisition was accounted for under the purchase method of accounting and, accordingly, the excess of the purchase price over the minority interest acquired of $1.5 million was allocated to vessels and equipment.

7. Joint Venture Agreements

        In March 2003, the Company formed a joint venture company in Nigeria, named Modant Seabulk Nigeria Limited, with CTC International, Inc., a company owned by Nigerian interests. The Company has a 40% interest in Modant Seabulk Nigeria Limited. The Company also sold five of its crewboats operating in Nigeria to joint venture vessel-owning companies related to CTC International in April 2003 for $2 million. The Company invested $400,000 of the sale proceeds and acquired a 20% interest in these joint venture vessel-owning companies. In July 2003, the five crewboats were reflagged into the Nigerian registry. The Company has not guaranteed any debt of the joint venture, nor is the Company required to provide additional funding. As of December 31, 2004 and 2003, the Company's investment in the joint venture was $0.5 million and is included in other assets in the accompanying consolidated balance sheets.

        In September 2003, the Company entered into a joint venture agreement called Angobulk Sarl with Angola Drilling Company. The agreement has since been terminated by the parties.

8. Stock Option and Equity Ownership Plans

        In December 1999, the Company adopted the Hvide Marine Incorporated Stock Option Plan (the "1999 Plan"), a stock option plan which provided certain key employees of the Company the right to acquire shares of common stock. Pursuant to the 1999 Plan, 500,000 shares of the Company's common stock were reserved for issuance to the participants in the form of nonqualified stock options. The options expire no later than 10 years from the date of the grant.

        On June 15, 2000, the Company adopted the Amended and Restated Equity Ownership Plan (the "Plan"). The Plan amends and restates in its entirety the 1999 Plan. Pursuant to the Plan, 800,000 shares of the Company's stock were reserved for issuance to participants in the form of nonqualified or incentive stock options, restricted stock grants and other stock related instruments, subject to adjustment to reflect stock dividends, recapitalizations, reorganizations and other changes in the capital structure. In December 2001, the Compensation Committee agreed to amend the Plan by authorizing and reserving for issuance an additional 500,000 shares to be eligible for grants under the Plan, bringing the total under the Plan to 1,300,000 shares. In February 2003, the Compensation Committee increased the number of shares eligible for grants to 2,300,000 shares. The Committee's action was approved by the shareholders at the Company's Annual Meeting of Shareholders held on May 16, 2003. The vesting period and certain other terms of stock options granted under the Plan are determined by the Compensation Committee. The Plan requires that the option price may not be less than 100% of the fair market value on the date of grant. The options expire no later than 10 years from the date of grant. There were 147,000 and 530,000 options granted under the Plan in 2004 and 2003, respectively, and no options were granted in 2002. In addition, there were 31,400 and 115,000 shares of restricted stock granted in 2004 and 2003, respectively. The Company amortizes the value of the restricted stock over the three-year vesting period. The Company recognized stock compensation expense of approximately $255,000, $238,000 and $99,000 in 2004, 2003 and 2002, respectively, related to restricted stock.

        On June 15, 2000, the Company also adopted the Stock Option Plan for Directors (the "Directors Plan"). Pursuant to the Directors Plan, as of December 31, 2004, an aggregate of 360,000 shares of common stock are authorized and reserved for issuance, subject to adjustments to reflect stock dividends, reorganizations, and other changes in the capital structure of the Company. Under the Stock Option Plan for Directors, each director not employed by the Company is granted annual stock options exercisable for 4,000 shares. The Chairman of the Board of Directors, if not an employee of the Company, is entitled to receive annual stock options for 8,000 shares. In 2002 each of the continuing outside directors was granted options to purchase 4,000 shares, and each of the four previous directors who resigned upon the Company's equity transaction in September 2002 were also granted options to purchase 4,000 shares, with the exception of the former chairman, who was granted 8,000 shares. In his initial year, a director is granted options to purchase 10,000 shares. The six new directors were eligible for initial grants of options to purchase 10,000 shares on the Annual Meeting date in 2004 and the continuing directors, with the exception of Mr. Kurz, were eligible for grants of options to purchase 4,000 shares. Under the Directors Plan, the option price for each option granted is required to be 100% of the fair market value of common stock on the day of grant. Options granted under the Directors Plan totaled 36,000, 72,000 and 32,000 during 2004, 2003 and 2002, respectively.

        The following table of data is presented in connection with the stock option plans:

	Year Ended December 31,
	2004		2003		2002
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding at beginning of period	1,203,000	$7.35	774,502	$6.84	822,000	$6.91
Granted	183,000	9.78	602,000	7.85	32,000	6.19
Exercised	(66,170)	5.98	(57,169)	5.37	(6,667)	6.31
Cancelled	(40,332)	9.10	(116,333)	7.49	(72,831)	7.48

Options outstanding at end of period	1,279,498	7.71	1,203,000	7.35	774,502	6.84

Options exercisable at end of period	733,086	7.16	571,513	7.00	562,856	7.30
Options available for future grants at end of period	1,029,096	—	1,203,164	—	618,831	—

        Summarized information about stock options outstanding as of December 31, 2004 is as follows:

Exercise Price Range	Number of Options Outstanding	Remaining Life (In Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
Under $6.25	97,832	7.03	$4.50	97,832	$4.50
$6.25 to $7.29	446,333	6.42	6.60	341,671	6.40
$7.30 to $8.00	422,333	7.81	7.92	163,583	7.80
$8.01 to $10.00	255,000	8.98	9.45	72,000	8.61
Over $10.00	58,000	1.96	12.47	58,000	12.47

        The weighted average fair value of options granted under the Company's stock option plans during 2004, 2003 and 2002 was $7.85, $5.58, and $4.91 respectively.

        The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions applied to grants in 2004, 2003 and 2002:

	2004	2003	2002
Dividend yield	0.0%	0.0%	0.0%
Expected volatility factor	0.73	0.58	0.72
Approximate risk-free interest rate	4.32%	4.27%	4.25%
Expected life (in years)	10	10	10

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

        Effective October 14, 2004, the Company amended the stock option agreements for all of the vested and unvested awards, whereby the option exercise period was extended from 12 months to 36 months in the event of termination within two years of a change in control, as defined in the plan. In accordance with FASB Interpretation No. 44 Accounting for Certain Transactions involving Stock Compensation, the amendment to the agreements is considered a modification of the award and accordingly the intrinsic value of the option award shall be measured at the date of the modification and any intrinsic value in excess of the amount measured at the original measurement date shall be recognized as compensation cost if the separation event occurs. As of December 31, 2004 the intrinsic value in excess of the amount measured at the original measurement date was $4.1 million and, if a separation event occurred within two years of a change in control, would be recognized as compensation expense in the accompanying consolidated statement of operations.

9. Employee Benefit Plans

        The Company sponsors a retirement plan and trust (the "Plan") established pursuant to Section 401(k) of the Internal Revenue Code, which covers substantially all administrative and non-union employees. Subject to certain dollar limitations, employees may contribute a percentage of their salaries to this Plan, and the Company will match a portion of the employees' contributions. Profit sharing contributions by the Company to the Plan are discretionary. Additionally, the Company contributes to various union-sponsored, collectively bargained pension plans for certain crew members in the tankers and towing segments. The plans are not administered by the Company, and contributions are determined in accordance with provisions of negotiated labor contracts. The expense resulting from Company contributions to the Plan and various union-sponsored plans amounted to approximately $4.0 million, $3.7 million and $3.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        In February 2003, the Company established an Executive Deferred Compensation Plan for highly compensated employees. Under the Plan, such employees may elect to defer up to 50% of their salary and 100% of bonuses and grants of restricted Company stock for periods of at least five years or until retirement. Income tax on deferred amounts is payable when distributed to the employee after such deferral periods. The Company is permitted to make contributions to the Plan. Salary, bonus and restricted stock deferred under the Plan are funded by the Company into a trust for the benefit of the eligible employees, which together with an outside consultant/administrator, administers the Plan.

10. Income Taxes

        The United States and foreign components of income (loss) before provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
United States	$12,497	$(3,959)	$(35,578)
Foreign	18,471	3,232	1,350

Total	$30,968	$(727)	$(34,228)

        Foreign income taxes are levied on gross receipts. The components of the provision for income tax expense (benefit) are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Current:
Federal	$—	$—	$(1,520)
Foreign	5,034	4,238	6,162

Total current	5,034	4,238	4,642

Deferred	—	—	—

Total income tax expense	$5,034	$4,238	$4,642

        A reconciliation of U.S. Federal income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	Year Ended December 31,
	2004	2003	2002
Income tax expense (benefit) computed at the Federal statutory rate	35%	(35)%	(35)%
State income taxes, net of federal benefit	1	(1)	(1)
Change in valuation allowance	(37)	35	31
Permanent, non deductible items	1	1	1

	0%	0%	(4)%

        The tax effect of temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2004	2003
Deferred income tax assets:
Allowance for doubtful accounts	$2,019	$919
Goodwill	11,853	13,321
Accrued compensation	929	698
Foreign tax credit carryforwards	28,987	21,967
Accrued supplemental insurance premiums	71	71
Net operating loss carryforwards	145,350	147,300
Other	543	1,662

Total deferred income tax assets	189,752	185,938
Less: valuation allowance	(62,374)	(78,311)

Net deferred income tax assets	127,378	107,627
Deferred income tax liabilities:
Property differences	114,280	94,060
Deferred drydocking costs	11,574	12,364
Other	1,524	1,203

Total deferred income tax liabilities	127,378	107,627

Net deferred income tax assets	$—	$—

        SFAS No. 109, Accounting for Income Taxes ("SFAS 109") requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management determined that a valuation allowance of approximately $62.4 million and $78.3 million was necessary at December 31, 2004, and 2003, respectively, to reduce the deferred tax assets to the amount that will more likely than not be realized. After application of the valuation allowance, the Company's net deferred tax assets and liabilities were zero at December 31, 2004 and 2003. The net change in the total valuation allowance was a decrease of approximately $15.9 million in 2004 and an increase of approximately $3.1 million and $9.9 million in 2003 and 2002, respectively.

        In 2002, the Job Creation and Worker Assistance Act of 2002 was signed into law, which allowed a 2001 federal net operating loss to be carried back five years instead of two years. This new law allowed the Company to carry back its 2001 federal net operating loss into the five-year carryback period. The Company received a refund of approximately $2.0 million related to the net operating loss carryback in 2004.

        The Company has a basis for tax purposes in excess of its basis for financial reporting purposes that will generate additional income tax deductions in future periods. As of December 31, 2004, the Company had net operating loss carryforwards of approximately $406.6 million, which are available to offset future federal taxable income through the year 2023. The Company also has foreign tax credit carryforwards, due to expire in years 2005 through 2008, of approximately $29.0 million, which are available to reduce future federal income tax liability.

        Section 382 of the Internal Revenue Code outlines restrictions on the utilization of net operating losses. When a "change of ownership" occurs, as broadly defined by Section 382, the Company is subject to an annual limitation on the usage of its net operating loss carryforwards that existed before that date. In September 2002, the issuance of stock resulted in a "change of ownership" under Section 382. The Company believes these annual limitations are significantly large enough as to not restrict its ability to utilize the majority of its net operating loss carryforwards against future earnings to reduce its future federal income tax liability.

        The Company estimates its income tax expense and liabilities annually. These liabilities generally are not finalized with the individual taxing authorities until several years after the end of the annual period for which income taxes have been estimated. Settlement of open tax years, as well as tax issues in other countries where the Company conducts its businesses, is not expected to have a material effect on the consolidated financial position or liquidity of the Company, and in the opinion of management, adequate provision has been made for income and franchise taxes for all years under examination or subject to future examination.

11. Stockholders' Equity

        Pursuant to the articles of incorporation of the Company, as amended in 2002, there are 40 million shares of common stock authorized for issuance.

        In December 1999, as part of the Company's reorganization under Chapter 11 bankruptcy, the holders of the Predecessor Company's Senior Notes received 9.8 million shares of Company common stock. The holders of Senior Notes received 536,193 common stock purchase warrants (the "Noteholder Warrants"). The warrants have a seven and one-half year term and an exercise price of $0.01 per warrant. Also in connection with the former Senior Notes, the Company issued an additional 187,668 Noteholder Warrants to an investment advisor. The warrants have a seven and one-half year term and an exercise price of $0.01 per warrant. During the years ended December 31, 2004 and 2003, approximately 1,000 and 51,000 Noteholder Warrants were exercised. The amount of outstanding Noteholder Warrants amounted to approximately 158,000 at December 31, 2004 and 159,000 at December 31, 2003. The weighted average contractual life is 2.5 years at December 31, 2004.

        All of the Company's outstanding warrants contain customary anti-dilution provisions for issuances of common stock, splits, combinations and certain other events, as defined. In addition, the outstanding warrants have certain registration rights, as defined.

        The Company is authorized to issue 5 million shares of preferred stock, no par value per share. The Company has no present plans to issue such shares.

        At December 31, 2004, approximately 1,279,000 shares of Common Stock were outstanding and reserved for issuance under the Company's Amended and Restated Equity Ownership Plan and the Stock Option Plan for Directors.

        On September 13, 2002, the Company completed the private placement of 12.5 million shares of newly issued Seabulk Common Stock at a cash price of $8.00 per share (the "Private Placement") to a group of investors including an entity associated with DLJ Merchant Banking Partners III, L.P., an affiliate of CSFB Private Equity, and entities associated with Carlyle/Riverstone Global Energy and Power Fund I, L.P., an affiliate of The Carlyle Group of Washington, D.C. The stock issuance was approved by the Company's Shareholders at a Special Meeting held on September 5, 2002.

        The new investors also purchased, for $8.00 per share, 5.1 million of the Company's Common Stock and Common Stock purchase warrants beneficially owned by accounts managed by Loomis, Sayles & Co., L.P., an SEC-registered investment advisor. Taken together, the two transactions gave the new investors approximately 76% of the Company's outstanding common stock. Pursuant to the agreement with the investors, the Company's Board of Directors was restructured to permit the new investors to hold a majority of seats on the Board and to give minority shareholders certain minority rights.

12. Net Income (Loss) Per Share

        The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2003	2002
Numerator:
Numerator for basic and diluted income (loss) per share—net income (loss) available to common shareholders	$25,934	$(4,965)	$(38,870)

Denominator:
Denominator weighted average income (loss) per share—basic	23,264	23,176	14,277

Denominator weighted average income (loss) per share—diluted	23,761	23,176	14,277

Net income (loss) per common share—basic	$1.11	$(0.21)	$(2.72)

Net income (loss) per common share—diluted	$1.09	$(0.21)	$(2.72)

        The weighted average diluted common shares outstanding for fiscal 2004 includes approximately 283,000 stock options, 158,000 warrants and 56,000 shares of restricted stock. The weighted average diluted common shares outstanding for fiscal 2003 and 2002 excludes 1,203,000 and 774,502 stock options, respectively, and 409,000 and 406,000 warrants in 2003 and 2002, respectively. The common stock equivalents in 2003 and 2002 are excluded as they are anti-dilutive due to the Company's net losses for 2003 and 2002.

13. Segment and Geographic Data

        The Company organizes its business principally into three segments. The accounting policies of the reportable segments are the same as those for the consolidated financial statements (Note 2). The Company does not have significant intersegment transactions.

        These segments and their respective operations are as follows:

    Offshore Energy Support (Seabulk Offshore)—Offshore energy support includes vessels operating in U.S. and foreign locations used primarily to transport materials, supplies, equipment and personnel to drilling rigs and to support the construction, positioning and ongoing operations of oil and gas production platforms.

    Marine Transportation Services (Seabulk Tankers)—Tankers include 10 U.S.-flag product tankers and two foreign-flag product tankers. The U.S.-flag oceangoing vessels are used to transport petroleum, chemicals, and crude products, primarily from chemical manufacturing plants, refineries and storage facilities along the U.S. Gulf coast to industrial users and distribution facilities in and around the Gulf of Mexico, Atlantic and Pacific coast ports. Certain of the vessels also transport crude oil within Alaska and among Alaska, the Pacific coast and Hawaiian ports. One U.S.-flag vessel and the two foreign-flag vessels operate in the foreign trade.

    Towing (Seabulk Towing)—Harbor and offshore towing services are provided by tugs to vessels utilizing the ports in which the tugs operate, and to vessels at sea to the extent required by offshore commercial contract opportunities and by environmental regulations, casualty or other emergencies.

        The Company evaluates performance by operating segment. Within the offshore energy support segment, the Company conducts additional performance evaluation of vessels marketed in U.S. and foreign locations. Resources are allocated based on segment profit or loss from operations, before interest and taxes.

        Revenue by segment and geographic area consists only of services provided to external customers, as reported in the consolidated Statements of Operations. Income from operations by geographic area represents net revenue less applicable costs and expenses related to that revenue. Unallocated expenses are primarily comprised of general and administrative expenses of a corporate nature. Unallocated expenses are primarily comprised of general and administrative expenses of corporate nature. Identifiable assets represent those assets used in the operations of each segment or geographic area, and unallocated assets generally include corporate assets.

        The following schedule presents segment information about the Company's operations (in thousands):

	Year Ended December 31,
	2004		2003		2002
Revenue
Offshore energy support	$164,360		$160,716		$171,479
Tankers	147,828		119,002		121,371
Towing	40,582		37,257		31,475
Eliminations(1)	(442)		(417)		(328)

Total	$352,328		$316,558		$323,997

Vessel and voyage expenses
Offshore energy support	$96,791		$100,001		$99,572
Tankers	72,765		59,371		64,151
Towing	23,330		20,721		18,909
General corporate	—		—		254
Eliminations(1)	(442)		(417)		(328)

Total	$192,444		$179,676		$182,558

Depreciation, amortization, drydocking and write-down of assets held for sale
Offshore energy support	$37,674		$41,701		$43,305
Tankers	24,416		19,455		18,159
Towing	3,766		3,793		3,222
General corporate	276		1,643		1,690

Total	$66,132		$66,592		$66,376

Income from operations
Offshore energy support	$15,789		$990		$10,209
Tankers	46,957		36,267		35,669
Towing	8,667		7,678		4,847
General corporate	(11,071)		(11,225)		(12,955)

Total	$60,342		$33,710		$37,770

Net income (loss)
Offshore energy support	$(1,710)		$(16,097)		$(16,912)
Tankers	28,123		19,354		17,346
Towing	5,533		4,511		(151)
General corporate	(6,012	)(3)	(12,733	)(2)	(39,153	)(2)

Total	$25,934		$(4,965)		$(38,870)

(1)
Elimination of intersegment towing revenue and intersegment tankers operating expenses of $0.4 million, $0.4 million and $0.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(2)
Includes loss on early extinguishment of debt of $1.7 million and $27.8 million in 2003 and 2002, respectively (see Note 3).

(3)
Includes proceeds from the settlement of litigation, in which the Company received a total of $4.5 million from two of its suppliers in 2004 (see Note 5).

	Consolidated Balance Sheet Information as of December 31,
	2004	2003
Identifiable assets
Offshore energy support	$298,259	$288,760
Tankers	393,409	327,911
Towing	59,082	60,594
Unallocated	36,038	17,175

Total	$786,788	$694,440

Vessels and equipment
Offshore energy support	$305,441	$287,972
Tankers	405,409	341,572
Towing	61,106	60,924

Total	771,956	690,468
Construction in progress	30,140	7,856
General corporate	8,955	8,882

Gross vessels and equipment	811,051	707,206
Less accumulated depreciation	(212,258)	(180,180)

Total	$598,793	$527,026

	Year Ended December 31,
	2004	2003
Capital expenditures and drydocking
Offshore energy support	$64,241	$47,720
Tankers	69,622	11,283
Towing	1,675	3,179
Unallocated	133	40

Total	$135,671	$62,222

        The Company is engaged in providing marine support and transportation services in the United States and foreign locations. The Company's foreign operations are conducted on a worldwide basis, primarily in West Africa, the Arabian Gulf, Southeast Asia, Mexico, and South America with assets that are highly mobile. These operations are subject to risks inherent in operating in such locations.

        The foreign-flag offshore vessels and the two foreign-flag tankers move regularly and routinely from one country to another, sometimes in different continents depending on the charter party. Because of this asset mobility, revenue and long-lived assets attributable to the Company's foreign operations in any one country are not material, as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131").

        There were no individual customers from whom the Company derived more than 10% of its total revenue for the years ended December 31, 2004, 2003, and 2002.

        The following table presents selected financial information pertaining to the Company's geographic operations for 2004, 2003 and 2002 (in thousands):

	Year Ended December 31,
	2004	2003	2002
Revenue
Domestic	$225,503	$197,612	$200,008
Foreign
West Africa	85,498	79,680	84,576
Middle East	26,255	24,650	23,683
Southeast Asia	15,072	14,616	15,730

Consolidated revenue	$352,328	$316,558	$323,997

	Consolidated Balance Sheet Information as of December 31,
	2004	2003
Identifiable assets
Domestic	$600,175	$516,773
Foreign
West Africa	117,303	123,918
Middle East	27,064	28,164
Southeast Asia	6,208	8,410
Other	36,038	17,175

Total	$786,788	$694,440

Vessels and equipment
Domestic	$648,214	$544,370
Foreign
West Africa	121,022	120,049
Middle East	17,770	16,637
Southeast Asia	15,090	17,268

	802,096	698,324
General corporate	8,955	8,882

	811,051	707,206
Less: accumulated depreciation	(212,258)	(180,180)

Total	$598,793	$527,026

14. Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of financial instruments included in the following categories:

        Cash, Cash Equivalents, Restricted Cash, Accounts Receivable, Accounts Payable and Accrued Liabilities.    The carrying amounts reported in the balance sheet approximate fair value due to the short-term nature of such instruments.

        Amended Credit Facility and Title XI.    The amended credit facility and Title XI obligations provide for interest and principal payments at various rates and dates as discussed in Note 3. The Company estimates the fair value of such obligations using a discounted cash flow analysis at estimated market rates.

        Interest Rate Swap and Related 2003 Senior Notes.    In October 2003, the Company entered into a ten-year interest rate swap agreement with its Amended Credit Facility lender and other members of its lending group. The Company entered into the swap transaction "at-market," and as a result there was no exchange of a premium at the initial date of the transaction. Through this derivative instrument, which covers a notional amount of $150.0 million, the Company effectively converted the interest rate on its outstanding 2003 Senior Notes due August 2013 to a floating rate based on LIBOR. The Company designated the interest rate swap as a fair-value hedge of fixed-rate interest-bearing debt, and is accounting for the change in fair value of the interest rate swap in accordance with the shortcut method outlined in SFAS 133, whereby the carrying amount of the 2003 Senior Notes are adjusted by the same amount as the change in fair value of the interest rate swap (see Note 3). As of December 31, 2004, the effective floating interest rate was 6.79% and increased to 7.88% effective February 15, 2005. The floating rate is adjusted semi-annually in February and August of each year. The swap agreement is secured by a second lien on the assets that secure the Company's amended and restated credit facility.

        Notes Payable and Capital Lease Obligations.    The carrying amounts reported in the balance sheet approximate fair value as the interest rates either adjust based on LIBOR, or in the case of fixed rate borrowings, are consistent with the Company's current borrowing rate.

        The following table presents the carrying value and fair value of the financial instruments at December 31 (in millions):

	As of December 31,
	2004		2003
Issue	Carrying Value	Fair Value	Carrying Value	Fair Value
Amended credit facility	$48.5	$48.5	$30.0	$30.0
Title XI	$209.0	$223.4	$216.1	$227.2
Interest Rate Swap	$2.9	$2.9	$1.5	$1.5

15. Liquidity

        At December 31, 2004, the Company had cash and cash equivalents on hand of $18.9 million and working capital of approximately $49.6 million which includes $35.7 million in restricted cash (see Note 2). The Company's main sources of liquidity are from operations, borrowings under our Amended Credit Facility, and proceeds from the sale of vessels with marginal operating performance. In 2004, cash from operations totaled $59.1 million, which was $20.8 million greater than 2003. At December 31, 2004, availability under our Amended Credit Facility was approximately $1.1 million (see Note 3). Additionally, the Company received $6.4 million from the sale of vessels during 2004 (see Note 6). The Company believes cash from operations will continue to be a meaningful source of liquidity. Furthermore the Company relies on external financing to fund a substantial portion of the purchase price of new vessels to its fleet. The Company believes it will obtain commitments from various lenders to fund at least 80% of the cost of vessels it has contracted to purchase.

        The Company's capital requirements arise primarily from its need to service debt, fund working capital, maintain and improve its vessels, and make vessel acquisitions. The Company expects that cash flow from operations will continue to be a significant source of funds for its working capital and capital requirements.

        During 2004, the Company incurred $135.7 million in capital improvements for drydocking costs and fleet additions. Approximately $22.9 million was for drydockings and approximately $112.7 million was for fleet additions including newbuild vessels and vessel acquisitions. The Company incurred approximately $12.9 million for the construction of the Seabulk Angola and the Seabulk Luanda, approximately $27.6 million for the construction of the Seabulk Brasil and the Seabulk Angra, approximately $9.4 million for the construction of the Seabulk Advantage, and approximately $62.0 million for the purchase of the Seabulk Reliant and the Seabulk Trust, the two new international tankers added to our fleet in March and April 2004. The vessels were funded by a combination of borrowings and available cash.

        The Company's expected 2005 capital requirements for drydocking costs is $30.7 million. The Company's expected 2005 capital requirements for newbuild vessels and fleet improvements is $20.3 million, which includes $6.6 million for four anchor handling tug supply vessels the Company agreed to construct for approximately $43.7 million (see Note 6).

        The Company's Amended Credit Facility contains certain restrictive financial covenants that, among other things, require minimum levels of EBITDA, as defined in the credit agreement, and tangible net worth. A covenant was amended as of February 26, 2004 to allow the Company a greater degree of flexibility under the debt/EBITDA ratio. The Company is in compliance with all such covenants at December 31, 2004.

16. Selected Quarterly Financial Information (unaudited)

        The following information is presented as supplementary financial information for 2004 and 2003 (in thousands, except per share information):

Year Ended December 31, 2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$82,534	$87,203	$89,361	$93,230
Income from operations	10,400	12,548	16,791	20,603
Net income(a)	5,650	2,721	6,813	10,750
Net income per common share—basic and diluted(b):
Net income—basic	$0.24	$0.12	$0.29	$0.46
Net income—diluted	$0.24	$0.12	$0.29	$0.45

Year Ended December 31, 2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$77,229	$79,924	$79,670	$79,735
Income from operations(c)	10,830	12,378	9,477	1,025
Net income (loss)(d)	1,586	2,660	(1,876)	(7,335)
Net income (loss) per common share—basic and diluted(b)
Net income (loss)—basic	$0.07	$0.11	$(0.08)	$(0.32)
Net income (loss)—diluted	$0.07	$0.11	$(0.08)	$(0.32)

(a)
Includes $4.5 million in proceeds from the settlement of litigation in the first quarter of 2004 (see Note 5).

(b)
The sum of the four quarters' income (loss) per share may not equal the annual earnings per share, as the quarterly quarterly computations are independent of the annual computation.

(c)
Includes write-down of assets held for sale of $1.2 million, an increase in repairs and maintenance of $1.8 million related to drydockings and the write-off of bad debts of approximately $1.9 million in the fourth quarter of 2003.

(d)
Includes loss on early extinguishment of debt of $1.7 million in the third quarter of 2003 (see Note 3).

17. Supplemental Condensed Consolidated Financial Information

        The Restricted Subsidiaries as to which financial information is included in the table below are subsidiaries of the Company that are subject to the terms and conditions of the Indenture governing the Senior Notes. Only certain of the Restricted Subsidiaries (representing the domestic restricted subsidiaries and referred to in the Indenture as the "Guarantor Subsidiaries"), jointly and severally guarantee the Notes on a senior unsecured basis. The Non-guarantor Unrestricted Subsidiaries as to which financial information is included in the table below are the subsidiary entities that own the five U.S.-flag double hull tankers which are financed by the Title XI debt with recourse to the tankers and the subsidiaries that own them. These entities are designated as "Non-Recourse" or "Unrestricted" subsidiaries under the Indenture and do not guarantee the Notes.

        Supplemental financial information for the Company and its guarantor restricted subsidiaries, non-guarantor restricted subsidiaries and non-guarantor unrestricted subsidiaries for the notes is presented below.

Condensed Consolidating Balance Sheet
(in thousands)
As of December 31, 2004

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries(a)	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$8,265	$4,983	$—	$5,701	$—	$—	$18,949
Restricted cash	—	—	—	2,756	32,925	—	35,681
Trade accounts receivable, net	35	17,797	—	32,207	5,170	—	55,209
Other receivables	1,003	2,430	—	204	147	—	3,784
Marine operating supplies	79	2,503	—	2,700	2,586	—	7,868
Due from affiliates	—	66,330	—	119,375	3,372	(189,077)	—
Prepaid expenses and other	2,005	285	—	1,239	98	—	3,627

Total current assets	11,387	94,328	—	164,182	44,298	(189,077)	125,118
Vessels and equipment, net	46,072	216,200	—	127,848	208,673	—	598,793
Deferred costs, net	14,546	6,625	—	15,438	8,444	—	45,053
Investments in affiliates	525,588	14,644	—	364	82,611	(623,207)	—
Other	7,231	813	—	1,177	8,603	—	17,824

Total assets	$604,824	$332,610	$—	$309,009	$352,629	$(812,284)	$786,788

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,802	$1,159	$—	$8,957	$—	$—	$14,918
Current maturities of long-term debt	3,799	7,065	—	436	5,353	—	16,653
Current obligations under capital leases	1,093	2,615	—	—	—	—	3,708
Accrued interest.	4,008	159	—	5	703	—	4,875
Due to affiliates	161,144	—	—	—	—	(161,144)	—
Accrued liabilities and other	8,854	4,676	—	17,929	3,862	—	35,321

Total current liabilities	183,700	15,674	—	27,327	9,918	(161,144)	75,475
Long-term debt	57,544	53,275	—	14,480	200,666	—	325,965
Senior notes	152,906	—	—	—	—	—	152,906
Obligations under capital leases	10,476	18,092	—	—	—	—	28,568
Due to affiliates	—	27,935	—	—	—	(27,935)	—
Other liabilities	2,851	242	—	1,740	46	—	4,879

Total liabilities	407,477	115,218	—	43,547	210,630	(189,079)	587,793

Commitments and contingencies
Minority interest	—	—	—	—	—	—	—
Total stockholders' equity	197,347	217,392	—	265,462	141,999	(623,205)	198,995

Total liabilities and stockholders' equity	$604,824	$332,610	$—	$309,009	$352,629	$(812,284)	$786,788

  (a)
  In December 2004, the Company purchased the minority interest in a partnership that owns the Seabulk America (see Note 6). Subsequent to the acquisition, all Guarantor Restricted Subsidiaries are wholly-owned subsidiaries of the Company.

Condensed Consolidating Balance Sheet
(in thousands)
As of December 31, 2003

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$217	$452	$1,030	$5,700	$—	$—	$7,399
Restricted cash	—	—	—	1,478	26,980	—	28,458
Trade accounts receivable, net	(296)	13,686	822	34,161	1,226	—	49,599
Other receivables	3,739	3,338	16	2,799	838	—	10,730
Marine operating supplies	121	1,575	482	3,504	2,473	—	8,155
Due from affiliates	—	73,837	—	120,556	3,377	(197,770)	—
Prepaid expenses and other	960	365	19	1,505	196	—	3,045

Total current assets	4,741	93,253	2,369	169,703	35,090	(197,770)	107,386
Vessels and equipment, net	34,998	138,211	29,893	106,401	217,523	—	527,026
Deferred costs, net	13,869	9,347	1,022	14,202	10,046	—	48,486
Investments in affiliates	506,250	2,214	—	—	—	(508,464)	—
Due from affiliates	30,069	—	—	—	—	(30,069)	—
Other	3,907	2,234	—	1,562	3,839	—	11,542

Total assets	$593,834	$245,259	$33,284	$291,868	$266,498	$(736,303)	$694,440

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,256	$2,658	$—	$9,504	$1,387	$—	$18,805
Current maturities of long-term debt	4,250	1,650	—	139	4,998	—	11,037
Current obligations under capital leases	1,039	2,482	—	—	—	—	3,521
Accrued interest	5,079	100	—	—	633	—	5,812
Due to affiliates	194,184	—	63	—	—	(194,247)	—
Accrued liabilities and other	11,395	3,010	415	20,293	2,250	—	37,363

Total current liabilities	221,203	9,900	478	29,936	9,268	(194,247)	76,538
Long-term debt	35,575	14,665	—	1,958	206,019	—	258,217
Senior Notes	151,472	—	—	—	—	—	151,472
Obligations under capital leases	11,569	20,677	—	—	—	—	32,246
Due to affiliates	—	—	30,069	—	—	(30,069)	—
Other liabilities	1,660	273	—	1,157	46	—	3,136

Total liabilities	421,479	45,515	30,547	33,051	215,333	(224,316)	521,609

Commitments and contingencies
Minority interest	—	—	—	—	—	476	476
Total stockholders' equity.	172,355	199,744	2,737	258,817	51,165	(512,463)	172,355

Total liabilities and stockholders' equity	$593,834	$245,259	$33,284	$291,868	$266,498	$(736,303)	$694,440

Condensed Consolidating Statement of Operations
(in thousands)
Year Ended December 31, 2004

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries(a)	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$44,565	$105,237	$—	$128,773	$74,195	$(442)	$352,328
Vessel and voyage expenses	26,591	60,547	—	71,508	34,240	(442)	192,444
General and administrative	11,994	9,297	—	14,708	1,527	—	37,526
Depreciation, amortization and drydocking	8,191	19,864	—	27,144	10,933	—	66,132
Gain on disposal of assets	—	(605)	—	(3,511)	—	—	(4,116)

Income (loss) from operations	(2,211)	16,134	—	18,924	27,495	—	60,342
Other (expense) income, net	4,348	(10,068)	—	(7,850)	(15,385)	(419)	(29,374)

Income before income taxes	2,137	6,066	—	11,074	12,110	(419)	30,968
Provision for income taxes	—	—	—	5,034	—	—	5,034

Net income	$2,137	$6,066	$—	$6,040	$12,110	$(419)	$25,934

(a)
In December 2004, the Company purchased the minority interest in a partnership that owns the Seabulk America (see Note 6). Subsequent to the acquisition, all Guarantor Restricted Subsidiaries are wholly-owned subsidiaries of the Company.

Condensed Consolidating Statement of Operations
(in thousands)
Year Ended December 31, 2003

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$44,264	$78,637	$13,662	$119,466	$60,946	$(417)	$316,558
Vessel and voyage expenses	25,453	54,459	8,616	66,264	25,301	(417)	179,676
General and administrative	10,912	10,206	894	14,349	1,682	—	38,043
Depreciation, amortization and drydocking	8,250	15,710	2,988	28,629	9,796	—	65,373
Write-down of assets held for sale	—	1,219	—	—	—	—	1,219
Gain on disposal of assets	—	(1,136)	—	(327)	—	—	(1,463)

Income (loss) from operations	(351)	(1,821)	1,164	10,551	24,167	—	33,710
Other expense, net	(1,268)	(8,588)	(1,616)	(7,428)	(15,684)	147	(34,437)

Income (loss) before income "taxes	(1,619)	(10,409)	(452)	3,123	8,483	147	(727)
Provision for income taxes	—	—	—	4,238	—	—	4,238

Net income (loss)	$(1,619)	$(10,409)	$(452)	$(1,115)	$8,483	$147	$(4,965)

Condensed Consolidating Statement of Operations
(in thousands)
Year Ended December 31, 2002

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$43,604	$82,881	$12,352	$123,989	$61,284	$(113)	$323,997
Vessel and voyage expenses	26,398	54,329	7,783	67,546	26,615	(113)	182,558
General and administrative	12,257	10,333	885	13,534	1,648	—	38,657
Depreciation, amortization and drydocking	7,952	17,453	2,313	29,127	9,531	—	66,376
(Gain) loss on disposal of assets, net	—	(1,901)	—	537	—	—	(1,364)

Income (loss) from operations	(3,003)	2,667	1,371	13,245	23,490	—	37,770
Other expense, net	(30,576)	(11,474)	(2,043)	(11,895)	(16,010)	—	(71,998)

Income (loss) before provision for income taxes	(33,579)	(8,807)	(672)	1,350	7,480	—	(34,228)
Provision (benefit) for income taxes	(1,520)	—	—	6,162	—	—	4,642

Net income (loss)	$(32,059)	$(8,807)	$(672)	$(4,812)	$7,480	$—	$(38,870)

Condensed Consolidating Statement of Cash Flows
(in thousands)
Year Ended December 31, 2004

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries(a)
Operating activities:
Net cash provided by operating activities	$8,330	$11,375	$—
Investing activities:
Purchases of vessels and equipment	(20,220)	(62,706)	—
Proceeds from disposals of assets	—	1,011	—
Investment in joint venture	—	—	—
Acquisition of minority interest		—	—

Net cash used in investing activities	(20,220)	(61,695)	—
Financing activities:
Payments on Amended Credit Facility	(1,483)	—	—
Proceeds from Amended Credit Facility	20,000	—	—
Payments of long-term debt	(2,100)	(5,756)	—
Proceeds from long-term debt	7,252	62,599	—
Payments of Title XI bonds	(2,142)	—	—
Payments of other deferred financing costs	(661)	(570)	—
Payments of deferred financing costs under 2003 Senior Notes and Amended Credit Facility	(285)	—	—
Payments of obligations under capital leases	(1,039)	(2,452)	—
Proceeds from exercise of stock options	396	—	—
Proceeds from exercise of warrants	—	—	—
Increase in restricted cash	—	—	—

Net cash provided by (used in) financing activities	19,938	53,821	—

Change in cash and cash equivalents	8,048	3,501	—
Cash and cash equivalents at beginning of period	$217	$1,482	$—

Cash and cash equivalents at end of period	$8,265	$4,983	$—

(a)
In December 2004, the Company purchased the minority interest in a partnership that owns the Seabulk America (see Note 6). Subsequent to the acquisition, all Guarantor Restricted Subsidiaries are wholly-owned subsidiaries of the Company.

Condensed Consolidating Statement of Cash Flows
(in thousands)
Year Ended December 31, 2004

	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net cash provided by operating activities	$26,044	$13,396	$—	$59,145
Investing activities:
Purchases of vessels and equipment	(29,779)	(35)	—	(112,740)
Proceeds from disposal of assets	5,352	—	—	6,363
Investment in joint venture	(300)	—	—	(300)
Acquisition of minority interest	—	(2,410)	—	(2,410)

Net cash used in investing activities	(24,727)	(2,445)	—	(109,087)
Financing activities:
Payments on Amended Credit Facility	—	—	—	(1,483)
Proceeds from Amended Credit Facility	—	—	—	20,000
Payments of long-term debt	—	—	—	(7,856)
Proceeds from long-term debt	—	—	—	69,851
Payments of Title XI bonds	—	(5,006)	—	(7,148)
Payments of other deferred financing costs	(38)	—	—	(1,269)
Payments of deferred financing costs under 2003 Senior Notes and Amended Credit Facility	—	—	—	(285)
Payments of obligations under capital leases	—	—	—	(3,491)
Proceeds from exercise of stock options	—	—	—	396
Proceeds from exercise of warrants	—	—	—	—
Increase in restricted cash	(1,278)	(5,945)	—	(7,223)

Net cash provided by (used in) financing activities	(1,316)	(10,951)	—	61,492

Change in cash and cash equivalents	1	—	—	11,550
Cash and cash equivalents at beginning of period	$5,700	$—	$—	$7,399

Cash and cash equivalents at end of period	$5,701	$—	$—	$18,949

Condensed Consolidating Statement of Cash Flows
(in thousands)
Year Ended December 31, 2003

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries
Operating activities:
Net cash provided by (used in) operating activities	$(9,958)	$12,850	$1,028
Investing activities:
Purchases of vessels and equipment	(1,388)	(1,314)	(11)
Proceeds from disposals of assets	—	4,380	—
Investment in joint venture	—	—	—

Net cash provided by (used in) investment activities	(1,388)	3,066	(11)
Financing activities:
Payments of prior credit facility	(148,179)	—	—
Proceeds from 2003 Senior Notes	150,000	—	—
Payments of long-term debt	(5,436)	(1,972)	—
Proceeds from long-term debt	—	6,525	—
Payment of other deferred financing costs	—	(106)	—
Payments of Title XI bonds	(2,150)	(549)	—
Retirement of Title XI bonds	—	(11,181)	—
Payment of deferred financing costs under prior credit facility	(88)	—	—
Payments of deferred financing costs under 2003 Senior Notes and Amended Credit Facility	(5,458)	—	—
Net proceeds from sale leaseback	13,274	—	—
Payments of obligations under capital leases	(828)	(8,594)	—
Proceeds from exercise of stock options	307	—	—
Proceeds from exercise of warrants	2	—	—
Increase in restricted cash	(2,197)	—	—

Net cash provided by (used in) financing activities	(753)	(15,877)	—

Change in cash and cash equivalents	(12,099)	39	1,017
Cash and cash equivalents at beginning of period	$12,316	$413	$13

Cash and cash equivalents at end of period	$217	$452	$1,030

Condensed Consolidating Statement of Cash Flows
(in thousands)
Year Ended December 31, 2003

	Non-Guarantor Restricted Subsidiaries	Non-Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net cash provided by (used in) operating activities	$22,216	$12,187	$—	$38,323
Investing activities:
Purchases of vessels and equipment	(27,798)	(172)	—	(30,683)
Proceeds from disposals of assets	5,045	—	—	9,425
Investment in joint venture	(400)	—	—	(400)

Net cash provided by (used in) investing activities	(23,153)	(172)	—	(21,658)
Financing activities:
Payments of prior credit facility	—	—	—	(148,179)
Proceeds from 2003 Senior Notes	—	—	—	150,000
Payments of long-term debt	—	—	—	(7,408)
Proceeds from long-term debt	2,097	—	—	8,622
Payments of other deferred financing costs	(120)	—	—	(226)
Payments of Title XI bonds	—	(4,679)	—	(7,378)
Retirement of Title XI bonds	—	—	—	(11,181)
Payments of deferred financing costs under prior credit facility	—	—	—	(88)
Payments of deferred financing costs under 2003 Senior Notes and Amended Credit Facility	—	—	—	(5,458)
Net proceeds from sale leaseback	—	—	—	13,274
Payments of obligations under capital leases	—	—	—	(9,422)
Proceeds from exercise of stock options	—	—	—	307
Proceeds from exercise of warrants	—	—	—	2
Increase in restricted cash	(142)	(7,336)	—	(9,675)

Net cash provided by (used in) financing activities	1,835	(12,015)	—	(26,810)

Change in cash and cash equivalents	898	—	—	(10,145)
Cash and cash equivalents at beginning of period	$4,802	$—	$—	$17,544

Cash and cash equivalents at end of period	$5,700	$—	$—	$7,399

Condensed Consolidating Statement of Cash Flows
(in thousands)
Year Ended December 31, 2002

	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries
Operating activities:
Net cash provided by (used in) operating activities	$23,811	$(2,144)	$248
Investing activities:
Purchases of vessels and equipment	(315)	(2,837)	(249)
Proceeds from disposals of assets	252	10,049	—

Net cash provided by (used in) investing activities	(63)	7,212	(249)
Financing activities:
Net payments of revolving credit facility	(9,000)	—	—
Payments of prior credit facility	(125)	—	—
Proceeds from prior credit facility	178,800	—	—
Payments of prior Senior Notes	(101,499)	—	—
Payments of long-term debt	(164,524)	(1,293)	—
Proceeds of Private Placement, net of issuance costs	90,901	—	—
Payments of Title XI bonds	(2,150)	(646)	—
Payments of deferred financing costs under prior credit facility	(4,128)	—	—
Payments of obligations under capital leases	—	(2,986)	—
Proceeds from exercise of warrants	1	—	—
Proceeds from exercise of stock options	42	—	—
Increase in restricted cash	—	—	—

Net cash used in financing activities	(11,682)	(4,925)	—

Change in cash and cash equivalents	12,066	143	(1)
Cash and cash equivalents at beginning of period	$250	$270	$14

Cash and cash equivalents at end of period	$12,316	$413	$13

Condensed Consolidating Statement of Cash Flows
(in thousands)
Year Ended December 31, 2002

	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net cash provided by (used in) operating activities	$(1,108)	$16,805	$—	$37,612
Investing activities:
Purchases of vessels and equipment	(352)	—	—	(3,753)
Proceeds from disposals of assets	2,374	—	—	12,675

Net cash provided by (used in) investing activities	2,022	—	—	8,922
Financing activities:
Net payments of revolving credit facility	—	—	—	(9,000)
Payments of prior credit facility	—	—	—	(125)
Proceeds for prior credit facility	—	—	—	178,800
Payments of prior Senior Notes	—	—	—	(101,499)
Payments of long-term debt	—	—	—	(165,817)
Proceeds of Private Placement, net of issuance costs	—	—	—	90,901
Payments of Title XI bonds	—	(4,370)	—	(7,166)
Payments of deferred financing costs under prior credit facility	—	—	—	(4,128)
Payments of obligations under capital leases	—	—	—	(2,986)
Proceeds from exercise of warrants	—	—	—	1
Proceeds from exercise of stock options	—	—	—	42
Increase in restricted cash	—	(12,435)	—	(12,435)

Net cash used in financing activities	—	(16,805)	—	(33,412)

Change in cash and cash equivalents	914	—	—	13,122
Cash and cash equivalents at beginning of period	$3,888	$—	$—	$4,422

Cash and cash equivalents at end of period	$4,802	$—	$—	$17,544

18. Subsequent Event (UNAUDITED)

        On March 16, 2005, Seabulk announced that it had signed a definitive merger agreement with Seacor Holdings, Inc. ("Seacor"). The Boards of Directors of both companies have unanimously approved the transaction. Under the terms of the merger agreement, Seabulk's stockholders will, subject to limited adjustments, receive 0.2694 of a share of Seacor common stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of Seacor common stock, having a value on the closing date equal to the cash reduction, may be substituted therefor.

        The merger is expected to close by the end of the second quarter of 2005, subject to approval by Seabulk's stockholders of the merger and Seacor's stockholders of the issuance of shares of its common stock in the merger, the receipt of certain regulatory approvals and the satisfaction of customary closing conditions, in accordance with terms of the merger agreement.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except par value data)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$31,310	$18,949
Restricted cash	30,350	35,681
Trade accounts receivable, net of allowance for doubtful accounts of $5,881 and $5,649 in 2005 and 2004, respectively	51,848	55,209
Other receivables	4,121	3,784
Marine operating supplies	8,081	7,868
Prepaid expenses and other	4,163	3,627

Total current assets	129,873	125,118
Vessels and equipment, net	596,626	598,793
Deferred costs, net	41,976	45,053
Other	21,173	17,824

Total assets	$789,648	$786,788

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,126	$14,918
Current maturities of long-term debt	16,429	16,653
Current obligations under capital leases	3,531	3,708
Accrued interest	6,265	4,875
Accrued liabilities and other	35,333	35,321

Total current liabilities	71,684	75,475
Long-term debt	323,714	325,965
Senior notes	148,006	152,906
Obligations under capital leases	27,841	28,568
Other liabilities	7,663	4,879

Total liabilities	578,908	587,793
Commitments and contingencies
Stockholders' equity:
Preferred stock, no par value-authorized 5,000; issued and outstanding, none	—	—
Common stock—$.01 par value, authorized 40,000 shares; 23,620 and 23,446 shares issued and outstanding in 2005 and 2004, respectively	236	234
Additional paid-in capital	261,746	259,843
Accumulated other comprehensive income	31	55
Unearned compensation	(2,074)	(758)
Accumulated deficit	(49,199)	(60,379)

Total stockholders' equity	210,740	198,995

Total liabilities and stockholders' equity	$789,648	$786,788

See notes to condensed consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenue	$95,581	$82,534
Vessel and voyage expenses:
Crew payroll and benefits	22,600	22,581
Charter hire	4,892	3,587
Repairs and maintenance	4,645	6,198
Insurance	3,181	2,620
Fuel and consumables	7,283	7,015
Port charges and other	5,326	4,906

	47,927	46,907
General and administrative	9,568	9,425
Depreciation, amortization and drydocking	16,520	15,790
Loss on disposal of assets, net	130	12

Income from operations	21,436	10,400
Other income (expense):
Interest expense	(9,426)	(8,069)
Interest income	146	66
Minority interest in losses of subsidiaries	—	78
Other, net	(8)	4,524

Total other expense, net	(9,288)	(3,401)

Income before provision for income taxes	12,148	6,999
Provision for income taxes	968	1,349

Net income	$11,180	$5,650

Net income per common share:
Net income per common share—basic	$0.48	$0.24

Net income per common share—diluted	$0.46	$0.24

Weighted average common shares outstanding—basic	23,327	23,249

Weighted average common shares outstanding—diluted	24,273	23,795

See notes to condensed consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2005	2004
		(as restated, see Note 1)
Operating activities:
Net income	$11,180	$5,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of vessels and equipment	9,903	9,900
Expenditures for drydocking	(3,943)	(4,628)
Amortization of drydocking costs	6,617	5,890
Amortization of discount on long-term debt and financing costs	418	412
Amortization of unearned compensation	194	—
Provision for bad debts	432	1,643
Loss on disposal of assets	130	12
Minority interest in losses of subsidiaries	—	(78)
Other	—	51
Changes in operating assets and liabilities:
Trade accounts and other receivables	2,592	1,360
Other current and long-term assets	(9,157)	(5,465)
Accounts payable and other liabilities	(623)	(3,264)

Net cash provided by operating activities	17,743	11,483
Investing activities:
Proceeds from disposals of assets	2,250	601
Purchases of vessels and equipment	(9,973)	(71,040)

Net cash used in investing activities	(7,723)	(70,439)
Financing activities:
Proceeds from Amended Credit Facility	—	20,000
Payments on Amended Credit Facility	(5,500)	—
Proceeds from long-term debt.	5,799	49,600
Payments of long-term debt	(2,324)	(843)
Payments of Title XI bonds	(450)	(450)
Payments of obligations under capital leases	(904)	(865)
Payments of deferred financing costs related to 2003 Senior Notes and Amended Credit Facility	—	(95)
Payments of other deferred financing costs	(6)	(506)
Proceeds from exercise of stock options	395	167
Decrease (increase) in restricted cash	5,331	(3,617)

Net cash provided by financing activities	2,341	63,391

Change in cash and cash equivalents	12,361	4,435
Cash and cash equivalents at beginning of period	18,949	7,399

Cash and cash equivalents at end of period	$31,310	$11,834

Supplemental schedule of non-cash investing and financing activities:
Obligation for fair market value of interest rate swap	$1,994	$4,891

See notes to condensed consolidated financial statements.

SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2005 (Unaudited)

1.    Organization and Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. The consolidated balance sheet at December 31, 2004 has been derived from the audited financial statements at that date. The unaudited condensed consolidated financial statements and the consolidated balance sheet do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All adjustments which, in the opinion of management, are considered necessary for the fair presentation of the results of operations for the periods shown are of a normal recurring nature and have been reflected in the unaudited condensed consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this report and the consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K and Form 10-K/A Amendment No. 1 for the fiscal year ended December 31, 2004. For the three months ended March 31, 2005, the Company's components of comprehensive income include net income and a foreign currency forward contract for approximately $24,000. For the three months ended March 31, 2004, except for net income, the Company had no material components of comprehensive income.

        Certain financial statement reclassifications have been made to conform prior period data to the 2005 financial statement presentation.

        The Company recently reviewed its financial statement presentation and disclosure in response to comments received from the staff of the Securities and Exchange Commission (the "SEC") in a normal periodic review of the Company's filings. As a result, the Company is restating the accompanying 2004 condensed consolidated statement of cash flows to classify expenditures for drydocking of $4.6 million as an operating activity rather than an investing activity.

2.    Merger

        On March 16, 2005, SEACOR Holdings Inc., a Delaware corporation ("SEACOR"), entered into a merger agreement (the "Merger Agreement") with Seabulk International, Inc., a Delaware corporation ("Seabulk" or the "Company"), SBLK Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of SEACOR ("Merger Sub") and CORBULK LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SEACOR ("LLC"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Sub will merge with and into Seabulk, with Seabulk continuing as the surviving corporation and a direct, wholly owned subsidiary of SEACOR (the "Merger"). The structure of the Merger could be modified such that Seabulk could merge with and into LLC, with LLC continuing as the surviving entity and a direct, wholly owned subsidiary of SEACOR, depending on the share price of SEACOR stock. As part of the transaction, entities associated with DLJ Merchant Banking Partners III, L.P. and Carlyle/Riverstone Global Energy and Power Fund I, L.P., who collectively own approximately 75% of Seabulk's common shares, have entered into an agreement to support the transaction.

        At the effective time and as a result of the Merger, Seabulk stockholders will be entitled to receive in exchange for each issued and outstanding share of Seabulk common stock (i) $4.00 in cash and (ii) 0.2694 shares of SEACOR common stock. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of SEACOR common stock, having a value on the closing date equal to the cash reduction, may be substituted therefor. The closing prices of SEACOR and Seabulk shares on Wednesday, March 16, 2005, were $65.28 and $16.73, respectively. All outstanding Seabulk stock options will be assumed by SEACOR. Each such option for Seabulk common stock will then become exercisable for SEACOR common stock under the exchange ratio, plus the cash component.

        Seabulk and SEACOR have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the stockholders of each of Seabulk and SEACOR and the satisfaction of customary conditions, including regulatory approvals. As part of the transaction, entities associated with DLJ Merchant Banking Partners III, L.P. and Carlyle/Riverstone Global Energy and Power Fund I, L.P., who collectively own approximately 75% of Seabulk's common shares, have entered into an agreement to support the transaction.

        The Merger Agreement contains certain termination rights for both SEACOR and Seabulk and further provides that, upon termination of the Merger Agreement under specified circumstances, Seabulk may be required to pay SEACOR a termination fee of up to $21.3 million and SEACOR may be required to pay Seabulk a termination fee of up to $5 million.

        On April 22, 2005, the Company announced the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, thereby satisfying one of the key conditions to the completion of the merger.

3.    Vessel Purchases, Sales and Operations

        In January 2005, the Company took delivery of and began to operate the Seabulk Angra, an offshore supply vessel, under a time charter with Petrobras in Brazil. The vessel brings the total number of vessels operating in the Brazil market to three under charter with Petrobras.

        In January 2005, the Company took delivery of and began to operate the Seabulk Carmen, a supply boat, in the U.S. Gulf of Mexico. The transaction to acquire the Seabulk Carmen was a like-kind exchange of assets of equal value and was a tax-free transaction to the Company, in which the Company delivered three older crew boats and one older geophysical vessel in exchange for the Seabulk Carmen.

        In March 2005, the Company sold the Seabulk Veritas, an offshore support vessel operating in the U.S Gulf of Mexico. Proceeds from the sale of the vessel were $200,000. The gain on the sale of the vessel was approximately $45,000.

        In March 2005, the Company sold the Seabulk Neptune, an anchor handling tug operating in West Africa. Proceeds from the sale of the vessel were approximately $200,000. The loss on the sale of the vessel was approximately $148,000.

        In March 2005, the Company delivered the Seabulk Winn, a crew boat operating in the U.S. Gulf of Mexico, and $550,000 in exchange for the C/Crusader, a supply boat, and the assignment of a purchase and sale agreement. The Company subsequently sold the C/Crusader under the terms of the assigned purchase and sale agreement for proceeds of approximately $1.9 million. The transaction was a like-kind exchange of assets of equal value and was a tax free-transaction to the Company.

4.    Income Taxes

        For the three months ended March 31, 2005 and 2004, a tax provision was computed using an estimated annual effective tax rate of 35%. A corresponding reduction in the valuation allowance was recorded. Management has recorded a valuation allowance at March 31, 2005 and 2004 to reduce the net deferred tax assets to an amount that is likely to be realized. After application of the valuation allowance, the net deferred tax assets are zero. The current provision for income taxes for the three-month period ended March 31, 2005 represents expected tax obligations on foreign-source revenue and includes a benefit of $0.5 million related to the acceptance by the Internal Revenue Service of the Company's refund request related to the 1997 tax year. The current provision for income taxes for the three-month period ended March 31, 2004 represents expected tax obligations on foreign-source revenue.

5.    Net Income per Common Share

        The following table sets forth the computation of basic and diluted net income per share for the periods indicated:

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per share data)
Numerator for basic and diluted net income per share:
Net income available to common shareholders	$11,180	$5,650

Denominator for basic net income per share-weighted average shares	23,327	23,249
Effects of dilutive securities:
Stock options	691	337
Warrants	157	159
Restricted shares	98	50

Dilutive potential common shares	946	546

Denominator for diluted net income per share-adjusted weighted average shares and assumed conversions	24,273	23,795

Net income per share—basic	$0.48	$0.24

Net income per share—diluted	$0.46	$0.24

        The weighted average diluted common shares outstanding for the three months ended March 31, 2004 excludes 74,000 options as these common stock equivalents are antidilutive.

6.    Segment and Geographic Data

        The Company organizes its business principally into three segments. The Company does not have significant intersegment transactions. These segments and their respective operations are as follows:

  Offshore Energy Support (Seabulk Offshore) - Offshore energy support includes vessels operating in U.S. and foreign locations used primarily to transport materials, supplies, equipment and personnel to drilling rigs and to support the construction, positioning and ongoing operations of oil and gas production platforms.

  Marine Transportation Services (Seabulk Tankers) - Marine transportation services includes 10 U.S.-flag product tankers and two foreign-flag product tankers. The U.S.-flag oceangoing vessels are used to transport petroleum, chemicals, and crude products, primarily from chemical manufacturing plants, refineries and storage facilities along the U.S. Gulf Coast to industrial users and distribution facilities in and around the Gulf of Mexico, Atlantic and Pacific Coast ports. Certain of the vessels also transport crude oil within Alaska and among Alaska, the Pacific Coast and Hawaiian ports. One U.S.-flag vessel and the two foreign-flag vessels operate in the foreign trade.

  Towing(Seabulk Towing) - Harbor and offshore towing services are provided by tugs to vessels utilizing the ports in which the tugs operate, and to vessels at sea to the extent required by offshore commercial contract opportunities and by environmental regulations, casualty or other emergencies.

        The Company evaluates performance by operating segment. Within the offshore energy support segment, the Company conducts additional performance evaluations of vessels marketed in U.S. and foreign locations. Resources are allocated based on segment profit or loss from operations, before interest and taxes.

        Revenue by segment and geographic area consists only of services provided to external customers as reported in the Statements of Operations. Income from operations by geographic area represents net revenue less applicable costs and expenses related to that revenue.

        The following schedule presents segment and geographic information about the Company's operations (in thousands):

	Three Months Ended March 31,
	2005	2004
Revenue
Offshore energy support	$45,347	$39,583
Marine transportation services	38,659	33,462
Towing	11,654	9,578
Eliminations(1)	(79)	(89)

Total	$95,581	$82,534

Vessel and voyage expenses
Offshore energy support	$24,329	$25,205
Marine transportation services	17,561	16,853
Towing	6,116	4,938
Eliminations(1)	(79)	(89)

Total	$47,927	$46,907

Depreciation, amortization and drydocking
Offshore energy support	$8,840	$9,545
Marine transportation services	6,596	5,294
Towing	1,013	885
General corporate	71	66

Total	$16,520	$15,790

Income (loss) from operations
Offshore energy support	$7,916	$(902)
Marine transportation services	13,637	10,445
Towing	3,078	2,494
General corporate	(3,195)	(1,637)

Total	$21,436	$10,400

Net income (loss)
Offshore energy support	$2,700	$(5,113)
Marine transportation services	8,969	6,167
Towing	2,185	1,727
General corporate	(2,674)	2,869

Total	$11,180	$5,650

Geographic revenue
Americas(2)	$61,189	$50,682
Foreign
West Africa	21,125	22,246
Middle East	7,882	5,838
Southeast Asia	5,385	3,768

Consolidated geographic revenue	$95,581	$82,534

(1)
Eliminations of intersegment towing revenue and intersegment marine transportation operating expenses.
(2)
Americas consist of vessels operating in the United States, the Gulf of Mexico, South America and the Caribbean.

7. Commitments and Contingencies

        Under United States law, "United States persons" are prohibited from business activities and contracts in certain countries, including Sudan and Iran. Relating to the prohibitions, the Company has filed three reports with and submitted documents to the Office of Foreign Asset Control ("OFAC") of the U.S. Department of Treasury. One of the reports was also filed with the Bureau of Export Administration of the U.S. Department of Commerce. The reports and documents related to certain limited charters with third parties involving three of the Company's vessels which called in the Sudan for several months in 1999 and January 2000, and charters with third parties involving several of the Company's vessels which called in Iran in 1998. In March 2003, the Company received notification from OFAC that the case has been referred to its Civil Penalties Division. Should OFAC determine that these activities constituted violations of the laws or regulations, civil penalties, including fines, could be assessed against the Company and/or certain individuals who knowingly participated in such activities. The Company cannot predict the extent of such penalties; however, management does not believe the outcome of these matters will have a material impact on its financial position or results of operations.

        The Company was sued by Maritime Transport Development Corporation ("MTDC") in January 2002 in Florida state court in Broward County alleging broker commissions due since 1998 from charters on three of its vessels, the Seabulk Magnachem, Seabulk Challenger and Seabulk Pride, under an alleged broker commission agreement. MTDC was controlled by the founders of our predecessor company. The claim allegedly continues to accrue. The amount alleged to be due is over $800,000, but is subject to offset claims and defenses by the Company. The Company is vigorously defending such charges, but the Company cannot predict the ultimate outcome.

        As of February 20, 2004, the Company switched its mutual protection and indemnity ("P&I") marine insurance policies from Steamship Mutual ("Steamship") to West of England Association ("West of England"). Under the Company's P&I policies, the Company could be liable for additional premiums to cover investment losses and reserve shortfalls experienced by its marine insurance clubs; however, additional premiums can only be assessed for open policy years. Steamship and West of England close a policy year three years after the policy year has ended. Completed policy years 2002 and 2003 are still open for Steamship and policy year 2004 is open for West of England. There have been no additional premiums assessed for these policy years and the Company believes it is unlikely that additional premiums for those policy years will be assessed. The Company will record a liability for any such additional premiums if and when they are assessed and the amount can be reasonably estimated.

        In order to cover potential future additional insurance calls made by Steamship for 2002 and 2003, the Company was required to post a letter of credit in the amount of approximately $1.9 million to support such potential additional calls as a condition to its departure from Steamship. The letter of credit will be returned if no additional insurance calls are made. Potential claims liabilities are recorded as insurance expense reserves when they become probable and can be reasonably estimated.

        P&I insurance premiums were approximately $2.1 million and $1.5 million for the three months ended March 31, 2005 and 2004, respectively. The Company's hull and machinery insurance renewed in October 2004. Additionally, the Company maintains high levels of self-insurance for P&I and hull and machinery risks through the use of substantial deductibles and self-insured retentions.

        From time to time, the Company is party to personal injury and property damage claims litigation arising in the ordinary course of our business. Protection and indemnity marine liability insurance covers large claims in excess of the substantial deductibles and self-insured retentions.

8. Stock-Based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations in accounting for its employee stock-based transactions and has complied with the disclosure requirements of SFAS No. 123. Under APB No. 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise prices of the option and the fair market value of the Company's common stock at the date of grant recognized over the vesting period.

        The Company uses the Black-Scholes option valuation model to determine the fair value of options granted under the Company's stock option plans. Had compensation expense for the stock option grants been determined based on the fair value at the grant date for awards consistent with the methods of SFAS No. 123, the Company's net income would have decreased to the pro forma amounts presented below:

	Three Months Ended March 31,
	2005	2004
Net income, as reported	$11,180	$5,650
Stock-based compensation expense determined under the fair value method	(447)	(376)

Pro forma net income	$10,733	$5,274

Net income per common share:
Basic-as reported	$0.48	$0.24

Basic-pro forma	$0.46	$0.23

Diluted-as reported	$0.46	$0.24

Diluted-pro forma	$0.44	$0.22

        Effective October 14, 2004, the Company amended the stock option agreements for all of the vested and unvested awards, whereby the option exercise period was extended from 12 months to 36 months in the event of termination within two years of a change in control, as defined in the plan. In accordance with FASB Interpretation No. 44 Accounting for Certain Transactions involving Stock Compensation, the amendment to the agreements is considered a modification of the award and accordingly the intrinsic value of the option award shall be measured at the date of the modification and any intrinsic value in excess of the amount measured at the original measurement date shall be recognized as compensation cost if the separation event occurs. As of December 31, 2004 the intrinsic value in excess of the amount measured at the original measurement date was $4.1 million and, if a separation event occurred within two years of a change in control, would be recognized as compensation expense in the accompanying condensed consolidated statement of operations.

9. Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"), which requires companies to expense in their consolidated statements of operations the estimated fair value of employee stock options and similar awards. The Company currently uses the intrinsic value method to value stock options, and accordingly, no compensation expense has been recognized for stock options since the Company grants stock options with exercise prices equal to or greater that the Company's common stock market price on the date of the grant. The Company will adopt the provisions of SFAS No. 123R using the modified prospective application. Under the modified prospective application, SFAS No. 123R will apply to new awards and to awards that are outstanding on the effective date and are subsequently modified or cancelled. Compensation expense for unvested stock-based awards will be recognized over the remaining vesting period. Depending on the model used to calculate stock-based compensation expense in the future, the implementation of certain other requirements of SFAS No. 123R and additional option grants expected to be made in the future, the pro forma disclosure discussed previously may not be indicative of the stock-based compensation expense that will be recognized in the Company's future consolidated financial statements. In April 2005, the FASB delayed the implementation of SFAS No. 123R from the next reporting period beginning after June 15, 2005 until the beginning of the Company's next fiscal year. The Company is in the process of determining the impact adopting SFAS No. 123R will have on its consolidated financial position and consolidated results of operations.

        In December 2004, the FASB issued Statement of Financial Accounting Standard No. 153, Exchanges of Nonmonetary Assets("SFAS No. 153"), an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions ("APB No. 29"). APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged, however certain exceptions apply. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on the Company's consolidated financial position and consolidated results of operations.

10. Supplemental Condensed Consolidated Financial Information

        The Restricted Subsidiaries as to which financial information is included in the tables below are subsidiaries of the Company that are subject to the terms and conditions of the Indenture governing the 2003 Senior Notes. Only certain of the Restricted Subsidiaries (representing the domestic restricted subsidiaries and referred to in the Indenture as the "Guarantor Subsidiaries"), jointly and severally guarantee the 2003 Senior Notes, on a senior unsecured basis. The Non-guarantor Unrestricted Subsidiaries as to which financial information is included in the tables below are the subsidiary entities that own the five U.S.-flag double-hull product tankers which are financed by the U.S. Maritime Administration backed Title XI debt with recourse to the five tankers and the subsidiaries that own them. These entities are designated as "Non-Recourse" or "Unrestricted" subsidiaries under the Indenture and do not guarantee the 2003 Senior Notes.

        Supplemental financial information for the Company and its guarantor restricted subsidiaries, non-guarantor restricted subsidiaries and non-guarantor unrestricted subsidiaries under the 2003 Senior Notes is presented below.

	Condensed Consolidating Balance Sheet (in thousands) As of March 31, 2005
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$22,955	$986	$7,369	$—	$—	$31,310
Restricted cash	—	—	2,756	27,594	—	30,350
Trade accounts receivable, net	366	18,294	30,046	3,142	—	51,848
Other receivables	1,313	2,257	360	191	—	4,121
Marine operating supplies	(698)	3,178	3,118	2,483	—	8,081
Prepaid expenses and other	1,806	514	1,321	522	—	4,163

Total current assets	25,742	25,229	44,970	33,932	—	129,873
Vessels and equipment, net	54,371	210,543	125,260	206,452	—	596,626
Deferred costs, net	12,902	8,099	13,211	7,764	—	41,976
Investments in affiliates	525,413	—	—	—	(525,413)	—
Due from affiliates	—	50,282	127,080	3,698	(181,060)	—
Other	5,807	712	1,549	13,105	—	21,173

Total assets	$624,235	$294,865	$312,070	$264,951	$(706,473)	$789,648

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$938	$3,003	$6,185	$—	$—	$10,126
Current maturities of long-term debt	3,350	7,067	659	5,353	—	16,429
Current obligations under capital leases	1,108	2,423	—	—	—	3,531
Accrued interest	1,878	161	6	4,220	—	6,265
Accrued liabilities and other	8,265	4,931	19,775	2,362	—	35,333

Total current liabilities	15,539	17,585	26,625	11,935		71,684
Long-term debt	56,688	51,507	14,853	200,666	—	323,714
Senior Notes	148,006	—	—	—	—	148,006
Obligations under capital leases	10,192	17,649	—	—	—	27,841
Due to affiliates	177,536	—	—	—	(177,536)	—
Other liabilities	5,534	238	1,846	45	—	7,663

Total liabilities	413,495	86,979	43,324	212,646	(177,536)	578,908

Commitments and contingencies	—	—	—	—	—	—
Total stockholders' equity	210,740	207,886	268,746	49,027	(528,937)	210,740

Total liabilities and stockholders' equity	$624,235	$294,865	$312,070	$264,951	$(706,473)	$789,648

	Condensed Consolidating Balance Sheet (in thousands) As of December 31, 2004
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$8,265	$4,983	$5,701	$—	$—	$18,949
Restricted cash	—	—	2,756	32,925	—	35,681
Trade accounts receivable, net	35	17,797	32,207	5,170	—	55,209
Other receivables	1,003	2,430	204	147	—	3,784
Marine operating supplies	79	2,503	2,700	2,586	—	7,868
Due from affiliates	—	66,330	119,375	3,372	(189,077)	—
Prepaid expenses and other	2,005	285	1,239	98	—	3,627

Total current assets	11,387	94,328	164,182	44,298	(189,077)	125,118
Vessels and equipment, net	46,072	216,200	127,848	208,673	—	598,793
Deferred costs, net	14,546	6,625	15,438	8,444	—	45,053
Investments in affiliates	525,588	14,644	364	82,611	(623,207)	—
Other	7,231	813	1,177	8,603	—	17,824

Total assets	$604,824	$332,610	$309,009	$352,629	$(812,284)	$786,788

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,802	$1,159	$8,957	$—	$—	$14,918
Current maturities of long-term debt	3,799	7,065	436	5,353	—	16,653
Current obligations under capital leases	1,093	2,615	—	—	—	3,708
Accrued interest	4,008	159	5	703		4,875
Due to affiliates	161,144	—	—	—	(161,144)	—
Accrued liabilities and other	8,854	4,676	17,929	3,862	—	35,321

Total current liabilities	183,700	15,674	27,327	9,918	(161,144)	75,475
Long-term debt	57,544	53,275	14,480	200,666	—	325,965
Senior Notes	152,906	—	—	—	—	152,906
Obligations under capital leases	10,476	18,092	—	—	—	28,568
Due to affiliates	—	27,935	—	—	(27,935)	—
Other liabilities	2,851	242	1,740	46	—	4,879

Total liabilities	407,477	115,218	43,547	210,630	(189,079)	587,793

Commitments and contingencies
Total stockholders' equity	197,347	217,392	265,462	141,999	(623,205)	198,995

Total liabilities and stockholders' equity	$604,824	$332,610	$309,009	$352,629	$(812,284)	$786,788

	Condensed Consolidating Statement of Operations (in thousands) Three Months Ended March 31, 2005
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries(a)	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$11,827	$30,504	$—	$35,240	$18,089	$(79)	$95,581
Vessel and voyage expenses	6,589	15,704	—	18,306	7,407	(79)	47,927
General and administrative	3,473	2,401	—	3,263	431	—	9,568
Depreciation, amortization and Drydocking	2,294	5,082	—	6,365	2,779	—	16,520
(Gain) loss on disposal of assets, net	—	(18)	—	148	—	—	130

Income (loss) from operations	(529)	7,335	—	7,158	7,472	—	21,436
Other expense	(449)	(2,770)	—	(2,399)	(3,670)	—	(9,288)

Income (loss) before income taxes	(978)	4,565	—	4,759	3,802	—	12,148
Provision for income taxes	(507)	—	—	1,475	—	—	968

Net income (loss)	$(471)	$4,565	$—	$3,284	$3,802	$—	$11,180

(a)
In December 2004, the Company purchased the minority interest in a partnership that owns the Seabulk America. Subsequent to the acquisition, all Guarantor Restricted Subsidiaries are wholly-owned subsidiaries of the Company.

	Condensed Consolidating Statement of Operations (in thousands) Three Months Ended March 31, 2004
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries	Non- Guarantor Restricted Subsidiaries	Non- Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Revenue	$11,913	$17,345	$3,319	$32,118	$17,928	$(89)	$82,534
Vessel and voyage expenses	6,057	11,851	2,190	18,484	8,414	(89)	46,907
General and administrative	1,852	2,564	210	4,455	344	—	9,425
Depreciation, amortization and Drydocking	1,717	3,871	821	6,684	2,697	—	15,790
(Gain) loss on disposal of assets, net	—	(1)	—	13	—	—	12

Income (loss) from operations	2,287	(940)	98	2,482	6,473	—	10,400
Other income (expense)	4,428	(1,900)	(337)	(1,752)	(3,918)	78	(3,401)

Income (loss) before income taxes	6,715	(2,840)	(239)	730	2,555	78	6,999
Provision for income taxes	—	—	—	1,349	—	—	1,349

Net income (loss)	$6,715	$(2,840)	$(239)	$(619)	$2,555	$78	$5,650

	Condensed Consolidating Statement of Cash Flows (in thousands) Three Months Ended March 31, 2005
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries(a)
Net cash provided by (used in) operating activities	$24,330	$(3,032)	$—
Investing activities:
Proceeds from sales of vessels and equipment	—	2,050	—
Purchases of vessels and equipment	(8,459)	(610)	—

Net cash (used in) provided by investing activities	(8,459)	1,440	—
Financing activities:
Proceeds from Amended Credit Facility	—	—	—
Payments on Amended Credit Facility	(5,500)	—	—
Proceeds from long-term debt	5,170	33	—
Payments of long-term debt	(525)	(1,799)	—
Payments of Title XI bonds	(450)	—	—
Payments of obligations under capital leases	(269)	(635)	—
Payment of other deferred financing costs	(2)	(4)	—
Proceeds from exercise of stock options	395	—	—
Decrease in restricted cash	—	—	—

Net cash (used in) provided by financing activities	(1,181)	(2,405)	—

Increase (decrease) in cash and cash equivalents	14,690	(3,997)	—
Cash and cash equivalents at beginning of period	8,265	4,983	—

Cash and cash equivalents at end of period	$22,955	$986	$—

(a)
In December 2004, the Company purchased the minority interest in a partnership that owns the Seabulk America. Subsequent to the acquisition, all Guarantor Restricted Subsidiaries are wholly-owned subsidiaries of the Company.

	Condensed Consolidating Statement of Cash Flows (in thousands) Three Months Ended March 31, 2005
	Non-Guarantor Restricted Subsidiaries	Non-Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$1,776	$(5,331)	$—	$17,743
Investing activities:
Proceeds from sales of vessels and equipment	200	—	—	2,250
Purchases of vessels and equipment	(904)	—	—	(9,973)

Net cash (used in) provided by investing activities	(704)	—	—	(7,723)
Financing activities:
Proceeds from Amended Credit Facility	—	—	—	—
Payments on Amended Credit Facility	—	—	—	(5,500)
Proceeds from long-term debt	596	—	—	5,799
Payments of long-term debt	—	—	—	(2,324)
Payments of Title XI bonds	—	—	—	(450)
Payments of obligations under capital leases	—	—	—	(904)
Payment of other deferred financing costs	—	—	—	(6)
Proceeds from exercise of stock options	—	—	—	395
Decrease in restricted cash	—	5,331	—	5,331

Net cash (used in) provided by financing activities	596	5,331	—	2,341

Increase (decrease) in cash and cash equivalents	1,668	—	—	12,361
Cash and cash equivalents at beginning of period	5,701	—	—	18,949

Cash and cash equivalents at end of period	$7,369	$—	$—	$31,310

	Condensed Consolidating Statement of Cash Flows (in thousands) Three Months Ended March 31, 2004
	Parent	Wholly Owned Guarantor Restricted Subsidiaries	Non-Wholly Owned Guarantor Restricted Subsidiaries
Net cash (used in) provided by operating activities	$(16,904)	$13,702	$(271)
Investing activities:
Proceeds from sales of vessels and equipment	—	1	—
Purchases of vessels and equipment	(21)	(62,026)	—

Net cash (used in) provided by investing activities	(21)	(62,025)	—
Financing activities:
Proceeds from Amended Credit Facility	20,000	—	—
Payments of long-term debt	(525)	(318)	—
Proceeds from long-term debt	—	49,600	—
Payments of Title XI bonds	(450)	—	—
Payments of obligations under capital leases	(254)	(611)	—
Payments of deferred financing costs related to 2003 Senior Notes and Amended Credit Facility	(95)	—	—
Payment of other deferred financing costs	—	(506)	—
Proceeds from the exercise of stock options	167	—	—
Increase in restricted cash	—	—	—

Net cash provided by (used in) financing activities	18,843	48,165	—

Increase (decrease) in cash and cash equivalents	1,918	(158)	(271)
Cash and cash equivalents at beginning of period	217	452	1,030

Cash and cash equivalents at end of period	$2,135	$294	$759

	Condensed Consolidating Statement of Cash Flows (in thousands) Three Months Ended March 31, 2004
	Non-Guarantor Restricted Subsidiaries	Non-Guarantor Unrestricted Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$11,321	$3,635	$—	$11,483
Investing activities:
Proceeds from sales of vessels and equipment	600	—	—	601
Purchases of vessels and equipment	(8,975)	(18)	—	(71,040)

Net cash (used in) provided by investing activities	(8,375)	(18)	—	(70,439)
Financing activities:
Proceeds from Amended Credit Facility	—	—	—	20,000
Payments of long-term debt	—	—	—	(843)
Proceeds from long-term debt	—	—	—	49,600
Payments of Title XI bonds	—	—	—	(450)
Payments of obligations under capital leases	—	—	—	(865)
Payments of deferred financing costs related to 2003 Senior Notes and Amended Credit Facility	—	—	—	(95)
Payment of other deferred financing costs	—	—	—	(506)
Proceeds from the exercise of stock options	—	—	—	167
Increase is restricted cash	—	(3,617)	—	(3,617)

Net cash provided by (used in) financing activities	—	(3,617)	—	63,391

Increase (decrease) in cash and cash equivalents	2,946	—	—	4,435
Cash and cash equivalents at beginning of period	5,700	—	—	7,399

Cash and cash equivalents at end of period	$8,646	$—	$—	$11,834

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

Securities and Exchange Commission registration fee	$31,503
Printing expenses	20,000
Accounting fees and expenses	60,000
Legal fees and expenses	57,000
Miscellaneous	5,000

Total	$173,503

Item 14.    Indemnification of Directors and Officers

        As more fully described below, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of our Amended and Restated Bylaws provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom we may indemnify pursuant thereto and in the manner prescribed thereby.

        Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

        Section 145 of the DGCL permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

        Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation contains provisions that limit the personal liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

Item 15.    Recent Sales of Unregistered Securities.

        On December 17, 2004, the Registrant issued $250,000,000 aggregate principal amount of its 2.875% convertible senior debentures due December 15, 2024, in a private placement exempt from the registration requirements of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits:

Exhibit Number	Description
2.1*
Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*
Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*	Agreement and Plan of Merger, dated March 16, 2005 (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the Commission on March 17, 2005).

3.1*
Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.2*
Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.3*
Amended and Restated By-laws of SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (No. 333-12637) of SEACOR Holdings, Inc. filed with the Commission on September 25, 1996).
4.1*
Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.2*
Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein Form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*
Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).
4.4*
Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).
4.5*
Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*
Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*
Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).

4.8*
Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*
Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.10*
Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*
Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
4.12*
Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).
4.13*
Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.14*
Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*
SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).
4.16*
Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including Form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
4.17*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No.1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).

4.19*
Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.20*
Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*	Registration Rights Agreement, dated March 16, 2005 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005.
5.1*
Opinion of Weil, Gotshal & Manges LLP (incorporated herein by reference to Exhibit 5.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on June 9, 2005).
10.1*
Lease Agreement, dated September 1, 1989, between The Morgan City Fund and NICOR Marine Inc. (SEACOR Marine Inc., as successor lessee) (incorporated herein by reference to Exhibit 10.33 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.2*+
SEACOR Holdings, Inc. 1992 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 10.45 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.3*+
SEACOR Holdings, Inc. 1996 Share Incentive Plan (incorporated herein by reference to SEACOR Holdings, Inc.'s Proxy Statement dated March 18, 1996 relating to the Annual Meeting of Stockholders held on April 18, 1996).
10.4*+
SEACOR SMIT Inc. 2000 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000 and filed with the Commission on August 14, 2000).
10.5*+
Benefit Agreement, dated May 1, 1989, between NICOR Marine Inc. and Lenny P. Dantin (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.51 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.6*+
Employment Agreement, dated December 24, 1992, between SEACOR Holdings, Inc. and Milton Rose (incorporated herein by reference to Exhibit 10.61 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
10.7*
Management and Services Agreement, dated January 1, 1985, between NICOR Marine (Nigeria) Inc. and West Africa Offshore Limited (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.55 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.8*
Joint Venture Agreement, dated December 19, 1996, between SEACOR Holdings, Inc. and Smit-Lloyd (Antillen) N.V. (incorporated herein by reference to Exhibit 10.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).

10.9*	Form of Management Agreement (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.10*
License Agreement, dated December 19, 1996, between SEACOR Holdings, Inc., certain subsidiaries of SEACOR Holdings, Inc. and Smit Internationale N.V. (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.11*
Purchase Agreement, dated as of September 15, 1997, between us and Salomon Brothers Inc., individually and as representative of the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
10.12*+
Form of Type A Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.13*+
Form of Type B Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.36 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.14*+
Form of Option Agreement for Officers and Key Employees Pursuant to the SEACOR SMIT Inc. 1996 Share Incentive Plan (incorporated herein by reference to Exhibit 10.37 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.15*
Stock Purchase Agreement dated as of January 30, 2001, by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.16*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.17*
Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.18*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.19*
Stock Purchase Agreement, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).

10.20*	Tax Deed, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
10.21*
Revolving Credit Facility Agreement, dated as of February 5, 2002 by and among SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, Den norske Bank ASA, Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated by reference to Exhibit 10.21 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.22*
Securities Purchase Agreement dated as of December 31, 2002 by and between Offshore Aviation Inc., a wholly-owned subsidiary of SEACOR SMIT Inc., and Edward L. Behne. (incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and filed with the Commission on March 31, 2003).
10.23*+	SEACOR SMIT Inc. 2003 Non-Employee Director Share Incentive Plan (incorporated herein by reference to Exhibit 10.25 of the Company's Annual Report on Form 10-K, filed on March 15, 2004).
10.24*+	SEACOR SMIT Inc. 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.26 of the Company's Current Report on Form 8-K, filed on March 15, 2004).
10.25*+	Form of Option Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on November 24, 2004).
10.26*+
Form of Restricted Stock Grant Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 24, 2004).
10.27*+
Stock Purchase Agreement, among Rowan Companies, Inc., Era Aviation, Inc. and SEACOR Holdings Inc., dated as of October 14, 2004 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on October 14, 2004).
10.28*
Purchase Agreement, dated February 4, 2005, between Bell/Agusta Aerospace Company LLC and Offshore Aviation Inc. (incorporated herein by reference to Exhibit 10.27 of the Company's Annual Report on Form 10-K, filed on March 14, 2005) (portions of this exhibit have been omitted pursuant to a request for confidential treatment on file with the Securities and Exchange Commission).
10.29*
Amendment to Revolving Credit Facility Agreement dated March 15, 2004, between SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.29 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
10.30*
Amendment No.2 to Revolving Credit Facility Agreement, dated as of May 17, 2004, by and among us (as successor in interest to SEACOR SMIT Inc.), the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.30 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).

10.31*
Stockholders' Agreement, dated as of March 16, 2005, among SEACOR Holdings, Inc., SBLK Acquisiton Corp., CORBULK LLC and the stockholders named therein (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005).
12.1*
Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on June 9, 2005).
21.1*	List of Registrant's Subsidiaries (incorporated herein by reference to Exhibit 21.1 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
25.1	Statement of Eligibility of Trustee (previously filed).

*
Incorporated herein by reference as indicated.

+
Management contracts or compensatory plans or arrangements required to be filed as an exhibit pursuant to Item 15 (c) of the rules governing the preparation of the Company's report on Form 10-K.

(b)
Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2004, 2003 and 2002

        Except for the Financial Statement Schedule set forth above, all other required schedules have been omitted since the information is either included in the consolidated financial statements, not applicable or not required.

Item 17.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes:

            (i)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (ii)   To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 19, 2005.

SEACOR HOLDINGS INC.
By:	/s/ RANDALL BLANK Randall Blank Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on July 19, 2005.

Signatures	Title

* Charles Fabrikant	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ RANDALL BLANK Randall Blank	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)
* Lenny P. Dantin	Vice President and Chief Accounting Officer (Principal Accounting Officer)
* James Cowderoy	Director
* Pierre de Demandolx	Director
* Richard M. Fairbanks III	Director
* Michael E. Gellert	Director
* John C. Hadjipateras	Director
* Oivind Lorentzen	Director
* Andrew R. Morse	Director

* Stephen Stamas	Director
* Steven J. Wisch	Director
/s/ RANDALL BLANK Randall Blank	Attorney-in-fact for each individual indicated by an asterisk

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*
Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*	Agreement and Plan of Merger, dated March 16, 2005 (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission March 17, 2005).
3.1*
Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.2*
Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and filed with the Commission on August 14, 1997).
3.3*
Amended and Restated By-laws of SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (No. 333-12637) of SEACOR Holdings, Inc. filed with the Commission on September 25, 1996).
4.1*
Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.2*
Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein Form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*
Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).
4.4*
Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).

4.5*
Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*
Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*
Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).
4.8*
Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*
Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.10*
Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*
Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
4.12*
Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).
4.13*
Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.14*
Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*
SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).

4.16*
Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including Form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
4.17*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No.1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.19*
Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.20*
Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*	Registration Rights Agreement, dated March 16, 2005 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005.
5.1*
Opinion of Weil, Gotshal & Manges LLP (incorporated herein by reference to Exhibit 5.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on June 9, 2005).
10.1*
Lease Agreement, dated September 1, 1989, between The Morgan City Fund and NICOR Marine Inc. (SEACOR Marine Inc., as successor lessee) (incorporated herein by reference to Exhibit 10.33 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.2*+
SEACOR Holdings, Inc. 1992 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 10.45 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.3*+
SEACOR Holdings, Inc. 1996 Share Incentive Plan (incorporated herein by reference to SEACOR Holdings, Inc.'s Proxy Statement dated March 18, 1996 relating to the Annual Meeting of Stockholders held on April 18, 1996).
10.4*+
SEACOR SMIT Inc. 2000 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000 and filed with the Commission on August 14, 2000).
10.5*+
Benefit Agreement, dated May 1, 1989, between NICOR Marine Inc. and Lenny P. Dantin (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.51 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.6*+
Employment Agreement, dated December 24, 1992, between SEACOR Holdings, Inc. and Milton Rose (incorporated herein by reference to Exhibit 10.61 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).

10.7*
Management and Services Agreement, dated January 1, 1985, between NICOR Marine (Nigeria) Inc. and West Africa Offshore Limited (assumed by SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 10.55 to the Company's Registration Statement on Form S-1 (No. 33-53244) filed with the Commission on November 10, 1992).
10.8*
Joint Venture Agreement, dated December 19, 1996, between SEACOR Holdings, Inc. and Smit-Lloyd (Antillen) N.V. (incorporated herein by reference to Exhibit 10.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.9*	Form of Management Agreement (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.10*
License Agreement, dated December 19, 1996, between SEACOR Holdings, Inc., certain subsidiaries of SEACOR Holdings, Inc. and Smit Internationale N.V. (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
10.11*
Purchase Agreement, dated as of September 15, 1997, between us and Salomon Brothers Inc., individually and as representative of the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
10.12*+
Form of Type A Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.13*+
Form of Type B Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.36 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.14*+
Form of Option Agreement for Officers and Key Employees Pursuant to the SEACOR SMIT Inc. 1996 Share Incentive Plan (incorporated herein by reference to Exhibit 10.37 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed with the Commission on March 30, 2000).
10.15*
Stock Purchase Agreement dated as of January 30, 2001, by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.16*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and between SEACOR SMIT Inc. and Brian Cheramie (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.17*
Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).
10.18*
Letter Agreement dated as of February 23, 2001, amending the Stock Purchase Agreement dated as of January 30, 2001 by and among SEACOR SMIT Inc., the persons listed on Exhibit A thereto and Brian Cheramie, as representative of such persons (incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K, dated February 23, 2001 and filed with the Commission on March 5, 2001).

10.19*
Stock Purchase Agreement, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
10.20*	Tax Deed, dated as of May 4, 2001, by and between SEACOR SMIT Inc. and the Stirling Vendors (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
10.21*
Revolving Credit Facility Agreement, dated as of February 5, 2002 by and among SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, Den norske Bank ASA, Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated by reference to Exhibit 10.21 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.22*
Securities Purchase Agreement dated as of December 31, 2002 by and between Offshore Aviation Inc., a wholly-owned subsidiary of SEACOR SMIT Inc., and Edward L. Behne. (Incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and filed with the Commission on March 31, 2003).
10.23*+	SEACOR SMIT Inc. 2003 Non-Employee Director Share Incentive Plan (incorporated herein by reference to Exhibit 10.25 of the Company's Annual Report on Form 10-K, filed on March 15, 2004).
10.24*+	SEACOR SMIT Inc. 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.26 of the Company's Current Report on Form 8-K, filed on March 15, 2004).
10.25*+	Form of Opinion Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on November 24, 2004).
10.26*+
Form of Restricted Stock Grant Agreement used under the Company's 2003 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed on November 24, 2004).
10.27*+
Stock Purchase Agreement, among Rowan Companies, Inc., Era Aviation, Inc. and SEACOR Holdings Inc., dated as of October 14, 2004 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on October 14, 2004).
10.28*
Purchase Agreement, dated February 4, 2005, between Bell/Agusta Aerospace Company LLC and Offshore Aviation Inc. (incorporated herein by reference to Exhibit 10.28 of the Company's Annual Report on Form 10-K, filed on March 14, 2005) (portions of this exhibit have been omitted pursuant to a request for confidential treatment on file with the Securities and Exchange Commission).
10.29*
Amendment to Revolving Credit Facility Agreement dated March 15, 2004, between SEACOR SMIT Inc., the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.29 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
10.30*
Amendment No.2 to Revolving Credit Facility Agreement, dated as of May 17, 2004, by and among us (as successor in interest to SEACOR SMIT Inc.), the banks and financial institutions named therein, Fleet National Bank, DNB NOR Bank ASA (formerly Den norske Bank ASA), Nordea and The Governor and Company of the Bank of Scotland as agents (incorporated herein by reference to Exhibit 10.30 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).

10.31*	Stockholders' Agreement, dated March 16, 2005 (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005).
12.1*
Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on June 9, 2005).
21.1*	List of Registrant's Subsidiaries (incorporated herein by reference to Exhibit 21.1 of the Company's Annual Report on Form 10-K, filed on March 14, 2005).
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
25.1	Statement of Eligibility of Trustee (previously filed).

*
Incorporated herein by reference as indicated.

+
Management contracts or compensatory plans or arrangements required to be filed as an exhibit pursuant to Item 15 (c) of the rules governing the preparation of the Company's report on Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of SEACOR Holdings Inc.

        We have audited the consolidated financial statements of SEACOR Holdings Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 14, 2005 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

New Orleans, Louisiana
March 14, 2005

S-1

SEACOR HOLDINGS INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2004, 2003 and 2002
(in thousands)

Description	Balance Beginning of Year	Allowances Assumed in Acquisitions	Charges to Cost and Expenses	(a) Deductions	Balance End of Year
Year Ended December 31, 2004
Allowance for doubtful accounts (deducted from accounts receivable)	$2,800	$—	$1,519	$962	$3,357

Year Ended December 31, 2003
Allowance for doubtful accounts (deducted from accounts receivable)	$1,421	$718	$829	$168	$2,800

Year Ended December 31, 2002
Allowance for doubtful accounts (deducted from accounts receivable)	$1,635	$—	$9	$223	$1,421

(a)
Accounts receivable amounts deemed uncollectible and removed from accounts receivable and allowance for doubtful accounts.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Overview
Recent Developments
Summary Terms of the Notes
RISK FACTORS
Risks Related to the Seabulk Merger
Risks Related to Seabulk's Business
Risks Related to our Business
Risks Related to the Debentures and our Common Stock
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA
Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2005 (in thousands)
Notes to Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2005
Unaudited Pro Forma Condensed Combined Statement of Income For the Three Months Ended March 31, 2005 (in thousands, except per share data)
Notes to Unaudited Pro Forma Condensed Combined Statement of Income For the Three Months Ended March 31, 2005
Unaudited Pro Forma Condensed Combined Statement of Income For the Year Ended December 31, 2004 (in thousands, except per share data)
Notes to Unaudited Pro Forma Condensed Combined Statement of Income For the Year Ended December 31, 2004
SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SEACOR HOLDINGS INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
SEACOR HOLDINGS INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share data)
SEACOR HOLDINGS INC. CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (in thousands, except share data)
SEACOR HOLDINGS INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
SEACOR HOLDINGS INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data, unaudited)
SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share data, unaudited)
SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)
SEACOR HOLDINGS INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except par value data)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (in thousands)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (in thousands)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidating Balance Sheet (in thousands) As of December 31, 2004
Condensed Consolidating Balance Sheet (in thousands) As of December 31, 2003
Condensed Consolidating Statement of Operations (in thousands) Year Ended December 31, 2004
Condensed Consolidating Statement of Operations (in thousands) Year Ended December 31, 2003
Condensed Consolidating Statement of Operations (in thousands) Year Ended December 31, 2002
Condensed Consolidating Statement of Cash Flows (in thousands) Year Ended December 31, 2003
Condensed Consolidating Statement of Cash Flows (in thousands) Year Ended December 31, 2002
Condensed Consolidating Statement of Cash Flows (in thousands) Year Ended December 31, 2002
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (in thousands, except par value data)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)
SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2005 (Unaudited)
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SEACOR HOLDINGS INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS For the Years Ended December 31, 2004, 2003 and 2002 (in thousands)